     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 1998

                                                        REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      AMERICAN TOWER SYSTEMS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4899                    65-0598206
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

              116 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS 02116
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                STEVEN B. DODGE
                      AMERICAN TOWER SYSTEMS CORPORATION
                             116 HUNTINGTON AVENUE
                          BOSTON, MASSACHUSETTS 02116
                                (617) 375-7500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
       NORMAN A. BIKALES, ESQ.                   JOHN T. BOSTELMAN, ESQ.
      SULLIVAN & WORCESTER LLP                     SULLIVAN & CROMWELL
       ONE POST OFFICE SQUARE                       125 BROAD STREET
     BOSTON, MASSACHUSETTS 02109                NEW YORK, NEW YORK 10004

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                          PROPOSED      PROPOSED
                                          MAXIMUM       MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT     OFFERING PRICE  AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE          PER         OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)  SECURITY(2)   PRICE(1)(2)      FEE
-------------------------------------------------------------------------------
Class A Common Stock,
 $.01 par value........   22,918,499      $21.125     $484,153,291   $142,826

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 2,083,500 shares which the Underwriters have the option to purchase to cover over-allotments of shares. See "Underwriting".
(2) Based on the average of the bid and ask prices in the "when-issued" trading market on May 5, 1998, in accordance with Rule 457(c) under the Securities Act.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED MAY  , 1998

                                       SHARES

                                      LOGO

                              CLASS A COMMON STOCK
                                ($.01 PAR VALUE)

                                    -------

Of the  shares offered hereby ("this  Offering")      shares are being  sold by
 American Tower Systems Corporation ("ATS") and       shares are being sold by
 the  Selling Stockholders  named  herein. ATS  will not  receive  any of  the
  proceeds  of  shares  sold  by   the  Selling  Stockholders.  With  certain
  exceptions, the Class A Common Stock and the Class B Common Stock vote as a single class with the Class A Common Stock and the Class B Common Stock entitled to one vote and ten votes per share, respectively. Assuming consummation of this Offering, Steven B. Dodge and Thomas H. Stoner together with their affiliates will have approximately 45.4% of the combined voting power with respect to substantially all matters submitted for the vote of all stockholders.

The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "AMT", immediately following the consummation of the CBS Merger. The Class A Common Stock currently trades on a "when-issued" basis in the over-the-counter market. On May , 1998, the last quoted sale price was
   .

FOR  A DISCUSSION OF  CERTAIN FACTORS THAT SHOULD  BE CONSIDERED IN  CONNECTION
 WITH  AN INVESTMENT IN THE CLASS A  COMMON STOCK, SEE "RISK FACTORS" ON  PAGE
  13.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         UNDERWRITING                 PROCEEDS
                                              PRICE TO   DISCOUNTS AND PROCEEDS TO   TO SELLING
                                               PUBLIC     COMMISSIONS   COMPANY(1)  STOCKHOLDERS
                                              --------   ------------- -----------  ------------
Per Share..................................     $            $             $            $
Total (2)..................................     $            $             $            $

(1) Before deduction of expenses, all of which are payable by ATS, estimated at
    $   .
(2) ATS has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of additional shares to cover over-allotments of shares. If the option is exercised in full, the
    total Price to Public will be $   , Underwriting Discounts and Commissions
    will be $   and Proceeds to Company will be $   .

  The shares are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares will be ready for delivery on or about May , 1998, against payment in immediately available funds.

                           CREDIT SUISSE FIRST BOSTON
BT ALEX. BROWN
           LEHMAN BROTHERS
                                                      MORGAN STANLEY DEAN WITTER
BEAR, STEARNS & CO. INC.
              MERRILL LYNCH & CO.
                                                            SALOMON SMITH BARNEY

                         Prospectus dated May  , 1998.

                                     [MAP]


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS, PENALTY BIDS AND PASSIVE MARKET MAKING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

  American Tower Systems's principal executive offices are located at 116 Huntington Avenue, Boston, Massachusetts 02116, (617) 375-7500.

  ATS will change its name to American Tower Corporation upon consummation of the ATC Merger. See "Prospectus Summary--History of ATS".

                               ----------------

  The information with respect to ATS gives effect to all acquisitions which have been consummated since January 1, 1997 or which are subject to a binding agreement (the "Recent Transactions"), except as otherwise explained. The Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems (and certain other pro forma financial information) give effect only to the more significant acquisitions. All percentages of total voting power set forth in this Prospectus are based on shares outstanding as of May
 , 1998, do not give effect to subsequent conversions, if any, of Class B Common Stock or Class C Common Stock into Class A Common Stock, or conversions of Class B Common Stock or Class C Common Stock of ARS into Class A Common Stock of ARS, and assume that the Underwriters' over-allotment option is not exercised.

  As used in this Prospectus, (a) the "Company", "American Tower Systems" and "ATS" mean American Tower Systems Corporation, (b) "ATC" means American Tower Corporation, (c) "ATC Merger" means the merger of ATC into ATS, (d) "American Radio" or "ARS" means American Radio Systems Corporation, (e) "CBS" means CBS Corporation, (f) "CBS Merger" means the merger of a subsidiary of CBS into ARS, (g) "ATSI" means American Tower Systems (Delaware), Inc., a wholly-owned subsidiary of ATS and one of the two operating subsidiaries of ATS, (h) "ATSLP" means American Tower Systems, L.P., an indirect wholly-owned subsidiary of ATS, which conducts all of the business of ATS other than that conducted by ATSI, (i) "Operating Subsidiary" means each of ATSI and ATSLP, and (j) "ATS Pro Forma Transactions" include, among other things, seven major acquisitions but does not include all Recent Transactions (see Note (2) under "Selected Financial Data"). References to ATS include ATS and its consolidated subsidiaries, including ATSI and ATSLP, unless the context otherwise requires.

  Some of the statements contained in this Prospectus under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Industry Overview" and "Business" are forward-looking. They include statements concerning (a) growth strategy, (b) liquidity and capital expenditures, (c) construction and acquisition activities, (d) debt levels and ability to obtain financing and service debt,
(e) competitive conditions in the communications site as well as in the wireless carrier industries, (f) regulatory matters affecting the communications site industry, (g) projected growth of the wireless communications industry, and (h) general economic conditions. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors".

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this Prospectus. It is not complete and may not contain all of the information to be considered before investing in the Class A Common Stock. Investors should read the entire Prospectus carefully, including the "Risk Factors" section and the pro forma financial information and the financial statements and the notes to those statements. The information with respect to ATS gives effect to all acquisitions which have been consummated since January 1, 1997 or which are subject to a binding agreement, except as otherwise explained.

                             AMERICAN TOWER SYSTEMS

GENERAL

  American Tower Systems is a leading independent owner and operator of communications towers in the United States. As a consequence of its current industry position and experience, ATS believes it is favorably positioned to capitalize on the growth opportunities inherent in a rapidly expanding and highly fragmented communications site industry. Since its organization in 1995, ATS has grown, predominantly through acquisitions, to a company operating more than 1,775 towers in 44 states and the District of Columbia. Although it intends to pursue strategic acquisitions, ATS plans to focus on tower construction and to build or commence construction of approximately 550 towers in 1998, at an estimated aggregate cost of approximately $110.0 million. For the year ended December 31, 1997, giving effect to the ATS Pro Forma Transactions, ATS had net revenues and EBITDA of $94.9 million and $40.2 million, respectively.

  ATS's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including personal communications services ("PCS"), cellular, enhanced specialized mobile radio ("ESMR"), specialized mobile radio, paging, and fixed microwave, as well as radio and television broadcasters. ATS also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, tower construction and antennae installation. ATS intends to expand these services and to capitalize on its relationships with its wireless customers through major projects to construct towers for them that ATS will own and operate. ATS is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and in Texas.

  ATS is geographically diversified with significant networks of communications towers throughout the United States. Its largest networks are in California, Florida and Texas, and it owns and operates or is constructing tower networks in numerous cities, including Albuquerque, Atlanta, Austin, Baltimore, Boston, Dallas, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Minneapolis, Nashville, New York, Philadelphia, Sacramento, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

  ATS has a diversified base of approximately 2,500 customers, no one of which accounted for more than 10% of its 1997 pro forma net revenues from site leasing activities and the five largest of which account for less than 30% of such net revenues. ATS's wide range of customers include most of the major wireless service providers, including Airtouch, Alltell, AT&T Wireless Services, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, Houston Cellular, Metrocall, MobileComm, Nextel, Omnipoint, PacBell, PageNet, PowerTel, PrimeCo PCS, SkyTel, Southwestern Bell, Sprint PCS, and Western Wireless. In addition, most of the major companies in the radio and television broadcasting industry are ATS's customers, including ABC, CBS, Chancellor Media, Clear Channel, CNN, Fox, Jacor and NBC.

  ATS's growth strategy is designed to enhance its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. The principal elements of this strategy are: (i) to maximize utilization of antennae sites through targeted sales and marketing techniques; (ii) to expand its tower construction activities, principally through build to suit projects; and (iii) to pursue strategic acquisitions, designed principally to facilitate entry into new geographic markets and to complement the construction program.

  ATS's growth strategy is designed to capitalize on the rapid growth taking place in the wireless communications industry. ATS believes that the increase in demand for wireless communications is attributable to a number of factors, including the increasing mobility of the U.S. population and the growing awareness of the benefits of mobile communications, technological advances in communications equipment, decreasing costs of wireless services, favorable changes in telecommunications regulations, and business and consumer preferences for higher quality voice and data transmission. This demand has prompted the issuance of new wireless network licenses, including those for certain new higher frequency technologies (such as PCS and ESMR) that have a reduced cell range and thus require a more dense network of towers. Because of the anticipated increase in the demand for these new technologies, as well as the expansion of other wireless services (including cellular and paging), ATS expects that construction of new wireless networks will increase substantially over the next several years.

  ATS believes that as the wireless communications industry has grown it has become more competitive. As a consequence, many carriers may seek to preserve capital and speed access to their markets by focusing on activities that contribute directly to subscriber growth, by outsourcing infrastructure requirements such as owning, constructing and maintaining towers or by co-locating transmission facilities. Management also believes that national and other large wireless service providers will prefer to deal with a company, such as ATS, that can meet the majority of such providers' needs within a particular market or region, rather than, as in the past, with a large number of individual tower owners, construction companies and other service providers. See "Risk Factors".

  In addition to such favorable growth and outsourcing trends, management believes that ATS will benefit from several communications site industry characteristics, including: (i) a recurring and growing revenue stream; (ii) low tenant "churn"; (iii) a diversified customer base, principally of national companies; (iv) favorable tower cash flow margins; (v) low on-going maintenance capital requirements; (vi) local government and environmental initiatives which promote increased antennae co-location; and (vii) consolidation opportunities in a highly fragmented industry.

GROWTH STRATEGY

  ATS's objective is to enhance its position as a leading U.S. provider of communications site and network development services to the wireless communications and broadcasting industries. ATS's growth strategy consists of the following principal elements:

    Internal Growth through Sales, Service and Capacity
  Utilization. Management believes that a substantial opportunity for profitable growth exists by maximizing the utilization of existing and future towers. Because the costs of operating a site are largely fixed, increasing tower utilization significantly improves tower operating margins. ATS intends to use targeted sales and marketing techniques to increase utilization on both existing and newly constructed towers and to maximize investment returns on acquired towers with underutilized capacity.

    Growth by Construction. Management intends to focus on new tower development for the foreseeable future. ATS believes that attractive investment returns can be achieved by constructing new tower networks in and around markets in which it already has a presence, along major highways, and in targeted new markets, particularly markets that have not been significantly built out by carriers or other communications site companies. By working with one or more "anchor" tenants, ATS will seek to develop an overall master plan for a particular network. This strategy serves to minimize, to some extent, the risks associated with the investment. Strategic acquisitions will also be pursued to fill out or, in certain cases, initiate a tower network. Management also intends to pursue new tower construction to service the demand for digital television and for tower space for radio antennae displaced by digital television requirements. Over time, management believes that more than half of its towers will result from new construction, with the vast majority of these designed to serve the wireless communications industry.

    The ability to obtain, and commit to, large new construction projects will require significant financial resources. Management believes that its cost of capital, relative to the cost of capital of its competitors, will be an important factor in determining the success of its growth by construction strategy. Based on its previous capital market transactions, management believes that it has a good reputation in the financial community that will help it raise capital on the favorable terms necessary to finance its growth. However, there can be no assurance that funds will be available to ATS on such terms.

    During 1997, ATS (including ATC and other acquired companies) built or had under construction approximately 240 towers, including those constructed for and owned by third parties. During 1998, ATS (including ATC and other acquired companies) plans to build or commence construction of a minimum of 550 towers (most of which are on a build to suit basis) at an estimated aggregate cost of approximately $110.0 million. Included in such plans is a contract that ATS is actively negotiating with a wireless service company to provide more than 200 towers (of which more than 160 would be new construction) for an estimated cost of approximately $32.0 million. In addition, ATS is seeking other build to suit projects, although there can be no assurance that any definitive agreements will result.

    Growth by Acquisition. ATS has achieved a leading industry position primarily through acquisitions, and intends to continue to pursue strategic acquisitions of communications sites in new and existing markets, including possibly non-U.S. markets. ATS also intends to pursue, on a selective basis, the acquisition of site acquisition companies and providers of video, voice and data transmission services. ATS may also pursue acquisitions related to the communications site industry, including companies engaged in the tower fabrication business.

HISTORY OF ATS

  In early 1995, Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of American Radio, and other members of management, recognized the opportunity in the communications site industry as a consequence of ARS's ownership and operation of broadcast towers. ATS was formed in July 1995 to capitalize on this opportunity. ATS's 1996 acquisition program was modest, entailing the acquisition of approximately 15 communications sites and businesses managing approximately 250 sites for others, for an aggregate purchase price of approximately $21.0 million. Since January 1, 1997, ATS has acquired more than 550 communications sites, exclusive of the ATC Merger, and its site acquisition and voice, video and data transmission businesses.

RECENT TRANSACTIONS

  ATC Merger. On May , 1998, ATS consummated a merger agreement with ATC, pursuant to which ATC merged into ATS (the "ATC Merger"). ATC was a leading independent owner and operator of wireless communications towers with approximately 900 towers (including then pending acquisitions of approximately 60 towers) in 32 states, of which approximately 125 towers are managed for a third party owner. ATC owned and operated towers in 45 of the top 100 metropolitan statistical areas in the United States and had clusters of towers in cities such as Albuquerque, Atlanta, Baltimore, Dallas, Houston, Jacksonville, Kansas City, Minneapolis, Nashville and San Antonio. ATC's customers included Bell South Mobility, CSX Transportation, GTE Mobilnet, Houston Cellular, Nextel, PageMart, PageNet, SBC Communications, Shell Offshore, Sprint PCS and various federal and local government agencies. For the year ended December 31, 1997, ATC had net revenues and EBITDA of $20.0 million and $12.7 million, respectively. ATS issued approximately 30.0 million shares of Class A Common Stock (including shares issuable upon exercise of options) pursuant to the ATC Merger. Such 30.0 million shares represent approximately 35% of ATS's pro forma number of shares of outstanding Common Stock (giving effect to the exercise of all options then outstanding, but not to this Offering or the issuance of shares pursuant to the acquisitions described in the following paragraph). See "Business--Recent Transactions--ATC Merger".

  Pending Acquisitions. ATS is a party to several other pending transactions involving the acquisition of: (i) the assets relating to a teleport serving the Washington, D.C. area for approximately $30.5 million in cash, (ii) a broadcasting tower in the Boston area for 720,000 shares of Class A Common Stock, (iii) the 58 towers of an existing joint venture in which ATS owns a 70% interest ("ATS/PCS"), for a number of shares of Class A Common Stock which is being negotiated, and (iv) a company which is in the process of constructing approximately 40 towers in the Tampa, Florida area for a purchase price (payable, at the option of the seller, to the extent of not less than 50.1% in shares of Class A Common Stock valued at the time of closing and the balance in cash) equal to the excess of (a) ten (10) times the annualized operating cash flow of those towers at the time of closing (estimated for the spring of 1999) over (b) the seller's aggregate indebtedness for money borrowed at such time. See "Business--Recent Transactions--Pending Acquisitions".

  CBS Merger. In December 1997, American Radio entered into an amended and restated merger agreement (the "CBS Merger Agreement") pursuant to which a subsidiary of CBS was merged into American Radio on May ., 1998. As a consequence of the consummation of the CBS Merger, all of the shares of ATS owned by ARS were or will be distributed to ARS common stockholders and holders of options to acquire ARS Common Stock or upon conversion of shares of ARS Convertible Exchangeable Preferred Stock (the "ARS Convertible Preferred Stock"). As a consequence of the CBS Merger, ATS ceased to be a subsidiary of, or otherwise affiliated with, American Radio and is currently operating as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATS entered into an agreement (the "ARS-ATS Separation Agreement") with CBS and ARS providing for, among other things, the orderly separation of ARS and ATS, the allocation of certain tax liabilities to ATS, certain closing date adjustments relating to ARS, the lease to ARS by ATS of space on certain towers previously owned by ARS and transferred to ATS, and certain indemnification obligations (including with respect to securities laws matters) of ATS.

  ATS's principal obligation is to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities in excess of $20.0 million to be incurred by ARS attributable to the distribution of the Common Stock to the ARS security holders and certain related transactions. In light of the significant increase in the trading levels of the Class A Common Stock, ATS and CBS agreed that ARS will treat the distribution on its tax return on a more conservative basis than originally contemplated in order to avoid the possibility of significant interest and penalties for which ATS would be responsible. Assuming the "fair market value" of ARS's stock interest in ATS was equal to $23.00 per share, the last reported sale price of such stock in the "when-issued" market on April 30, 1998, the total estimated tax reimbursement ATS would be required to make would be between approximately $315.0 and $345.0 million, depending on applicable state tax rates. Such estimate gives effect to deductions of approximately $93.0 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by between approximately $20.5 and $22.5 million, again depending on applicable state tax rates, for each $1.00 change in the "fair market value" of the Common Stock under the tax reporting position to be followed. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

  ARS has agreed that it will pursue, for the benefit and at the cost of ATS, a refund claim, attributable to the foregoing "make-whole" provision, estimated at approximately $90.0 million, based on the assumed "fair market value" set forth above. Any such refund claim will in fact be based on the actual amount of tax paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful. For information with respect to possible challenges by the Internal Revenue Service (or other taxing authorities) to

ATS's positions with respect to such tax liability, see "Risk Factors-- Relationship between ATS and ARS--Certain Contingent Liabilities" and "Relationship between ATS and ARS".

  ARS and CBS have agreed that in computing the amount of taxable gain that is recognized by ARS in connection with the distribution of the Common Stock, ARS shall, subject to certain limitations, if so requested by ATS, report the amount so realized based on the "fair market value" of such stock as determined based on an appraisal prepared by a mutually agreed upon appraiser. Any such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities.

  In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATS in contemplation of the separation of ATS and ARS, a portion of the tax with respect to which ATS is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax bases of ATS's assets of approximately $330.0 million. ATS will have potential depreciation and amortization deductions over the next 15 years of $22.0 million per year and recorded a deferred tax asset of approximately $125.0 million to reflect this.

  The ARS-ATS Separation Agreement also provides for closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. ATS's preliminary estimate of such adjustments is that it will not be required to make a payment of more than $20.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of any such payment which would result in additional liability of ATS of approximately $13.0 million (assuming a $20.0 million adjustment payment) under the tax reporting method to be followed and as to which a refund claim will be filed. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures, as well as CBS Merger expenses, ATS is unable to state definitively what payments, if any, will be owed by ATS to CBS. See "Relationship Between ATS and ARS--Closing Date Adjustments".

  In May 1998, ATS received a commitment from a major investment banking firm with respect to a preferred stock financing (the "Interim Financing") which provides for the issuance and sale by ATS of up to $400.0 million of preferred stock (the "Interim Preferred Stock"). ATS plans to draw on such commitment and sell Interim Preferred Stock to finance its obligation to CBS with respect to tax reimbursement. See "Description of Capital Stock--Senior Preferred Stock." Consummation of the Interim Financing is subject to the negotiation and execution of a definitive preferred stock purchase agreement (the "Interim Financing Agreement") and satisfaction of the closing conditions to be set forth therein. ATS intends to redeem the Interim Preferred Stock out of the proceeds of this Offering if, as ATS expects, the tax reimbursement is due prior to the consummation of this Offering. In the unlikely event the Interim Preferred Stock is not issued, the proceeds of this Offering would be used principally to reimburse CBS for such tax liability.

MANAGEMENT

  The senior management of American Tower Systems consists of the following senior executive officers: Steven B. Dodge, Chairman of the Board of Directors, President and Chief Executive Officer; Douglas Wiest, Chief Operating Officer; Joseph L. Winn, Treasurer and Chief Financial Officer; James S. Eisenstein, Executive Vice President--Corporate Development; J. Michael Gearon, Jr., Executive Vice President of ATS, president of Gearon Communications, the site acquisition and development division of ATS, and a director; and Alan L. Box, Executive Vice President responsible for the video, voice and data transmission business of ATS and a director. ATS is managed through a central headquarters in Boston, but relies on four regional offices (located in Atlanta, Boston, Houston and the San Francisco Bay area) for marketing, operations and site management.

                                  THE OFFERING

Class A Common Stock      17,400,000 shares by ATS(1)
 offered................   3,434,999 shares by the Selling Stockholders
                          20,834,999 Total shares of Class A Common Stock


Common Stock to be
 outstanding after this   82,648,287 shares of Class A Common Stock
 Offering (2)...........   9,140,363 shares of Class B Common Stock
                           3,295,518 shares of Class C Common Stock
                          95,084,168 Total shares of Common Stock


Voting rights...........  With certain exceptions, the Class A Common Stock and the Class B Common Stock vote as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. The holders of the Class A Common Stock, voting as a separate class, are entitled to elect two independent directors and Delaware corporate law and ATS's Restated Certificate of Incorporation (the "ATS Restated Certificate") require certain class votes. Assuming consummation of this Offering, approximately 45.4% of the total voting power will be owned by Steven B. Dodge and Thomas H. Stoner together with their affiliates. See "Principal and Selling Stockholders". The Class C Common Stock is nonvoting, except as otherwise required by law. The term "Common Stock" means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

Other rights............  Each class of Common Stock has the same rights to dividends and upon liquidation. The Class B Common Stock cannot be sold or transferred, except to certain permitted transferees, and automatically converts into Class A Common Stock upon any other sale or transfer. The Class B Common Stock and the Class C Common Stock are convertible into Class A Common Stock on a share-for-share basis, subject, in the case of the one holder of Class C Common Stock, to certain conditions. See "Description of Capital Stock".

Trading Market..........  The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "AMT", immediately following the consummation of the CBS Merger. The Class A Common Stock currently trades on a "when-issued" basis in the over-the-
                          counter market. On May   , 1998, the last quoted sale
                          price was    .
--------
(1) Does not include    shares of Class A Common Stock issuable by ATS pursuant
    to the over-allotment option granted to the Underwriters.
(2)  Does not include (a) shares of Class A Common Stock issuable upon
     conversion of Class B Common Stock or Class C Common Stock, (b)    shares
     of Class A Common Stock issuable by ATS pursuant to the over-allotment option granted to the Underwriters, (c) an aggregate of [3,927,145] shares of Common Stock to be issued pursuant to the exercise of options issued in exchange for options previously outstanding as follows: (i) options to purchase 682,000 shares of Common Stock of ATSI, which were exchanged for options to purchase approximately 931,330 shares of Common Stock, or (ii) options to purchase 599,400 shares of ARS Common Stock, which were exchanged (based on the relative market prices of the ARS Common Stock and the Class A Common Stock of $[67.00] per share and $[23.00] per share, respectively) for options to purchase [1,746,078] shares of Common Stock, and (iii) options to purchase 6,500 shares of ATC Common Stock, which were exchanged for options to purchase [1,249,737] shares of Class A Common Stock, or (d) shares issuable pursuant to certain pending acquisitions.

Use of Proceeds.........  ATS estimates that it will receive net proceeds from this Offering of approximately $381.5 million. It expects to use such net proceeds to redeem the Interim Preferred Stock, the net proceeds of the sale of which were used principally to satisfy ATS's obligation to reimburse CBS for the tax liabilities required to borne by ATS pursuant to the ARS-ATS Separation Agreement, to pay the fees and expenses associated with the Interim Preferred Stock, and to reduce bank borrowings. ATS will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholders.

Risk Factors............
                          For a discussion of certain risks investors should consider before investing in the Class A Common Stock, see "Risk Factors".

Dividend Policy.........  ATS does not intend to pay cash dividends on Common
                          Stock. Moreover, ATS's existing credit facility (the "Loan Agreement") restricts, and the proposed loan agreements (the "New Credit Facilities") will prohibit, the payment of cash dividends.

                            SELECTED FINANCIAL DATA

  The following Selected Financial Data of American Tower Systems has been derived from the consolidated financial statements of American Tower Systems included elsewhere in this Prospectus. The Selected Financial Data should be read in conjunction with American Tower Systems's audited financial statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations". The pro forma financial data with respect to the year ended December 31, 1997 included below reflects certain adjustments, as explained elsewhere in this Prospectus, and therefore any comparison of such pro forma financial data with the Selected Financial Data appearing below for periods prior to 1997 is inappropriate. Such pro forma financial data for the year ended December 31, 1997 gives effect to this Offering, the ATS Pro Forma Transactions and the CBS Merger, as described in the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations of American Tower Systems. The ATS Pro Forma Transactions do not include all Recent Transactions or pending construction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The historical financial data presented below reflects periods during which ATS did not operate as an independent company. Therefore, such data may not reflect the results of operations or the financial condition which would have resulted if ATS had operated as a separate, independent company during such periods, and is not necessarily indicative of ATS's future results of operations or financial condition.

  "Tower Cash Flow" means operating income (loss) before depreciation and amortization and corporate general and administrative expenses. "EBITDA" means operating income (loss) before depreciation and amortization. "After-tax cash flow" means income (loss) before extraordinary items, plus depreciation and amortization, less preferred stock dividends. All of such terms include deferred revenue attributable to certain leases. See Consolidated Statements of Cash Flow of American Tower Systems and Notes to Consolidated Financial Statements of American Tower Systems. ATS does not consider Tower Cash Flow, EBITDA and after-tax cash flow as, nor should they be considered in isolation from, or as a substitute for, alternative measures of operating results or cash flow from operating activities (as determined in accordance with generally accepted accounting principles ("GAAP")) or as a measure of ATS's profitability or liquidity. Although these measures of performance are not calculated in accordance with GAAP, ATS has included them because many of them are widely used in the communications site industry as a measure of a company's operating performance. More specifically, ATS believes they can assist in comparing company performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Tower Cash Flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to communications site performance.

                           SELECTED FINANCIAL DATA(1)

                                                               YEAR ENDED
                                                            DECEMBER 31, 1997
                                                         -----------------------
                            JULY 17, 1995    YEAR ENDED
                               THROUGH      DECEMBER 31,
                          DECEMBER 31, 1995     1996     HISTORICAL PRO FORMA(2)
                          ----------------- ------------ ---------- ------------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net operating revenues..        $ 163          $2,897     $ 17,508    $ 94,922
Operating expenses:
 Operating expenses ex-
  cluding depreciation,
  amortization and cor-
  porate general and ad-
  ministrative..........           60           1,362        8,713      50,182
 Depreciation and amor-
  tization..............           57             990        6,326      54,865
 Corporate general and
  administrative........          230             830        1,536       4,536
                                -----          ------     --------    --------
 Total operating ex-
  penses................          347           3,182       16,575     109,583
                                -----          ------     --------    --------
Operating income
 (loss).................         (184)           (285)         933     (14,661)
Interest expense, net...          --              (36)       2,789      11,546
Other expense (income)..          --              --            15          15
Minority interest in net
 earnings of subsidiar-
 ies(3).................          --              185          178         178
                                -----          ------     --------    --------
Loss before income tax-
 es.....................         (184)           (434)      (2,049)    (26,400)
Benefit (provision) for
 income taxes...........           74             (46)         473       5,223
                                -----          ------     --------    --------
Loss before extraordi-
 nary item..............        $(110)         $ (480)    $ (1,576)   $(21,177)
                                =====          ======     ========    ========
Basic and diluted loss
 per common share before
 extraordinary item(4)..                                  $  (0.03)   $  (0.22)
                                                          ========    ========
Basic and diluted pro
 forma common shares
 outstanding............                                    48,692      94,884
                                                          ========    ========
OTHER OPERATING DATA:
Tower cash flow.........        $ 103          $1,535     $  8,795    $ 44,740
EBITDA..................         (127)            705        7,259      40,204
EBITDA margin...........         (N/A)           24.3%        41.5%       42.4%
After-tax cash flow.....          (53)            510        4,750      33,688
Cash provided by (used
 for) operating activi-
 ties...................          (51)          2,229        9,913         --
Cash used for investing
 activities.............          --              --      (216,783)        --
Cash provided by financ-
 ing activities.........           63             132      209,092         --

                                                          1995 1996 1997 1998(5)
                                                          ---- ---- ---- -------
TOWER DATA(5):
Towers operated at beginning of period................... --     3  269     671
 Towers acquired(6)......................................   3  265  321   1,043
 Towers constructed...................................... --     1   81      90
                                                          ---  ---  ---   -----
Towers operated at end of period.........................   3  269  671   1,804
                                                          ===  ===  ===   =====
Aggregate towers constructed(7)..........................   3   31  240      90
                                                          ===  ===  ===   =====

                                                          DECEMBER 31, 1997
                                                       -----------------------
                                                       HISTORICAL PRO FORMA(2)
                                                       ---------- ------------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $ 4,595     $ 5,591
Working capital deficiency, excluding current portion
 of long-term debt....................................    2,209       5,469
Property and equipment, net...........................  117,618     260,096
Total assets..........................................  255,356     876,004
Long-term debt, including current portion.............   90,177     162,271
Total stockholders' equity............................  153,207     695,993

--------
(1) ATSI was organized on July 17, 1995 and American Radio contributed all of the issued and outstanding capital stock of ATSI to ATS on September 24, 1996. Year-to-year comparisons are significantly affected by the timing of acquisitions of communications sites and related businesses and construction of towers, both of which have been numerous during the period. The principal acquisitions made in 1996 and 1997 are described in "Business--Recent Transactions" and the Consolidated Financial Statements of American Tower Systems.
(2) The unaudited pro forma Statement of Operations Data and Other Operating Data for the year ended December 31, 1997 give effect to the ATS Pro Forma Transactions, the CBS Merger, and this Offering, as if each of the foregoing had occurred on January 1, 1997. The unaudited pro forma Balance Sheet Data as of December 31, 1997 gives effect to those ATS Pro Forma Transactions not then consummated (all of them except the Meridian, Diablo and MicroNet Transactions), the CBS Merger and this Offering, as if each of the foregoing had occurred on December 31, 1997. The term "ATS Pro Forma Transactions" means the Meridian Transaction, the Diablo Transaction, the MicroNet Transaction, the Tucson Transaction, the Gearon Transaction, the OPM Transaction, the ATC Merger, consummation of transactions contemplated by the Stock Purchase Agreement, and the transfer of towers (the "Transfer of Towers") from ARS to ATS. It does not include all of the Recent Transactions or pending construction. See "Business--Recent Transactions" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems".
(3) Represents the elimination of the 49.9% member's earnings of ATS Needham, LLC, in which ATSLP holds a 50.1% interest and the elimination of the 30% member's loss of ATS/PCS (formerly Communications Systems Development LLC), in which ATSLP holds a 70% interest.
(4) Pro forma basic and diluted loss per share has been computed using (a) in the case of historical information, the number of shares outstanding following the CBS Merger and (b) in the case of pro forma information, the number of shares expected to be outstanding following the CBS Merger and the transactions discussed in Note 2 above and the Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations.
(5) Includes information with respect to ATS only and is for the year shown, except 1998, which is as of May 1, and assumes consummation of all Recent Transactions then pending (including those of ATC), but does not include towers then under construction by ATS. See Note (7) below.
(6) Includes towers managed for others (including rooftops), the management contracts for which were acquired, as follows; 1996--251 (217); 1997--86
    (35); and 1998--155 (27).
(7) Includes towers constructed in each period by ATS and all acquired (or to be acquired) companies, including, in certain cases, towers constructed for and owned by third parties; does not include . towers under construction by ATS and all such companies as of May 1, 1998.

                                 RISK FACTORS

  Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before purchasing the securities offered hereby.

SUBSTANTIAL CAPITAL REQUIREMENTS AND LEVERAGE

  ATS's acquisition and construction activities have created and will continue to create substantial ongoing capital requirements. During 1997, ATS made capital investments aggregating approximately $184.1 million for acquisitions and approximately $20.6 million for capital expenditures and construction, including site upgrades. ATS currently has under construction or plans to construct during 1998 approximately 550 towers at an estimated aggregate cost of approximately $110.0 million, including a contract presently being negotiated with a wireless service company to provide more than 200 towers (of which more than 160 will be newly constructed) in 1998, for an estimated cost of approximately $32.0 million. In addition, ATS is actively seeking other major build to suit projects. Historically, ATS has financed its capital expenditures through a combination of bank borrowings, equity investments by ARS, and cash flow from operations. As of December 31, 1997, on a pro forma basis, giving effect to all then or currently pending Recent Transactions and the Stock Purchase Agreement (but not planned construction and the use of proceeds of this Offering), ATS would have had aggregate borrowings of approximately $363.6 million and significant obligations under the ARS-ATS Separation Agreement with respect to tax reimbursement and closing date balance sheet adjustments as described elsewhere in this Prospectus. See "-- Relationship between ATS and ARS--Certain Contingent Liabilities" below.

  ATS expects that it will continue to be required to borrow funds to finance construction and, to a lesser extent, acquisitions and that it will operate with substantial leverage. If ATS's revenues and cash flow do not meet current expectations, or if its borrowing base is reduced as a result of operating performance, ATS may have limited ability to access necessary capital. If such cash flow is not sufficient to meet its debt service requirements, ATS could be required to sell equity or debt securities, refinance its obligations or dispose of certain of its operating assets in order to make scheduled payments. There can be no assurance that ATS would be able to effect any such transactions on favorable terms.

  ATS is in the process of negotiating the New Credit Facilities with its senior lenders, pursuant to which the existing maximum borrowing of the Operating Subsidiaries would be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS (the parent holding company) would be able to borrow an additional $150.0 million. ATS's existing and proposed loan agreements include certain financial and operational covenants and other restrictions which must be satisfied. Included among such provisions are limitations on additional indebtedness, capital expenditures, uses of borrowed funds, permitted investments, and cash distributions. Such agreements also require the maintenance of certain financial ratios. The obligations of the borrowers under the existing and proposed loan agreements are and will be collateralized, among other things, by a first priority security interest in substantially all of the operating assets and property of the consolidated group. There can be no assurance that New Credit Facilities will be executed on terms satisfactory to ATS.

  Assuming the execution of the New Credit Facilities on the basis described in the preceding paragraph, management believes that, upon consummation of this Offering, ATS will have available to it funds sufficient to finance current construction plans, to consummate pending acquisitions and to [redeem the Interim Preferred Stock] [satisfy its obligation to reimburse CBS for the tax consequences of the separation of ATS from ARS] and any closing date balance sheet adjustments. Should additional construction or acquisition opportunities become available, however, ATS might require additional financing during 1998. Any such financing could take the form of an increase in the maximum borrowing levels under the proposed loan agreements (which would be dependent on the ability to meet certain leverage ratios), the issuance of debt or senior equity securities (which could have the effect of increasing consolidated leverage ratios) or Class A Common Stock, convertible securities or warrants (which would have a dilutive effect on the proportionate ownership of ATS of its then existing common stockholders). There can be no assurance that any such debt or equity financing would be available on favorable terms.

DEPENDENCE ON DEMAND FOR WIRELESS COMMUNICATIONS AND IMPLEMENTATION OF DIGITAL TELEVISION

  The demand for rental space on ATS's towers is dependent on a number of factors beyond ATS's control. Such factors include the demand for wireless services by consumers, the financial condition and access to capital of wireless service providers, wireless service providers' preference for owning or leasing their communications sites, government licensing of broadcast rights, changes in Federal Communications Commission ("FCC") regulations, zoning and environmental regulations, and general economic conditions. A slowdown in the growth of wireless communications in the United States would depress network expansion activities and reduce the demand for ATS's antennae sites. In addition, the demand for ATS's antennae sites could be adversely affected by factors such as a downturn in a particular wireless segment, or of the number of carriers, nationally or locally, in a particular segment. Such a downturn could result from technological or other competition or other factors beyond the control of ATS. In addition, wireless service providers often enter into "roaming" and "resale" arrangements that permit providers to serve customers in areas where they do not have facilities. Specifically, in most cases, these arrangements are intended to permit a provider's customers to obtain service in areas outside the provider's license area or, in the case of resale arrangements, to permit a provider that has no licenses to enter the wireless marketplace. Current FCC rules, which are subject to sunset requirements that vary from service to service and market to market, also give licensed wireless service providers the right to enter into roaming and resale arrangements with other providers licensed to serve overlapping service areas. Such roaming and resale arrangements could be viewed by some wireless service providers as superior alternatives to constructing their own facilities or leasing antennae space on communications sites owned by ATS. If such arrangements were to become common, there could be a material adverse effect on ATS's prospects, financial condition and results of operations. See "Industry Overview".

  The demand for rental space on ATS's towers is also dependent on the demand for tower sites by television and radio broadcasters. Many of the same factors described above are also applicable to television and radio broadcasters. ATS could also be affected adversely should the development of digital television be delayed or impaired, or if demand were to decrease because of industry delays in implementing the changes.

CONSTRUCTION OF NEW TOWERS

  The success of ATS's growth strategy is highly dependent on its ability to complete new tower construction. Such construction can be prevented, delayed and/or made more costly by factors beyond the control of ATS. Among such factors are zoning and local permitting requirements, FCC and Federal Aviation Administration ("FAA") regulations, environmental group opposition, availability of erection equipment and skilled construction personnel, and adverse weather conditions. In addition, as the pace of tower construction has increased in recent years, manpower and equipment needed to erect towers have been in increasing demand. Such factors could increase costs and delay time schedules associated with new tower construction, either of which could have a material adverse effect on ATS's prospects, financial condition and results of operations. The anticipated increase in construction activity, both for ATS and the communications site industry generally, is likely to exacerbate significantly these factors. The construction of towers for the broadcasting industry could be particularly affected by a potential shortage of construction capability should a large number of towers be required to be built in a relatively short period of time to accommodate the initiation of digital television service. See "Business--Regulatory Matters".

  In addition, the scope of ATS's 1998 and subsequent construction program is substantially greater than the combined past construction programs of ATS and the various companies that it has acquired, including Gearon and ATC. While ATS's construction program will be conducted and managed at a regional level, there can be no assurance that ATS has sufficient personnel resources to ensure the timely and efficient implementation of its construction program in a cost effective manner and the subsequent management of the substantially increased number of towers.

  ATS competes for new tower construction sites with wireless service providers, site developers and other independent communications sites operating companies. ATS believes that competition for tower construction sites will increase and that additional competitors will enter the communications sites market, certain of which may have greater financial resources than ATS.

  In addition to competing for new tower construction sites, ATS faces strong competition for build to suit opportunities, principally from other independent communications sites operators and site developers, certain of which have more extensive experience and offer a broader range of services (principally in constructing themselves rather than managing the construction of others) than ATS can presently offer.

  Build to suit activities involve certain additional risks. Although such projects involve at least one "anchor" tenant, there can be no assurance that a sufficient number of additional tenants will be secured for all or most of the towers to be constructed pursuant to such projects (particularly the larger ones such as the 200-tower project for which ATS is negotiating an agreement, as described elsewhere in this Prospectus), to ensure that such projects will be profitable. Moreover, ATS may find that one of the reasons that carriers are willing to permit ATS to build towers for them is that certain or many of such towers may be on sites where it is either expensive or difficult to build or that such sites are unlikely to attract a sufficient number of other tenants to ensure profitability or adequate investment returns. In addition, as noted above, ATS's experience to date has been limited to projects of considerably smaller scope than the projects that it is negotiating and others on which it will be bidding.

  Accordingly, there can be no assurance that ATS's construction program, including one or more of its build to suit projects, might not have a material adverse effect on ATS's prospects, financial condition and results of operations.

ACQUISITION STRATEGY

  ATS has pursued, and intends to continue to pursue on a selective basis, its acquisition strategy. The risks inherent in such a strategy include increasing leverage and debt service requirements, combining disparate company cultures and facilities, and operating towers in many geographically diverse markets. Certain of these risks may be increased to the extent that ATS's acquisitions (such as the ATC Merger) are larger and/or involve communications sites in diverse geographic areas. In addition, management will be responsible for a substantially larger pool of assets than it has previously managed in the communications site industry. Accordingly, there can be no assurance that one or more of ATS's past or future acquisitions may not have a material adverse effect on its prospects, financial condition and results of operations.

  ATS competes with certain wireless service providers, site developers and other independent tower owners and operators, as well as financial institutions, for acquisitions of towers and sites. Certain of those competitors have greater financial and other resources than ATS. The success of ATS's growth strategy continues to be dependent, although to a lesser extent than in the past, on its ability to identify and complete acquisitions. Increased competition, which ATS anticipates will occur, may result in fewer opportunities as well as higher prices. No assurance can be given that ATS will be able to identify, finance and complete acquisitions on acceptable terms.

RELATIONSHIP BETWEEN ATS AND ARS--CERTAIN CONTINGENT LIABILITIES

  The ARS-ATS Separation Agreement requires ATS to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities to be incurred by ARS attributable to the distribution of the Common Stock to the ARS security holders and certain related transactions to the extent that the aggregate amount of taxes required to be paid by ARS exceeds $20.0 million. The amount of that tax liability is dependent on the "fair market value" of the Class A Common Stock at the time of the consummation of the CBS Merger. In light of the significant increase in the trading levels of the ATS Class A Common Stock, ATS and CBS agreed that ARS will treat the distribution on its tax return on a more conservative basis than originally contemplated in order to avoid the possibility of significant interest and penalties for which ATS would be responsible. Assuming the "fair market value" of ARS's stock interest in ATS was equal to $23.00 per share, the last reported sale price of such stock in the when-issued market on April 30, 1998, the total estimated tax reimbursement ATS would be required to make would be between approximately $315.0 and $345.0 million, depending on applicable state tax rates. Such estimate gives effect to deductions of approximately $93.0 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by between approximately $20.5 and $22.5 million, again depending on applicable state tax rates, for each $1.00 change in the "fair market value" of the Common Stock under the tax reporting position to be followed. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

  ARS has agreed that it will pursue, for the benefit and at the cost of ATS, a refund claim, attributable to the "make-whole" provision, estimated at approximately $90.0 million, based on the assumed "fair market value" set forth above. Any such refund claim will, in fact, be based on the actual amount of taxes paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful. ATS is also unable to state whether challenges will be made by the Internal Revenue Service (or other taxing authorities) to the "fair market value" as reported or other positions taken by ARS (on behalf of and at the expense of ATS) on the tax returns or, if made, whether a court would sustain them. See "Relationship between ATS and ARS--Sharing of Tax and Other Consequences".

  Prospective investors should be aware that the Internal Revenue Service (or other taxing authorities) could challenge the factual or legal basis on which the estimates set forth above are based. For example, the Internal Revenue Service (or other taxing authorities) could assert that the fair market value of the Common Stock distributed by ARS was greater than the trading price, basing such challenge on an assertion that the trading levels of the Common Stock following the consummation of the CBS Merger were higher, or that the distribution represented a "control" block and therefore commanded a "premium" or that the "enterprise" value of ATS exceeded the aggregate market value.

  The ARS-ATS Separation Agreement also provides for closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. ATS's preliminary estimate of such adjustments is that it will not be required to make a payment of more than $20.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of such payment which would result in additional liability of ATS of approximately $13.0 million under the tax reporting method to be followed and as to which a refund claim will be pursued. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures as well as CBS Merger expenses, ATS is unable to state definitively what payments, if any, will be owed by ATS. See "Relationship between ATS and ARS--Closing Date Adjustments".

  The ARS-ATS Separation Agreement also provides for the leasing by ATS to ARS of space (at below market rentals negotiated with CBS in September 1997) on 16 towers previously owned by ARS and transferred or to be transferred by ARS to ATS. See "Relationship between ATS and ARS--Lease Arrangements".

DEPENDENCE ON KEY PERSONNEL

  The implementation of ATS's growth strategy is dependent, to a significant degree, on the efforts of ATS's Chief Executive Officer and its other executive officers. ATS has not entered into employment agreements with any of its executive officers, other than with J. Michael Gearon, Jr., the former principal stockholder and chief executive officer of Gearon & Co., Inc., and Douglas Wiest, the recently recruited Chief Operating Officer. Many of the executive and other officers have been granted options to purchase shares of Common Stock that are subject to vesting provisions generally over a five-year period. However, there can be no assurance that ATS will be able to retain such officers, the loss of whom could have a material adverse effect upon it, or that it will be able to prevent them from competing in the event of their departure. ATS does not maintain key man life insurance of any significance on the lives of any of such officers.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws, an owner or lessee of real estate may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes. Certain of such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate knew of or was responsible for the contamination. Such liability may continue whether or not operations at the property have been discontinued or the property has been transferred. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination. ATS may be potentially liable for environmental costs such as those discussed above.

CONTROL BY THE PRINCIPAL STOCKHOLDERS; RESTRICTIONS ON CHANGE OF CONTROL

  On May 12, 1998, giving pro forma effect to the consummation of this Offering, Messrs. Dodge and Stoner, together with their affiliates (the "Principal Stockholders"), owned approximately 45.4% of the combined voting power of the Common Stock. See "Principal and Selling Stockholders". Accordingly, the Principal Stockholders may, in effect, be able to control the vote on all matters submitted to a vote of the holders of the Common Stock, except with respect to (i) the election of two independent directors, and (ii) those matters that the ATS Restated Certificate or applicable law requires a 66 2/3% vote or a class vote. Control by the Principal Stockholders may have the effect of discouraging certain types of transactions involving an actual or potential change of control of ATS. See "Description of Capital Stock-- Common Stock".

  The existing ATS loan agreement provides that an "Event of Default" will occur upon certain changes in the ownership interests and executive positions in ATS of Mr. Dodge. Those provisions are proposed to be amended in the New Credit Facilities to relate the "Event of Default" to certain other changes of control of ATS that are not directly related to such ownership and executive positions of Mr. Dodge. In addition, the Communications Act of 1934, as amended (the "Communications Act"), and the rules of the FCC require the prior consent of the FCC for any change of control of ATS. Finally, certain provisions of the Delaware law may have the effect of discouraging a third party from making an acquisition proposal for ATS and may thereby inhibit a change of control. See "Description of Capital Stock--Delaware Business Combination Provisions".

RISK ASSOCIATED WITH NEW TECHNOLOGIES

  The emergence of new technologies could reduce the need for tower-based transmission and reception and, thereby, have a negative impact on ATS's operations. For example, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and/or data services. Although such systems are highly capital-intensive and are not yet commercially tested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services provided by ATS. Additionally, the growth in delivery of video services by direct broadcast satellites and the development and implementation of signal combining technologies (which permit one antenna to service two different frequencies of transmission and, thereby, two customers) and satellite-delivery systems may reduce the need for tower-based broadcast transmission. The occurrence of any of these factors could have a material adverse effect on ATS's prospects, financial condition and results of operations.

CERTAIN PERCEIVED HEALTH RISKS

  ATS and the lessees of antennae sites on its towers are subject to government regulations relating to radio frequency ("RF") emissions. In recent years, there have been several substantial studies by the scientific community investigating the potential connection between RF emissions and possible negative health effects, including cancer. The results of these studies have, to date, been inconclusive. ATS has not been subject to any claims relating to RF emissions, although it is possible that such claims may arise in the future. Since ATS does not maintain any significant insurance with respect to such matters, such claims, if substantiated, could have a material adverse effect on its prospects, financial condition and results of operations.

LACK OF DIVIDENDS; RESTRICTIONS ON PAYMENT OF DIVIDENDS AND REPURCHASE OF COMMON STOCK; DILUTION

  ATS intends to retain any available earnings for the growth of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Loan Agreement restricts (and the New Credit Facility of ATS will prohibit) the payment of cash dividends or other distributions and the repurchase, redemption or other acquisition of equity securities (other than the use of the net proceeds of this Offering to redeem the Interim Preferred Stock). The public offering price exceeds the net tangible book value per share. Investors who purchase shares of Class A Common Stock in this Offering will sustain immediate and substantial dilution (approximately $21.78 per share). See "Dilution".

POSSIBLE VOLATILITY OF STOCK PRICE

  Investors may not be able to resell the shares of Class A Common Stock at or above the public offering price. Factors such as market conditions in the wireless communications industry may have a significant impact on the market price of the Class A Common Stock. Further, the stock market has experienced volatility that affects the market prices of companies in ways often unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Class A Common Stock. There can be no assurance as to the price at which the Class A Common Stock will trade or as to the liquidity or volatility of any such trading market. Market prices might also be affected by shares available for future sale held by certain stockholders who hold freely saleable shares. See "Shares Eligible for Future Sale".

                                USE OF PROCEEDS

  The net proceeds to ATS from this Offering (after deduction of the underwriting discount and estimated offering expenses) are estimated, based on an assumed initial public offering price of $23.00 per share, to be approximately $381.5 million ($427.4 million if the Underwriters' over-allotment option is exercised in full). ATS expects to use such net proceeds to redeem the Interim Preferred Stock, the net proceeds from the sale of which were used principally to reimburse CBS with respect to the taxes payable as a consequence of the separation of ARS and ATS pursuant to the CBS Merger and to reduce borrowings under the [Loan Agreement] [New Credit Facilities]. The full amount available under the [Loan Agreement and] and the New Credit Facilities may be borrowed, repaid and reborrowed until September 30, 2000, at which time such amount will be reduced in quarterly installments of varying amounts, with a final maturity on June 30, 2005. ATS is in the process of negotiating the New Credit Facilities which would, among other things, extend the foregoing dates, although there can be no assurance that any such facilities will become effective. Borrowings under the [Loan Agreement and] the New Credit Facilities may be used to finance the construction of towers and ATS's remaining obligations with respect to acquisitions. ATS may also utilize such borrowings to finance, among other things, acquisitions of additional communications sites or other related businesses. However, ATS has no binding commitments or agreements with respect to any material acquisition, except as otherwise described in this Prospectus.

  As of December 31, 1997, on a pro forma basis, assuming consummation of the ATS Pro Forma Transactions and all other Recent Transactions, as well as the CBS Merger, ATS would have had aggregate indebtedness of approximately $341.6 million, exclusive of its obligation to reimburse CBS for the tax and certain other consequences of the separation of ARS and ATS. After giving effect to this Offering and assuming the use of the net proceeds described above, as of such date, there would have been aggregate borrowings under the Loan Agreement of approximately $339.9 million. The Chase Manhattan Bank ("Chase") is a lender under [the Loan Agreement and] [the New Credit Facilities for the Operating Subsidiaries and will receive its proportionate share [(6.75%)] [5.2%] of any such repayments. Chase is an affiliate of Chase Equity Associates. See "Capitalization", "Use of Proceeds", "Management--Certain Transactions", "Principal and Selling Stockholders", "Relationship between ATS and ARS--Sharing of Tax and Other Consequences" and the Notes to Consolidated Financial Statements of American Tower Systems.

  ATS will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholders.

                       MARKET PRICES AND DIVIDEND POLICY

  On February 27, 1998, the Class A Common Stock commenced trading on a "when-issued" basis on the inter-dealer bulletin board of the over-the-counter market. During the period from February 27, 1998 through May ., 1998, the range of the high and low per share bid prices in such "when-issued" market,
as quoted by    , were $   and $  , respectively. The Class A Common Stock
commenced trading on NYSE on May ., 1998 (the day following consummation of the CBS Merger). During the period from May ., 1998 through May , 1998, the range of the high and low per share closing prices as reported on NYSE were
$   and $  , respectively. On May ., 1998, the last reported sale price as
reported on NYSE was $   per share.

  ATS has not paid a dividend on any class of its capital stock and anticipates that it will retain future earnings, if any, to fund the development and growth of its business. It does not anticipate paying cash dividends on shares of Common Stock in the foreseeable future. In addition, each Operating Subsidiary is and will be restricted under arrangements from paying dividends on the stock (distributions to its partners, in the case of ATSLP) and repurchasing, redeeming or otherwise acquiring any shares of Common Stock (or partnership interests). Since ATS has no significant assets other than its ownership of each Operating Subsidiary, its ability to pay cash dividends in the foreseeable future is restricted. The New Credit Facilities will prohibit the payment of cash dividends by ATS. See "Description of Capital Stock--Dividend Restrictions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                CAPITALIZATION

  Prior to the consummation of the CBS Merger, ATS was operated as part of American Radio. The following table sets forth the capitalization of ATS as of December 31, 1997, and as adjusted to give effect to (a) the ATS Pro Forma Transactions and the CBS Merger and (b) this Offering, as if all of the foregoing had been consummated on December 31, 1997. See Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

  Management believes that the assumptions used provide a reasonable basis on which to present such pro forma capitalization. The capitalization table below should be read in conjunction with the historical financial statements of ATS, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems". The capitalization table below is provided for informational purposes only and (i) is not necessarily indicative of ATS's capitalization or financial condition had the transactions and events referred to above been consummated on the date assumed, (ii) may not reflect the capitalization or financial condition which would have resulted had ATS been operated as a separate, independent company, and (iii) is not necessarily indicative of ATS's future capitalization or financial condition.

                                                     DECEMBER 31, 1997
                                           -------------------------------------
                                                       PRO FORMA
                                                        FOR ATS
                                                       PRO FORMA
                                                      TRANSACTIONS
                                                        AND CBS    PRO FORMA FOR
                                           HISTORICAL    MERGER    THIS OFFERING
                                           ---------- ------------ -------------
                                                      (IN THOUSANDS)
Cash and cash equivalents................   $  4,595    $  5,591     $  5,591
                                            ========    ========     ========
Interim Preferred Stock, due within one
 year(1)(4)..............................        --      356,000          --
                                            ========    ========     ========
Long term debt, including current
 portion(2)(3)
 Borrowings under the Loan Agreement.....   $ 88,500    $182,534     $160,594
 Other long-term debt....................      1,677       1,677        1,677
                                            --------    --------     --------
 Total long-term debt....................     90,177     184,211      162,271
                                            --------    --------     --------
Stockholders' equity(2)(4)
 Common Stock(5)
 Class A Common Stock....................        297         650          824
 Class B Common Stock....................         47          91           91
 Class C Common Stock....................         13          33           33
Additional paid-in capital...............    155,710     331,139      712,465
Accumulated deficit......................     (2,860)     (2,860)     (17,420)
                                            --------    --------     --------
 Total stockholders' equity..............    153,207     329,053      695,993
                                            --------    --------     --------
 Total capitalization....................   $243,384    $513,264     $858,264
                                            ========    ========     ========

--------
(1) The ARS-ATS Separation Agreement requires ATS, among other things (a) to bear the tax consequences of the distribution by ARS to its security holders of the Common Stock owned by it to the extent that the aggregate amount of taxes required to be paid by ARS exceeds $20.0 million, and (b) to bear the burden (or receive the benefit) of any closing date balance sheet adjustments based upon the working capital and specified debt levels of ARS. See "Risk Factors--Relationship between ATS and ARS--Certain Contingent Liabilities" and "Relationship between ATS and ARS--Sharing of Tax and Other Consequences" and "--Closing Date Adjustments". For purposes of the pro forma information included in this capitalization table, it has been assumed that ATS issued $356.0 million of the Interim Preferred Stock and used the proceeds to reimburse CBS for such tax liability and to pay the commitment and other fees and other expenses of the issue and sale of the Interim Preferred Stock. ATS intends to finance the closing date balance sheet adjustments, if any, and the related tax reimbursements through bank borrowings; pro forma effect has been given to aggregate bank borrowings of approximately $33.0 million in this capitalization table. See "Risk Factors--Relationship between ATS and ARS--Certain Contingent Liabilities" and "Relationship between ATS and ARS--Sharing of Tax and Other Consequences".
(2) For additional information, see "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".
(3) See Notes to Consolidated Financial Statements and "Indebtedness of American Tower Systems" for additional information regarding the components and terms of ATS's long-term debt. Approximately $179.3 million of additional long-term borrowings are expected to be required (on a net basis) to finance (a) the Recent Transactions not included in the ATS Pro Forma Transactions and (b) the balance (approximately $84.0 million) of the maximum purchase price of the OPM Transaction, assuming required cash flow levels are achieved.
(4) Consists of (a) Preferred Stock, par value $.01 per share, authorized, 20,000,000 shares and 356,000 shares of Interim Preferred Stock issued and outstanding (pro forma) (see Note (1) above); (b) Class A Common Stock, par value $.01 per share, authorized 200,000,000 shares (historical), 300,000,000 shares (pro forma); shares issued and outstanding: 29,667,883 (historical), 65,048,287 (pro forma), and 82,448,287 (pro forma for this Offering); (c) Class B Common Stock, par value $.01 per share, 50,000,000 authorized shares; shares issued and outstanding: 4,670,626 (historical) and 9,140,363 (pro forma and pro forma for this Offering); and (d) Class C Common Stock, par value $.01 per share, 10,000,000 authorized shares; shares issued and outstanding: 1,295,518 (historical) and 3,295,518 (pro forma and pro forma for this Offering).
(5) The number of outstanding shares does not include, except as otherwise indicated: (a) shares of Class A Common Stock issuable upon conversion of Class B Common Stock or Class C Common Stock, (b) shares issuable upon exercise of options currently outstanding to purchase an aggregate of 4,311,300 shares of Common Stock, (c) an aggregate of [3,927,145] shares of Common Stock to be issued pursuant to the exercise of options issued in exchange for options formerly outstanding as follows: (i) options to purchase 682,000 shares of Common Stock of ATSI, which were exchanged for options to purchase approximately 931,330 shares of Common Stock, (ii) options to purchase 599,400 shares of ARS Common Stock, which were exchanged (based on the relative market prices of the ARS Common Stock and Common Stock on April 30, 1998, of $[67.00] per share and $[23.00] per share, respectively) for options to purchase [1,746,078] shares of Common Stock, and (iii) options to purchase 6,500 shares of ATC Common Stock, which were exchanged for options to purchase [1,249,737] shares of Common Stock, or (d) shares issuable pursuant to certain pending acquisitions. See the Notes to Consolidated Financial Statements and "Business--Recent Transactions--Pending Acquisitions".

                                   DILUTION

  As of December 31, 1997, the pro forma net tangible book value of ATS, after giving effect to the ATS Pro Forma Transactions and the CBS Merger, was negative $262.3 million or negative $3.38 per share of Common Stock. "Pro forma net tangible book value per share" represents the amount of total pro forma tangible assets (total) pro forma assets less pro forma goodwill and other pro forma intangible assets) of ATS reduced by the amount of total pro forma liabilities and divided by the pro forma number of shares of Common Stock outstanding. After giving effect to the application of the net proceeds from the sale of 17,400,000 shares of Class A Common Stock by ATS contemplated hereby (after deduction of the underwriting discount, estimated offering expenses and 1% premium to redeem the Interim Preferred Stock), the as adjusted pro forma net tangible book value of ATS as of such date would have been positive $115.7 million or positive $1.22 per share. This represents an immediate increase in such pro forma net tangible book value of $4.60 to existing stockholders and an immediate dilution in net tangible book value of $21.78 to new investors purchasing shares in this Offering.

  The following table illustrates the dilution per share as described above:

   Assumed public offering price per share............................ $23.00
     Pro forma net tangible book value per share before this Offer-
      ing.............................................................  (3.38)
     Increase attributable to this Offering...........................   4.60
                                                                       ------
   As adjusted net pro forma tangible book value per share after this
    Offering..........................................................  (1.22)
                                                                       ------
   Dilution to new investors.......................................... $21.78
                                                                       ======

  Based on the foregoing assumptions, the following table sets forth, as of the closing of this Offering, the number of shares of Common Stock acquired from ATS, the total consideration paid to ATS by the existing stockholders and the new investors purchasing shares of Class A Common Stock from ATS in this Offering and the average price per share paid by each group:

                                SHARES OF COMMON      TOTAL
                                 STOCK ACQUIRED   CONSIDERATION  AVERAGE PRICE
                                ----------------- -------------- PER SHARE OF
                                NUMBER(2) PERCENT  $(2)  PERCENT COMMON STOCK
                                --------- ------- ------ ------- -------------
   Existing stockholders(1)....  77,484      82%  $331.9    45%     $ 4.28
   New investors...............  17,400      18    400.0    55       23.00
                                 ------     ---   ------   ---      ------
     Total(1)..................  94,884     100%  $731.9   100%     $ 7.71
                                 ======     ===   ======   ===      ======

(1) Pro forma to reflect the ATS Pro forma Transactions and the CBS Merger.
(2) In Thousands

  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTSOF AMERICAN
                                 TOWER SYSTEMS

  The following unaudited pro forma condensed consolidated financial statements of American Tower Systems consist of an unaudited pro forma condensed consolidated balance sheet as of December 31, 1997 and an unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 adjusted for the ATS Pro Forma Transactions, the CBS Merger including the issuance of $356.0 million of Interim Preferred Stock and payments required under the ARS-ATS Separation Agreement, and this Offering, as if such transactions had been consummated on January 1, 1997 and December 31, 1997 with respect to the unaudited pro forma condensed consolidated statement of operations and unaudited pro forma condensed consolidated balance sheet, respectively. With respect to acquisitions, the pro forma statements give effect only to the ATS Pro Forma Transactions based on their significance in relation to all of ATS's acquisitions and, therefore, do not include all Recent Transactions. The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations should be read in conjunction with American Tower Systems's consolidated financial statements and notes thereto, as well as the financial statements and notes thereto of certain businesses that have been or may be acquired, which are included elsewhere in this Prospectus. The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statement of operations are not necessarily indicative of the financial condition or the results of operations that would have been reported had such events actually occurred on the date specified, nor are they indicative of the results of operations that would have resulted had ATS been operated as a separate, independent company during such periods, and are not necessarily indicative of ATS's future financial conditions or results of operations.

  In reviewing the unaudited pro forma condensed consolidated financial statements set forth below, in addition to the assumptions and other matters noted in the above paragraph and in the notes to the unaudited pro forma condensed consolidated financial statements, it should be noted that estimated incremental costs that will be incurred because ATS will be an independent company have been reflected in the pro forma adjustments. However, there can be no assurance that actual incremental costs for such independent operation will not exceed such estimated amounts.

                       AMERICAN TOWER SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ADJUSTMENTS   PRO FORMA
                                       FOR ATS      FOR ATS
                                      PRO FORMA    PRO FORMA
                                     TRANSACTIONS TRANSACTIONS
                                       AND CBS      AND CBS    ADJUSTMENTS FOR
                          HISTORICAL  MERGER(A)    MERGER(A)   THIS OFFERING(B) PRO FORMA
                          ---------- ------------ ------------ ---------------- ---------
         ASSETS
Cash and cash equiva-
 lents..................   $  4,595    $    996     $  5,591                    $  5,591
Accounts receivable,
 net....................      3,239       1,021        4,260                       4,260
Other current assets....        853         719        1,572                       1,572
Notes receivable........     10,700                   10,700                      10,700
Property and equipment,
 net....................    117,618     142,478      260,096                     260,096
Intangible assets, net..    116,616     474,687      591,303      $ (11,000)     580,303
Deferred income taxes...        --       11,747       11,747                      11,747
Investment in affili-
 ate....................        310                      310                         310
Deposits and other as-
 sets...................      1,425                    1,425                       1,425
                           --------    --------     --------      ---------     --------
 Total..................   $255,356    $631,648     $887,004      $ (11,000)    $876,004
                           ========    ========     ========      =========     ========
 LIABILITIES AND STOCK-
     HOLDERS' EQUITY
Current liabilities, ex-
 cluding current portion
 of long-term debt......   $ 10,896    $  5,996     $ 16,892                    $ 16,892
Interim preferred stock,
 due within one year....        --      356,000      356,000      $(356,000)         --
Deferred income taxes...        418        (418)         --                          --
Other long-term liabili-
 ties...................         32         190          222                         222
Long-term debt, includ-
 ing current portion....     90,177      94,034      184,211        (21,940)     162,271
Minority interest in
 subsidiaries...........        626                      626                         626
Stockholders' equity....    153,207     175,846      329,053        366,940      695,993
                           --------    --------     --------      ---------     --------
 Total..................   $255,356    $631,648     $887,004      $ (11,000)    $876,004
                           ========    ========     ========      =========     ========

    See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet of
                            American Tower Systems.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  The unaudited pro forma condensed consolidated balance sheet as of December 31, 1997 gives effect to the consummation of the ATC Merger, the Gearon Transaction, the OPM Transaction, the Tucson Transaction, the Transfer of Towers from ARS to ATS, the transactions contemplated by the Stock Purchase Agreement (collectively, with the Diablo Transaction, the Meridian Transaction and the MicroNet Transaction, the "ATS Pro Forma Transactions") the CBS Merger, the issuance of $356.0 million of Interim Preferred Stock and payments required under the ARS-ATS Separation Agreement, and this Offering, as if each of the foregoing had occurred on December 31, 1997. See "Business--Recent Transactions" for a description of each of the transactions included in the ATS Pro Forma Transactions.

  (a) The following table sets forth the pro forma balance sheet adjustments with respect to the ATS Pro Forma Transactions and the CBS Merger as of December 31, 1997. (In thousands).

                                                                        TRANSFER   STOCK
                            TUCSON      GEARON        OPM        ATC       OF    PURCHASE      CBS
                          TRANSACTION TRANSACTION TRANSACTION MERGER(I)  TOWERS  AGREEMENT  MERGER(II)   TOTAL
                          ----------- ----------- ----------- --------- -------- ---------  ----------  --------
         ASSETS
Cash and cash
 equivalents............                                      $    996                                  $    996
Accounts receivable,
 net....................                                         1,021                                     1,021
Other current assets....                                           719                                       719
Property and equipment,
 net....................    $ 4,700     $ 5,000     $16,200    112,412   $4,166                          142,478
Intangible assets, net..      7,300      75,000       5,106    376,281                      $  11,000    474,687
Deferred income taxes...                                                                       11,747     11,747
                            -------     -------     -------   --------   ------  --------   ---------   --------
 Total..................    $12,000     $80,000     $21,306   $491,429   $4,166  $     --   $  22,747   $631,648
                            =======     =======     =======   ========   ======  ========   =========   ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities,
 excluding current
 portion of long-term
 debt...................                                      $  5,996                                  $  5,996
Interim preferred stock,
 due within one year....                                                                    $ 356,000    356,000
Deferred income taxes...                                       112,835                       (113,253)      (418)
Other long-term
 liabilities............                                           190                                       190
Long-term debt,
 including current
 portion................    $12,000     $32,000     $21,306     75,128           $(79,400)     33,000     94,034
Stockholders' equity....                 48,000                297,280   $4,166    79,400    (253,000)   175,846
                            -------     -------     -------   --------   ------  --------   ---------   --------
 Total..................    $12,000     $80,000     $21,306   $491,429   $4,166  $     --   $  22,747   $631,648
                            =======     =======     =======   ========   ======  ========   =========   ========

(i) In connection with the ATC Merger, a deferred tax liability of $112.8 million will be established for the differences in bases for book and tax purposes resulting from the transaction. The working capital deficiency of ATC at December 31, 1997 ($3.4 million) has also been recorded as a pro forma adjustment.
(ii) The ARS-ATS Separation Agreement requires ATS to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities to be incurred by ARS attributable to the distribution of the Common Stock to the ARS security holders and certain related transactions to the extent that the aggregate amount of taxes required to be paid by ARS exceeds $20.0 million. The amount of that tax liability is dependent on the "fair market value" of the Class A Common Stock at the time of the consummation of the CBS Merger. Assuming the "fair market value" of ARS's stock interest in ATS was equal to $23.00 per share, the last reported sale price of such stock in the "when-issued" market on April 30, 1998, the total estimated tax reimbursement ATS would be required to make would be between approximately $315.0 and $345.0 million, depending on applicable state tax rates. Such estimate gives effect to deductions of approximately $93.0 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by between approximately $20.5 and $22.5 million, again depending on applicable state tax rates, for each $1.00 change in the "fair market value" of the ATS Common Stock under the tax reporting position to be followed. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change. For information with respect to possible challenges by the Internal Revenue Service (or other taxing authorities) to ATS's positions with respect to such tax liability, see "Risk Factors--Relationship between ATS and ARS--Certain Contingent Liabilities". See also "Relationship between ATS and ARS-- Sharing of Tax and Other Consequences".
  ATS has received a commitment for the Interim Financing providing for the issuance and sale by ATS of up to $400.0 million of Interim Preferred Stock in order to finance ATS's obligation to CBS with respect to tax reimbursement. There can, of course, be no assurance that ATS will be able to satisfy all of the conditions of closing set forth in such commitment. For purposes of the pro forma information, it has been assumed that ATS issued $356.0 million of the Interim Preferred Stock and used the proceeds to fund its tax reimbursement obligation and to pay the commitment and other fees and other expenses of the issue and sale of the Interim Preferred Stock. The proceeds of this Offering will be used principally to redeem the Interim Preferred Stock at a price equal to 101% of the liquidation preference together with accrued and unpaid dividends. The ARS-ATS Separation Agreement also provides for closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. ATS's preliminary estimate of such adjustments is that it will not be required to make a payment of more than $20.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of such payment which would result in additional liability of ATS of approximately $13.0 million (assuming a $20.0 million adjustment payment) under the tax reporting method to be followed. ATS intends to finance such obligations through bank borrowings; pro forma effect has been given to aggregate bank borrowings of approximately $33.0 million in the pro forma balance sheet. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures as well as CBS Merger expenses, ATS is unable to state definitively what payments, if any, will be owed by ATS. See "Relationship between ATS and ARS--Closing Date Adjustments".

  In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATS in contemplation of the separation of ATS and ARS, a portion of the tax with respect to which ATS is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax bases of ATS's assets of approximately $330.0 million. ATS will have potential depreciation and amortization deductions over the next 15 years of $22.0 million per year and recorded a deferred tax asset of approximately $125.0 million to reflect this.

  All of the ATS Pro Forma Transactions (other than the Transfer of Towers) have been or will be accounted for under the purchase method of accounting. The Transfer of Towers from ARS to ATS will be recorded at the historical depreciated net book value of such towers on the books of ARS on the date of transfer.


  The following table describes the financing of the transactions described above.

                                        PURCHASE     BORROWINGS BY COMMON STOCK
                                         PRICE            ATS      ISSUED BY ATS
                                        --------     ------------- -------------
                                                   (IN THOUSANDS)
Tucson Transaction..................... $12,000         $12,000
Gearon Transaction.....................  80,000(i)       32,000       $48,000(i)
OPM Transaction........................  21,306          21,306
ATC Merger............................. 488,693(ii)      75,128       287,532(ii)

--------
(i) Purchase price included approximately 5.3 million shares valued at $9.00 per share.
(ii) Purchase price includes approximately 28.8 million shares valued at $10.00 per share, the estimated fair value when the ATC Merger Agreement was signed.

  On January 22, 1998, ATS issued Common Stock pursuant to the Stock Purchase Agreement for an aggregate of $80.0 million, $79.4 million net of expenses (of which approximately $49.4 million was paid in the form of secured notes due upon consummation of the CBS Merger and the balance in cash).

  ATS issued or expects to issue a total of 59,486,511 shares of Common Stock to effect all of the transactions described above. The following shares have been or will be issued: the Gearon Transaction (5,333,333), the ATC Merger (28,753,178), the Stock Purchase Agreement (8,000,000), and this Offering (17,400,000).

  While the ATS Pro Forma Transactions do not constitute all of the Recent Transactions, management believes that the impact of the Recent Transactions that are not included in the pro forma financial information on revenues, expenses and income from continuing operations, when compared to those that are so included, is not likely to be material. The ATS Pro Forma Transactions, exclusive of the ATC Merger, represented approximately 80% of the more than 550 sites acquired since January 1, 1997 and 85% of the aggregate purchase price thereof. In addition, the ATC Merger (which is included in the ATS Pro Forma Transactions) will represent the acquisition of more than 900 communications sites (including ATC's pending acquisitions involving approximately 60 sites) for approximately 30.0 million shares of Class A Common Stock and the repayment of approximately $125.0 million of debt. For information with respect to other pending acquisitions which are not included in the ATS Pro Forma Transactions and are, in the aggregate, of materially less significance than the ATC Merger, see "Business--Recent Transactions-- Pending Acquisitions".

  (b) To record the effect of the issuance of 17,400,000 shares of Common Stock and the net proceeds (approximately $381.5 million) of this Offering less the write-off of issuance costs related to the Interim Preferred Stock ($11,000) and a 1% premium to redeem the Interim Preferred Stock ($3.56 million).

                       AMERICAN TOWER SYSTEMS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ADJUSTMENTS   PRO FORMA FOR
                                     FOR ATS PRO      ATS PRO
                                        FORMA          FORMA
                                     TRANSACTIONS  TRANSACTIONS
                                       AND CBS        AND CBS    ADJUSTMENTS FOR
                          HISTORICAL  MERGER(A)       MERGER     THIS OFFERING(B) PRO FORMA
                          ---------- ------------  ------------- ---------------- ---------
Net revenues............   $17,508     $ 77,414      $ 94,922                     $ 94,922
Operating expenses......     8,713       41,469        50,182                       50,182
Depreciation and
 amortization...........     6,326       48,539        54,865                       54,865
Corporate general and
 administrative
 expenses...............     1,536        3,000         4,536                        4,536
                           -------     --------      --------                     --------
Operating income
 (loss).................       933      (15,594)      (14,661)                     (14,661)
                           -------     --------      --------                     --------
Other expense:
  Interest expense,
   net..................     2,789       61,943        64,732        $(53,186)      11,546
  Other expense.........        15                         15                           15
  Minority interest in
   net earnings of
   subsidiaries.........       178                        178                          178
                           -------     --------      --------        --------     --------
    Total other expense
     (income)...........     2,982       61,943        64,925         (53,186)      11,739
                           -------     --------      --------        --------     --------
Income (loss) before
 income taxes...........    (2,049)     (77,537)      (79,586)         53,186      (26,400)
Income tax benefit
 (provision)............       473        5,462(c)      5,935            (712)(c)    5,223
                           -------     --------      --------        --------     --------
Income (loss) before
 extraordinary item.....   $(1,576)    $(72,075)     $(73,651)       $ 52,474     $(21,177)
                           =======     ========      ========        ========     ========
Pro forma basic and
 diluted loss per common
 share before
 extraordinary item.....                             $  (0.95)                    $  (0.22)
                                                     ========                     ========
Pro forma common shares
 outstanding(d).........                               77,484          17,400       94,884
                                                     ========        ========     ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                           of American Tower Systems.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

  The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 gives effect to the ATS Pro Forma Transactions and the CBS Merger as if each of the foregoing had occurred on January 1, 1997.

  (a) To record the results of operations for the ATS Pro Forma Transactions and the CBS Merger. The results of operations have been adjusted to: (i) reverse historical interest expense of $6.5 million; (ii) record interest expense of $7.9 million for the year ended December 31, 1997, as a result of approximately $61.0 million of additional net debt to be incurred in connection with the ATS Pro Forma Transactions, after giving effect to the proceeds from the issuance of Common Stock pursuant to the Stock Purchase Agreement for an aggregate purchase price of $80.0 million, $79.4 million net of expenses (of which approximately $49.4 million was paid in the form of secured notes (which were paid upon consummation of the CBS Merger) and the balance in cash); (iii) record additional interest expense related to dividends on the Interim Preferred Stock at an effective annual rate of 11.35% and the amortization of the estimated issuance costs incurred in connection with issuance of the Interim Preferred Stock; and (iv) record interest expense related to additional long-term borrowings incurred to pay an estimated closing date balance sheet adjustment, including related tax reimbursement, of approximately $33.0 million. Because the Interim Preferred Stock is required to be redeemed in one year, ATS has elected to reflect the dividend as interest expense. Each 1/4% change in the interest rate applicable to the change in floating rate debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.2 million. The estimated tax liability shown in clause (iii) which will be initially financed through the issuance of the Interim Preferred Stock is dependent on the "fair market value" of the Class A Common Stock at the time of the consummation of the CBS Merger. ATS's estimates of that tax liability is based on the assumption that the "fair market value" of the Common Stock distributed by ARS was $23.00 per share, the last reported sale price of such stock in the "when-issued" market on April 30, 1998. Such tax liability has a direct effect on the amount of Interim Preferred Stock to be issued and would change by between approximately $20.5 and $22.5 million, depending on the applicable state tax rate, for each $1.00 per share change in the "fair market value" of the Class A Common Stock. For information with respect to possible challenges by the Internal Revenue Service (or other taxing authorities) to ATS's positions with respect to such tax liability, see "Risk Factors--Relationship between ATS and ARS--Certain Contingent Liabilities". See also "Relationship between ATS and
ARS--Sharing of Tax and Other Consequences". The estimated adjustment shown in clause (iv) is to give effect to certain adjustment provisions in the ARS-ATS Separation Agreement that relate to closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures as well as CBS Merger expenses, ATS is unable to state definitively what payments, if any, will be owed by ATS to ARS. See "Relationship between ATS and ARS--Closing Date Adjustments".

  The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $9.1 million for the year ended December 31, 1997 and record depreciation and amortization expense of $48.5 million for the year ended December 31, 1997 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal. The depreciation adjustment also includes the effects of the assumed transfer by ARS to ATS of 16 towers with a historical net book value of $4.2 million, representing an additional equity investment in ATS by ARS.

  A portion of corporate general and administrative expenses of the prior owners have not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATS. Because ATS already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are

  (a) continued

not expected to recur following the acquisition. After giving effect to an estimated $3.0 million of incremental costs, ATS believes that it has existing management capacity sufficient to provide such services without incurring additional incremental costs.

  The following table sets forth the historical results of operations for the ATS Pro Forma Transactions and the CBS Merger for the year ended December 31, 1997 (In Thousands).

                           MERIDIAN     DIABLO     MICRONET     TUCSON      GEARON        OPM
                          TRANSACTION TRANSACTION TRANSACTION TRANSACTION TRANSACTION TRANSACTION
                          ----------- ----------- ----------- ----------- ----------- -----------
Net revenues............    $ 2,385     $6,957      $15,103    $  1,460    $ 29,930    $    863
Operating expenses......      1,730      4,876        8,695         453      19,688       1,146
Depreciation and
 amortization...........        211        393        2,626         166         186         428
Corporate general and
 administrative.........                   500                                              488
                            -------     ------      -------    --------    --------    --------
Operating income
 (loss).................        444      1,188        3,782         841      10,056      (1,199)
Other (income) expense:
 Interest expense, net..         80        110                      198                     636
 Other expense (in-
  come).................                  (133)         (34)        (12)        (95)        (16)
                            -------     ------      -------    --------    --------    --------
Income (loss) from oper-
 ations before income
 taxes..................    $   364     $1,211      $ 3,816    $    655    $ 10,151    $ (1,819)
                            =======     ======      =======    ========    ========    ========
                                                     STOCK
                                      TRANSFER OF  PURCHASE                PRO FORMA
                          ATC MERGER    TOWERS     AGREEMENT  CBS MERGER  ADJUSTMENTS    TOTAL
                          ----------- ----------- ----------- ----------- ----------- -----------
Net revenues............    $20,006     $  710                                         $ 77,414
Operating expenses......      4,138        743                                           41,469
Depreciation and
 amortization...........      4,903        215                             $ 39,411      48,539
Corporate general and
 administrative.........      3,183                                          (1,171)      3,000
                            -------     ------                             --------    --------
Operating income
 (loss).................      7,782       (248)                             (38,240)    (15,594)
Other (income) expense:
 Interest expense (in-
  come), net............      5,439                 $(6,352)   $ 54,046       7,786      61,943
 Other expense (in-
  come).................        514                                            (224)
                            -------     ------      -------    --------    --------    --------
Income (loss) from oper-
 ations before income
 taxes..................    $ 1,829     $ (248)     $ 6,352    $(54,046)   $(45,802)   $(77,537)
                            =======     ======      =======    ========    ========    ========

  (b) To record the elimination of the Interim Preferred Stock dividends and repayment of approximately $22.0 million of debt with proceeds from the Offering. An extraordinary loss aggregating $14.6 million related to the redemption of the Interim Preferred Stock has not been reflected.

  (c) To record the tax effect of the pro forma adjustments and impact on ATS's estimated effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

  (d) Includes shares issued or expected to be issued pursuant to the Gearon Transaction (5,333,333), the ATC Merger (28,753,178), the Stock Purchase Agreement (8,000,000), and this Offering (17,400,000).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  This discussion contains "forward-looking statements," including statements concerning projections, plans, objectives, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. ATS wishes to caution readers that certain important factors may have affected and could in the future affect ATS's actual results and could cause ATS's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of ATS. These important factors include, among others, the risk factors set forth herein under "Risk Factors". The discussion should be read in conjunction with the American Tower Systems Consolidated Financial Statements and the notes thereto contained elsewhere in this Prospectus. As ATS was a wholly-owned subsidiary of American Radio during the periods presented, the consolidated financial statements may not reflect the results of operations or financial position of ATS had it been an independent, public company during such periods. Because of ATS's relatively brief operating history and the large number of recent acquisitions, the following discussion, which relates solely to ATS on an historical basis and does not include acquired companies, and is presented to satisfy certain disclosure requirements of the Securities and Exchange Commission (the "SEC" or the "Commission"), will not necessarily reveal any significant developing or continuing trends. See "Business--Growth Strategy".

  ATS was formed in July 1995 to capitalize on the opportunity in the communications site industry. ATS is a leading independent owner and operator of wireless communications towers in the United States. On a pro forma basis, ATS currently owns and operates more than 1,775 towers in 44 states and the District of Columbia. ATS's rapid growth is a result primarily of numerous strategic acquisitions during 1996 and 1997. During 1996, ATS acquired approximately 15 communications sites and site management businesses involving approximately 250 sites for an aggregate purchase price of approximately $21.0 million. During 1997, its acquisition and construction activity accelerated and ATS acquired or constructed approximately 400 communications sites (and related site management businesses) and its initial site acquisition and voice, video and data transmission businesses. Since January 1, 1998, exclusive of the ATC Merger, ATS has acquired approximately 150 communications sites, a major site acquisition business, and a third teleport. The ATC Merger involved the acquisition of approximately 900 communications sites (including pending acquisitions of approximately 60 sites) in exchange for the issuance of approximately 30.0 million shares of Class A Common Stock and the repayment of approximately $125.0 million of debt. ATS has acquisitions pending for approximately 40 additional towers.

RESULTS OF OPERATIONS

  Management expects that acquisitions consummated to date, particularly the ATC Merger, will have a material impact on future revenues, expenses and income from continuing operations. As indicated in the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997, there is a dramatic difference between the historical results and the pro forma results for each of the foregoing items. The notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997 indicate the effect of certain of the acquisitions, and their impact on revenues, expenses and income from continuing operations. In that connection, the increase in operating expenses and, to a greater extent, depreciation and amortization, each as a percentage of net revenues in the pro forma information compared to the historical information, should be noted. While the ATS Pro Forma Transactions do not constitute all of the Recent Transactions, management believes that the impact of the Recent Transactions that are not included in the pro forma financial information on revenues, expenses and income from continuing operations, when compared to those that are so included, is not likely to be material. The ATS Pro Forma Transactions, exclusive of the ATC Merger, represent approximately 80% of the more than 550 communications sites acquired since January 1, 1997 and ATS's site acquisition and voice, video and data transmission businesses, and 85% of the aggregate purchase price thereof. In addition, the ATC Merger (which is included in the ATS Pro Forma Transactions) represented the acquisition of more than 900 communications sites for approximately 30.0 million shares of Class A Common Stock and the repayment of approximately $125.0 million of debt. For information with respect to other pending acquisitions which are not included in the ATS Pro Forma Transactions and are, in the aggregate, of materially less significance than the ATC Merger, see "Business--Recent Transactions--Pending Acquisitions". Finally, the impact of the construction program of ATS is not reflected to any significant extent in the pro forma information because most of that activity is of more recent origin and is expected to accelerate substantially in 1998. Management believes that potential investors should be aware of the dramatic changes in the nature and scope of ATS's business in reviewing the ensuing discussion of comparative historical results.

YEAR ENDED DECEMBER 31, 1997 AND 1996 (DOLLARS IN THOUSANDS)

  As of December 31, 1997, ATS operated approximately 670 communications sites principally in the Northeast and Mid-Atlantic regions, Florida and California. As of December 31, 1996, ATS operated approximately 270 communications sites, principally in the Northeast and Mid-Atlantic regions and Florida. See the Notes to Consolidated Financial Statements for a description of the acquisitions consummated in 1997 and 1996. These transactions have significantly affected operations for the year ended December 31, 1997 as compared to the year ended December 31, 1996.

                                                                      AMOUNT OF  PERCENTAGE
                                                                       INCREASE   INCREASE
                                                      1996    1997    (DECREASE) (DECREASE)
                                                     ------  -------  ---------- ----------
Tower revenues.....................................  $2,817  $13,025   $10,208     362.4%
Site acquisition service revenues..................     --     2,123     2,123
Video, voice and data transmission revenues........     --     2,084     2,084
Other..............................................      80      276       196     245.0%
                                                     ------  -------   -------
Total operating revenues...........................   2,897   17,508    14,611     504.3%
                                                     ------  -------   -------
Tower expenses.....................................   1,362    6,080     4,718     346.4%
Site acquisition service expenses..................     --     1,360     1,360
Video, voice and data transmission expenses........     --     1,273     1,273
                                                     ------  -------   -------
Operating expenses excluding depreciation and amor-
 tization
 and corporate general and administrative expenses..  1,362    8,713     7,351     539.7%
                                                     ------  -------   -------
Depreciation and amortization......................     990    6,326     5,336     539.0%
Corporate general and administrative expenses......     830    1,536       706      85.1%
Interest expense (income), net.....................     (36)   2,804     2,840       N/A
Minority interest in net earnings of subsidiaries..     185      178        (7)     (3.8%)
Income tax benefit (provision).....................     (46)     473       519       N/A
Extraordinary loss.................................     --       694       694
                                                     ------  -------   -------
Net loss...........................................  $ (480) $(2,270)    1,790     372.9%
                                                     ======  =======   =======
Tower cash flow....................................  $1,535  $ 8,795     7,260     473.0%
                                                     ======  =======   =======
EBITDA.............................................  $  705  $ 7,259   $ 6,554     930.0%
                                                     ======  =======   =======

  As noted above, ATS consummated numerous acquisitions in 1997 and 1996, many of which were of a material size. Except as explained below, substantially all of the increases indicated in the above table were attributable to the impact of these communications sites and related business acquisitions, principally those that occurred in 1997. The increase in depreciation and amortization was primarily attributable to the increase in depreciable and amortizable assets resulting from the 1996 and 1997 acquisitions and, to a substantially lesser extent, completed construction projects. The increase in corporate general and administrative expenses was primarily attributable to the higher personnel costs associated with supporting ATS's greater number of tower properties and growth strategy. The increase in interest expense related to higher borrowing levels which were used to finance 1997 and, to a substantially lesser extent, the 1996 acquisitions. The minority interest in net earnings of subsidiaries represents the elimination of the minority stockholder's earnings of consolidated subsidiaries. The increase is related to increased overall earnings of ATS Needham, LLC, in which ATS holds a

50.1% interest. The effective tax rate for the year December 31, 1997 was approximately 23%. The effective tax rate in 1997 is due to the effect of non-deductible items, principally amortization of goodwill, on certain stock acquisitions. In 1996, ATS recorded a tax provision of approximately $46,000 despite a loss before taxes of approximately $434,000. This primarily resulted from non-deductible items, principally amortization of goodwill for which no tax benefit was recorded. The extraordinary loss in 1997, of approximately $0.7 million net of tax, represents the write-off of deferred financing fees associated with ATS's loan agreement.

YEAR ENDED DECEMBER 31, 1996 AND PERIOD ENDED DECEMBER 31, 1995 (DOLLARS IN THOUSANDS)

  As of December 31, 1996, ATS operated approximately 270 communications sites principally in the Northeast and Mid-Atlantic regions and Florida. As of December 31, 1995, ATS operated three wireless communications sites in Florida. See the Notes to Consolidated Financial Statements for a description of the acquisitions consummated in 1996. These transactions have significantly affected operations for the year ended December 31, 1996 as compared to the period from July 17, 1995 (date of incorporation) to December 31, 1995.

                                                          AMOUNT OF  PERCENTAGE
                                                           INCREASE   INCREASE
                                           1995    1996   (DECREASE) (DECREASE)
                                           -----  ------  ---------- ----------
Total operating revenues.................. $ 163  $2,897    $2,734    1,677.3%
Operating expenses excluding depreciation
 and amortization and corporate general
 and administrative expenses..............    60   1,362     1,302    2,170.0%
Depreciation and amortization.............    57     990       933    1,636.8%
Corporate general and administrative ex-
 penses...................................   230     830       600      260.9%
Interest expense (income), net............   --      (36)      (36)
Minority interest in net earnings of sub-
 sidiary..................................   --      185       185
Income tax benefit (provision)............    74     (46)     (120)       N/A
                                           -----  ------    ------
Net loss.................................. $(110) $ (480)      370      336.4%
                                           =====  ======    ======
Tower cash flow........................... $ 103  $1,535     1,432    1,390.3%
                                           =====  ======    ======
EBITDA.................................... $(127) $  705    $  832        N/A
                                           =====  ======    ======

  As noted above, ATS consummated several acquisitions in 1996, two of which were of a material size. Except as explained below, substantially all of the increases indicated in the above table were attributable to the impact of these communications sites and related business acquisitions that occurred in 1996. The increase in depreciation and amortization was primarily attributable to the increase in depreciable and amortizable assets resulting from the 1996 acquisitions. The increase in corporate general and administrative expense was primarily attributable to the higher personnel costs associated with supporting ATS's greater number of tower properties. The increase in interest income was attributable to higher investable cash balances. The minority interest in net earnings of subsidiary represents the elimination of the minority stockholder's earnings of consolidated subsidiaries. ATS purchased its 50.1% interest in ATS Needham, LLC, in July 1996. In 1996, ATS recorded a tax provision of approximately $46,000 despite a loss before taxes of approximately $434,000. This primarily resulted from non-deductible items, principally amortization of goodwill for which no tax benefit was recorded. The effective tax rate in 1995 was consistent with the statutory rate.

LIQUIDITY AND CAPITAL RESOURCES

  ATS's liquidity needs arise from its acquisition-related activities, debt service, working capital, and capital expenditures. Historically, ATS has met its operational liquidity needs with internally generated funds and has financed the acquisition of tower related properties, including related working capital needs, with a combination of contributions from American Radio and bank borrowings. For the year ended December 31, 1997, cash flows from operating activities were $9.9 million, as compared to $2.2 million in 1996. The change is primarily attributable to working capital investments related to communications site acquisitions and growth.

  Cash flows used for investing activities were $216.8 million for the year ended December 31, 1997. ARS funded substantially all of the ATS investing activities during 1996.

  Cash provided by financing activities was $209.1 million for the year ended December 31, 1997 as compared to $0.1 million in 1996. The increase in 1997 is due to the impact of borrowings under the Loan Agreement, offset somewhat by contributions from American Radio.

  CBS Merger: As a consequence of the consummation of the CBS Merger, all of the shares of ATS owned by ARS were or will be distributed to ARS common stockholders and holders of options to acquire ARS Common Stock or upon conversion of shares of ARS Convertible Preferred Stock. As a consequence of the CBS Merger, ATS ceased to be a subsidiary of, or otherwise affiliated with, American Radio and is currently operating as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATS entered into the ARS-ATS Separation Agreement with CBS and ARS providing for, among other things, the orderly separation of ARS and ATS, the allocation of certain tax liabilities to ATS, certain closing date adjustments relating to ARS, the lease to ARS by ATS of space on certain towers previously owned by ARS and transferred to ATS, and certain indemnification obligations (including with respect to securities laws matters) of ATS.

  ATS's principal obligation is to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities to be incurred by ARS attributable to the distribution of the Common Stock to the ARS security holders and certain related transactions. In light of the significant increase in the trading levels of the Class A Common Stock, ATS and CBS agreed that ARS will treat the distribution on its tax return on a more conservative basis than originally contemplated in order to avoid the possibility of significant interest and penalties for which ATS would be responsible. Assuming the "fair market value" of ARS's stock interest in ATS was equal to $23.00 per share, the last reported sale price of such stock in the "when-issued" market on April 30, 1998, the total estimated tax reimbursement ATS would be required to make would be between approximately $315.0 and $345.0 million, depending on applicable state tax rates. Such estimate gives effect to deductions of approximately $93.0 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by between approximately $20.5 and $22.5 million, again depending on applicable state tax rates, for each $1.00 change in the "fair market value" of the Common Stock under the tax reporting position to be followed. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

  ARS has agreed that it will pursue, for the benefit and at the cost of ATS, a refund claim attributable to the "make-whole" provision, estimated at approximately $90.0 million, based on the assumed "fair market value" set forth above. Any such claim will, in fact, be based on the actual amount of taxes paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful. For information with respect to possible challenges by the Internal Revenue Service (or other taxing authorities) to ATS's positions with respect to such tax liability, see "Risk Factors--Relationship between ATS and ARS--Certain Contingent Liabilities" and "Relationship between ATS and ARS".

   ARS and CBS have agreed that, in computing the amount of taxable gain that is recognized by ARS in connection with the distribution of the Common Stock, ARS shall, subject to certain limitations, if so requested by ATS, report the amount so realized based on the "fair market value" of such stock as determined based on an appraisal prepared by a mutually agreed upon appraiser. Any such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities.

  In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATS in contemplation of the separation of ATS and ARS, a portion of the tax with respect to which ATS is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax bases of ATS's assets of approximately $330.0 million. ATS will have potential depreciation and amortization deductions over the next 15 years of $22.0 million per year and recorded a deferred tax asset of approximately $125.0 million to reflect this.

  The ARS-ATS Separation Agreement also provides for closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. ATS's preliminary estimate of such adjustments is that it will not be required to make a payment of more than $20.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of such payment which would result in additional liability of ATS of approximately $13.0 million (assuming a $20.0 million adjustment payment) under the tax reporting method to be followed. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures as well as CBS Merger expenses, ATS is unable to state definitively what payments, if any, will be owed by ATS. See "Relationship between ATS and ARS--Closing Date Adjustments".

  The ARS-ATS Separation Agreement provides that ARS will contribute tower properties with a net book value of approximately $4.2 million to ATS; 14 of the 16 towers to be so contributed were transferred in January 1998.

  ATS has received a commitment for the Interim Financing providing for the issue and sale by ATS of up to $400.0 million of Interim Preferred Stock in order to finance ATS's obligation to CBS with respect to tax reimbursement. There can, of course, be no assurance that ATS will be able to satisfy all of the conditions of closing set forth in such commitment. ATS intends to issue $356.0 million of the Interim Preferred Stock and to use the proceeds for such purpose and to pay the commitment and other fees and other expenses of the issue and sale of the Interim Preferred Stock. The proceeds of this Offering will be used principally to redeem the Interim Preferred Stock at a price equal to 101% of the liquidation preference together with accrued and unpaid dividends. In the unlikely event such tax reimbursement is not due until after the consummation of this Offering, such proceeds will be used directly to reimburse CBS, to pay such Interim Preferred Stock fees and expenses, and to reduce bank borrowings. ATS intends to finance the closing date balance sheet adjustments, if any, and the related tax reimbursements out of the proceeds of this Offering or, if required earlier, through bank borrowings.

  Stock Purchase Agreement: In January 1998, ATS issued 8,000,000 shares of Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price of $80.0 million, of which an aggregate of 4,487,500 shares of Class B Common Stock and 450,000 shares of Class A Common Stock were issued in exchange for an aggregate of $49.4 million of notes secured by ARS Common Stock having a market value of not less than 175% of the principal amount and accrued and unpaid interest on such notes. The notes were paid out of the proceeds of the CBS Merger. These transactions will increase ATS's ability to fund acquisitions and meet its liquidity and capital resource needs. See "Business--Recent Transactions--Stock Purchase Agreement".

  Loan Agreement: In October 1997, ATS entered into the Loan Agreement, which provides ATS with a $250.0 million loan commitment based on ATS maintaining certain operational ratios and an additional $150.0 million loan at the discretion of ATS, which is available through June 2005. Following the closing of the Loan Agreement and repayment of amounts outstanding under the previous agreement, ATS incurred an extraordinary loss in the fourth quarter of 1997 of approximately $1.2 million, which was recorded net of the applicable income tax benefit of $0.7 million, representing the write-off of deferred financing fees associated with the previous facility. The terms of the Loan Agreement are discussed in the Notes to Consolidated Financial Statements. As of December 31, 1997, ATS had approximately $90.2 million of total long-term debt, of which approximately $88.5 million represented borrowings outstanding under the Loan Agreement. As of such date, assuming consummation of all of the then or currently pending acquisitions, the Stock Purchase Agreement and the CBS Merger, the aggregate amount of long-term debt would have been approximately $330.5 million. In January 1998, the Loan Agreement was amended to reflect the transfer of substantially all of the assets and business of ATSI (immediately prior to consummation of the Gearon Transaction) to ATSLP, as a consequence of which ATSI and ATSLP are co-borrowers and jointly and severally liable under the Loan Agreement and various subsidiaries of ATS and ATSI have guaranteed all of the obligations of ATSI and ATSLP under the Loan Agreement. As of April 30, 1998, approximately $172.5 million of borrowings were outstanding under the Loan Agreement.

  ATS and the Operating Subsidiaries have received commitments for, and are in the process of negotiating definitive agreements with respect to the New Credit Facilities. The New Credit Facilities with ATS would provide for a $150.0 million term loan maturing at the earlier of (i) eight and one-half years or (ii) December 31, 2006, amortizing quarterly in an amount equal to 2.5% of the principal amount outstanding at June 30, 2001 at the end of each quarter between such date and June 30, 2006, both inclusive, and the balance in two equal installments on September 30 and December 31, 2006. The ATS New Credit Facility would be fully drawn at closing and would provide for interest rates determined, at the option of ATS, of either the LIBOR Rate (as to be defined) plus 3.50% or the Base Rate (as to be defined) plus 2.5%. The New Credit Facilities with the Operating Subsidiaries provide for $900.0 million credit facilities maturing at the earlier of (a) eight years or (b) June 30, 2006 consisting of the following: (i) a $250.0 million multiple-draw term loan, (ii) a $400.0 million reducing revolving credit facility and (iii) a $250.0 million 354-day revolving credit facility that converts to a term loan facility thereafter. The interest rate provisions are similar to those in the Loan Agreement, except that the range over the Base Rate is between 0.00% and 1.250% and the range over the LIBOR Rate is between 0.750% and 2.250%. Borrowings under the Operating Subsidiaries' New Credit Facilities are conditioned upon compliance with certain financial ratios and are required to be repaid, commencing June 30, 2001, in increasing quarterly amounts designed to amortize the loans at maturity. The loans to ATS and the Operating Subsidiaries will be cross-guaranteed and cross-collateralized by substantially all of the assets of the consolidated group. The Operating Subsidiaries will be required to pay quarterly commitment fees equal to 0.375% or 0.250% per annum, depending on their consolidated financial leverage, on the aggregate unused portion of the aggregate commitment (other than, until taken down, the 354-day facility on which it is 0.125% until so taken down). Other proposed provisions of the Operating Subsidiaries' New Credit Facilities are comparable to the Loan Agreement, although the financial and other covenants are somewhat more favorable to the Operating Subsidiaries in certain respects, including an increase of the Total Debt (of the Operating Subsidiaries) to Annualized Operating Cash Flow ratio from 6.0:1 to 6.5:1 and the inclusion of a Total Debt (of ATS and the Operating Subsidiaries) to Annualized Operating Cash Flow ratio of 8.0:1. The New Credit Facility of ATS will prohibit the payment of cash dividends and the redemption, purchase or other acquisition of equity securities, except to the extent of the net proceeds of this Offering used to redeem the Interim Preferred Stock. There can, of course, be no assurance that the New Credit Facilities will be executed on terms satisfactory to ATS. In connection with the refinancing, ATS expects to recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998. See "Indebtedness of American Tower Systems".

  During 1997, ATS built or had under construction approximately 80 towers and had additional capital expenditures of approximately $20.6 million. During 1998, ATS (including ATC and other acquired companies) plans to build or commence construction of approximately 550 towers (most of which are on a build to suit basis) at an estimated aggregate cost of approximately $110.0 million, including a contract presently being negotiated with a wireless service company to provide more than 200 towers (of which more than 160 will be newly constructed) for an estimated cost of approximately $32.0 million, although there can be no assurance that such negotiations will result in a definitive agreement.

  A substantial portion of ATS's cash flow from operations is required for debt service. Accordingly, ATS's leverage could make it vulnerable to a downturn in the operating performance of its towers or in general economic conditions. ATS believes that its cash flows from operations will be sufficient to meet its debt service requirements for interest and scheduled payments of principal under the proposed loan agreements. If such cash flows were not sufficient to meet such debt service requirements, ATS might be required to sell equity securities, refinance its obligations or dispose of communications sites or other businesses in order to make such scheduled payments. There can be no assurance that ATS would be able to effect any of such transactions on favorable terms.

  ATS historically has had sufficient cash from its operations to meet its working capital needs, including normal capital expenditures, but excluding financing of acquisitions and construction, and believes that it has sufficient financial resources available to it, including borrowings under the New Credit Facilities, to finance operations for the foreseeable future.

  ATS intends to finance its obligations under pending acquisitions out of the proceeds of borrowings under the Loan Agreement. ATS estimates such obligations aggregate approximately $363.6 million, including the repayment of approximately $125.0 million of debt in connection with the ATC Merger.

  Assuming the execution of the New Credit Facilities on the basis described above, management believes that, upon consummation of this Offering, it will have sufficient funds available to it in order to finance current construction plans and to redeem the Interim Preferred Stock, if issued, or, if not issued, to satisfy its tax reimbursement obligations and, in either event, to fund its closing date balance sheet adjustments obligations under the ARS-ATS Separation Agreement. However, should additional construction or acquisition opportunities become available, ATS may require additional financing during 1998. Any such financing could take the form of an increase in the maximum borrowing levels under the New Credit Facilities (which would be dependent on the ability to meet certain leverage ratios), the issue of debt or senior equity securities (which could have the effect of increasing its consolidated leverage ratios) or equity securities (which, in the case of Common Stock or securities convertible into or exercisable for Common Stock, would have a dilutive effect on the proportionate ownership of ATS by its then existing common stockholders). There can be no assurance that any such financing would be available on favorable terms.

  Management expects that the consummated acquisitions, including the ATC Merger, and current and future construction activities will have a material impact on liquidity. As indicated in the Unaudited Pro Forma Condensed Consolidated Balance Sheet for the year ended December 31, 1997 and the foregoing discussion, there is a substantial difference in the historical liquidity and pro forma liquidity of ATS. Management believes that the acquisition activities once integrated will have a favorable impact on liquidity and will offset the initial effects of the funding requirements. Management also believes that the construction activities may initially have an adverse effect on the future liquidity of ATS as newly constructed towers will initially decrease overall liquidity, although as such sites become more fully operational and achieve higher utilization, they should generate cash flow and, in the longer term, increase liquidity.

  See "Business--Recent Transactions" and the Notes to Consolidated Financial Statements with respect to acquisition and construction commitments.

YEAR 2000

  ATS is aware of the issues associated with the Year 2000 as it relates to information systems. The Year 2000 is not expected to have a material impact on ATS's current information systems because its software is either already Year 2000 compliant or required changes are not expected to be material. Based on the nature of ATS's business, ATS anticipates it is not likely to experience material business interruptions due to the impact of Year 2000 compliance on its customers and vendors. As a result, ATS does not anticipate that incremental expenditures to address Year 2000 compliance will be material to ATS's liquidity, financial position or results of operations over the next few years.

INFLATION

  The impact of inflation on ATS's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future will not have material adverse effect on ATS's operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB released FAS No. 130, "Reporting Comprehensive Income" (FAS 130), and FAS No. 131 "Disclosures about Segments of Enterprise and Related Information" (FAS 131). These pronouncements will be effective in 1998. FAS 130 establishes standards for reporting comprehensive income items and will require ATS to provide a separate statement of comprehensive income; reported financial statement amounts will not be affected by this adoption. FAS 131 established standards for reporting information about the operating segments in its annual report and interim reports. ATS will adopt this standard for its full year 1998 financial information.

  In February 1998, the FASB released FAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (FAS 132), which ATS will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in ATS's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption of this standard will have no effect on reported consolidated results of operations or financial position.

                               INDUSTRY OVERVIEW

  Communications site owners and operators have benefited in recent years from a substantial increase in demand for wireless communications services. The Cellular Telecommunications Industry Association estimates that the number of subscribers to wireless telephone services was approximately five million in 1990. According to The Strategis Group, a telecommunications marketing research firm, the number of subscribers to cellular and PCS is over 50 million today and is projected to increase to over 100 million by the year 2001. This demand has prompted the issuance of new wireless network licenses and construction of new wireless networks. ATS believes that the increase in demand for wireless communications is attributable to a number of factors, including the increasing mobility of the U.S. population and the growing awareness of the benefits of mobile communications, technological advances in communications equipment, decreasing costs of wireless services, favorable changes in telecommunications regulations, and business and consumer preferences for higher quality voice and data transmission. Consequently, more towers will be required to accommodate the anticipated increase in the demand for higher frequency technologies (such as PCS and ESMR) which have a reduced cell range and thus require a denser network of towers. The Personal Communications Industry Association estimates that over 100,000 additional antennae sites will have to be built to accommodate the needs of cellular and PCS over the next ten years.

  ATS believes that as the wireless communications industry has grown it has become more competitive. As a consequence, many carriers may seek to preserve capital and speed access to their markets by focusing on activities that contribute directly to subscriber growth, by outsourcing infrastructure requirements such as owning, constructing and maintaining towers or by co-locating transmission facilities. Previously, carriers typically sourced many of such services in-house, while local non-integrated service contractors focused on specific segments such as radio frequency engineering, site acquisition and tower construction. To meet these carrier needs, independent operators have expanded into a number of associated network and communications site services, such as the selection and acquisition of communications sites (including the resolution of zoning and permitting issues), the design of wireless and broadcast sites and networks, and the construction or supervision of construction of towers. Also, in order to accelerate network deployment or expansion and to generate efficiencies, carriers are increasingly co-locating transmission infrastructure with that of other network operators. The need for co-location has also been driven by regulatory restrictions and the growing interest of local municipalities in slowing the proliferation of towers in their communities by requiring that towers accommodate multiple tenants.

  While the wireless communications industry is experiencing rapid growth, the television broadcasting industry, with strong encouragement from both Congress and the FCC, is actively planning its strategy for the transition from analog to digital technology. This change will be required by a construction timetable imposed on television broadcast licensees by the FCC. The FCC construction timetable, although subject to revision, currently requires a number of television stations to commence digital service as soon as May 1, 1999, and some stations have promised to begin such service earlier. ATS believes that this transition will require a substantial investment in enhanced broadcast infrastructure, including the construction or reengineering of broadcast towers. While ATS expects much of the associated capital requirements will be borne by the broadcasters, management believes that a significant opportunity exists to invest profitably in the creation of tower capacity designed to accommodate digital antennas for television broadcasters. Management believes that, as with the deployment of towers for the wireless carriers, speed to market and limited capital resources will cause certain broadcasters to outsource the construction or reengineering of their towers in order to accommodate digital technology.

  A communications tower's location, height and the loaded capacity at certain wind speeds determine its desirability to wireless carriers and the number of antennae that the tower can support. An antenna's height on a tower and such tower's location determine the line-of-sight of such antenna with the horizon and, consequently, the distance a signal can be transmitted. Some users, such as paging companies and specialized mobile radio ("SMR") providers in rural areas, need higher elevations for broader coverage. Other carriers such as PCS, ESMR and cellular companies in metropolitan areas usually do not need to place their equipment at the highest tower point to maximize transmission distance and quality.

  A tower can be either self-supporting or supported by guy wires. There are two types of self-supporting towers: the lattice and the monopole. A lattice tower is usually tapered from the bottom up and can have three or four legs. A monopole is a tubular structure that is typically used as a single purpose tower or in places where there are space constraints or a need to address aesthetic concerns. Self-supporting towers typically range in height from 50-200 feet for monopoles and up to 1,000 feet for lattices, while guyed towers can reach 2,000 feet or more. A typical communications site consists of a compound enclosing the tower or towers and an equipment shelter (which houses a variety of transmitting, receiving and switching equipment).

  Rooftop or other building top sites are more common in urban downtown areas where tall buildings are generally available and multiple communications sites are required due to high traffic density. One advantage of a rooftop site is that zoning regulations typically permit installation of antennae. In cases of such population density, neither height nor extended radius of coverage is as important. Moreover, the installation of a free-standing tower structure in urban areas will often prove to be impossible due to zoning restrictions, land cost and land availability.

  The cost of construction of a tower varies both by site location (which will determine, among other things, the required height of the tower) and type of tower. Non-broadcast towers (whether on a rooftop or the ground) generally cost between approximately $150,000 and $200,000, while broadcasting towers (which generally are built to bear a greater load) generally cost between approximately $300,000 and $1.0 million if on an elevated location and between approximately $1.0 million and $3.5 million if on flat terrain. While the number of tenants which a tower can accommodate will vary depending on the nature of the services provided by such tenants and the height of the tower, non-broadcast towers of 200-300 feet that are designed to maximize capacity generally are capable of housing between five and ten tenants using an aggregate of between 25 and 50 antennae and broadcasting towers generally are capable of housing between ten and forty tenants using an aggregate of between 50 and 100 antennae. Annual rental payments vary considerably depending upon
(i) the type of service being provided; (ii) the size of the transmission line and the number and weight of the antennae on the tower; (iii) the existing capacity of the tower; (iv) the antenna's placement on, and the location height of, the tower; and (v) the competitive environment.

                                     LOGO

  Lease terms vary depending upon the industry user, with television and radio broadcasters tending to prefer longer term leases (15 to 20 years) than wireless communications service providers (five to ten years). In either case, most of such leases contain provisions for multiple renewals at the option of the tenant. Governmental agencies, because of budgetary restrictions, generally have one-year leases that tend to renew automatically. Leases tend to be renewed because of the complications associated with moving antennae. In the case of a television or radio broadcaster, such a move might necessitate FCC approval and could entail major dislocations and the uncertainty associated with building antennae in new coverage areas. In the case of cellular, PCS and other wireless users, moving one antenna might necessitate moving several others because of the interlocking grid-like nature of such systems. In addition, the increasing difficulty of obtaining local zoning approvals, the environmental activism of community groups and the restrictions imposed upon owners and operators by the FAA and upon tenants by the FCC tend to reduce the number of alternatives available to a tower user. Leases generally provide for annual automatic price increases (escalator provisions) based on specified estimated cost measures or on increases in the consumer price index. Owners and operators generally also receive fees for installing customers' equipment and antennae on the communications site.

  Wireless communications towers are owned by a wide range of companies, including wireless communications providers, regional Bell operating companies, long distance companies, television and radio broadcasting companies, independent tower operators, utilities and railroads. Despite the increasing demand for communications sites, the industry remains highly fragmented, with few independent operators owning a large number of towers. ATS estimates that no one independent tower owner and operator (one which owns and operates communications sites principally for other entities) owns more than 2% of the towers in the United States. The pace of consolidation has begun to accelerate, however, as the larger independent operators continue to acquire small local or regional operators and purchase communications sites and related assets from wireless communications carriers. Management believes that a major factor contributing to such consolidation is the emergence of many major companies seeking to provide increasingly sophisticated wireless services on a national basis. This, in turn, creates a need for substantial companies capable of developing and constructing networks of communications sites and maintaining and servicing the sophisticated support facilities associated with ongoing operations. ATS believes that the national and other large wireless service providers will prefer to deal with a company that can meet the majority of such providers' needs within a particular market or region, rather than, as in the past, a large number of individual tower owners, construction companies and other service providers. See "Risk Factors".

  Unlike the fragmented nature of the communications site business, customers in all segments of the wireless communications industry and the broadcast industry tend to be large, well capitalized national companies.

  As a consequence of the foregoing factors, as well as the lack of seasonality of the industry, the communications site industry is characterized by a predictable and recurring stream of income.

                                   BUSINESS

GENERAL

  American Tower Systems is a leading independent owner and operator of wireless communications towers in the United States. As a consequence of its current industry position and experience, ATS believes it is favorably positioned to capitalize on the growth opportunities inherent in a rapidly expanding and highly fragmented communications site industry. Since its organization in 1995, ATS has grown, predominantly through acquisitions, to a company operating more than 1,775 towers in 44 states and the District of Columbia. Although it intends to pursue strategic acquisitions, ATS plans to focus on tower construction and to build or commence construction of approximately 550 towers in 1998, at an estimated aggregate cost of approximately $110.0 million. For the year ended December 31, 1997, giving effect to the ATS Pro Forma Transactions, ATS had net revenues and EBITDA of $94.9 million and $40.2 million, respectively.

  ATS's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including PCS, cellular, ESMR, SMR, paging and fixed microwave, as well as radio and television broadcasters. ATS also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, tower construction and antennae installation. ATS intends to expand these services and to capitalize on its relationships with its wireless customers through major projects to construct towers for them that ATS will own and operate. ATS is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and Texas.

  ATS is geographically diversified with significant networks of communications towers throughout the United States. Its largest networks are in California, Florida and Texas, and it owns and operates or is constructing tower networks in numerous cities, including Albuquerque, Atlanta, Austin, Baltimore, Boston, Dallas, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Minneapolis, Nashville, New York, Philadelphia, Sacramento, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

  ATS has a diversified base of approximately 2,500 customers, no one of which accounted for more than 10% of its 1997 net pro forma revenues from site leasing activities and the five largest of which account for less than 30% of such net revenues. ATS's wide range of customers include most of the major wireless service providers in that industry, including Airtouch, Alltell, AT&T Wireless Services, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, Houston Cellular, Metrocall, Mobile Comm, Nextel, Omnipoint, PacBell, PageNet, PowerTel, PrimeCo PCS, SkyTel, Southwestern Bell, Sprint PCS and Western Wireless. In addition, most of the major companies in the radio and television broadcasting industry are ATS's customers, including ABC, CBS, Chancellor Media, Clear Channel, CNN, Fox, Jacor and NBC. ATS's site acquisition services are provided to most of such wireless service providers, and ATS has constructed or is constructing towers on a build to suit basis for companies such as Nextel, Omnipoint and Southwestern Bell and is negotiating a contract with another wireless service provider to provide up to an aggregate of 200 towers (of which more than 160 would be newly constructed). The principal users of ATS's video, voice and data transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and HBO.

  Management estimates that its site leasing activities, which it believes generate the highest profit margin of its businesses, account for approximately 56% of its ongoing pro forma net revenues; site acquisition activities (including construction for others) account for 24%; and the video, voice and data transmission business accounts for 20%. However, in light of management's intention to focus on construction activities, which will increase the number of antennae sites available for leasing, ATS believes that leasing activities are likely to grow at a more rapid rate than other aspects of its business.

  ATS derives its revenue from various industry segments. The percentage of ATS's pro forma net revenues derived from the various industry segments (including from its site acquisition activities) is estimated to be approximately as follows: PCS-- 23%; paging--13%; ESMR--12%; cellular--9%; two-way radio--5%; SMR--3%; radio and television broadcasting--3%; microwave-- 3%; governmental and others--3% and private industrial users--1%. The remaining approximately 25% of such revenues are derived from its video, voice and data transmission customers which are primarily the major television networks, CNN and HBO. Management believes that the foregoing percentages are not necessarily indicative of future contributions likely to be made by the various aspects of its business or of the several different types of wireless providers, particularly in light of the anticipated growth of PCS, cellular and ESMR compared to other wireless providers and management's intended focus on build to suit and other tower construction activities.

  ATS's growth strategy is designed to enhance its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. The principal elements of this strategy are: (i) to maximize utilization of antennae sites through targeted sales and marketing techniques; (ii) to expand its tower construction activities, principally through build to suit projects; and (iii) to pursue strategic acquisitions, designed principally to facilitate entry into new geographic markets and to complement the construction program.

  ATS believes that as the wireless communications industry has grown it has become more competitive. As a consequence, many carriers may seek to preserve capital and speed access to their markets by focusing on activities that contribute directly to subscriber growth and by outsourcing infrastructure requirements such as owning, constructing and maintaining towers. ATS also believes that many carriers are, for similar reasons, increasingly co-locating transmission facilities with those of others, a trend likely to be accelerated because of regulatory restrictions and the growing tendency of local municipalities to require that towers accommodate multiple tenants. Management also believes that national and other large wireless service providers will prefer to deal with a company, such as ATS, that can meet the majority of such providers' needs within a particular market or region, rather than, as in the past, with a large number of individual tower owners, construction companies and other service providers. See "Risk Factors".

  Management believes that, in addition to such favorable growth and outsourcing trends, the communications site industry and ATS will benefit from several favorable characteristics, including the following: (i) a recurring and growing revenue stream based to a significant extent on long-term leases;
(ii) low tenant "churn" due to the costs and disruption associated with reconfiguring a wireless network or broadcasting location; (iii) a customer base which is diversified by industry, among customers within each industry and geographical area, and which consists principally of large, financially responsible national companies; (iv) favorable absolute and incremental tower cash flow margins due to low variable operating costs; (v) low on-going maintenance capital requirements; (vi) local government and environmental initiatives to reduce the numbers of towers thereby requiring carriers to co-locate antennae; and (vii) opportunity to consolidate in a highly fragmented industry, thereby creating the potential for enhanced levels of customer service and operating efficiency.

GROWTH STRATEGY

  ATS's objective is to enhance its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. ATS's growth strategy consists of the following principal elements:

    Internal Growth through Sales, Service and Capacity
  Utilization. Management believes that a substantial opportunity for profitable growth exists by maximizing the utilization of existing and future towers. Because the costs of operating a site are largely fixed, increasing tower utilization significantly improves site operating margins. Moreover, when a specific tower reaches full antennae attachment capacity, ATS is often able to construct an additional tower at the same location, thereby further leveraging its investment in land, related equipment and certain operating costs, such as taxes, utilities and telephone service.

    ATS intends to use targeted sales and marketing techniques to increase utilization of both existing and newly constructed towers and to maximize investment returns on acquired towers with underutilized capacity. Management believes that the key to the success of this strategy lies in its ability to develop and consistently deliver a high level of customer service, and to be widely recognized as a company that makes realistic commitments and then delivers on them. Since speed to market and reliable network performance are critical components to the success of wireless service providers, ATS's ability to assist its customers in meeting these criteria will ultimately define its marketing success and capacity utilization. ATS targets wireless providers that are expanding or improving their existing network infrastructure as well as those deploying new technologies.

    Growth by Construction. ATS believes that attractive investment returns can be achieved by constructing new tower networks in and around markets in which it already has a presence, along major highways, and in targeted new markets, particularly markets that have not been significantly built out by carriers or other communications site companies. By working with one or more "anchor" tenants, ATS will seek to develop an overall master plan for a particular network by locating new sites in areas identified by its customers as optimal for their network expansion requirements. ATS generally secures commitments for leasing prior to commencing construction, thereby minimizing, to some extent, the risks associated with the investment. See "Risk Factors--Construction of New Towers". In certain cases, ATS may identify and secure all zoning and other regulatory permits for a site in anticipation of customer demand, with actual construction being delayed until an anchor tenant is secured on reasonable terms. Strategic acquisitions will also be pursued as a means of filling out or, in certain cases, initiating, a tower network.

    Because of the relatively attractive initial returns which can be achieved from new tower construction, and because ATS can design and build towers to specifications that assure ample future capacity and minimize the need for future capital expenditures, management intends to place a strong emphasis on new tower development for the foreseeable future. Management also intends to pursue new tower construction to service the demand for digital television and for tower space for radio antennae displaced by digital television requirements. Over time, management believes that more than half of its towers will result from new construction, with the vast majority of these designed to serve the wireless communications industry.

    During 1997, ATS (including ATC and other acquired companies) constructed or had under construction approximately 240 towers, including those constructed for and owned by third parties. During 1998, ATS (including ATC and other acquired companies) plans to construct or have under construction approximately 550 towers (most of which are on a build to suit basis) at an estimated aggregate cost of approximately $110.0 million, including a contract that ATS is actively negotiating with a wireless service company to provide more than 200 towers (of which more than 160 would be newly constructed) for an estimated cost of approximately $32.0 million. In addition, ATS is seeking other build to suit projects, although there can be no assurance that any definitive agreements will result.

    The ability to obtain, and commit to, large new construction projects will require significant financial resources. Management believes that its cost of capital, relative to the cost of capital of its competitors, will be an important factor in determining the success of its growth by construction strategy. Based on its previous capital market transactions, management believes that it has a good reputation in the financial community, including among banks, investment banking firms, institutional investors and public investors, and that such reputation will help it attract capital on the favorable terms necessary to finance its growth. However, there can be no assurance that funds will be available to ATS on such terms.

    Growth by Acquisition. ATS intends to continue to target strategic acquisitions in markets or regions where it already owns towers as well as new markets, possibly including non-U.S. markets. ATS has achieved a leading industry position primarily through acquisitions. ATS will attempt to increase revenues and operating margins at acquired communications sites through expanded sales and marketing efforts, improved customer service, the elimination of redundant overhead and, in certain instances, increasing tower capacity. Acquisitions are evaluated using numerous criteria, including potential demand, tower location, tower height, existing capacity utilization, local competition, and local government restrictions on new tower development. ATS also intends to pursue, on a selective basis, the acquisition of site acquisition companies and providers of video, voice and data transmission services. ATS may also pursue acquisitions related to the communications site industry, including companies engaged in the tower fabrication business.

    While to date the majority of ATS's growth has resulted from acquisition activities, management expects to shift ATS's emphasis more towards build to suit and new tower construction, where it believes investment returns are more attractive. It will, however, continue to evaluate numerous acquisition prospects, and expects to consummate selected acquisitions when the economics or fit are sufficiently attractive.

PRODUCTS AND SERVICES

  . LEASING OF ANTENNAE SITES. ATS's primary business is the leasing of antennae sites on multi-tenanted communications towers to companies in all segments of the wireless communications and broadcasting industries. Giving effect to pending acquisitions, ATS will have more than 1,775 towers in 44 states and the District of Columbia, approximately 490 of which are managed for others, including approximately 280 rooftop antennae.

  ATS rents tower space and provides related services for a diverse range of wireless communications industries, including PCS, cellular, ESMR, SMR, paging, fixed microwave, as well as radio and television broadcasters. ATS is geographically diversified with significant tower networks throughout the United States with its largest networks in California, Florida and Texas, and owns and operates communications sites or is constructing tower networks in cities such as Albuquerque, Atlanta, Austin, Baltimore, Boston, Dallas, Houston, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Minneapolis, Nashville, New York, Philadelphia, Sacramento, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

  ATS's leases, like most of those in the industry, generally vary depending upon the industry user, with television and radio broadcasters preferring long term leases (generally from 15 to 20 years), and wireless communications providers favoring somewhat shorter lease terms (generally from five to ten years), with multiple renewals at the option of the tenant. However, ATC's leases tend to be of shorter duration, generally two years, and permit earlier termination if ATC attempts to impose price increases relating to escalator provisions. Leases tend to be renewed due to the costs and disruption associated with reconfiguring a network or broadcast location.

  Most of ATS's leases have escalator provisions (annual automatic increases based on specified estimated cost measures or on increases in the consumer price index) that permit ATS to keep pace with inflation. While these provisions are not by themselves intended to be a primary source of growth, they provide a stable and predictable growth component that is then enhanced by increased tower utilization.

  The number of antennae which ATS's towers can accommodate varies depending on the type of tower (broadcast or non-broadcast), the height of the tower, and the nature of the services provided by such antennae, although broadcasting towers generally are capable of holding more and larger antennae and serving more tenants than non-broadcasting towers. Annual rental payments vary considerably depending upon (i) the type of service being provided; (ii) the size of the transmission line and the number and weight of the antennae on the tower; (iii) the existing capacity of the tower; (iv) the antenna's placement on, and the location and height of, the tower; and (v) the competitive environment. Management believes that it is not possible to state with any degree of precision the vacancy or unused capacity of a "typical" tower, group of related towers or all of its towers for a variety of reasons, including, among others, the variations that occur depending on the types of antennae placed on the tower, the types of service being provided by the tower users, the type and location of the tower or towers, the ability to build other towers so as to configure a network of related towers, whether any of the users have imposed restrictions on competitive users, and whether there are any environmental, zoning or other restrictions on the number or type of users.

  Build to Suit Business. Historically, cellular and other wireless service providers have constructed a majority of their towers for their own use, while usually outsourcing certain services such as site acquisition and construction management. More recently, however, service providers have expressed a growing interest in having independent companies own the towers on which they will secure space under long-term leases. Management believes this trend is the result of a need among such providers to preserve capital and to speed access to their markets by focusing on activities that contribute to subscriber growth and by outsourcing infrastructure requirements such as owning, constructing and maintaining towers, or by co-locating their transmission infrastructure. ATS has positioned itself as an attractive choice for this build to suit opportunity. It has done so by acquiring and developing reputable site acquisition companies with established client relationships in both site acquisition and construction management, and by securing the financial resources necessary to participate in the build to suit arena on a substantial scale. Management believes companies that are able to demonstrate the ability to successfully locate, acquire and permit sites and finance and construct towers in a timely manner will be used by a significant number of wireless service providers on an expanded basis. ATS is currently engaged in build to suit efforts for a range of clients including Nextel, Omnipoint, Prime and Southwestern Bell and is actively negotiating with another wireless service company to provide more than 200 towers of which more than 160 would be newly constructed towers.

  In most cases, well engineered and well located towers built to serve the specifications of an initial anchor tenant in the wireless communications sector will attract three or more additional wireless tenants over time, thereby increasing revenue and enhancing margins. ATS has had only limited experience, to date, with build to suit projects and those that it has completed and that are operational have been on a much smaller scale than those that it is negotiating or will seek in the future. Management believes that ATS's favorable results (occupancy and financial) achieved on completed projects are not representative of the results likely to be achieved from the larger projects ATS is currently contemplating and, therefore, has not included information with respect to the typical vacancy rates or financial results that can be expected to be generated by such build to suit projects. See "Risk Factors--Construction of New Towers" for a description of certain risks involved in tower construction, particularly those involving large build to suit projects.

  Communications Site Management Business. ATS is a leading manager of communications sites, principally rooftop sites but also ground towers, for other owners. A principal aspect of this business is the development of new sources of revenue for building owners by effectively managing all aspects of rooftop telecommunications, including two-way radio systems, microwave, fiber optics, wireless cable, paging and rooftop infrastructure construction services. ATS manages approximately 490 sites (of which approximately 280 are rooftops) in 35 states. Management contracts are generally for a period of five years and contain automatic five-year renewal periods unless terminated by either party on notice prior to such renewal term or upon an uncured default. Pursuant to these contracts, ATS is responsible for marketing antennae sites on the tower, reviewing existing and negotiating future license agreements with tenant users, managing and enforcing those agreements, supervising installation of equipment by tenants to ensure, among other things, non-interference with other users, supervising repairs and maintenance to the towers, as well as site billing, collections and contract administration. In addition, ATS handles all calls as well as questions regarding the site so that the building management team or owner is relieved of this responsibility. For such services, ATS is entitled to a percentage of lease payments, which is higher for new tenants than for existing tenants. Upon any termination of a contract, unless because of its default, ATS is entitled to its percentage with respect to then existing tenants so long as they remain tenants.

  . SITE ACQUISITION BUSINESS. ATS's site acquisition division has developed more than 8,000 sites in 48 states and currently has field offices in 13 major cities including Atlanta, Chicago, Charlotte, Cleveland, Jacksonville, New Orleans and Seattle. The site selection and acquisition process begins with the network design. Highway corridors, population centers and topographical features are identified within the carrier's existing or proposed network, and drive tests are performed to monitor all PCS, cellular and ESMR frequencies to locate the systems then operating in that geographic area and identify where any holes in coverage may exist. Based on this data, the carrier and ATS develop a "search ring", generally of one-mile radius, within which the site acquisition department identifies land available either for purchase or lease. ATS personnel select the most suitable sites, based on demographics, traffic patterns and signal characteristics. The site is then submitted to the local zoning/planning board for approval. If the site is approved, in certain instances ATS will supervise construction of the towers and other improvements on the communications site. ATS's site acquisition services are provided on a fixed fee or time and materials basis. Existing users of ATS's site acquisition business include Airtouch, Alltel, AT&T Wireless Services, Ameritech, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, MobileComm, PageNet, Power Tel, SkyTel, Southwestern Bell, Sprint PCS and Western Wireless. While ATS will continue to provide site acquisition services to those customers desiring them, it also intends to actively market its construction and leasing services as an extension of these services.

  . VOICE, VIDEO AND DATA TRANSMISSION BUSINESS. ATS's voice, video and data transmission business is operated in the New York City to Washington, D.C. corridor and in Texas. A teleport is the technical link for all video, voice and data transmission to and from ground based, terrestrial sources and satellites. A typical teleport facility consists of 20-40 satellite dishes (antennae), a 24-hour, 365-day operations center, microwave and fiber optics links, and generators and other support facilities. ATS owns a teleport outside of New York City and has an agreement to acquire a teleport outside of Washington, D.C., and distributes video, voice and data over the New York to Washington D.C. corridor through a fiber and microwave network, including 13 towers. The New York teleport system is located on a 70-acre owned site which is zoned for 29 microwave dishes of which 22 are existing, thereby providing significant expansion capacity. The Washington teleport system is located in northern Virginia, inside of the Washington Beltway, on ten acres and houses 40 antennae with the capacity for an additional ten antennae. The network includes both fiber and microwave channels, is used by all of the major television broadcast networks, and accesses all domestic and major international satellites in the operating region. The system is able to distribute voice, video and data through satellite or terrestrial distribution. The Texas system consists of a teleport outside of Dallas that enables it to distribute video, voice and data from Dallas to Corpus Christi through a fiber and microwave network including 35 towers. This system includes 15 microwave dishes and covers the most populated area of Texas, servicing Austin, Corpus Christi, Dallas, Houston and San Antonio. The system connects to all major sports and convention venues, video companies and broadcast networks in those cities. The principal users of ATS's video, voice and data transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and HBO.

CUSTOMERS

  ATS's customers aggregate approximately 2,500 and include many of the major companies in the wireless communications industry. While none of ATS's customers accounted for as much as 10% of its 1997 pro forma net revenues from site leasing activities, most of the customers named below account for more than 1% of such revenues and each is considered by ATS to be an important customer:

   (i) Cellular and PCS: Airtouch, Alltell, AT&T Wireless, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, Houston Cellular, Mobile Comm, Omnipoint, PacBell, Prime Co, PCS, Southwestern Bell Mobile Systems (operating as Cellular One), and Sprint PCS;

   (ii)  Paging: Arch, Metrocall, PageMart PageNet and Pittencrief;

   (iii) ESMR: Nextel

   (iv) Television and Radio Broadcasting: ABC, CBS, Chancellor Media, Clear Channel, CNN, Fox, Jacor Communications and NBC.

  ATS's site acquisition activities, which afford ATS the opportunity to furnish additional services such as the construction and leasing of communications sites, are provided to most of the cellular, PCS and ESMR customers listed above. ATS has constructed or is constructing towers on a build to suit basis for companies such as Nextel, Omnipoint and Southwestern Bell and is negotiating an agreement to provide 200 towers for another wireless provider.

  The principal users of ATS's video, voice and data transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and HBO. Revenues are derived from two sources of approximately equal significance: (i) contracted, long-term services of a regular, recurring nature and (ii) nonrecurring services relating to special news or events. Monthly transmissions average approximately 3,500 at ATS's teleports.

MANAGEMENT ORGANIZATION

  ATS is headquartered in Boston and is organized on a regional basis with each region being headed by a vice president who reports to the Chief Operating Officer. Its current regional operations are based in Boston, Atlanta, Houston and the San Francisco Bay area, although additional regional centers may develop over time. Management believes that its regional operations centers which are in varying stages of development should ultimately be capable of responding effectively to the opportunities and customer needs of their respective defined geographic areas and that these operations centers should have skilled engineers, construction management and marketing personnel. Management also believes that over time enhanced customer service and greater operating efficiencies can be achieved by centralizing certain operating functions, including accounting and lease administration. Such centralization, when achieved, will enable key information about each site, tower lease and customer to become part of a centralized database, with communications links to regional operations centers.

  In conjunction with its acquisition of various companies, management believes it has obtained the services of key personnel with skills in areas such as engineering, site acquisition, construction management, tower operations, marketing, lease administration, and finance. As ATS seeks to expand its size and improve on the quality and consistency of service delivery, it believes it needs to complete the staffing of its existing regions and may, in the longer term, need to supplement its current workforce in certain critical areas, develop new regional centers and intensify its dedication to customer service. Accordingly, management is actively recruiting key personnel to complete the staffing of its regional operations centers and to strengthen and deepen its corporate group. ATS focuses its efforts on recruiting people from the industry sectors it serves and in some instances recruiting skilled engineers, marketing and other personnel from outside the communications site, wireless communications and broadcasting industries.

HISTORY

  In early 1995, Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of American Radio, and other members of American Radio's management, recognized the opportunity in the communications site industry as a consequence of ARS's ownership and operation of broadcast towers. ATS was formed in July 1995 to capitalize on this opportunity. During 1996, ATS's acquisition program was modest, entailing the acquisition of companies owning an aggregate of 15 communications sites and managing approximately 250 sites for others, for an aggregate purchase price of approximately $21.0 million. During that year, however, ATS entered into several more significant acquisition agreements that were consummated in 1997.

RECENT TRANSACTIONS

  Of the following Recent Transactions, only the Meridian Transaction, the Diablo Transaction, the MicroNet Transaction, the Tucson Transaction, the Gearon Transaction, the OPM Transaction, the ATC Merger and the Transfer of Towers from ARS to ATS are included in the ATS Pro Forma Transactions.

  Consummated Acquisitions. Since January 1, 1997, exclusive of the ATC Merger, ATS has consummated more than 15 acquisitions (including those agreed to in 1996) involving more than 550 sites (including sites on which towers are to be constructed) and its site acquisition and voice, video and data transmission businesses.

  In May 1997, ATS consummated, among others, three acquisitions as follows:
(i) the purchase of two related companies engaged in the site acquisition business for unaffiliated third parties in various locations in the United States for approximately $13.0 million; (ii) the purchase of a tower site management business, in Georgia, North Carolina and South Carolina for approximately $5.4 million of 21 tower sites, and (iii) the purchase of a 70% interest in a business that will initially own and operate communications towers that are to be constructed on 58 sites in northern California; the remaining 30% of the joint venture (ATS/PCS) is owned by an unaffiliated party. ATS paid the other party approximately $0.8 million in cash for its 70% interest and is obligated to provide equity financing for the construction of those towers (estimated at approximately $5.3 million) as well as any others that the joint venture may construct. See "--Pending Acquisitions".

  In July 1997, ATS consummated four unrelated acquisitions, including the purchase for approximately $33.5 million for 56 sites and a tower site management business in southern California (the "Meridian Transaction").

  In October 1997, ATS consummated two unrelated acquisitions as follows: (i) 110 sites and a site management business primarily in northern California for approximately $45.0 million (the "Diablo Transaction"); and (ii) 128 owned or leased tower sites, principally in the Mid-Atlantic region, with the remainder in California and Texas, and the video, voice and data transmission business for approximately $70.25 million (the "MicroNet Transaction").

  In January 1998, ATS consummated the acquisition of OPM-USA-INC. ("OPM"), a company which owned approximately 90 towers at the time of acquisition (the "OPM Transaction"). In addition, OPM is in the process of developing an additional approximately 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. ATS has also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.7 million).

  In January 1998, ATS consummated the Gearon Transaction pursuant to which ATSI merged with a company engaged primarily in the site acquisition business for unaffiliated third parties that also owned or had under construction 40 tower sites. The merger price of approximately $80.0 million was paid by delivery of 5,333,333 shares of Class A Common Stock, the payment of approximately $32.0 million in cash and assumed liabilities.

  In January 1998, as part of the CBS Merger, ARS transferred to ATS 14 of the 16 communications sites currently used by American Radio and various third parties and ARS and ATS entered into leases or subleases of space on the towers transferred. The remaining two communications sites will be transferred and leases entered into following the acquisition by ARS of the sites from third parties. See "Relationship between ATS and ARS--Lease Arrangements".

  In January 1998, ATS consummated the purchase of a communications site with six towers in Tucson, Arizona (the "Tucson Transaction") for approximately $12.0 million.

  In February 1998, ATS acquired 11 communications tower sites in northern California for approximately $11.8 million.

  In May 1998, ATS purchased the assets relating to a teleport serving the Washington, D.C. area for a purchase price of approximately $30.5 million. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres.

  In May 1998, ATS acquired a broadcasting tower in the Boston area for 720,000 shares of Class A Common Stock.

  ATC Merger. On May , 1998, ATS consummated the ATC Merger Agreement pursuant to which ATC merged with and into ATS which is the surviving corporation. Pursuant to the ATC Merger, ATS issued (or will issue) an aggregate of approximately 30.0 million shares of Class A Common Stock (including shares issuable upon exercise of options to acquire ATC Common Stock which, to the extent they were outstanding as of the effectiveness of the ATC Merger, became options to acquire Class A Common Stock). The 30.0 million shares of Class A Common Stock represented 35% of the aggregate number of shares of Common Stock which were outstanding immediately after consummation of the ATC Merger on a pro forma basis, assuming the exercise of all ATS and ATC stock options outstanding immediately prior to the ATC Merger, but before giving effect to the acquisitions described in the preceding paragraph under "--Pending Acquisitions" below.

  As a condition to consummation of the ATC Merger, Messrs. Dodge and Stoner entered into a voting agreement with ATC and certain of the ATC common stockholders, pursuant to which Messrs. Dodge and Stoner agreed to vote in favor of the election of each of Messrs. Lummis and Mays (or any other nominee of Mr. Lummis and Clear Channel reasonably acceptable to the ATS Board of Directors) so long as Mr. Lummis and Clear Channel (or their respective affiliates), as the case may be, hold at least 50% of the shares of Class A Common Stock to be received by him or it, as the case may be, in the ATC Merger.

  Chase Capital, which is an affiliate of Chase Equity Associates, a stockholder of ARS and ATS, and Mr. Chavkin, a director of ARS and ATS, owned approximately 18.1% of the ATC Common Stock as of April 6, 1998 and had a representative on the ATC Board of Directors. See "Principal and Selling Stockholders." Summit Capital of Houston ("Summit Capital") received a $2.25 million broker's fee from ATC upon consummation of the ATC Merger. Fred Lummis, the former President and Chief Executive Officer of ATC, and a director of ATS, is an affiliate of Summit Capital.

  The provisions of the ATC Merger Agreement are comparable to those customary in similar transactions, including without limitation (a) detailed, substantially identical representations and warranties of ATS and ATC which did not survive consummation of the ATC Merger; (b) covenants as to the interim conduct of the business of ATS and ATC; (c) agreements of ATS to (i) indemnify the officers and directors of ATC and to maintain officer and director insurance for their benefit, (ii) maintain employment benefits for a period of one year for officers and employees of ATC, both on terms and conditions comparable to those presently in effect, and (iii) continue the employment of ATC employees at existing salary levels for a period of one year; and (d) closing conditions, including (i) the receipt of opinions of counsel that the ATC Merger qualifies as a tax-free "reorganization" for federal income tax purposes, (ii) the election of Messrs. Lummis and Mays as directors of ATS; and (iii) the amendment of the ATS Restated Certificate as described under "Description of Capital Stock--Common Stock--ATC Merger Amendments". The ATC Merger Agreement provided, among other conditions of consummation, that there shall not have been any event which shall have had a Material Adverse Effect (as defined in the ATC Merger Agreement) on ATS or ATC.

  ATC was a leading independent owner and operator of wireless communications towers and operated approximately 850 towers in 32 states, including approximately 125 towers managed for a third party owner and had agreed to acquire approximately 60 additional towers in 1998 at an aggregate estimated cost of approximately $28.0 million.

  ATC rented tower space and provided related services to wireless communications service providers, as well as operators of private networks and government agencies, for a diverse range of applications including cellular, PCS, ESMR, SMR, paging and fixed microwave. ATC owned and operated towers in 45 of the largest 100 metropolitan statistical areas in the United States and has clusters of towers in cities such as Albuquerque, Atlanta, Baltimore, Dallas, Houston, Jacksonville, Kansas City, Nashville, San Antonio and San Diego. ATC had a diversified base of approximately 865 customers, no one of which accounted for more than 10% of its net revenues for the year ended December 31, 1997. ATS's wide range of customers included most of the major wireless service providers such as Bell South Mobility, GTE Mobilnet, Houston Cellular, Nextel, PageMart, PageNet, Pittencrief Communications, SBC Communications, Sprint PCS, and various government agencies. For the year ended December 31, 1997, ATC had net revenues and EBITDA of $20.0 million and $12.7 million, respectively.

  ATC was organized in October 1994 by an investor group led by Summit Capital Inc. and Chase Capital to acquire Bowen-Smith Corp. ("Bowen-Smith"). Bowen-Smith had been in the tower rental business since 1966, initially serving the communications tower requirements of two-way radio and microwave transmission users. At the time of the acquisition (the "Bowen-Smith Acquisition"), Bowen-Smith owned 184 towers on 175 sites located primarily in Texas, Louisiana and Oklahoma. Within the first year after the Bowen-Smith Acquisition, ATC acquired or constructed more than 75 towers. In December 1995, ATC acquired 103 towers from CSX Realty Development Corporation, and in October 1996, ATC acquired 154 towers from Prime Communication Sites Holding, L.L.C. In June 1997, ATC completed a private placement of common stock with Clear Channel representing approximately 30.03% of ATC (before giving effect to stock options) and resulting in net proceeds to ATC of $23.0 million. During 1997, ATC acquired or agreed to acquire approximately 200 towers and constructed or had under construction at year end approximately 65 towers.

  Pending Acquisitions. ATS is negotiating certain changes in the ATS/PCS arrangements, including the acquisition by ATS of the 58 communications sites in northern California presently owned by ATS/PCS in exchange for shares of Class A Common Stock, arrangements with respect to the development of communications sites in other locations, a priority return of ATS's construction advances, an increase in the percentage interest of the other member in ATS/PCS, and a management fee to ATS.

  ATS is also negotiating an agreement to acquire a company which is in the process of constructing approximately 40 towers in the Tampa, Florida area, of which seven are presently operational. The purchase price will be equal to an excess of (i) ten times the "Current Run Rate Cash Flow" at the time of closing, over (ii) the principal amount of the secured note referred to below. The purchase price will be payable in shares of Class A Common Stock (valued at market prices shortly prior to closing) and, at the election of the seller, cash in an amount not to exceed 49% of the purchase price. "Current Run Rate Cash Flow" means twelve (12) times the excess of net revenues over direct operating expenses for the month preceding closing. ATS is obligated to advance construction funds to the seller in an aggregate amount not to exceed $12.0 million in the form of a secured note (guaranteed by the stockholders on a nonrecourse basis and secured by the stock of the seller), of which approximately $2.1 million has been advanced to date. The secured note would be payable in the event a definitive acquisition agreement is not executed or if the acquisition were not consummated. Subject to the negotiation and execution of a definitive agreement and to the satisfaction of certain conditions, including, depending on the circumstances, the expiration or earlier termination of the HSR Act waiting period, the acquisition is expected to be consummated in the Spring of 1999.

  Other Transactions. ATS is negotiating and intends to pursue the acquisition of other communications sites and management and related businesses on a selective basis, although there are no definitive binding agreements with respect to any material transaction except as referred to above.

  Stock Purchase Agreement. In January 1998, ATS consummated the transactions contemplated by the Stock Purchase Agreement, dated as of January 8, 1998, with certain officers and directors of ARS and ATS (or their affiliates or members of their family or family trusts), pursuant to which those persons purchased shares of Common Stock at $10.00 per share, as follows: Mr. Dodge:
4,000,000 (Class B); Mr. Box: 450,000 (Class A); Mr. Buckley: 300,000 (Class
A); each of Messrs. Eisenstein and Steven J. Moskowitz: 25,000 (Class A); Mr.
Kellar: 400,000 (Class A); Mr. Stoner, his wife and certain family trusts:
649,950 (Class B); other Stoner family and trust purchasers: 150,050 (Class
A); and Chase Equity Associates: 2,000,000 (Class C). Messrs. Buckley and Kellar are directors of ARS, and Mr. Chavkin, a director of ARS and ATS, is an affiliate of Chase Equity Associates. Mr. Moskowitz was recently recruited to serve as a Vice President of ATS and the General Manager of the Northeast Region.

  Payment of the purchase price was in the form of cash in the case of Chase Equity Associates, all members of Mr. Stoner's family and the family trusts (but not Mr. Stoner and his wife) and Messrs. Buckley, Eisenstein, Kellar and Moskowitz, and, in the case of Messrs. Dodge, Box and Stoner (and his wife), in the form of a note due on the earlier of the consummation of the CBS Merger or, in the event the CBS Merger Agreement had been terminated, December 31, 2000. The notes were paid in full upon consummation of the CBS Merger. The notes bore interest at the six-month London Interbank Offered Rate, from time to time, plus 1.5% per annum, and were secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes were prepayable at any time at the option of the obligor and were due and payable, at the option of ATS, in the event of certain defaults set forth therein.

  The ARS Board appointed a special committee (the "Special Committee") consisting of three directors (who were not directors of ATS and who were not a party to the Stock Purchase Agreement) to determine the fairness to ARS from a financial point of view of the terms and conditions of the Stock Purchase Agreement. None of the members of the Special Committee was a party to the Stock Purchase Agreement. No limitations were imposed on the activities of the Special Committee by the ARS Board. The Special Committee retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as its exclusive financial advisor in connection with the transactions contemplated by the Stock Purchase Agreement. No limitations were placed on the activities of Merrill Lynch. Merrill Lynch delivered its written opinion, dated January 8, 1998, to the Special Committee that, as of such date and based upon and subject to the matters set forth therein, the purchase price of $10.00 per share to be received by ATS pursuant to the Stock Purchase Agreement was fair from a financial point of view to ARS. Based upon such opinion, and its own evaluation of the terms and conditions of the Stock Purchase Agreement, the Special Committee approved the Stock Purchase Agreement as fair to and in the best interests of ARS.

  Pursuant to an Engagement Letter, dated November 20, 1997, ARS agreed to pay Merrill Lynch a fee of $500,000 in consideration for its services. ARS has also agreed to reimburse Merrill Lynch for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Merrill Lynch for liabilities and expenses arising out of its engagement and the transactions in connection therewith, including liabilities under the federal securities laws. ATS is obligated under the ATS-ARS Separation Agreement to reimburse ARS for all such fees and expenses which ARS has incurred to Merrill Lynch and to assume such indemnification obligation.

  Amended Credit Facilities. In order to facilitate future growth and, in particular, to finance its construction program, ATS is in the process of negotiating the New Credit Facilities with its senior lenders, pursuant to which the existing maximum borrowing of the Operating Subsidiaries would be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS (the parent company) would be able to borrow an additional $150.0 million. There can be no assurance that such negotiations will result in the execution of definitive loan agreements on terms satisfactory to ATS. See "Indebtedness of American Tower Systems".

SALES AND MARKETING

  ATS's sales and marketing personnel target wireless carriers expanding their network capabilities as well as carriers entering new markets. ATS attempts to minimize hurdles to purchasing decisions by offering master license agreements which correspond to the internal requirements of wireless operators. ATS also offers standardized system pricing in areas in which it operates tower networks enabling potential customers to obtain pricing information for an entire service area rather than on a tower-by-tower basis. ATS believes customer satisfaction is the key to successful marketing and that referrals from its current customers are and will continue to be a primary source of new customers.

REGULATORY MATTERS

  Federal Regulations. Both the FCC and the FAA regulate towers used for wireless communications and radio and television antennae. Such regulations control the siting, lighting, marking and maintenance of towers and may, depending on the characteristics of the tower, require registration of tower facilities and issuance of determinations of no hazard. Wireless communications devices operating on towers are separately regulated and independently licensed by the FCC based upon the regulation of the particular frequency used. In addition, the FCC also separately licenses and regulates television and radio stations broadcasting from towers. Depending on the height and location, proposals to construct new antenna structures or to modify existing antenna structures are reviewed by the FAA to ensure that the structure will not present a hazard to aircraft, and such review is a prerequisite to FCC authorization of communication devices placed on the tower. Tower owners also may bear the responsibility for notifying the FAA of any tower lighting failures. ATS generally indemnifies its customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

  The introduction and development of digital television also may affect ATS and some of its largest customers. In addition, the need to install additional antennae required to deliver DTV service may necessitate the relocation of many currently co-located FM antennae. The need to secure state and local regulatory approvals for the construction and reconstruction of this substantial number of antennae and the structures on which they are mounted presents a potentially significant regulatory obstacle to the communications site industry. As a result, the FCC has solicited comments on whether, and in what circumstances, the FCC should preempt state and local zoning and land use laws and ordinances regulating the placement and construction of communications sites. There can be no assurance as to whether or when any such federal preemptive regulations may be promulgated or, if adopted, what form they might take, whether they would be more or less restrictive than existing state and local regulations, or whether the constitutionality of such regulation, if challenged on constitutional grounds, would be upheld.

  Local Regulations. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by local authorities. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting ATS's ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. There can be no assurance that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase such delays or result in additional costs to ATS. Such factors could have a material adverse effect on ATS's financial condition or results of operations.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws, ordinances and regulations, an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes. Certain of such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination. In connection with its former and current ownership or operation of its properties, ATS may be potentially liable for environmental costs such as those discussed above.

  ATS believes it is in compliance in all material respects with all applicable material environmental laws. ATS has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material environmental non-compliance, liability or claim relating to hazardous substances or wastes or material environmental laws. However, no assurance can be given (i) that there are no undetected environmental conditions for which ATS might be liable in the future or (ii) that future regulatory action, as well as compliance with future environmental laws, will not require ATS to incur costs that could have a material adverse effect on ATS's financial condition and results of operations.

COMPETITION

  ATS competes for antennae site customers with wireless carriers that own and operate their own tower networks and lease tower space to other carriers, site development companies that acquire space on existing towers for wireless providers and manage new tower construction, other national independent tower companies and traditional local independent tower operators. Wireless service providers that own and operate their own tower networks generally are substantially larger and have greater financial resources than ATS. ATS believes that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting owners, operators and managers of communications sites.

  ATS competes for acquisition and new tower construction sites with wireless service providers, site developers and other independent tower operating companies, as well as financial institutions. ATS believes that competition for acquisitions and tower construction sites will increase and that additional competitors will enter the tower market, certain of which may have greater financial resources than ATS.

  ATS also faces strong competition for build to suit opportunities, principally from other independent communications sites operators and site developers, certain of which have more extensive experience and offer a broader range of services (principally in constructing for themselves rather than managing the construction of others) than ATS can presently offer.

PROPERTIES

  ATS's interests in its communications sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, private easements, and easements, licenses or rights-of-way granted by government entities. In rural areas, a communications site typically consists of a three to five acre tract which supports towers, equipment shelters and guy wires to stabilize the structure. Less than 2,500 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. Land leases generally have twenty (20) to twenty-five (25) year terms, with three five-year renewals, or are for five-year terms with automatic renewals unless ATS otherwise specifies. Some land leases provide "trade-out" arrangements whereby ATS allows the landlord to use tower space in lieu of paying all or part of the land rent. ATS has more than 1,000 land leases. Pursuant to the Loan Agreement, the senior lenders have liens on substantially all of the fee interests, leasehold interests and other assets of the Operating Subsidiary which owns, directly or, in certain cases, through subsidiaries all of the assets of the consolidated group.

LEGAL PROCEEDINGS

  ATS is occasionally involved in legal proceedings that arise in the ordinary course of business. While the outcome of these proceedings cannot be predicted with certainty, management does not expect any pending matters to have a material adverse effect on ATS's financial condition or results of operations.

EMPLOYEES

  As of May 12, 1998, ATS employed approximately 450 full time individuals and considers its employee relations to be satisfactory.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning the executive officers and directors of American Tower Systems:

          NAME                    AGE            POSITION
          ----                    ---            --------
Steven B. Dodge(1)..............  52    Chairman of the Board, President and
                                        Chief Executive Officer
Alan L. Box.....................  46    Executive Vice President and Director
Douglas Wiest...................  44    Chief Operating Officer
Arnold L. Chavkin(1)(2)(3)......  46    Director
James S. Eisenstein.............  39    Executive Vice President--Corporate
                                        Development
J. Michael Gearon, Jr...........  32    Executive Vice President and Director
Fred R. Lummis..................  44    Director
Randall Mays....................  32    Director
Thomas H. Stoner(1)(2)(3).......  63    Director
Joseph L. Winn..................  46    Treasurer and Chief Financial Officer

--------
(1) Member of the Executive Committee; Mr. Stoner is the Chairman of the Executive Committee.
(2) Member of the Audit Committee; Mr. Chavkin is the Chairman of the Audit Committee.
(3) Member of the Compensation Committee; Mr. Stoner is the Chairman of the Compensation Committee.

  The ATS Board will be expanded to include two independent directors. Although management has had discussions with certain persons concerning their willingness to serve as independent directors, no decisions or commitments have been made with respect to filling those positions. The two independent directors will be elected annually, commencing in 1999, by the holders of Class A Common Stock, voting as a separate class. All directors hold office until the annual meeting of the stockholders of ATS next following their election or until their successors are elected and qualified. Each executive officer is appointed annually and serves at the discretion of the ATS Board.

  As a condition to the consummation of the ATC Merger, two nominees of ATC, Fred R. Lummis, Chairman of the Board, President and Chief Executive Officer of ATC, and Randall Mays, the Chief Financial Officer and Executive Vice President of Clear Channel, one of the principal stockholders of ATC, were elected as directors of ATS, and Mr. Winn resigned as a director of ATS. See "Business--Recent Transactions--ATC Merger" for information with respect to voting agreement relating to the election of nominees of Mr. Lummis and Clear Channel.

  Steven B. Dodge is the Chairman, President and Chief Executive Officer of American Tower Systems. Mr. Dodge is also the Chairman of the Board, President and Chief Executive Officer of ARS, a position he occupied since its founding on November 1, 1993 until consummation of the CBS Merger. Dodge was the founder in 1988 of Atlantic Radio, L.P. ("Atlantic") which was one of the predecessor entities of American Radio. Prior to forming Atlantic, Mr. Dodge served as Chairman and Chief Executive Officer of American Cablesystems Corporation ("American Cablesystems"), a cable television company he founded in 1978 and operated as a privately-held company until 1986 when it completed a public offering in which its stock was priced at $14.50 per share. American Cablesystems was merged into Continental Cablevision, Inc. in 1988 in a transaction valued at more than $750.0 million, or $46.50 per share. The initial public offering of ARS Class A Common Stock occurred in June 1995 at a price of $16.50 per share. Upon consummation of the CBS Merger, each share of ARS Class A Common Stock was exchanged into $44.00 and one share of Class A Common Stock. Mr. Dodge also serves as a director of American Media, Inc. and the National Association of Broadcasters (the "NAB").

  Alan L. Box is an Executive Vice President and a director of American Tower Systems. Mr. Box served as Chief Operating Officer of ATS from June 1997 to March 1998 at which time he assumed his present role as the Executive Vice President responsible for the video, voice and data transmission business of ATS. Mr. Box also was an Executive Vice President and a director of ARS from April, 1997 when EZ Communications, Inc. ("EZ") merged into ARS (the "EZ Merger") until consummation of the CBS Merger. Prior to the EZ Merger, Mr. Box was employed by EZ, starting in 1974 as the General Manager of EZ's Washington, D.C. area radio station. He became Executive Vice President and General Manager and a director of EZ in 1979, President of EZ in 1985 and Chief Executive Officer of EZ in 1995. He serves as a director of George Mason Bankshares, Inc. and George Mason Bank.

  Arnold L. Chavkin is the Chairman of the Audit Committee of the Board of American Tower Systems. Mr. Chavkin was the Chairman of the Audit Committee of the Board of American Radio since its founding until consummation of the CBS Merger. Mr. Chavkin is a general partner of Chase Capital Partners ("CCP"), previously known as Chemical Venture Partners ("CVP"), which is a general partner of Chase Equity Associates ("CEA"), a stockholder of ARS and ATC, and previously a principal stockholder of Multi Market Communications, Inc., one of the predecessors of American Radio. Mr. Chavkin has been a General Partner of CCP and CVP since January 1992 and has served as the President of Chemical Investments, Inc. since March 1991. Chase Capital, which is an affiliate of Chase Equity Associates, owns approximately 18.1% of ATC; Chase, which is also an affiliate of Chase Capital is a lender under the Loan Agreement with a 6.75% participation. Mr. Chavkin is also a director of R&B Falcon Drilling Company, Bell Sports Corporation, and Wireless One, Inc. Prior to joining Chemical Investments, Inc., Mr. Chavkin was a specialist in investment and merchant banking at Chemical Bank for six years. For the information with respect to the interests of an affiliate of Mr. Chavkin, CCP and CEA in ATC, see "Business--Recent Transactions--ATC Merger".

  James S. Eisenstein is the Executive Vice President--Corporate Development of American Tower Systems. Mr. Eisenstein has overall responsibility for seeking out acquisition and development opportunities for ATS. Mr. Eisenstein helped form ATS in the summer of 1995. From 1990 to 1995, he was Chief Operating Officer for Amaturo Group Ltd., a broadcast company operating eleven radio stations and four broadcasting towers, several of which were purchased by American Radio. He has extensive experience in structuring acquisitions and the operation and management of broadcasting and tower businesses.

  J. Michael Gearon, Jr. was the principal stockholder and Chief Executive Officer of Gearon & Co., Inc., a position he has held since September 1991. As a condition to consummation of the Gearon Transaction, Mr. Gearon was elected a director of ATS and President of Gearon Communications, the division of ATS which operates its site acquisition business. See "Business--Recent Transactions".

  Fred R. Lummis, a director of ATS, has served as Chairman, Chief Executive Officer and President of ATC since its organization in October 1994. Mr. Lummis has been the President of Summit Capital, a private investment firm, since 1990. Mr. Lummis served as Senior Vice President of Duncan, Cook & Co., a private investment firm from 1986 to 1990 and as Vice President of Texas Commerce Bank Inc. from 1978 to 1986. Mr. Lummis currently serves on the board of several private companies and is a trustee of the Baylor College of Medicine.

  Randall Mays, a director of ATS, has served as Chief Financial Officer and Executive Vice President of Clear Channel since February 1997, prior to which he had served as a Vice President and Treasurer since joining Clear Channel in 1993. Prior to joining Clear Channel, he was an associate at Goldman Sachs & Co.

  Thomas H. Stoner is the Chairman of the Executive Committee and the Compensation Committee of the Board of American Tower Systems. Mr. Stoner was the Chairman of the Executive Committee and the Compensation Committee of the Board of American Radio since its founding until consummation of the CBS Merger. Mr. Stoner founded Stoner Broadcasting Systems, Inc. ("Stoner") in 1965. Stoner, which was one of the predecessors of American Radio, operated radio stations for over 25 years in large, medium and small markets. Mr. Stoner is a director of Gaylord Container Corporation and a trustee of the Chesapeake Bay Foundation.

  Douglas Wiest is the Chief Operating Officer of ATS. Mr. Wiest joined ATS in February 1998, initially as the Chief Operating Officer of Gearon Communications, and assumed his current position in March 1998. Prior to joining ATS, Mr. Wiest was Regional Vice President of Engineering and Operations for Nextel's southern region. Prior to joining Nextel in 1993, Mr. Wiest was employed by McCaw Communications where he was engaged in network systems development for approximately three years and by Pacific Telesis where he was engaged in strategic planning for approximately eight years.

  Joseph L. Winn is the Chief Financial Officer and Treasurer of American Tower Systems. Mr. Winn was also Treasurer, Chief Financial Officer and a director of ARS since its founding until consummation of the CBS Merger. In addition to serving as Chief Financial Officer of American Radio, Mr. Winn was Co-Chief Operating Officer responsible for Boston operations until May 1994. Mr. Winn served as Chief Financial Officer and a director of the general partner of Atlantic after its organization. He also served as Executive Vice President of the general partner of Atlantic from its organization until June 1992, and as its President from June 1992 until the organization of ARS. Prior to joining Atlantic, Mr. Winn served as Senior Vice President and Corporate Controller of American Cablesystems after joining that company in 1983.

EXECUTIVE COMPENSATION

  All of the executive officers of American Tower Systems listed below (other than Mr. Eisenstein) were employees of and paid by ARS (or, in the case of Mr. Box, by EZ prior to the EZ Merger) since the organization of ATS in 1995 until consummation of the CBS Merger. During that period the highest paid executive officers, other than Mr. Dodge, who are employees of ATS, were Messrs. Box, Winn and Eisenstein. The compensation of each of those individuals (other than Mr. Eisenstein) was principally for acting as an executive officer of American Radio (or, in the case of Mr. Box, EZ prior to the EZ Merger) and, accordingly, information provided with respect to their executive compensation represents compensation paid by ARS (with the exception of Mr. Eisenstein).

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                               ---------------------------------- ------------------------------
        NAME AND                                     OTHER ANNUAL SHARES UNDERLYING  ALL OTHER
   PRINCIPAL POSITION     YEAR SALARY(3)     BONUS   COMPENSATION    OPTIONS(4)     COMPENSATION
   ------------------     ---- ---------    -------- ------------ ----------------- ------------
Steven B. Dodge(1)(2)...  1995 $252,625           --       --               --             --
 Chairman of the Board,   1996 $297,250       50,000       --           40,000          4,910(5)
 President and Chief      1997 $502,338           --       --          100,000          1,716(5)
 Executive Officer
Joseph L. Winn(1)(2)....  1995 $227,859           --       --           65,000             --
 Treasurer and Chief      1996 $257,250       42,500       --           20,000         11,456(6)
 Financial Officer        1997 $352,329       40,000       --           35,000         12,876(6)
Alan L. Box(1)(2).......  1997 $264,400(7)        --       --          100,000          1,216(8)
 Chief Operating Officer
James S. Eisenstein(2)..  1995 $ 62,109           --       --           40,000(8)       5,260(9)
 Executive Vice           1996 $169,250       19,000       --          200,000(10)      8,669(9)
 President--Corporate     1997 $212,367           --       --           20,000(10)     12,656(9)
 Development

--------
 (1) Represents both annual and long-term compensation paid by ARS.
 (2) The Compensation Committee of ATS has approved annual base salaries for 1998 for Mr. Dodge, and each of its other five executive officers, at the following rates: Mr. Dodge: $250,000; Mr. Box: $50,000; Mr. Eisenstein $200,000; Mr. Gearon: $200,000; Mr. Wiest $225,000; and Mr. Winn:
     $225,000. Such salaries commenced (in the case of Messrs. Dodge, Winn and Eisenstein) with the consummation of the CBS Merger, prior to which time such individuals (other than Mr. Eisenstein) were paid by ARS at their then present compensation rates.

 (3) Includes American Radio's matching 401(k) plan contributions.
 (4) Represents options to purchase shares of ARS Common Stock granted pursuant to the ARS stock option plan, except in the case of Mr. Eisenstein. See "--Stock Option Information" below.
 (5) Includes group term life insurance and parking expenses paid by ARS.
 (6) Includes group term life insurance, automobile lease and parking expenses paid by ARS.
 (7) Includes $87,500 paid by ATS commencing October 1, 1997.
 (8) Includes group term life insurance paid by ARS.
 (9) Includes group term life insurance and automobile expenses paid by ATS.
(10) Represents options to purchase shares of common stock of ATSI granted pursuant to the ATSI Plan. See "--Stock Option Information" below.

DIRECTOR COMPENSATION

  The ATS Board will be expanded to include two independent directors. Such independent directors will be granted options to purchase 25,000 shares of common stock, which will be exercisable in 20% cumulative annual increments commencing one year from the date of grant and will expire at the end of ten years. The outside directors will also receive fees of $3,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended held apart from a board meeting and will be reimbursed for expenses.

STOCK OPTION INFORMATION

  Effective November 5, 1997, ATS instituted the 1997 Stock Option Plan, as amended and restated (the "Plan"), which is administered by the Compensation Committee of the ATS Board. The Plan was designed to encourage directors, consultants and key employees of American Tower Systems and its subsidiaries to continue their association with ATS by providing opportunities for such persons to participate in the ownership of American Tower Systems and in its future growth through the granting of stock options, which may be options designed to qualify as incentive stock options ("ISOs") within the meaning of
Section 422 of the Code, or options not intended to qualify for any special tax treatment under the Code ("NQOs"). The Plan provides that ATS may not grant options to purchase more than 5,000,000 shares per year per participant.

  The duration of the ISOs and NQOs granted under the Plan may be specified by the Compensation Committee pursuant to each respective option agreement, but in no event shall any such option be exercisable after the expiration of ten
(10) years after the date of grant. In the case of any employee who owns (or is considered under Section 424(d) of the Code as owning) stock possessing more than ten percent of the total combined voting power of all classes of stock of ATS, no ISO shall be exercisable after the expiration of five
(5) years from the date such option is granted. The option pool under the Plan consists of an aggregate of 15,000,000 shares of Common Stock, which may consist of shares of Class A Common Stock, shares of Class B Common Stock or some combination thereof. As a condition to consummation of the ATC Merger, the Plan was amended to provide, that all future grants of options under the Plan must be to purchase shares of Class A Common Stock.

  In July 1996, ATSI adopted its 1996 Stock Option Plan (the "ATSI Plan") and, pursuant thereto, options were granted to various officers of ATSI (the "ATSI Options"). In connection with the CBS Merger, those options to purchase the common stock of ATSI will be converted into options to acquire shares of Class A Common Stock (the "ATS Options"). In addition, each option to purchase shares of ARS Common Stock (the "ARS Options") held by persons who will be directors or employees of ATS may be exchanged for ATS Options. The ARS Options will be exchanged in a manner that will preserve the spread in such ARS Options between the option exercise price and the fair market value of ARS Common Stock and the ratio of the spread to the exercise price prior to such conversion and, to the extent applicable, otherwise in conformity with the rules under Section 424(a) of the Code and the regulations promulgated thereunder.

  During the year ended December 31, 1997 the only options granted pursuant to the ATSI Plan to the individuals referred to in "--Executive Compensation" above were to Mr. Eisenstein.

                       OPTION GRANTS IN FISCAL YEAR 1997
                               INDIVIDUAL GRANTS

                                                           POTENTIAL REALIZABLE
                                                             VALUE AT ASSUMED
                                                             ANNUAL RATES OF
                                                               STOCK PRICE
                                                               APPRECIATION
                                                                FOR OPTION
                                                                 TERMS(B)
                                                           --------------------
                           NUMBER OF
                           SHARES OF
                           UNDERLYING EXERCISE
                            OPTIONS     PRICE   EXPIRATION
   NAME                    GRANTED(A) PER SHARE    DATE       5%        10%
   ----                    ---------- --------- ---------- --------- ----------
   James S. Eisenstein....   27,312     $5.49     1/2/07   $  94,298 $  238,970

--------
(a) Gives effect to the exchange of ATSI Options to purchase 20,000 shares at $7.50 per share for ATS Options.
(b) The potential realizable value at assumed annual rates of stock price appreciation for the option term of 5% and 10% would be $94,298 and $238,970, respectively. A 5% and 10% per year appreciation in stock price from $5.49 per share yields appreciation of $3.45 per share and $8.75 per share, respectively. The actual value, if any, Mr. Eisenstein may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

  The only unexercised options granted pursuant to the ATSI Plan to the individuals referred to in the "--Executive Compensation" above were to Mr. Eisenstein.

                                                             VALUE OF UNEXERCISED
                               NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                            OPTIONS AT DECEMBER 31, 1997   AT DECEMBER 31, 1997(B)
                            ---------------------------- ----------------------------
   NAME                     EXERCISABLE(A) UNEXERCISABLE EXERCISABLE(A) UNEXERCISABLE
   ----                     -------------- ------------- -------------- -------------
   James S. Eisenstein.....    114,709        185,720       $717,260     $1,137,479

--------
(a) In 1996 Mr. Eisenstein was granted options pursuant to the ATSI Plan for an aggregate of 200,000 shares at $5.00 per share. Such options became exercisable to the extent of 80,000 shares on July 1, 1997 and become exercisable in 20% cumulative annual increments commencing on July 1, 1998, and expire September 9, 2006. Giving effect to the exchange of ATSI Options for ATS Options, Mr. Eisenstein will have options to purchase 273,117 shares of Class A Common Stock at $3.66 per share, of which 109,247 shares are presently purchasable. An additional ten-year option to purchase 20,000 shares of common stock of ATSI at $7.50 per share was granted to Mr. Eisenstein on January 2, 1997. Giving effect to the exchange of ATSI Options for ATS Options, this option will convert into an option to purchase 27,312 of shares of Class A Common Stock at $5.49 per share, of which 5,462 shares are presently purchasable.
(b) The value of unexercised in-the-money options of Mr. Eisenstein at December 31, 1997, based on an assumed price of $10.00 per share was approximately $1,854,739.

  In January 1998, the ATS Compensation Committee granted options to purchase shares of Common Stock to the executive officers of ATS in the amounts shown (which will be increased by subsequent grants, contingent upon consummation of the ATC Merger, as shown in parenthesis). All existing options have an exercise price of $10.00, the price at which shares of Common Stock were sold pursuant to the Stock Purchase Agreement, are to purchase Class A Common Stock (Class B Common Stock in the case of Mr. Dodge's option to purchase 1,700,000 shares) and become exercisable in 20% cumulative annual increments commencing one year from the grant dates): Mr. Dodge--1,700,000 shares (an additional 1,300,000 shares); Mr. Box--120,000 shares (an additional 80,000 shares); Mr. Eisenstein--28,000 shares (an additional 22,000 shares); and Mr. Winn--275,000 shares (an additional 210,000 shares). Pursuant to options granted as a condition to consummation of the Gearon Transaction, Messrs. Gearon and Wiest received options to purchase 234,451 shares and 240,001 shares, respectively, of Class A Common Stock at $13.00 per share, which also become exercisable in 20% cumulative annual increments.

  All employees of ARS who became employees of ATS (which includes, among others, Messrs. Box, Dodge, Eisenstein and Winn) who held options to purchase ARS Common Stock (including Mr. Box: 100,000 shares;

Mr. Dodge: 290,000 shares; Mr. Eisenstein: 40,000 shares; and Mr. Winn:
280,000 shares) were given the opportunity to convert their ARS Options into ATS Options. Such conversion was effectuated upon consummation of the CBS Merger in a manner designed to preserve the spread in such ARS Options between the option exercise price and the fair market value of ARS Common Stock and the ratio of the spread to the exercise price prior to such conversion and, to the extent applicable, otherwise in conformity with the rules under Section 424(a) of the Code and the regulations promulgated thereunder. Messrs. Box, Dodge, Eisenstein and Winn exercised their respective rights to exchange ARS Options for ATS Options such that such individuals hold ATS Options as follows (based on a $67.00 and $23.00 per share value for the ARS Common Stock and Common Stock, respectively): Mr. Box: 291,034 shares of Class A Common Stock at $13.32 per share; Mr. Dodge: an aggregate of 844,783 shares of Class B Common Stock at prices ranging between $3.40 and $10.67 per share; Mr.
Eisenstein: 116,522 shares of Class B Common Stock at $8.15 per share; and Mr.
Winn: an aggregate of 379,657 shares of Class B Common Stock and 23,508 shares of Class A Common Stock at prices ranging between $2.19 and $9.70 per share. The information set forth above does not include such to be exchanged ARS Options held by Messrs. Dodge, Box, Eisenstein and Winn. See "Principal and Selling Stockholders".

  In addition to options outstanding and to be outstanding under the Plan, ATS has issued options to purchase an aggregate of approximately 1,750,000 shares pursuant to the exchange of ARS options and approximately 1,250,000 shares pursuant to the exchange of ATC options.

CERTAIN TRANSACTIONS

  Chase is a lender with a 6.75% participation under the Loan Agreement and will have a 5.2% participation under ATS's New Credit Facilities for the Operating Subsidiaries. Chase is an affiliate of CVP, the general partner of CEA; Mr. Chavkin, a director of ATS and ARS, is a general partner of CVP. At December 31, 1997, the aggregate principal amount outstanding under the Loan Agreement was approximately $88.5 million. Chase's share of interest and fees paid by ATS pursuant to the provisions of the Loan Agreement was $0.3 million in 1997. For information with respect to the interests of Chase Capital, an affiliate of Mr. Chavkin in ATC and the ATC Merger, see "Business--Recent Transactions--ATC Merger".

  For information with respect to the sale of shares of Common Stock to Mr. Dodge and certain other officers and directors (and their affiliates, family members and family trusts) of ARS and ATS, see "Business--Recent
Transactions--Stock Purchase Agreement".

  For information with respect to the continuing relationship between ATS and ARS, see "Relationship between ATS and ARS--Sharing of Tax and Other Consequences" and "--Lease Arrangements".

  Management believes that the above transactions, to the extent they were with affiliated parties, were on terms, and ATS intends to continue its policy that all future transactions between it and its officers, directors, principal stockholders and affiliates will be on terms, not less favorable to ATS than those which could be obtained from unaffiliated parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following information sets forth certain information known to ATS as of May 11, 1998 (i.e., after consummation of the CBS Merger and the ATC Merger), with respect to the shares of Common Stock that are beneficially owned as of such date by (i) each person known by ATS to own more than 5% of the outstanding Common Stock, (ii) each director of ATS, (iii) each executive officer of ATS, and (iv) all directors and executive officers of ATS as a group. The table also sets forth information of a comparable nature giving effect, in addition to the foregoing, to the consummation of this Offering. The number of shares beneficially owned by each director or executive officer is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of May 11, 1998 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person or entity.

                                 SHARES OF COMMON STOCK BENEFICIALLY                          PRO FORMA
                                     OWNED PRIOR TO THIS OFFERING                         FOR THIS OFFERING
                          --------------------------------------------------           -----------------------
                                     PERCENT PERCENT PERCENT OF  PERCENT OF   SHARES   PERCENT OF  PERCENT OF
                                       OF      OF      COMMON   TOTAL VOTING   BEING     COMMON   TOTAL VOTING
                            NUMBER   CLASS A CLASS B   STOCK       POWER      OFFERED    STOCK       POWER
                          ---------- ------- ------- ---------- ------------ --------- ---------- ------------
DIRECTORS AND EXECUTIVE
 OFFICERS
Steven B. Dodge(1)......   6,528,987    *     67.58     8.39       40.19           --     6.85       36.25
Thomas H. Stoner(2).....   1,587,172    *     17.33     2.05       10.13           --     1.67        9.11
Alan L. Box(3)..........     906,688   1.39     --      1.17         *             --      *           *
James S. Eisenstein(4)..     186,317    *         *      *           *             --      *           *
J. Michael Gearon,
 Jr.(5).................   4,711,113   7.24     --      6.08        3.01           --     4.89        2.67
Fred R. Lummis(6).......   1,808,273   2.76     --      2.32        1.15           --     1.90        1.04
Randall Mays (Clear
 Channel)(7)............   9,000,798  13.84     --     11.62        5.75           --     9.49        5.18
Douglas Wiest(8)........      44,444    *       --       *           *           8,888     *           *
Joseph L. Winn(9).......     386,787    *      4.06      *          2.40           --      *          2.16
Arnold L. Chavkin
 (CEA)(10)..............   8,515,596   8.03     --     10.99        3.34           --     8.97        3.00
All executive officers
 and directors as a
 group
 (ten persons)(11)......  33,676,175  33.42   86.22    42.77       65.01           --    34.94       58.72
FIVE PERCENT
 STOCKHOLDERS
Baron Capital Group,
 Inc.(12)...............   6,603,150  10.15     --      8.52        4.22           --     6.96        3.80
OTHER SELLING
 STOCKHOLDERS
Dan King Brainard.......     555,555    *       --       *           *         155,000     *           *
The Gearon Family
 Trust(13)..............     471,111    *       --       *           *          71,111     *           *
[Certain Former ATC
 Stockholders]..........                                                     3,000,000
[Certain Former
 Intracostal
 Stockholders]..........                                                       200,000
                                                                             ---------
TOTAL SHARES............                                                     3,434,999
                                                                             =========

--------
* Less than 1%.
 (1) Mr. Dodge is Chairman of the Board, President and Chief Executive Officer of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include an aggregate of 477,742 shares of Class B Common Stock purchasable under ATS Options received in exchange for ARS Options upon consummation of the CBS Merger; includes an aggregate of 367,041 shares of Class B Common Stock as to which such options are exercisable. Includes an additional 75,950 shares of Class A Common Stock owned by Mr. Dodge, an aggregate of 25,050 shares of Class A Common Stock and 20,832 shares of Class B Common

   Stock owned by three trusts for the benefit of Mr. Dodge's children and 3,000 shares of Class A Common Stock owned by Mr. Dodge's wife. Mr. Dodge disclaims beneficial ownership in all shares owned by such trusts and his wife. Does not include 1,700,000 shares of Class B Common Stock purchasable under an option granted on January 8, 1998 to Mr. Dodge under the Plan and 170 shares of Class A Common Stock held by Thomas S. Dodge, an adult child of Mr. Dodge, with respect to which Mr. Dodge disclaims beneficial ownership.
 (2) Mr. Stoner is Chairman of the Executive Committee of the ATS Board. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 11,652 shares of Class A Common Stock purchasable under an ATS Option received in exchange for an ARS Option upon consummation of the CBS Merger and 25,000 shares of Class A Common Stock purchasable under an option granted on January 8, 1998 to Mr. Stoner under the Plan; includes 2,913 shares of Class A Common Stock as to which such exchanged option is exercisable. Includes 46,311 shares of Class B Common Stock owned by his wife, 10,998 shares of Class B Common Stock and 36,000 shares of Class A Common Stock owned by a charitable foundation, of which Mr. Stoner serves as an officer and an aggregate of 403,460 shares of Class B Common Stock and 22,500 shares of Class A Common Stock owned by trusts of which he and/or certain other persons are trustees. Mr. Stoner disclaims beneficial ownership of 232,128 shares of Class B Common Stock and 58,500 shares of Class A Common Stock owned by the charitable foundation and such trusts. Does not include 100,675 shares of Class A Common Stock and 62,454 shares of Class B Common Stock owned by Mr. Stoner's adult children.
 (3) Mr. Box is a director and an Executive Vice President of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 2,070 shares of Class A Common Stock owned by two trusts for the benefit of Mr. Box's children and 58,260 shares of Class A Common Stock purchasable under ATS Options received in exchange for ARS Options upon consummation of the CBS Merger. Does not include 233,044 shares of Class A Common Stock purchasable under such exchanged ATS Options or 120,000 shares of Class A Common Stock purchasable under an option granted on January 8, 1998 to Mr. Box under the Plan.
 (4) Mr. Eisenstein is Executive Vice President-Corporate Development of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 69,914 shares of Class B Common Stock purchasable under ATS Options received in exchange for ARS Options upon consummation of the CBS Merger; includes 46,608 shares of Class B Common Stock as to which such options will be exercisable. Does not include an aggregate of 185,720 shares of Class A Common Stock purchasable under ATSI Options which became options to purchase Class A Common Stock; includes an aggregate of 114,709 shares of Class A Common Stock as to which such options are exercisable. Does not include 28,000 shares of Class A Common Stock purchasable under an option granted on January 8, 1998 to Mr. Eisenstein under the Plan.
 (5) Mr. Gearon is an Executive Vice President and director of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 4,240,002 shares of Class A Common Stock currently owned by Mr. Gearon and 471,111 shares (71,111 of which to be offered in this Offering) of Class A Common Stock held by a trust for the benefit of Mr. Gearon's children of which J. Michael Gearon, Sr. is the trustee. Mr. Gearon disclaims beneficial ownership in all shares owned by such trust. Does not include 234,451 shares of Class A Common Stock purchasable under options granted on January 22, 1998 to Mr. Gearon under the Plan.
 (6) Mr. Lummis was the Chairman, Chief Executive Officer and President of ATC and is a director of ATS. His address is 3411 Richmond Avenue, Suite 400, Houston, Texas, 77046. Includes 14,420 shares of Class A Common Stock owned by Mr. Lummis, an aggregate of 255,715 shares of Class A Common Stock owned by trusts of which he is trustee, 961,336 shares of Class A Common Stock owned by Summit, an affiliate of Mr. Lummis by reason of Mr. Lummis's 50% ownership of the common stock of Summit, and 576,801 shares of Class A Common Stock purchasable under an option originally granted by ATC which became an option to purchase Class A Common Stock pursuant to the ATC Merger.
 (7) Mr. Mays, the Chief Financial Officer and an Executive Vice President of Clear Channel, is a director of ATS. His address is P.O. Box 659512, San Antonio, TX 78265-9512. Clear Channel owns all of the shares of Class A Common Stock shown in the table. Mr. Mays disclaims beneficial ownership of Clear Channel's ownership of such shares.
 (8) Mr. Wiest is the Chief Operating Officer of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 44,444 shares (8,888 of which to be offered in this Offering) of Class A Common Stock owned by Mr. Wiest. Does not includes 240,001 shares of Class A Common Stock purchasable under options granted on January 22, 1998 to Mr. Wiest under the Plan.

 (9) Mr. Winn is the Treasurer and Chief Financial Officer of American Tower Systems. Pursuant to the ATC Merger Agreement. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 2,000 shares of Class A Common Stock and 7,948 shares of Class B Common Stock owned individually by Mr. Winn and 100 shares of Class A Common Stock held for the benefit of his children. Does not include an aggregate of 149,219 shares of Class B Common Stock and 18,807 shares of Class A Common Stock purchasable under ATS Options received in exchange for ARS Options upon consummation of the CBS Merger; includes an aggregate of 230,438 shares of Class B Common Stock and 4,701 shares of Class A Common Stock as to which such options is exercisable. Does not include an aggregate of 275,000 shares of Class A Common Stock purchasable under an option granted on January 8, 1998 to Mr. Winn under the Plan.
(10) Mr. Chavkin is a director of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Mr. Chavkin, as a general partner of CCP, which is the general partner of CEA may be deemed to own beneficially shares held by CEA and Chase Capital, an affiliate of Mr. Chavkin. Includes 26,911 shares of Class A Common Stock and 3,295,518 shares of Class C Common Stock owned by CEA and 5,190,254 shares of Class A Common Stock owned by Chase Capital. Chase Capital has advised ATS that Archery Partners, which owns 1,297,804 shares of Class A Common Stock is not an affiliate of Chase Capital; Chase Capital based such conclusion on the advice of its counsel; such shares are, accordingly, not included in Chase Capital's ownership. Mr. Chavkin disclaims such beneficial ownership of such shares. The address of CCP and CEA is 380 Madison Avenue, 12th Floor, New York, New York 10017. Does not include 11,652 shares of Class A Common Stock purchasable under an ATS Option received in exchange for an ARS Option upon consummation of the CBS Merger and 25,000 shares of Class A Common Stock purchasable under an option granted on January 8, 1998 to Mr. Chavkin under the Plan; includes 2,913 shares of Class A Common Stock as to which such exchanged option is exercisable.
(11) Includes all shares stated to be owned in the preceding notes.
(12) The address of Baron Capital Group, Inc. ("Baron") is 767 Fifth Avenue, New York, New York 10153. Based on Baron's Amendment No. 4 to Schedule 13D dated March 27, 1998, Mr. Baron, the president of Baron, has sole voting power over 180,000 shares of Class A Common Stock, shared voting power over 1,910,350 shares of Class A Common Stock, sole dispositive power over 180,000 shares of Class A Common Stock and shared dispositive power over 1,910,350 shares of Class A Common Stock. Mr. Baron disclaims beneficial ownership of 5,879,770 shares of Class A Common Stock.
(13) After such sale, the Gearon Family Trust will have 400,000 shares of Class A Common Stock. J. Michael Gearon, Sr. is the sole trustee of the trust. The children of J. Michael Gearon, Jr. are the beneficiaries of the trust.

                       RELATIONSHIP BETWEEN ATS AND ARS

  ATS, ARS and CBS have entered into the ARS-ATS Separation Agreement to provide, among other things, for (i) the sharing of various liabilities and obligations, including without limitation those relating to the taxes payable by ARS as a consequence of the consummation of the CBS Merger, (ii) certain adjustments based on ARS's working capital and indebtedness as of the Effective Time of the CBS Merger, and (iii) the leasing of space to ARS on certain of ATS's towers. The following is a summary description of the rights and obligations of the parties under the ARS-ATS Separation Agreement, a copy of which has been filed as an exhibit to the Registration Statement. The summary is qualified in its entirety by reference to the full and complete text of the ARS-ATS Separation Agreement. Certain terms used in this Section without definition are defined in the ARS-ATS Separation Agreement or incorporated therein by reference to the CBS Merger Agreement.

SHARING OF TAX AND OTHER CONSEQUENCES

  With respect to the terms and conditions of the CBS Merger, including the sharing of the tax consequences thereof, the ARS-ATS Separation Agreement provides as follows:

    (a) American Tower Systems is obligated to indemnify CBS and American Radio and its Subsidiaries (other than the Tower Subsidiaries, collectively the "ATS Group") harmless from and against any liabilities (other than certain tax liabilities) to which American Radio or any of its Subsidiaries (other than the ATS Group) may be or become subject that relate to or arise from the assets, business, operations, debts or liabilities of the ATS Group, including without limitation (i) the assets to be transferred to American Tower Systems except certain leases listed in the CBS Merger Agreement, including without limitation, (x) the assets (or debts or liabilities associated therewith) to be transferred to American Tower Systems pursuant to the provisions of Article 11 of the ARS-ATS Separation Agreement and (y) any wireless communication infrastructure assets previously owned or controlled by American or any Tower Subsidiary which have been disposed of by American Radio or any such Tower Subsidiary prior to the Effective Time, (ii) liabilities (A) in connection with the distribution of the Tower Stock Consideration as part of the CBS Merger,
  (B) relating to or arising from any agreement, arrangement or understanding (other than the Tower Documentation) entered into by American Radio, ATS or any member of the American Tower Group (x) for the benefit of any member of the American Tower Group, (y) in contemplation of the CBS Merger or (z) with respect to the sale, assignment, transfer or other disposition of shares of Common Stock, (C) relating to or arising from any untrue statement or alleged untrue statements of a material fact contained in the Prospectus furnished to the holders of ARS Convertible Preferred Stock, any proxy statement used in connection with any ARS stockholder meeting with respect to approval of the Tower Merger, the Registration Statement or in any document filed, or any document delivered to any securityholder of American, or required to be filed in connection with the CBS Merger, or in any document filed or required to be filed by American or any member of the American Tower Group in connection with the preceding clause (B) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to information provided by or relating solely to American Radio (excluding ATS Mergercorp and the American Tower Group) which is contained in or expressly consistent with the Filed American SEC Documents or the American Form 10-Q for the nine months ended September 30, 1997 filed by American Radio with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (D) in connection with any action or omission of any Tower Employee for the benefit of, including without limitation in furtherance of the business of, any member of the American Tower Group or in connection with or incident to such employee's duties and responsibilities as a Tower Employee, (iii) any economic impact related to or arising from the failure to obtain any government authorizations, private authorizations or other third party consents, or to make any governmental filings, necessary to consummate the CBS Merger, and (iv) the rental and related expenses for the relevant portion of the leased premises located at 116 Huntington Avenue, Boston Massachusetts in the event of the failure to obtain the landlord's consent to the assignment of the obligations relating to, or sublease of, such relevant portion of such premises.

    (b) American Radio is obligated to indemnify the ATS Group and hold it harmless from and against any liabilities (other than certain tax liabilities) to which the ATS Group may be or become subject that relate to or arise from the assets, business, operations, debts or liabilities of American Radio or its Subsidiaries (other than the ATS Group) whether arising prior to, concurrent with or after the CBS Merger.

    (c) The allocation of Tax liabilities and deconsolidation of American Radio and the ATS Group is to be made in accordance with the principles set forth in the ARS-ATS Separation Agreement, including without limitation that ATS is obligated to indemnify (and make whole on an after-tax basis) CBS for all Taxes imposed by any Taxing Authority on any member of the American Tax Group or on CBS as a result of or in connection with sale or transfer of assets to the American Tower Group pursuant to Section 11.2 of the ARS-ATS Separation Agreement (or between members of the American Tax Group prior to the final transfer to a member of the American Tower Group or between members of the American Tower Group), the CBS Merger, the Tower Separation, any other disposition of stock of ATS contemplated or permitted by the CBS Merger Agreement, or the merger of ATS with any other Person, as the case may be, including without limitation any Taxes on any gain to any member of the American Tax Group arising under Section 311 of the Code, any Taxes on any deferred gain to any member of the American Tax Group triggered as a result of or upon any such event, any gain attributable to any excess loss account triggered upon any such event, any Taxes arising as a result of the election or other transactions contemplated by Section 4.2(j) of the ARS-ATS Separation Agreement, income or gain arising as a result of transactions described in Section 6.8(a) of the CBS Merger Agreement (payments to holders of ARS Options of the CBS Merger consideration), as a result of transactions on or about January 20-21, 1998 involving American Tower Systems, L.P. or interests therein, as a result of the timing of the payment of Taxes (including, without limitation, any estimated Taxes) under the ARS-ATS Separation Agreement, and gain on the conversion of ARS Convertible Preferred Stock into Common Stock, and any transfer Taxes arising from any such event, all to the extent that the additional liability for such Taxes payable by the American Tax Group as a consequence of such events (on a "but for" basis) exceeds $20,000,000. ATS is entitled to pursue in the name of ARS, but for its own account and at its own cost and expense, a refund claim with respect to the issue of whether the tax indemnity required under the ARS-ATS Separation Agreement gives rise to an adjustment to the tax basis of ARS's interest in American Tower (the so-called "make-whole" provision). The ARS-ATS Separation Agreement also provides that, subject to certain limitations, in computing the amount of taxable gain that is recognized by ARS in connection with the distribution of the Common Stock, ARS shall, if so requested by ATS, report the amount so realized based on the "fair market value" of such stock as determined by an appraisal prepared by a mutually agreed upon appraiser.

    (d) The ARS-ATS Separation Agreement provides that a member of the ATS Group shall assume to the extent permitted by the landlord, the obligations under the lease of 116 Huntington Avenue, Boston, Massachusetts, with respect to the relevant portion of such leased premises.

    (e) American Radio is obligated to transfer, or cause its Subsidiaries to transfer, to ATS the communications towers agreed upon by CBS and American Radio prior to the execution of the CBS Merger Agreement (the "Transferred Towers"), and ATS is obligated to assume all of American Radio's and such Subsidiaries' obligations with respect to the Transferred Towers to the extent set forth in the ARS-ATS Separation Agreement.

    (f) Upon the consummation of the CBS Merger, certain employees of American Radio (the "ATS Employees") were offered full-time employment by ATS or one of its Subsidiaries. Members of the ATS Group have agreed, for a period of eighteen (18) months following the consummation of the CBS Merger, not to actively solicit or seek to hire any employees of American Radio or its Subsidiaries not engaged in the business of the ATS Group as of the date of the original CBS Merger agreement, other than the ATS Employees, it being understood and agreed that such agreement shall not be deemed to prevent members of the ATS Group from placing general advertisements in publications or on the Internet or soliciting any such employee who (i) initiates employment discussions with a member of the ATS Group or (ii) is not employed by American Radio or CBS or any of their respective Subsidiaries on the date such a member first solicits such employee.

  The ARS-ATS Separation Agreement contains detailed provisions with respect to the rights and obligations of the Indemnitees and the indemnifying parties, including as to when the indemnifying party is not entitled to assume the defense of certain Third Party Actions. For a complete description of the material terms and conditions of the ARS-ATS Separation Agreement relating to the sharing of tax and other liabilities, see the ARS-ATS Separation Agreement. See also "Prospectus Summary--American Tower Systems--CBS Merger" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems".

CLOSING DATE ADJUSTMENTS

  The ARS-ATS Separation Agreement also contains provisions relating to adjustments of the amount required to be paid by CBS in the CBS Merger, based on American Radio's working capital and indebtedness as of the Closing Date. Any such adjustments are required to be paid by or to ATS. With respect to such adjustments, the ARS-ATS Separation Agreement provides, among other things, for an adjustment as follows:

    (a) Subject to paragraph (c) below, if Closing Working Capital is less than $70,000,000 (the "WC Amount"), then ATS shall, and if Closing Working Capital is greater than the WC Amount, CBS shall, owe the other the amount of such difference. The term "Working Capital" shall mean Current Assets minus Liabilities. The terms "Current Assets" and "Liabilities" shall mean the current assets and liabilities of the Post-Closing American Group calculated in accordance with GAAP, except that (i) outstanding principal amount of indebtedness and liquidation preference of preferred stock will be excluded, (ii) cash will be excluded, (iii) accruals for taxes will be included except that (A) tax liabilities which ATS is obligated to indemnify American Radio and its Subsidiaries (other than the American Tower Group) pursuant to the provisions of the Tower Documentation, and deferred income Tax assets and liabilities that exist or arise from differences in basis for Tax and financial reporting purposes attributable to acquisitions, exchanges and dispositions or attributable to depreciation and amortization, shall not be taken into account, (B) Tax benefits arising from the exercise or cancellation of options between the date of the original CBS Merger Agreement and the Effective Time shall not be taken into account, and (C) accruals for taxes relating to acquisitions, exchanges or dispositions will be determined in accordance with ARS's past accounting practices, (iv) Current Assets will be increased by amount equal to the sum of (x) the amount derived by multiplying the Cash Consideration by the number of shares of ARS Common Stock held in its treasury as of the Effective Date and (y) the aggregate amount of the spread of $44.00 over the exercise price of each ARS Option outstanding on the date of the Original CBS Merger Agreement terminated or canceled prior to the Effective Time or for which the holder has elected to receive an option to acquire Common Stock in lieu thereof, less the tax benefit that would have been received with respect to the exercise of such options, (v) Current Assets will be (A) increased (if the number of shares of ARS Common Stock issuable upon conversion of the ARS Convertible Preferred Stock is fewer than 3,750,000) by an amount equal to the amount derived by multiplying the Cash Consideration by the excess of (I) 3,750,000 less (II) the number of shares of ARS Common Stock issuable upon conversion of the ARS Convertible Preferred Stock or (B) decreased (if the number of shares of ARS Common Stock issuable upon conversion of the ARS Convertible Preferred Stock is greater than 3,750,000) by an amount equal to the amount derived by multiplying the Cash Consideration by the excess of (I) the number of shares of ARS Common Stock issuable upon conversion of the ARS Convertible Preferred Stock less (II) 3,750,000, (vi) liabilities from the radio broadcasting rights contracts for St. Louis Rams games will be limited to $3,300,000, and (vii) amounts owed by American Tower Systems to American Radio pursuant to Section 16.3 of the ARS-ATS Separation Agreement (i.e., certain expenses related to ATS) shall be excluded from Current Assets and liabilities with respect to such amounts shall be excluded from Liabilities.

    (b) Subject to paragraph (c) below, if Closing Net Debt is greater than the Debt Amount minus $50,419,000, minus cash received by the Post-Closing American Group in respect of options exercised between the date of the Original CBS Merger Agreement and the Effective Time (the "CD Amount"), ATS shall, and if Closing Net Debt is less than the CD Amount, CBS shall, owe the other the amount of such difference. "Debt Amount" shall mean $1,066,721,000, subject to adjustment for the failure to consummate any of the Recent Transactions relating to American Radio and for the consummation of any other acquisitions or dispositions. The term "Net Debt" shall mean outstanding principal amount of indebtedness

  (including, without duplication, guarantees of indebtedness) plus outstanding liquidation preference of all preferred stock (other than the ARS Convertible Preferred Stock), including, without limitation, the aggregate liquidation preference of any junior preferred security issued by American to CBS, minus cash, including, without limitation, the aggregate purchase price of any junior preferred security issued by American to CBS.

    (c) The amounts owed pursuant to the provisions of paragraphs (a) and (b) above shall be aggregated or netted, as appropriate (the resulting amount, the "Adjustment Amount"). In the event that the Adjustment Amount minus $10,000,000 is greater than $0 (the "Final Adjustment Amount"), the party that owes the Final Adjustment Amount will make payment by wire transfer of immediately available funds of the Final Adjustment Amount together with interest thereon at a rate of interest equal to the lesser of (i) 10% per annum and (ii) if ATS is being charged a rate of interest by a financial institution, such rate, but in no event lower than the prime rate as reported in the Wall Street Journal on the date of the Closing Statement becomes final and binding on the parties, calculated on the basis of the actual number of days elapsed divided by 365, from the date of the Effective Time to the date of actual payment.

    (d) In the event ATS and CBS cannot agree on any item, the dispute will be resolved by the Accounting Firm, whose authority is limited to whether the Closing Statement was prepared in compliance with the requirements set forth above and the allocation of the costs of dispute resolution, and the Accounting Firm is not to make any other determination.

    (e) During the period of time from and after the delivery of the Closing Statements to ATS through the date the Closing Statement becomes final and binding on CBS, ARS and ATS, CBS will cause the Post-Closing American Group to afford ATS and any accountants, counsel or financial advisors retained by ATS in connection with the adjustments described above reasonable access (with the right to make copies) during normal business hours to the books and records of the Post-Closing American Group to the extent relevant to the adjustments.

    (f) Any adjustment pursuant to Article 10 of the ARS-ATS Separation Agreement (i.e., these provisions) shall be taken into account in the calculation of Tax liability pursuant to Section 4.2(b) of the ARS-ATS Separation Agreement, and any increase or decrease in the amount of Taxes that are reimbursable or indemnifiable by the ATS Group as a result of any such adjustment shall be treated as an adjustment to Taxes described in
  Section 4.2(f) of the ARS-ATS Separation Agreement.

  See Section Article 10 of the ARS-ATS Separation Agreement for a complete description of the Closing Date adjustments. See also "Prospectus Summary-- American Tower Systems--CBS Merger" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems".

LEASE ARRANGEMENTS

  In connection with the consummation of the CBS Merger, ATS and ARS entered into the definitive documentation ("Tower Leases") with respect to certain broadcasting towers ("Towers"). The markets in which such Towers are located and the annual "market price" for each antenna are set forth in Exhibit B to the CBS Merger Agreement. Subject to certain exceptions, 14 of the Towers were owned or leased by ARS and in January 1998 became the property of ATS; the balance will be transferred by ARS to ATS upon acquisition by ARS. Each of the Tower Leases contains or will contain standard and customary terms and conditions including the following: (a) with certain exceptions, each Tower Lease will be for a term of twenty (20) years with four (4) renewal periods of five (5) years each; each such renewal to be upon the same terms and conditions as the original Tower Lease; (b) prior to the Effective Time, ARS used its best efforts to extend the term of each lease ("Land Leases") to a minimum duration of twenty (20) years, inclusive of renewal periods, if any, and provide CBS with respect to the Towers subject to the extended Land Leases, tower leases with the equivalent benefits set forth in clauses (c),
(d) and (e) and for a minimum duration of twenty (20) years ("Extended Tower Leases"). With respect to any such Land Leases that was not so extended (except with respect to one Land Lease) ARS, ATS and CBS agreed upon definitive documentation to provide CBS with respect to the Towers subject to such Land Leases, tower leases with the benefits equivalent of such Extended Tower Leases or mutually agreed to alternative arrangements providing equivalent value to CBS; (c) each Tower Lease will provide that no payments will be payable by CBS for a period of three (3) years from the consummation of the CBS Merger; for the next three
(3) years the payments will be as follows: one-third ( 1/3) of the market price as set forth in Exhibit B to the CBS Merger Agreement corresponding to each FM antenna (or AM/FM antenna) for year four (4); two-thirds ( 2/3) for year five (5) and full market price for year six (6); thereafter, for the balance of the term and any renewals thereof, the payments will be the market price, together with an annual increase every year, beginning for year seven
(7), of the lesser of five percent (5%) or the Consumer Price Index for all Urban Consumers over the previous year's payments (except with respect to three leases which such payments began at the consummation of the CBS Merger, with respect to CBS, and began on January 1, 1998 as between ARS and ATS); (d) all expenses for taxes, insurance, maintenance and utilities in respect of each Tower will be paid by ATS; and (e) ATS has assumed the obligation and responsibility for complying with all applicable law with respect to the Towers.

  See Article 11 of the ARS-ATS Separation Agreement for a more complete description of the lease arrangements.

TRANSITIONAL SERVICES

  Each of CBS, ARS and ATS have agreed, subject to the terms and conditions of the ARS-ATS Separation Agreement, from and after the consummation of the CBS Merger, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to provide, in the most expeditious manner practicable, the goods and/or services described in
Article 12 of the ARS-ATS Separation Agreement, including without limitation, with respect to, among other things, (i) making its employees, including senior management, available (x) to assist in the preparation of all documents (including tax returns) required to be filed with governmental authorities (including the Commission) or furnished to security holders, (y) to consult regarding the financial software systems currently used by ARS, and (z) to assist in the consummation of all pending acquisitions, exchanges and dispositions or other transactions of ARS and resolving any existing contingent liabilities of ARS, (ii) providing financial and other information with respect to ATS required by CBS or ARS in connection with the preparation of all documents required to be filed with governmental authorities (including the Commission) or furnished to security holders, and (iii) making available or assisting in obtaining all documents prepared for ARS by its independent accountants and counsel. ATS is obligated to deliver promptly to CBS all books and financial and other records of ARS in its possession (including those located at ATS's corporate headquarters) and all software and hardware located at such corporate headquarters. ATS is entitled to access to and to make copies of all documents, records and other material delivered to CBS.

  For a description of the terms and conditions of the ARS-ATS Separation Agreement relating to the providing of transactional services, see Article 12 of the ARS-ATS Separation Agreement.

EXPENSES

  Promptly following the consummation of the CBS Merger, ATS is obligated to pay to ARS in immediately available funds (and make ARS whole on an after-tax basis under the principles set forth in the ARS-ATS Separation Agreement) an amount equal to the aggregate costs and expenses incurred by ARS in connection with any agreement, arrangement or understanding (other than the Tower Documentation) entered into by ARS, ATS Mergercorp or any member of the American Tower Group following the date of the original CBS Merger Agreement
(x) for the benefit of any member of the American Tower Group, (y) in contemplation of the consummation of the CBS Merger or (z) in connection with the sale, assignment, transfer or other disposition of shares of Common Stock, including without limitation such costs and expenses incurred by ARS to Merrill Lynch (as part of the Stock Purchase Agreement) and any such costs and expenses incurred by ARS to Credit Suisse First Boston in excess of those set forth in the engagement letter between ARS and Credit Suisse First Boston provided by ARS to CBS. See Section 16.3 of the ARS-ATS Separation Agreement.

                    INDEBTEDNESS OF AMERICAN TOWER SYSTEMS

  The summary contained herein of the material provisions of the Loan Agreement do not purport to be complete and is qualified in its entirety by reference to the provisions of the Loan Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and to which exhibit reference is made hereby. Capitalized terms used in this Section which are not otherwise defined in this Prospectus shall have the meaning ascribed thereto in the Loan Agreement.

LOAN AGREEMENT

  In order to finance acquisitions of communications sites and other related businesses and the construction of towers and for general corporate purposes, the Operating Subsidiaries have borrowed and expect to continue to borrow under the Loan Agreement. The Loan Agreement provides the Operating Subsidiaries with a $250.0 million loan commitment based on ATS maintaining certain operational ratios and an additional $150.0 million loan at the discretion of ATS, which is available through June 2005 and decreases thereafter. Until interest rates are fixed or capped at ATS's request, all outstanding amounts under the Loan Agreement bear interest at a variable base rate plus a variable margin based on certain of ATS's financial ratios. Interest rates under the Loan Agreement are determined, at the option of ATS, at either the Eurodollar Rate plus 1.00% to 2.25% or the Base Rate plus 0.00% to 1.00%. The spread over the Eurodollar Rate and the Base Rate varies from time to time, depending upon ATS's financial leverage. ATS pays quarterly commitment fees equal to (i) 0.375% or 0.500% per annum, in each case depending on ATS's financial leverage, on the aggregate unused portion of the aggregate $250.0 million commitment, and (ii) 0.125% on the additional $150.0 million commitment (until such time as ATS elects to make it part of the permanent commitment). Borrowings may be made under the Loan Agreement only so long as the Operating Subsidiaries remain in compliance with certain financial covenants and meet certain other conditions.

  Indebtedness may be incurred under the Loan Agreement for acquisitions, construction and other capital expenditures, working capital and general corporate purposes. All such Indebtedness will be subject to satisfaction of certain conditions with respect to the maintenance of debt levels, including the maintenance of the following ratios: (i) maximum Total Debt of the Operating Subsidiaries and their Restricted Subsidiaries to Annualized Operating Cash Flow of the Operating Subsidiaries and their Restricted Subsidiaries ratio of 6.00:1 declining in stages to 3.00:1 by December 31, 2002 and thereafter, (ii) minimum Annualized Operating Cash Flow to Interest Expense ratio of 2.00:1 increasing to 2.50:1 at September 30, 2000 1999 and thereafter, and (iii) minimum Annualized Operating Cash Flow to Pro Forma Debt Service ratio of 1.10:1 increasing to 1.15:1 at September 30, 2000 and thereafter.

  The Loan Agreement contains certain financial and operational covenants and other restrictions with which the Operating Subsidiaries must comply, whether or not there are any borrowings outstanding, including, among others, restrictions on acquisitions (of tower management or site acquisition businesses), additional indebtedness, capital expenditures and investments in Unrestricted Subsidiaries, and restricts the ability of the Operating Subsidiaries to pay dividends or make other distributions to, make loans to, or to engage in other transactions with, ATS, and to redeem, purchase or otherwise acquire shares of its capital stock or other equity interests and prohibit any such dividend, distribution, redemption, purchase or other acquisition during the existence of a default or event of default thereunder. See "Description of Capital Stock--Dividend Restrictions".

  The obligations of the Operating Subsidiaries are secured by a first priority security interest in substantially all of their respective property and assets. ATS has pledged all of the stock of ATSI (one of the Operating Subsidiaries) as security under the Loan Agreement.

  ATS and the Operating Subsidiaries have received commitments for, and are in the process of negotiating definitive agreements with respect to, the New Credit Facilities. The proposed New Credit Facility with ATS would provide for a $150.0 million term loan maturing at the earlier of (i) eight and one-half years or (ii) December 31, 2006, amortizing quarterly in an amount equal to 2.5% of the principal amount outstanding at June 30, 2001 at the end of each quarter between such date and June 30, 2006, both inclusive, and the balance in two equal installments on September 30 and December 31, 2006. The ATS New Credit Facility would be fully drawn at closing and would provide for interest rates determined, at the option of ATS, of either the LIBOR Rate (as to be defined) plus 3.50% or the Base Rate (as to be defined) plus 2.5%. The New Credit Facilities with the Operating Subsidiaries provide for $900.0 million credit facilities maturing at the earlier of (a) eight years or (b) June 30, 2006 consisting of the following: (i) a $250.0 million multiple-draw term loan, (ii) a $400.0 million reducing revolving credit facility and (iii) a $250.0 million 354-day revolving credit facility that converts to a term loan facility thereafter. The interest rate provisions are similar to those in the Loan Agreement, except that the range over the Base Rate is between 0.00% and 1.250% and the range over the LIBOR Rate is between 0.750% and 2.250%. Borrowings under the Operating Subsidiaries' New Credit Facilities are conditioned upon compliance with certain financial ratios and are required to be repaid, commencing June 30, 2001, in increasing quarterly amounts designed to amortize the loans at maturity. The loans to ATS and the Operating Subsidiaries will be cross-guaranteed and cross-collateralized by substantially all of the assets of the consolidated group. The Operating Subsidiaries will be required to pay quarterly commitment fees equal to 0.375% or 0.250% per annum, depending on their consolidated financial leverage, on the aggregate unused portion of the aggregate commitment (other than, until taken down, the 354-day facility on which it is 0.125% until so taken down). Other proposed provisions of the New Credit Facilities are comparable to the Loan Agreement, although the financial and other covenants are somewhat more favorable to the Operating Subsidiaries in certain respects, including an increase of the Total Debt (of the Operating Subsidiaries) to Annualized Operating Cash Flow ratio from 6.0:1 to 6.5:1 and the inclusion of a Total Debt (of ATS and the Operating Subsidiaries) to Annualized Operating Cash Flow ratio of 8.0:1. The New Credit Facility of ATS will prohibit the payment of cash dividends and the redemptions, purchases or other acquisitions of equity securities by ATS, except to the extent of the net proceeds of this Offering used to redeem the Interim Preferred Stock.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the terms of the capital stock of ATS, including the Interim Preferred Stock and of the Exchange Preferred Stock (collectively sometimes referred to as the "Senior Preferred Stock") is qualified in its entirety by reference to the ATS Restated Certificate (which includes the Certificate of Designation of the Interim Preferred Stock (the "Interim Certificate of Designation") and the Certificate of Designation of the Exchange Preferred Stock (the "Exchange Certificate of Designation" and, collectively with the Interim Certificate of Designation, the "Certificates of Designation")), a copy of each of which has been filed with the Commission and is part of the Registration Statement of which this Prospectus is a part and the summary herein of certain provisions thereof does not purport to be complete and is subject to, and is qualified in its entirety by, reference thereto. Certain terms used in this summary without definition are defined in the ATS Restated Certificate, including one or both of the Certificates of Designation and, unless otherwise noted, have the same meaning as given such terms therein.

GENERAL

  The authorized capital stock of American Tower Systems consists of 20,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock") 300,000,000 shares of Class A Common Stock, $.01 par value per share, 50,000,000 shares of Class B Common Stock, $.01 par value per share, and 10,000,000 shares of Class C Common Stock, $.01 par value per share. The outstanding shares of Common Stock (there being no Preferred Stock outstanding) as of May 12, 1998 were as follows: Class A Common Stock-- 36,351,265; Class B Common Stock--9,320,576; and Class C Common Stock-- 3,295,518.

PREFERRED STOCK

  The 20,000,000 authorized and unissued shares of Preferred Stock may be issued with such designations, preferences, limitations and relative rights as the ATS Board may authorize, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of ATS or the distribution of its assets; and (vii) the price or rates of conversion at which, and the terms and conditions on which the shares of such series may be converted into other securities, if such shares are convertible. Although ATS has no present intention to issue shares of Preferred Stock, the issuance of Preferred Stock, or the issuance of rights to purchase such shares, could discourage an unsolicited acquisition proposal.

  Interim Preferred Stock. The Interim Preferred Stock will have up to $400.0 million initial aggregate liquidation preference and will be issued in the form of a redeemable pay-in-kind preferred stock that will be senior to all future issues of Preferred Stock (other than the Exchange Preferred Stock). The Interim Preferred Stock will be subject to mandatory redemption one year after issue or, to the extent not so redeemed, will be exchangeable, at the option of the holder, for shares of Exchange Preferred Stock with a liquidation preference equal to the liquidation of the Interim Preferred Stock so exchanged plus the applicable Redemption Premium (as defined in the Certificate of Designation of the Interim Preferred Stock). The Interim Preferred Stock will pay dividends, which may be paid in kind, at a rate equal to three-month LIBOR plus a margin which will increase based on the length of time the Interim Preferred Stock is outstanding. The Interim Preferred Stock will be subject to mandatory redemption one year after its issuance (the "Redemption Rate"). If the Interim Preferred is not redeemed on the Redemption Date, the holders of the Interim Preferred will have the option to either exchange the Interim Preferred into the Exchange Preferred Stock or collect dividends at the default rate which shall be set at the greater of the dividend rate payable on the Exchange Preferred Stock or the rate that is payable on the Interim Preferred Stock on the Redemption Date plus 2%. The Exchange Preferred Stock will pay dividends at the greater of (i) the interest rate on eleven year U.S. Treasury Securities (the "Treasury Rate") on the Redemption Date plus the spread applicable to that time and (ii) the Treasury Rate on the date of issuance plus the spread applicable at that time. The Exchange Preferred Stock will be exchangeable at ATS's option into subordinated notes. The Interim Preferred Stock and the Exchange Preferred will contain provisions customary to similar securities including a change of control provision and provisions permitting the election of two additional directors to the ATS Board of Directors in the event of certain defaults. The Interim Preferred will be redeemed out of the proceeds of this Offering.

COMMON STOCK

  Dividends. Holders of record of shares of Common Stock on the record date fixed by the ATS Board are entitled to receive such dividends as may be declared by the ATS Board out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of any class of Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of Common Stock, except that in the event of any such dividend in which shares of stock of any company (including American Tower Systems or any of its Subsidiaries) are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the different classes of Common Stock. In the case of any dividend payable in shares of Common Stock, holders of each class of Common Stock are entitled to receive the same percentage dividend (payable in shares of that class) as the holders of each other class.

  Voting Rights. Except as otherwise required by law and in the election of directors, holders of shares of Class A Common Stock and Class B Common Stock have the exclusive voting rights and will vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. The holders of the Class A Common Stock, voting as a separate class, have the right to elect two independent directors. The Class C Common Stock is nonvoting except as otherwise required by Delaware law.

  Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences and limitations of the shares of such class of common stock. Under the ATS Restated Certificate, the affirmative vote of the holders of not less than 66 2/3% of the Class A Common Stock and Class B Common Stock, voting as a single class, is required in order to amend most of the provisions of the ATS Restated Certificate, including those relating to the provisions of the various classes of Common Stock, indemnification of directors, exoneration of directors for certain acts, and such super-majority provision.

  Conversion Provisions. Shares of Class B Common Stock and, except as hereinafter noted, Class C Common Stock are convertible, at any time at the option of the holder, on a share for share basis into shares of Class A Common Stock. The present owner of Class C Common Stock can convert such stock only in the event of a Conversion Event (as defined in the ATS Restated Certificate) or with the consent of the ATS Board. Shares of Class B Common Stock automatically convert into shares of Class A Common Stock upon any sale, transfer, assignment or other disposition other than to Permitted Transferees (as defined in the ATS Restated Certificate) which term presently includes certain family members, trusts and other family entities and charitable organizations and upon pledges but not to the pledgee upon foreclosure.

  ATC Merger Amendments. As a condition of consummation of the ATC Merger Agreement, the ATS Restated Certificate was amended to (i) limit the aggregate voting power of Steven B. Dodge (and his Controlled Entities as defined therein) to 49.99% of the aggregate voting power of all shares of capital stock entitled to vote generally from the election of directors (less the voting power represented by the shares of Class B Common Stock acquired by the Stoner Purchasers (as defined therein) pursuant to the Stock Purchase Agreement and owned by them or any of their Controlled Entities on Family Members at such time), (ii) prohibit future issuances of Class B Common Stock (except upon exercise of then outstanding options and pursuant to stock dividends or stock splits), (iii) limit transfers of Class B Common Stock to a more narrow group than had previously been provided, (iv) provide for automatic conversion of the Class B Common Stock to Class A Common Stock at such time as the aggregate voting power of Mr. Dodge (and his Controlled Entities) falls below either (x) 50% of their initial aggregate voting power (immediately after consummation of the ATC Merger) or (y) 20% of the aggregate voting power of all shares of Common Stock at the time outstanding, and (v) require consent of the holders of a majority of Class A Common Stock for amendments adversely affecting the Class A Common Stock.

  Liquidation Rights. Upon liquidation, dissolution or winding-up of ATS, the holders of each class of Common Stock are entitled to share ratably (based on the number of shares held) in all assets available for distribution after payment in full of creditors and payment in full to any holders of the Preferred Stock then outstanding of any amount required to be paid under the terms of the Preferred Stock.

  Other Provisions. The holders of Common Stock are not entitled to preemptive or subscription rights. The shares of Common Stock presently outstanding are validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of each class of Common Stock must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of Common Stock (or any other company) are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the different classes of Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless, concurrently, the other classes of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

DIVIDEND RESTRICTIONS

  ATSI is prohibited under the terms of the Loan Agreement from paying cash dividends or making other distributions on, or making redemptions, purchases or other acquisitions of, its capital stock (including Preferred Stock) except that, beginning on April 15, 2000 ATSI may pay cash dividends if (a) no Default exists or would be created thereby under the Loan Agreement, and (b) the ratio of Total Debt to Annualized Operating Cash Flow is less than 4.0 after giving effect to certain payments required under the Loan Agreement out of the proceeds of any equity offering, and (c) then only to the extent that Restricted Payments do not exceed (i)(x) 50% of Excess Cash Flow for the preceding calendar year minus (y) any portion thereof used to invested in Unrestricted Subsidiaries, or (ii) (x) 50% of the net proceeds of any equity offering minus (y) any portion thereof used to invest in Unrestricted Subsidiaries (as each such term is defined in the Loan Agreement). Comparable restrictions are imposed on the ability of ATSLP to make distributions to its partners. Since ATS has no other assets other than its ownership of all of the capital stock of the Operating Subsidiary, its ability to pay dividends to its stockholders in the foreseeable future is restricted. The New Credit Facilities will also restrict cash dividends and other distributions on, and redemptions, purchases or other acquisitions of, ATSI and ATSLP and will prohibit any such dividends, distributions, redemptions, purchases and other acquisitions by ATS, except for the use of the net proceeds of this Offering to redeem the Interim Preferred Stock.

DELAWARE BUSINESS COMBINATION PROVISIONS

  Under the DGCL, certain "business combinations" (including the issuance of equity securities) between a Delaware corporation and any person who owns, directly or indirectly, 15% or more of the voting power of the corporation's shares of capital stock (an "Interested Stockholder") must be approved by the holders of at least 66 2/3% of the voting stock not owned by the Interested Stockholder if it occurs within three years of the date such person became an Interested Stockholder unless prior to such date the ATS Board approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder. The CBS Merger and the Stock Purchase Agreement were approved by the ATS Board.

LISTING OF CLASS A COMMON STOCK

  The Class A Common Stock is traded on the NYSE under the symbol "AMT".

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606 (telephone number (312) 461-4600).

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

  Upon completion of the Offering, there will be an aggregate of approximately
94.9 million shares of Common Stock outstanding. All of such shares, other than an aggregate of approximately 6.1 million shares issued in connection with the Gearon Transaction and certain other acquisitions and the 8.0 million shares issued pursuant to the Stock Purchase Agreement, will be freely transferable without restriction or future registration under the Securities Act of 1933, as amended (the "Securities Act"), unless held by an "affiliate" (as that term is defined under the Securities Act) of ATS. Persons who may be deemed to be affiliates of ATS after the CBS Merger generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, ATS. Persons who are affiliates of ATS will be permitted to sell their Common Stock received pursuant to the CBS Merger only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144 thereunder.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of such shares which does not exceed the greater of 1% of the then outstanding shares of Class A Common Stock (approximately 825,000 shares) or the average weekly public trading volume of the Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about ATS. Any person (or persons whose shares are aggregated) who has not been an affiliate of ATS at any time during the past three months preceding a sale and who has owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. In February 1997, the Commission solicited comments regarding certain proposed amendments to Rule 144, including reducing the aforementioned one year and two year holding periods.

  Options to purchase an aggregate of approximately 10.3 million shares of Common Stock will be outstanding immediately following this Merger. Shares of Common Stock issued upon exercise of such options are registered on Form S-8 under the Securities Act and, therefore, freely transferable under the securities laws. American Tower Systems has entered into agreements to register shares of Common Stock under the Securities Act issued pursuant to the Stock Purchase Agreement, the ATC Merger, the Gearon Transaction, certain other acquisitions and shares held by certain affiliates of ATS.

  American Tower Systems cannot make any predictions as to the effect, if any, sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated May , 1998 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), BT Alex. Brown Incorporated, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from ATS the following respective numbers of shares of Class A Common Stock:

                                                                       NUMBER OF
                             UNDERWRITER                                SHARES
                             -----------                               ---------
Credit Suisse First Boston Corporation................................
BT Alex. Brown Incorporated...........................................
Lehman Brothers Inc. .................................................
Morgan Stanley & Co. Incorporated.....................................
Bear, Stearns & Co. Inc. .............................................
Merrill Lynch, Pierce, Fenner & Smith.................................
     Incorporated.....................................................
Smith Barney Inc. ....................................................
                                                                         ----
  Total...............................................................
                                                                         ====

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  ATS has granted to the Underwriters an option, expiring at the close of business on the 30th the day after the date of this Prospectus, to purchase an
aggregate of up to    additional shares of Class A Common Stock from ATS at
the public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of the Class A Common Stock. To the extent that the option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of the Class A Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

  ATS has been advised by the Representatives that the Underwriters propose to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession of $ per share, and the Underwriters and such dealers may allow a discount of $ per share on sales to certain other dealers. After the public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston, except with respect to private issuances of Class A Common Stock or securities convertible into or exchangeable for Class A Common Stock in connection with acquisitions if the holders thereof agree to be bound by the foregoing 120-day restriction to the same extent as ATS, grants of employee stock options pursuant to the terms of the Plan, issuances of Class B Common Stock pursuant to the exercise of such options, or conversions of Class B Common Stock or Class C Common Stock into Class A Common Stock.

  American Tower Systems and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class A Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Class A Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the Class A Common Stock who are Underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the Class A Common Stock until the time, if any, at which a stabilizing bid is made. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

  The Class A Common Stock is traded on the New York Stock Exchange under the symbol "AMT".

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Class A Common Stock in Canada is being made only on a private placement basis exempt from the requirement that ATS prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Class A Common Stock are effected. Accordingly, any resale of the Class A Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require sales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A Common Stock.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of the Class A Common Stock in Canada who receives a purchase confirmation will be deemed to represent to ATS and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase the Class A Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION AND ENFORCEMENT

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of the Class A Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any of the Class A Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #88/5, a copy of which may be obtained from ATS. Only one such report must be filed in respect of the Class A Common Stock acquired on the same date and under the same prospectus exemption.

                            VALIDITY OF THE SHARES

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for American Tower Systems by Sullivan & Worcester LLP, Boston, Massachusetts, and for the Underwriters by Sullivan & Cromwell, New York, New York. Norman A. Bikales, a member of the firm of Sullivan & Worcester LLP, upon consummation of the CBS Merger, will be the owner of 9,000 shares of Class A Common Stock and 41,490 shares of Class B Common Stock and has an option to purchase 20,000 shares of Class A Common Stock at $10.00 per share. Mr. Bikales and/or associates of that firm serve as secretary or assistant secretaries of ATS and certain of its subsidiaries.

                                    EXPERTS

  The following financial statements included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included herein, and have been so included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:

    (1) The consolidated financial statements of American Tower Systems Corporation as of December 31, 1997 and 1996, for the years ended December 31, 1997 and 1996, and for the period July 17, 1995 (Incorporation) to December 31, 1995;

    (2) The combined financial statements of Meridian Communications as of December 31, 1995 and 1996 and for each of the two years then ended;

    (3) The financial statements of Diablo Communications, Inc. as of December 31, 1995 and 1996 and for each of the two years then ended;

    (4) The financial statements of Gearon & Co., Inc as of December 31, 1996 and 1997 and for each of the two years then ended; and

    (5) The financial statements of OPM-USA-INC. as of December 31, 1996 and 1997 and for each of the two years then ended.

  The combined financial statements of net assets of MicroNet, Inc. and Affiliates sold to ATS as of December 31, 1996 and October 31, 1997 and for the year then ended December 31, 1996 and the ten months ended

October 31, 1997 have been audited by Pressman Ciocca Smith LLP, independent certified public accountants, as stated in their report appearing in this Prospectus and have been so included in reliance upon the report of such firm as experts in accounting and auditing.

  The financial statements of Diablo Communications of Southern California, Inc. for the years ended December 31, 1996 and 1997 and for the year ended December 31, 1997 and for the period September 1, 1995 (inception) to December 31, 1996 have been audited by Rooney, Ida, Nolt & Ahern, independent auditors, as stated in their report appearing in this Prospectus and have been so included in reliance upon the report of such firm as experts.

  The financial statements of Tucson Communications Company at December 31, 1997 and 1996, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of American Tower Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants appearing herein, and upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

  American Tower Systems has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Class A Common Stock to be offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to American Tower Systems and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement can be inspected without charge and copied at the prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Web site; the address of such site is http://www.sec.gov.

  ATS is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Company's Class A Common Stock is listed on the New York Stock Exchange, and such reports, proxy-statements and certain other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 1005.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES
 Independent Auditors' Report............................................  F-3
 Consolidated Balance Sheets as of December 31, 1996 and 1997............  F-4
 Consolidated Statements of Operations for the period from July 17, 1995
  ("Incorporation") to December 31, 1995 and the years ended December 31,
  1996 and 1997..........................................................  F-5
 Consolidated Statements of Stockholder's Equity for the period from July
  17, 1995 ("Incorporation") to December 31, 1995 and the years ended
  December 31, 1996 and 1997.............................................  F-6
 Consolidated Statements of Cash Flows for the period from July 17, 1995
  ("Incorporation") to December 31, 1995 and the years ended December 31,
  1996 and 1997..........................................................  F-7
 Notes to Consolidated Financial Statements..............................  F-8
MICRONET, INC. AND AFFILIATES
 Report of Independent Certified Public Accountants...................... F-23
 Combined Statements of Net Assets Sold as of December 31, 1996 and
  October 31, 1997....................................................... F-24
 Combined Statements of Income Derived From Net Assets Sold for the year ended December 31, 1996 and ten months ended October 31, 1997.......... F-25
 Combined Statements of Cash Flows Derived from Net Assets Sold for the year ended December 31, 1996 and ten months ended October 31, 1997..... F-26
 Notes to Combined Financial Statements.................................. F-27
DIABLO COMMUNICATIONS, INC.
 Independent Auditors' Report............................................ F-33
 Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
  (unaudited)............................................................ F-34
 Statements of Income for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997 (unaudited).............. F-35
 Statements of Stockholders' Equity for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997
  (unaudited)............................................................ F-36
 Statements of Cash Flows for years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997 (unaudited).............. F-37
 Notes to Financial Statements........................................... F-38
DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.
 Independent Auditors' Report............................................ F-42
 Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
  (unaudited)............................................................ F-43
 Statements of Operations for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996, and nine months ended September 30, 1996 and 1997 (unaudited).............. F-44
 Statements of Stockholders' Equity for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996 and nine months ended September 30, 1997 (unaudited)............................ F-45
 Statements of Cash Flows for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996 and nine months ended September 30, 1996 and 1997 (unaudited)................... F-46
 Notes to Financial Statements........................................... F-47
MERIDIAN COMMUNICATIONS
 Independent Auditors' Report............................................ F-52
 Combined Balance Sheets as of December 31, 1995 and 1996 and June 30,
 1997 (unaudited)........................................................ F-53
 Combined Statements of Income for the years ended December 31, 1995 and
   1996 and six months ended June 30, 1996 and 1997 (unaudited).......... F-54

                                                                           PAGE
                                                                           ----
 Combined Statements of Partners' Capital and Stockholder's Equity for
   the years ended December 31, 1995 and 1996 and six months ended June
   30, 1997 (unaudited)..................................................  F-55
 Combined Statements of Cash Flows for years ended December 31, 1995 and
   1996 and six months ended June 30, 1996 and 1997 (unaudited)..........  F-56
 Notes to Combined Financial Statements..................................  F-57
TUCSON COMMUNICATIONS COMPANY
 Report of Independent Auditors..........................................  F-62
 Balance Sheets as of December 31, 1996 and 1997.........................  F-63
 Statements of Income for the years ended December 31, 1996 and 1997 ....  F-64
 Statements of Partners' Deficit for the years ended December 31, 1996 and 1997 ...............................................................  F-65
 Statements of Cash Flows for the years ended December 31, 1996 and
   1997..................................................................  F-66
 Notes to Financial Statements...........................................  F-67
GEARON & CO., INC.
 Independent Auditors' Report............................................  F-70
 Balance Sheets as of December 31, 1996 and 1997.........................  F-71
 Statements of Operations for the years ended December 31, 1996 and
 1997....................................................................  F-72
 Statements of Changes in Stockholders' Equity for the years ended Decem-
 ber 31, 1996 and 1997...................................................  F-73
 Statements of Cash Flows for the years ended December 31, 1996 and
 1997....................................................................  F-74
 Notes to Financial Statements...........................................  F-75
AMERICAN TOWER CORPORATION AND SUBSIDIARIES
 Independent Auditors' Report............................................  F-79
 Consolidated Balance Sheets as of December 31, 1996 and 1997............  F-80
 Consolidated Statements of Operations for the years ended December 31,
   1995, 1996 and 1997...................................................  F-81
 Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1995, 1996 and 1997......................................  F-82
 Consolidated Statements of Cash Flows for  the years ended December 31,
   1995, 1996 and 1997...................................................  F-83
 Notes to Consolidated Financial Statements..............................  F-84
OPM-USA-INC.
 Independent Auditors' Report............................................  F-94
 Balance Sheets as of December 31, 1996 and 1997.........................  F-95
 Statements of Operations for the years ended December 31, 1996 and
  1997...................................................................  F-96
 Statements of Stockholders' Equity (Deficiency) for the years ended De-
  cember 31, 1996 and 1997...............................................  F-97
 Statements of Cash Flows for the years ended December 31, 1996 and
  1997...................................................................  F-98
 Notes to Financial Statements...........................................  F-99

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors ofAmerican Tower Systems Corporation:

  We have audited the accompanying consolidated balance sheets of American Tower Systems Corporation and subsidiaries (the "Company"), a wholly owned subsidiary of American Radio Systems Corporation, as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1997 and 1996 and the period from July 17, 1995 (Incorporation) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 and the period from Incorporation to December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 6, 1998 (except for
the sixth paragraph of Note
1 and the second paragraph
of Note 4, as to which the
dates are March 27, 1998)

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 31, 1997 AND DECEMBER 31, 1996

                                                         1997         1996
                                                     ------------  -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................... $  4,595,500  $ 2,373,360
  Accounts receivable, net of allowance for doubtful
   accounts of $125,000 and $47,000 in 1997 and
   1996, respectively ..............................    3,238,877      236,990
  Prepaid and other current assets..................      789,677       79,657
  Deferred income taxes.............................       62,560
                                                     ------------  -----------
    Total current assets............................    8,686,614    2,690,007
                                                     ------------  -----------
PROPERTY AND EQUIPMENT, net.........................  117,617,776   19,709,523
UNALLOCATED PURCHASE PRICE, net.....................  108,192,255   12,954,959
OTHER INTANGIBLE ASSETS, net........................    8,424,406    1,336,361
INVESTMENT IN AFFILIATE.............................      310,305      325,000
NOTES RECEIVABLE....................................   10,700,000
DEPOSITS AND OTHER LONG-TERM ASSETS.................    1,424,540      101,803
                                                     ------------  -----------
TOTAL............................................... $255,355,896  $37,117,653
                                                     ============  ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt................. $    110,391  $   117,362
  Accounts payable..................................    3,738,230    1,058,822
  Accrued expenses..................................    4,492,064      715,322
  Accrued interest..................................      913,624
  Unearned income...................................    1,752,248      252,789
                                                     ------------  -----------
    Total current liabilities.......................   11,006,557    2,144,295
                                                     ------------  -----------
LONG-TERM DEBT......................................   90,066,269    4,417,896
DEFERRED INCOME TAXES...............................      417,628      279,218
OTHER LONG-TERM LIABILITIES.........................       32,750       18,950
                                                     ------------  -----------
    Total long-term liabilities.....................   90,516,647    4,716,064
                                                     ------------  -----------
MINORITY INTEREST IN SUBSIDIARIES...................      625,652      528,928
                                                     ------------  -----------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDER'S EQUITY:
  Preferred Stock; $0.01 par value; 20,000,000
   shares authorized; no shares issued or outstand-
   ing..............................................
  Common Stock; $.01 par value; 10,000,000 shares
   authorized, 3,000 shares issued and outstanding
   in 1996..........................................                        30
  Class A Common Stock; $.01 par value; 200,000,000
   shares authorized; 29,667,883 shares issued and
   outstanding......................................      296,679
  Class B Common Stock; $.01 par value; 50,000,000
   shares authorized; 4,670,626 shares issued and
   outstanding......................................       46,706
  Class C Common Stock; $.01 par value; 10,000,000
   shares authorized; 1,295,518 shares issued and
   outstanding......................................       12,955
  Additional paid-in capital........................  155,710,741   30,318,420
  Accumulated deficit...............................   (2,860,041)    (590,084)
                                                     ------------  -----------
    Total stockholder's equity......................  153,207,040   29,728,366
                                                     ------------  -----------
TOTAL............................................... $255,355,896  $37,117,653
                                                     ============  ===========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

      YEARS ENDED DECEMBER 31, 1997 AND 1996 AND PERIOD FROM JULY 17, 1995
                      (INCORPORATION) TO DECEMBER 31, 1995

                                                PERIOD ENDED DECEMBER 31,
                                            -----------------------------------
                                               1997         1996        1995
                                            -----------  ----------  ----------
REVENUES:
  Tower (includes revenue from related
   parties of $389,000 and $70,000 in 1997
   and 1996, respectively)................  $13,025,257  $2,816,633  $  162,933
  Site acquisition services...............    2,122,547
  Video, voice and data transmission......    2,083,756
  Other...................................      276,907      80,245         186
                                            -----------  ----------  ----------
    Total operating revenues..............   17,508,467   2,896,878     163,119
                                            -----------  ----------  ----------
OPERATING EXPENSES:
  Operating expenses excluding
   depreciation and amortization and
   corporate general and administrative
   expenses:
   Tower..................................    6,080,273   1,362,284      59,417
   Site acquisition service...............    1,360,217
   Video, voice and data transmission.....    1,272,682
  Depreciation and amortization...........    6,326,323     989,936      57,428
  Corporate general and administrative ex-
   pense..................................    1,536,263     830,248     230,109
                                            -----------  ----------  ----------
    Total operating expenses..............   16,575,758   3,182,468     346,954
                                            -----------  ----------  ----------
INCOME (LOSS) FROM OPERATIONS.............      932,709    (285,590)   (183,835)
                                            -----------  ----------  ----------
OTHER INCOME (EXPENSE):
  Interest expense........................   (3,039,235)
  Interest income and other, net..........      235,023      36,204
  Minority interest in net earnings of
   subsidiaries...........................     (177,313)   (184,897)
                                            -----------  ----------  ----------
TOTAL OTHER EXPENSE.......................   (2,981,525)   (148,693)
                                            -----------  ----------  ----------
LOSS BEFORE BENEFIT (PROVISION) FOR INCOME
 TAXES AND EXTRAORDINARY LOSS ............   (2,048,816)   (434,283)   (183,835)
BENEFIT (PROVISION) FOR INCOME TAXES......      472,671     (45,390)     73,424
                                            -----------  ----------  ----------
LOSS BEFORE EXTRAORDINARY LOSS............   (1,576,145)   (479,673)   (110,411)
EXTRAORDINARY LOSS ON EXTINGUISHMENT OF
 DEBT, NET OF INCOME TAX BENEFIT OF
 $462,500.................................     (693,812)
                                            -----------  ----------  ----------
NET LOSS..................................  $(2,269,957) $ (479,673) $ (110,411)
                                            ===========  ==========  ==========
BASIC AND DILUTED PRO FORMA PER COMMON
 SHARE AMOUNTS:
  Loss before extraordinary loss..........  $     (0.03)
  Extraordinary loss......................        (0.01)
                                            -----------
  Net loss................................  $     (0.05)
                                            ===========
PRO FORMA WEIGHTED AVERAGE NUMBER OF COM-
 MON SHARES OUTSTANDING...................   48,691,790
                                            ===========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

     YEARS ENDED DECEMBER 31, 1997 AND 1996 AND PERIOD FROM JULY 17, 1995
                     (INCORPORATION) TO DECEMBER 31, 1995

                      COMMON STOCK       COMMON STOCK          COMMON STOCK         COMMON STOCK
                   ------------------ -------------------- -------------------- --------------------
                                            CLASS A              CLASS B              CLASS C
                                      -------------------- -------------------- --------------------  ADDITIONAL
                   OUTSTANDING        OUTSTANDING          OUTSTANDING          OUTSTANDING            PAID-IN     ACCUMULATED
                     SHARES    AMOUNT   SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL       DEFICIT
                   ----------- ------ ----------- -------- ----------- -------- ----------- -------- ------------  -----------
Issuance of
 common stock to
 parent..........        10
Contributions
 from parent:
 Cash............                                                                                    $    242,215
 Non-cash........                                                                                       3,816,445
Cash transfers to
 parent..........                                                                                        (179,426)
Net loss.........                                                                                                  $  (110,411)
                     ------                                                                          ------------  -----------
BALANCE, DECEMBER
 31, 1995........        10                                                                             3,879,234     (110,411)
Issuance of
 common stock to
 parent..........     2,990     $30                                                                           (30)
Contributions
 from parent:
 Cash............                                                                                       2,548,557
 Non-cash........                                                                                      29,856,885
Transfers to par-
 ent:
 Cash............                                                                                      (4,866,226)
 Non-cash........                                                                                      (1,100,000)
Net loss.........                                                                                                     (479,673)
                     ------     ---                                                                  ------------  -----------
BALANCE, DECEMBER
 31, 1996........     3,000      30                                                                    30,318,420     (590,084)
Contributions
 from parent:
 Cash............                                                                                     143,073,631
 Non-cash........                                                                                          50,000
Transfers to par-
 ent:
 Cash............                                                                                     (16,650,000)
 Non-cash........                                                                                        (725,000)
Recapitalization
 (Note 8)........    (3,000)    (30)  29,667,883  $296,679  4,670,626  $ 46,706  1,295,518  $ 12,955     (356,310)
Net loss.........                                                                                                   (2,269,957)
                     ------     ---   ----------  --------  ---------  --------  ---------  -------- ------------  -----------
BALANCE, DECEMBER
 31, 1997........        --     $--   29,667,883  $296,679  4,670,626  $ 46,706  1,295,518  $ 12,955 $155,710,741  $(2,860,041)
                     ======     ===   ==========  ========  =========  ========  =========  ======== ============  ===========
                      TOTAL
                   -------------
Issuance of
 common stock to
 parent..........
Contributions
 from parent:
 Cash............  $    242,215
 Non-cash........     3,816,445
Cash transfers to
 parent..........      (179,426)
Net loss.........      (110,411)
                   -------------
BALANCE, DECEMBER
 31, 1995........     3,768,823
Issuance of
 common stock to
 parent..........
Contributions
 from parent:
 Cash............     2,548,557
 Non-cash........    29,856,885
Transfers to par-
 ent:
 Cash............    (4,866,226)
 Non-cash........    (1,100,000)
Net loss.........      (479,673)
                   -------------
BALANCE, DECEMBER
 31, 1996........    29,728,366
Contributions
 from parent:
 Cash............   143,073,631
 Non-cash........        50,000
Transfers to par-
 ent:
 Cash............   (16,650,000)
 Non-cash........      (725,000)
Recapitalization
 (Note 8)........
Net loss.........    (2,269,957)
                   -------------
BALANCE, DECEMBER
 31, 1997........  $153,207,040
                   =============

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      YEARS ENDED DECEMBER 31, 1997 AND 1996 AND PERIOD FROM JULY 17, 1995
                      (INCORPORATION) TO DECEMBER 31, 1995

                                             PERIOD ENDED DECEMBER 31,
                                       ---------------------------------------
                                           1997           1996         1995
                                       -------------  -------------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................. $  (2,269,957) $    (479,673) $(110,411)
 Adjustments to reconcile net loss to
  cash provided by (used in) operating
  activities:
  Depreciation and amortization.......     6,326,323        989,936     57,428
  Minority interest in net earnings of
   subsidiary.........................       177,313        184,897
  Amortization of deferred financing
   costs..............................       187,910
  Provision for losses on accounts
   receivable.........................       124,350         47,044
  Extraordinary loss, net.............       693,812
  Deferred income taxes...............       146,529        108,715
  Changes in assets and liabilities,
   net of acquisitions:
    Accounts receivable...............    (3,155,831)      (246,867)   (37,167)
    Prepaid and other current assets..       158,897       (226,814)   (54,499)
    Accounts payable and accrued
     expenses.........................     5,096,378      1,580,284     93,860
    Accrued interest..................       913,624
    Unearned income...................     1,499,459        252,789
    Other long-term liabilities.......        13,800         18,950
                                       -------------  -------------  ---------
Cash provided by (used in) operating
 activities...........................     9,912,607      2,229,261    (50,789)
                                       -------------  -------------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of property
   and equipment and construction.....   (20,614,412)
  Payments for tower related
   acquisitions.......................  (184,075,851)
  Advances of notes receivable........   (10,961,416)
  Deposits and other long-term
   assets.............................    (1,131,247)
                                       -------------
  Cash used for investing activities..  (216,782,926)
                                       -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under credit facility....   151,000,000      2,500,000
  Repayment of credit facility........   (65,000,000)
  Borrowings under other notes
   payable............................                      231,115
  Repayments of other notes payable...      (358,598)      (106,697)
  Contributions from parent...........   143,073,631      2,548,557    242,215
  Cash transfers to parent............   (16,650,000)    (4,866,226)  (179,426)
  Distributions to minority interest..      (419,160)      (174,650)
  Additions to deferred financing
   costs..............................    (2,553,414)
                                       -------------  -------------  ---------
Cash provided by financing
 activities...........................   209,092,459        132,099     62,789
                                       -------------  -------------  ---------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS..........................     2,222,140      2,361,360     12,000
CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD............................     2,373,360         12,000
                                       -------------  -------------  ---------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD...............................     4,595,500  $   2,373,360  $  12,000
                                       =============  =============  =========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Corporate Structure--American Tower Systems Corporation and subsidiaries (collectively, ATS or the Company) is a wholly-owned subsidiary of American Radio Systems Corporation (ARS or the Parent). American Tower Systems (Delaware), Inc. (ATSI) is a wholly-owned subsidiary of the Company which holds substantially all the operating assets and liabilities of the business.

  The Company was incorporated on July 17, 1995 (Incorporation) for the purpose of acquiring, developing, marketing, managing and operating wireless communications tower sites throughout the United States, for use by wireless communications providers and television and radio broadcasters.

  In January 1998, ATS completed a corporate restructuring pursuant to which ATS and ATSI contributed their assets and liabilities to a newly formed operating subsidiary, American Tower Systems, L.P., (ATSLP). In connection therewith, ATSI and ATSLP became co-borrowers under the Loan Agreement described in Note 4. The tax sharing agreement between ARS and ATS described in Note 7 was terminated in connection with the corporate restructuring.

  ATS's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including personal communications services (PCS), cellular, paging, specialized mobile radio, enhanced specialized mobile radio (ESMR) and fixed microwave, as well as radio and television broadcasters. ATS also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, site construction and antennae installation. ATS intends to expand these services and to capitalize on its relationships with its wireless customers through major built to suit construction projects. ATS is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and in Texas.

  As of December 31, 1997, the Company owned and/or operated approximately 670 wireless communication sites, principally in the Northeast and Mid-Atlantic regions, Florida and California.

  In September 1997, ARS entered into a merger agreement (as amended and restated in December 1997, the CBS Merger Agreement) with a subsidiary of CBS Corporation (CBS), pursuant to which a subsidiary of CBS will merge with and into ARS and ARS will become a subsidiary of CBS (the CBS Merger). Following consummation of the CBS Merger, ATS will operate as an independent, publicly owned corporation (the Tower Separation). Each holder of record, at the effective time of the CBS Merger, of shares of ARS common stock will receive:
(i) $44.00 per share in cash; and (ii) one share of ATS common stock of the same class as the class of ARS Common Stock to be surrendered. ARS and ATS will enter into certain agreements pursuant to the CBS Merger Agreement providing for, among other things, the orderly separation of ARS and ATS, the transfer of lease obligations to ATS of leased space on certain towers owned or leased by ARS to ATS, and the allocation of certain tax liabilities between ARS and ATS. ATS is obligated to reimburse ARS for the tax liabilities attributable to the distribution of ATS common stock pursuant to the CBS Merger and the earlier deconsolidation (for federal and state income tax purposes) of ATS from ARS (the CBS Merger Tax Liability). Based on an estimate of "fair market value" using available information as of March 27, 1998 of $16.00 per share of ATS common stock, the estimated CBS Merger Tax Liability is approximately $173.0 million of which approximately $20.0 million will be borne by ARS and the remaining obligation (of approximately $153.0 million) will be paid by ATS. The estimated federal income tax liability will increase or decrease by approximately $14.8 million for each $1.00 increase or decrease in the "fair market value" per share of the ATS common stock. (See Note 12 for recent developments). ATS expects to use the proceeds of an equity offering or external financing to reimburse ARS for such tax liability if due in 1998 or to use borrowings under the Loan Agreement if due in 1999; the timing of such payment depends on when the CBS Merger is consummated. (See Note 5).

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

  In addition, following the CBS Merger, ATS will assume ARS' lease obligations with respect to ARS' corporate headquarters in Boston, Massachusetts and certain senior executives of ARS will become employees of ATS. Future lease payments required under the lease agreements assumed aggregate approximately $1.6 million through July 2006.

  The CBS Merger has been approved by the stockholders of ARS who hold sufficient voting power to approve such action. Consummation of the Merger is subject to, among other things, the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (HSR Act) and the approval by the Federal Communications Commission (FCC) of the transfer of control of ARS' FCC licenses with respect to its radio stations to CBS. Subject to the satisfaction of such conditions, the CBS Merger is expected to be consummated in the Spring of 1998.

  Principles of Consolidation and Basis of Presentation--The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliates, where ATS owns more than 20 percent of the voting power of the affiliate but not in excess of 50 percent, are accounted for using the equity method. Separate financial information regarding equity method investees is not significant. The Company also consolidates its 50.1% interest and its 70.0% interest in two other tower communications limited liability companies, with the other members' investments reflected as minority interest in subsidiaries in the accompanying consolidated financial statements.

  Through December 31, 1997, ATS effectively operated as a stand-alone entity, with its own corporate staff and headquarters, and received minimal assistance from personnel of the Parent. Accordingly, the accompanying consolidated financial statements do not include any cost allocations from the Parent. However, the consolidated financial statements may not reflect the results of operations or financial position of ATS had it been an independent public company during the periods presented.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences could be material to the consolidated financial statements.

  Revenue Recognition--Tower revenues are recognized when earned. Escalation clauses and other incentives present in tower lease agreements with the Company's customers are recognized on a straight-line basis over the term of the leases. Site acquisition and video voice and data transmission revenues are recognized as such services are provided. Amounts billed or received prior to services being performed are deferred until such time as the revenue is earned.

  Corporate General and Administrative Expense--Corporate general and administrative expense consists of corporate overhead costs not specifically allocable to any of the Company's individual business properties.

  Concentration of Credit Risk--The Company extends credit to customers on an unsecured basis in the normal course of business. The Company has policies governing the extension of credit and collection of amounts due from customers.

  Derivative Financial Instruments--The Company uses derivative financial instruments as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high probability of being executed. The Company's interest rate protection agreements generally consist of interest rate swap agreements and interest rate cap agreements. These instruments are matched with either fixed or variable rate debt, and payments thereon are recorded on a settlement basis as an adjustment to interest expense. Premiums paid to purchase interest rate cap agreements are amortized as an adjustment of interest expense over the life of the contract. Derivative financial instruments are not held for trading purposes. (See Note 4).

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

  Cash and Cash Equivalents--Cash and cash equivalents include cash on hand, demand deposits and short-term investments with remaining maturities when purchased of three months or less.

  Property and Equipment and Unallocated Purchase Price--Property and equipment are recorded at cost, or at estimated fair value in the case of acquired properties. Cost includes expenditures for communications sites and related assets and the net amount of interest cost associated with significant capital additions. Approximately $458,000 and $120,000 of interest was capitalized for the years ended December 31, 1997 and 1996, respectively. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to fifteen years.

  The excess of purchase price over the estimated fair value of net assets acquired has been preliminarily recorded as unallocated purchase price and is being amortized over an estimated aggregate useful life of fifteen years using the straight-line method. Accumulated amortization aggregated approximately $3,726,000 and $356,000 at December 31, 1997 and 1996, respectively. The consolidated financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for some acquisitions have not yet been finalized. The Company is currently conducting studies to determine the purchase price allocations and expects that upon final allocation the average estimated useful life will approximate fifteen years. The final allocation of purchase price is not expected to have a material effect on the Company's consolidated results of operations, liquidity or financial position.

  Intangible Assets--Intangible assets are being amortized on a straight-line basis over their estimated useful lives, ranging from five to eight years. Other intangible assets consist principally of a noncompetition agreement, deferred financing costs and deferred acquisition costs. Deferred private placement fees and Tower Separation fees will be reclassified to additional paid-in capital upon consummation of the related transactions. (See Note 3).

  Notes Receivable--In connection with the acquisition of OPM-USA-INC. (OPM) and the acquisition of Gearon & Co. Inc. (Gearon) described in Note 11, the Company entered into certain note agreements prior to consummation of these acquisitions. The Company agreed to advance OPM an amount not to exceed $37.0 million, of which approximately $5.7 million (excluding accrued interest) was advanced as of December 31, 1997. The note bore interest at prime rate plus 3%, was unsecured and was settled upon closing of the OPM acquisition.

  The Company agreed to advance Gearon an amount not to exceed $10.0 million prior to closing, of which approximately $5.0 million was advanced as of December 31, 1997. The note bore interest at approximately 7.25%, was unsecured and was paid upon closing of the Gearon acquisition.

  Income Taxes--Deferred taxes are provided to reflect temporary differences in basis between book and tax assets and liabilities, and net operating loss carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. Through December 31, 1997, ATS filed as part of a consolidated filing group with ARS; there are no significant differences between the tax provision or benefit recorded and the amounts measured on a separate return basis. (See Note 7).

  Pro Forma Loss Per Common Share--Pro forma loss per common share is computed using the number of shares of common stock expected to be outstanding upon consummation of the CBS Merger. These shares include shares issued pursuant to the stock purchase agreement described in Note 8 and the Gearon acquisition described in Note 11 and also includes shares of ATS common stock issuable upon exercise of ARS options (each ARS option in effect represents the right to receive $44 in cash and one ATS share; such exercise is expected to occur upon closing). Shares issuable upon exercise of ATS and ATSI options have been excluded from the computation as the effect is anti-dilutive. Had ATS and ATSI options been included in the computation, shares for diluted computation would have been increased by 5,268,255.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

  Impairment of Long-Lived Assets--Recoverability of long-lived assets is determined by periodically comparing the forecasted undiscounted net cash flows of the operations to which the assets relate to the carrying amount, including associated intangible assets of such operations. Through December 31, 1997, no impairments requiring adjustment have occurred.

  Stock-Based Compensation--Compensation related to equity grants or awards to employees is measured using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. (See Note 8).

  Fair Value of Financial Instruments--The Company believes that the carrying value of all financial instruments, excluding the interest rate protection agreements, is a reasonable estimate of fair value as of December 31, 1997 and 1996. The fair value of the interest rate protection agreements are obtained from independent market quotes. These values represent the amount the Company would receive or pay to terminate the agreements taking into consideration current market interest rates. The Company would expect to pay approximately $97,000 to settle these agreements at December 31, 1997. There were no interest rate protection agreements at December 31, 1996. (See Note 4).

  Retirement Plan--Employees of the Company are eligible for participation in a 401(k) plan sponsored by ARS, subject to certain minimum age and length-of-employment requirements. Administrative expenses of the plan are borne by ARS and are not significant to ATS. Under the plan, the Company matches 30% of the participants' contributions up to 5% of compensation. The Company contributed approximately $16,800 and $6,000 for the years ended December 31, 1997 and 1996, respectively. The Company's contributions for the period from Incorporation to December 31, 1995 were not material.

  Recent Accounting Pronouncements--In June 1997, the FASB released FAS No. 130 "Reporting Comprehensive Income" (FAS 130), and FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). Those pronouncements will be effective in 1998. FAS 130 establishes standards for reporting comprehensive income items and will require the Company to provide a separate statement of comprehensive income; reported financial statement amounts will be affected by this adoption. FAS 131 establishes standards for reporting information about the Company's operating segments in its annual report and interim reports and will require the Company to adopt this standard in 1998.

  In February 1998, the FASB released FAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (FAS 132), which the Company will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in the Company's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption will not have any effect on reported consolidated results of operations or consolidated financial position.

  Reclassifications--Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the 1997 presentation.

2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following as of December 31:

                                                         1997         1996
                                                     ------------  -----------
   Land and improvements...........................  $ 17,955,568  $ 4,081,011
   Buildings and improvements......................    17,731,874
   Towers..........................................    48,315,930   11,473,259
   Technical equipment.............................     3,624,239       53,124
   Transmitter equipment...........................    18,211,996       13,550
   Office equipment, furniture, fixtures and other
    equipment......................................     4,076,212      317,025
   Construction in progress........................    10,641,639    4,276,410
                                                     ------------  -----------
       Total.......................................   120,557,458   20,214,379
   Less accumulated depreciation and amortization..    (2,939,682)    (504,856)
                                                     ------------  -----------
   Property and equipment, net.....................  $117,617,776  $19,709,523
                                                     ============  ===========

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

3. OTHER INTANGIBLE ASSETS

  Other intangible assets consisted of the following as of December 31:

                                                            1997        1996
                                                         ----------  ----------
   Non-compete agreement................................ $5,530,000
   Deferred financing costs.............................  2,519,312  $1,255,474
   Deferred acquisition costs...........................    438,238      93,965
   Deferred private placement fees......................    546,023
   Other................................................    100,923
                                                         ----------  ----------
      Total.............................................  9,134,496   1,349,439
   Less accumulated amortization........................   (710,090)    (13,078)
                                                         ----------  ----------
   Other intangible assets, net......................... $8,424,406  $1,336,361
                                                         ==========  ==========

4. FINANCING ARRANGEMENTS

  Outstanding amounts under the Company's long-term financing arrangements consisted of the following as of December 31:

                                                           1997         1996
                                                        -----------  ----------
   Loan Agreement...................................... $88,500,000  $2,500,000
   Note payable--other.................................   1,466,854   1,557,701
   Other obligations...................................     209,806     477,557
                                                        -----------  ----------
   Total...............................................  90,176,660   4,535,258
   Less current portion................................    (110,391)   (117,362)
                                                        -----------  ----------
   Long-term debt...................................... $90,066,269  $4,417,896
                                                        ===========  ==========

  Loan Agreements--In October 1997, ATSI entered into a new loan agreement with a syndicate of banks (the Loan Agreement), which replaced the previously existing credit agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the Loan Agreement. The following discussion, with the exception of the information regarding interest rates and availability under the agreements, is based on the terms and conditions of the Loan Agreement. Collectively, the previous loan agreement and the 1997 Loan Agreement (as amended and restated on December 31, 1997 and March 27, 1998) are referred to as the Loan Agreements.

  The Loan Agreement provides ATSI with a $250.0 million loan commitment based on ATSI maintaining certain operational ratios, and an additional $150.0 million loan at the discretion of ATSI. The Loan Agreement may be borrowed, repaid and reborrowed without reducing the availability until June 2005 except as specified in the Loan Agreement; thereafter, availability decreases in an amount equal to 50% of excess cash flow, as defined in the Loan Agreement, for the fiscal year immediately preceding the calculation date. In addition, the Loan Agreement requires commitment reductions in the event of sale of ATSI's common stock or debt instruments, and/or permitted asset sales, as defined in the Loan Agreement.

  Outstanding amounts under the Loan Agreements bear interest at either LIBOR (5.90% as of December 31, 1997 and 5.78% as of December 31, 1996) plus 1.0% to 2.25% or Base Rate, as defined in the Loan Agreements, plus 0.00% to 1.00%. The spread over LIBOR and the Base Rate varies from time to time, depending upon ATSI's financial leverage. Under certain circumstances, ATSI may request that rates be fixed or capped. For the years ended December 31, 1997 and 1996, the weighted average interest rate of the Loan Agreements was 7.54% and 8.75%, respectively.

  There was $32.7 million and $67.5 million available under the Loan Agreements at December 31, 1997 and 1996, respectively. ATSI pays quarterly commitment fees ranging from .375% to .50%, based on ATSI's financial leverage and the unused portion of the aggregated commitment. Commitment fees paid related to the

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

Loan Agreements aggregated approximately $416,000 and $24,000 for the years ended December 31, 1997 and 1996, respectively.

  The Loan Agreement contains certain financial and operational covenants and other restrictions with which ATSI must comply, whether or not any borrowings are outstanding, including among others, maintenance of certain financial ratios, limitations on acquisitions, additional indebtedness and capital expenditures, as well as restrictions on cash distributions unless certain financial tests are met, and the use of borrowings. The obligations of ATSI under the Loan Agreement are collateralized by a first priority security interest in substantially all of the assets of ATSI. ATS has pledged all of its stock to the banks as security for ATSI's obligations under the Loan Agreement. ATS is in the process of negotiating an amended and restated loan agreement with its senior lenders, pursuant to which the Company expects that the existing maximum borrowing will be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS will be able to borrow an additional $150.0 million, subject to compliance with certain less restrictive ratios. Borrowings under an amended loan agreement will also be available to finance acquisitions. In connection with the refinancing, the Company expects to recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998.

  Following the closing of the Loan Agreement in October 1997, ATSI incurred an extraordinary loss of approximately $1,156,000 (approximately $694,000 net of the applicable income tax benefit) representing the write-off of deferred financing fees associated with the previous agreement.

  Derivative Positions--Under the terms of the Loan Agreement, ATSI is required, under certain conditions, to enter into interest rate protection agreements. There were no such agreements outstanding at December 31, 1996. As of December 31, 1997, ATSI maintained a swap agreement, expiring in January 2001, under which the interest rate is fixed with respect to $7.3 million of notional principal amount at approximately 6.4%. ATSI also maintained two cap agreements; one expiring in July 2000, under which the interest rate is fixed with respect to $21.6 million of notional principal amount at approximately 9.5%, and one expiring in November 1999, under which the interest rate is fixed with respect to $7.0 million of notional principal amount at approximately 8.5%. ATSI's exposure under these agreements is limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements if the other parties fail to perform.

  Note Payable--Other--A limited liability company, which is under majority control of the Company, has a note secured by the minority shareholder's interest in the limited liability company. Interest rates under this note are determined, at the option of the limited liability company, at either the Floating Rate (as defined in the note agreement) or the Federal Home Loan BankBoston rate plus 2.25%. As of December 31, 1997 and 1996, the effective interest rate on borrowings under this note was 8.02%. The note is payable in equal monthly principal payments with interest through 2006.

  Other Obligations--In connection with various acquisitions, the Company assumed certain long-term obligations of the acquired entities. Substantially all of these obligations were repaid during 1997, with the remaining unpaid obligation payable in monthly installments through 2014.

  Future principal payments required under the Company's financing arrangements at December 31, 1997 are approximately:

   Year Ending:
   1998............................................................. $   110,000
   1999.............................................................     119,000
   2000.............................................................     128,000
   2001.............................................................     137,000
   2002.............................................................     148,000
   Thereafter.......................................................  89,535,000
                                                                     -----------
     Total.......................................................... $90,177,000
                                                                     ===========

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

5. COMMITMENTS AND CONTINGENCIES

  Lease Obligations--The Company leases space for its existing offices in Florida, California, Pennsylvania and Virginia, space on various communications towers and land under operating leases that expire over various terms. The Company also subleases space on communications towers under substantially the same terms and conditions, including cancellation rights, as those found in its own lease contracts. Most leases allow cancellation at will or under certain technical circumstances. Many of the leases also contain renewal options with specified increases in lease payments upon exercise of the renewal option.

  Future minimum rental payments under noncancelable leases in effect at December 31, 1997, excluding assumption of the ARS lease obligations described in Note 1, are approximately as follows:

   Year Ending:
   1998............................................................. $ 3,996,000
   1999.............................................................   3,508,000
   2000.............................................................   3,213,000
   2001.............................................................   2,706,000
   2002.............................................................   1,992,000
   Thereafter.......................................................  10,373,000
                                                                     -----------
     Total.......................................................... $25,788,000
                                                                     ===========

  Aggregate rent expense under operating leases for the years ended December 31, 1997, 1996 and period ended December 31, 1995 approximated $2,110,000, $420,000, and $5,000, respectively.

  Customer Leases--The Company leases space on its various tower properties (both owned and managed) to customers which typically are for set periods of time, although some leases are cancellable at the customers' option and others are automatically renewed and have no fixed term. Long-term leases typically contain provisions for renewals and specified rent increases over the lease term.

  Future minimum rental receipts expected to be received from customers under noncancelable lease agreements in effect at December 31, 1997 are approximately as follows:

   Year Ending:
   1998............................................................. $21,017,000
   1999.............................................................  16,899,000
   2000.............................................................  14,691,000
   2001.............................................................  12,369,000
   2002.............................................................   8,128,000
   Thereafter.......................................................  26,892,000
                                                                     -----------
     Total.......................................................... $99,996,000
                                                                     ===========

  Tower rental revenues under the Company's sub-leases approximated $978,000 and $468,000 for the years ended December 31, 1997 and 1996, respectively.

  Acquisition Commitments--See Notes 9 and 11 for information with respect to acquisitions and related commitments.

  CBS Merger (See Note 12 for recent developments)--The CBS Merger Tax Liability has been estimated based on an assumed fair market value of the ATS Common Stock of $16.00 per share price, resulting in a tax liability of approximately $173.0 million, of which $20.0 million will be borne by ARS and the remaining

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES obligation will be required to be paid by ATS pursuant to provisions of the CBS Merger Agreement. The Company's portion of the CBS Merger Tax Liability is expected to be paid with the proceeds of an equity offering or external financing if due in 1998, or borrowings under ATS's Loan Agreement if due in 1999; the timing of such payment is dependent upon the timing of the consummation of the CBS Merger. Such estimated tax liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock.

  The CBS Merger Agreement also provides for closing date balance sheet adjustments based upon the working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS at the effective time of the CBS Merger which may result in payments to be made by either ARS or ATS to the other party following the closing date of the CBS Merger. ATS will benefit from or bear the cost of such adjustments. Since the amounts of working capital and debt are dependent upon future operations and events, including without limitation cash flow from operations, capital expenditures, and expenses of the CBS Merger, neither ARS nor ATS is able to state with any degree of certainty what payments, if any, will be owed following the closing date by either ARS or ATS to the other party.

  Litigation--The Company periodically becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of management, there are no matters currently pending which would, in the event of adverse outcome, have a material impact on the Company's consolidated financial position, the results of operations or liquidity.

6. RELATED PARTY TRANSACTIONS

  The Company received revenues of approximately $389,000 and $70,000 from ARS for tower rentals at Company-owned sites for the years ended December 31, 1997 and 1996, respectively.

  ARS has contributed substantially all of the Company's capitalization and had funded substantially all of the 1996 acquisitions and certain 1997 acquisitions described in Note 9.

  In January 1998, ARS contributed certain tower sites to the Company (See
Note 11).

  In January 1998, the Company consummated the transactions contemplated by a stock purchase agreement with certain related parties. (See Note 8).

  In December 1997, ARS contributed a tower site and related assets in West Palm Beach, Florida to the Company at ARS' book value, which approximated $50,000.

  During January 1996, ARS contributed a tract of undeveloped land of approximately two acres to the Company. The transfer was recorded at ARS' book value of approximately $425,000.

  In March 1996, ARS contributed approximately 200 acres of undeveloped land to the Company. The transfer was recorded at ARS' book value of approximately $2.3 million.

  In November 1996, the Company transferred a tract of land to ARS. The transfer was recorded at ATS' book value of approximately $1.1 million.

  In December 1996, ARS contributed a tower site and related assets in Peabody, Massachusetts to the Company at ARS' book value, which aggregated approximately $1.1 million.

  In December 1996, ARS contributed a tower site and related assets located in Philadelphia, Pennsylvania, to the Company. These assets were contributed at their initial estimated fair value of approximately $1.5 million,

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES based on a preliminary appraisal. In June 1997, the fair value of the tower site and related assets was determined to be approximately $775,000 based on a final independent appraisal. The net book value carried by ATS was adjusted by approximately $725,000 to reflect the change in estimate. This change in estimate did not have a material effect on the consolidated financial position or the results of operations of ATS.

7. INCOME TAXES

  Effective October 15, 1996, the Company entered into a tax sharing agreement with ARS. In accordance with this agreement, the Company's share of the consolidated federal income tax benefit (liability) is calculated as a portion of ARS' consolidated income tax benefit (liability). Any income tax benefit (provision) attributable to the Company is payable to (due from) ARS. The Company's reported provision or benefit is not significantly different from what would have been recorded on a separate return basis. The tax sharing agreement was terminated in connection with the corporate restructuring described in Note 1, pursuant to which the Company will now prepare and file income tax returns on a separate company basis.

  The income tax benefit (provision) was comprised of the following:

                                                   PERIOD ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1997       1996     1995
                                                   ---------  --------  -------
   Current:
     Federal...................................... $ 444,236  $ 53,907  $62,503
     State........................................   174,964     9,418   10,921
   Deferred:
     Federal......................................  (125,545)  (92,547)
     State........................................   (20,984)  (16,168)
                                                   ---------  --------  -------
   Income tax benefit (provision)................. $ 472,671  $(45,390) $73,424
                                                   =========  ========  =======

  A reconciliation between the U.S. statutory rate and the effective rate was as follows for the periods presented:

                                                             PERIOD ENDED
                                                             DECEMBER 31,
                                                            ------------------
                                                            1997   1996   1995
                                                            ----   ----   ----
   Statutory tax rate...................................... (34)%  (34)%  (34)%
   State taxes, net of federal benefit.....................  (6)    (6)    (6)
   Nondeductible intangible amortization...................  17     49
   Other...................................................          1
                                                            ---    ---    ---
   Effective tax rate...................................... (23)%   10 %  (40)%
                                                            ===    ===    ===

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

  Significant components of the Company's deferred tax assets and liabilities were composed of the following as of December 31:

                                                           1997       1996
                                                         ---------  ---------
   Assets:
    Allowances for financial reporting purposes which
     are currently nondeductible--current............... $  62,560
    Net operating loss carryforwards....................            $   2,071
    Valuation allowances................................               (2,071)
   Liabilities:
    Property and equipment and intangible assets........  (417,628)  (168,125)
    Partnership investments.............................              (77,648)
    Long-term rental agreements.........................              (33,445)
                                                         ---------  ---------
   Net deferred tax liabilities......................... $(355,068) $(279,218)
                                                         =========  =========

8. STOCKHOLDER'S EQUITY


  Recapitalization--In November 1997, the Company restated its certificate of incorporation to increase the aggregate number of shares of all classes of stock which it is authorized to issue to 280,000,000 shares as follows:
20,000,000 shares of preferred stock $.01 par value per share, 260,000,000 shares of common stock $.01 par value per share, of which 200,000,000 is Class A, 50,000,000 is Class B and 10,000,000 is Class C. The Class A and B entitles the holder to one and ten votes, respectively, per share. The Class C is non-voting.

  In addition, at that time, the Company effected a recapitalization, pursuant to which each share of the Company's existing common stock was cancelled and the Company was recapitalized with 29,667,883 shares of Class A common stock, 4,670,626 shares of Class B common stock and 1,295,518 shares of Class C common stock.

  ATS Stock Purchase Agreement--On January 22, 1998, the Company consummated the transactions contemplated by the stock purchase agreement (the ATS Stock Purchase Agreement), dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates or family members or family trusts), pursuant to which those persons purchased
8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including 4.0 million shares by Mr. Dodge for $40.0 million. Payment of the purchase price was in the form of cash aggregating approximately $30.6 million and in the form of notes aggregating approximately $49.4 million due on the earlier of the consummation of the CBS Merger or, in the event the CBS Merger Agreement is terminated, December 31, 2000. The notes bear interest at the six-month London Interbank Rate, as measured from time to time, plus 1.5% per annum, and are secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes are prepayable at any time at the option of the debtor and will be due and payable, at the option of the Company, in the event of certain defaults as described in the ATS Stock Purchase Agreement.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

  Stock Option Plans--In November 1997, the Company instituted the 1997 Stock Option Plan (the Plan) which provides for the granting of options to employees and directors to acquire up to 10,000,000 shares of ATS Class A and Class B Common Stock. The Plan is expected to be amended in connection with the ATC Merger, described in Note 11, to limit future grants to Class A Common Stock. No options were granted under the Plan during 1997. In January 1998, the Company granted 2,911,300 options at an exercise price of $10 per share to employees and directors of ATS and subsequently granted 1,400,000 options at an exercise price of $13 per share to employees of an acquired company. (See
Note 11).

  ATSI also has a stock option plan which provides for the granting of options to employees to acquire up to 1,000,000 shares of the common stock of ATSI, of which options to purchase an aggregate of 682,000 shares have been issued. In addition, approximately 665,000 options to purchase shares of ARS Common Stock held by current and future employees of ATS may be exchanged for ATS options. The ATSI options will be exchanged for ATS options and the ARS options may be exchanged in a manner that will preserve the spread in such options between the option exercise price and the fair market value of the stock subject thereto and the ratio of the spread to the exercise price prior to such conversion. These ARS options are expected to be exchanged, at least in part, into options to acquire, stock of ATS, as part of the CBS Merger.

  Exercise prices in the case of incentive stock options are not less than the fair value of the underlying common stock on the date of grant. Exercise prices in the case of non-qualified stock options are set at the discretion of the Board of Directors. Options vest ratably over various periods, generally five years, commencing one year from the date of grant. There have been no option grants at exercise prices less than fair value.

  The following table summarizes the ATSI option activity for the periods presented:

                                                                    WEIGHTED
                                           EXERCISE     NUMBER      AVERAGE
                                             PRICE     CURRENTLY   REMAINING
                                 OPTIONS   PER SHARE  EXERCISABLE LIFE (YEARS)
                                 -------  ----------- ----------- ------------
Granted during 1996 and
 outstanding at December 31,
 1996........................... 550,000        $5.00   160,000       8.71
Granted......................... 172,000  $7.50-$8.00                 9.24
Cancelled....................... (40,000)       $5.00
                                 -------  -----------   -------       ----
Outstanding as of December 31,
 1997........................... 682,000                160,000       8.89
                                 =======                =======       ====

  As described in Note 1, the intrinsic value method is used to determine compensation associated with stock option grants. No compensation cost has been recognized to date for grants under the Plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 and 1997 consistent with the provisions of SFAS 123, the Company's net loss would have been approximately $2,492,000 and approximately $568,000 for the years ended December 31, 1997 and 1996, respectively. Pro forma basic and diluted net loss per common share would have been approximately $(0.05) for the year ended December 31, 1997.

  The "fair value" of each option grant is estimated on the date of grant using the minimum value method based on the following key assumptions: risk-free interest rate of 6.3% and expected lives of 5 years. In accordance with the provisions of SFAS 123, since the Company's stock is not publicly traded, expected volatility in stock price has been omitted in determining the fair value for options granted.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS

 1997 Acquisitions--

  In December 1997, the Company consummated the acquisition of a tower site in Northern California for approximately $2.0 million.

  In October 1997, the Company acquired two affiliated entities operating approximately 110 tower sites and a tower site management business located principally in northern California for approximately $45.0 million. In connection therewith, the Company had also agreed to loan up to $1.4 million to the sellers on an unsecured basis, of which approximately $0.26 million had been advanced and was repaid at closing.

  In October 1997, the Company acquired tower sites and certain video, voice and data transport operations for approximately $70.25 million. The acquired business owned or leased approximately 128 tower sites, principally in the Mid-Atlantic region, with the remainder in California and Texas.

  In September 1997, the Company acquired nine tower sites in Massachusetts and Rhode Island for approximately $7.2 million and land in Oklahoma for approximately $0.6 million.

  In August 1997, the Company acquired six tower sites in Connecticut and Rhode Island for approximately $1.5 million.

  In July 1997, the Company, in individual transactions, acquired the following:

    (i) the assets of three affiliated entities which owned and operated approximately fifty towers and a tower site management business in southern California for an aggregate purchase price of approximately $33.5 million;

    (ii) the assets of one tower site in Washington, D.C. for approximately $0.9 million;

    (iii) the assets of six tower sites in Pennsylvania for approximately $0.3 million and

    (iv) the rights to build five tower sites in Maryland for approximately $0.5 million.

  In May 1997, the Company acquired 21 tower sites and a tower site management business in Georgia, North Carolina and South Carolina for approximately $5.4 million. The agreement also provides for additional payments by the Company if the seller is able to arrange for the purchase or management of tower sites presently owned by an unaffiliated public utility in South Carolina, which payments could aggregate up to approximately $1.2 million; management believes that it is unlikely that any such arrangement will be entered into.

  In May 1997, the Company acquired the assets of two affiliated companies engaged in the site acquisition business in various locations in the United States for approximately $13.0 million.

  In May 1997, the Company and an unaffiliated party formed a limited liability company to own and operate communication towers which will be constructed on over 50 tower sites in northern California. The Company advanced approximately $0.8 million to this entity and currently owns a 70% interest in the entity, with the remaining 30% owned by an unaffiliated party. The Company is obligated to provide additional financing for the construction of these and any additional towers it may approve; the obligation for such 50 tower sites is estimated to be approximately $5.3 million. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

  In May 1997, the Company acquired three tower sites in Massachusetts for approximately $0.26 million.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

 1996 Acquisitions--

  In February 1996, the Company acquired Skyline Communications and Skyline Antenna Management in exchange for an aggregate of 26,989 shares of ARS Class A Common Stock, having a fair value of approximately $774,000, $2.2 million in cash, and the assumption of approximately $300,000 of long-term debt which was paid at closing. Skyline Communications owned eight towers, six of which are in West Virginia and the remaining two in northern Virginia. Skyline Antenna Management managed more than 200 antenna sites, primarily in the northeast region of the United States.

  In April 1996, the Company acquired BDS Communications, Inc. and BRIDAN Communications Corporation for 257,495 shares of ARS Class A common stock having a fair value of approximately $7.4 million and $1.9 million in cash of which approximately $1.5 million was paid at closing. BDS Communications owned three towers in Pennsylvania and BRIDAN Communications managed or had sublease agreements on approximately forty tower sites located throughout the mid-Atlantic region.

  In July 1996, the Company entered into a limited liability company agreement with an unaffiliated party relating to the ownership and operation of a tower site in Needham, Massachusetts, whereby the Company acquired a 50.1% interest in the corporation for approximately $3.8 million in cash. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

  In October 1996, the Company acquired the assets of tower sites in Hampton, Virginia and North Stonington, Connecticut for approximately $1.4 million and $1.0 million in cash, respectively.

  Substantially all of the 1996 acquisitions were consummated by ARS and the net assets were subsequently contributed to the Company.

  The acquisitions consummated during 1997 and 1996 have been accounted for by the purchase method of accounting. The purchase price has been preliminarily allocated to the assets acquired, principally intangible and tangible assets, and the liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired has been recorded as unallocated purchase price. The financial statements reflect the preliminary allocation of certain purchase prices as the appraisals of the assets acquired have not been finalized. The Company does not expect any changes in depreciation and amortization as a result of such appraisals to be material to the consolidated results of operations.

  Unaudited Pro Forma Operating Results--The operating results of these acquisitions have been included in the Company's consolidated results of operations from the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred as of January 1, 1996 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1996 or results which may occur in the future.

                                                     YEAR ENDED    YEAR ENDED
                                                    DECEMBER 31,  DECEMBER 31,
                                                        1997          1996
                                                    ------------  ------------
   Net revenues.................................... $44,933,000   $35,601,000
   Loss before extraordinary loss..................  (8,998,000)  (21,716,000)
   Net loss........................................  (9,692,000)  (21,716,000)
   Basic and diluted pro forma loss per common
    share..........................................       (0.20)

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

10. SUPPLEMENTAL CASH FLOW INFORMATION

  Supplemental cash flow information and noncash investing and financing activities are as follows:

                                                       YEAR ENDED   YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
Supplemental cash flow information:
  Cash paid during the period for interest (including
   amounts capitalized)..............................  $2,398,201  $    90,539
  Cash paid during the period for income taxes.......     124,988
Noncash investing and financing activities:
  Property and equipment transferred from Parent.....      50,000   11,103,352
  Property and equipment transferred to Parent.......    (725,000)
  Land transferred to Parent.........................               (1,100,000)
  Deferred financing costs paid by Parent............                1,255,474
  Investment in affiliate paid by Parent.............                  325,000
Details of acquisitions financed by Parent:
  Purchase price of net assets acquired..............               20,954,401
  Liabilities assumed................................               (2,219,637)
  Stock issued by Parent.............................               (8,153,312)
                                                                   -----------
  Cash paid by Parent................................               10,581,452
  Less: cash acquired................................               (1,600,000)
                                                                   -----------
  Net cash paid by Parent for acquisitions...........              $ 8,981,452
                                                                   ===========

11. OTHER TRANSACTIONS

 Consummated Transactions:

  In January 1998, the Company consummated an agreement to acquire all of the outstanding stock of Gearon, a company based in Atlanta, Georgia, for an aggregate purchase price of approximately $80.0 million. The purchase price consisted of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately 5.3 million shares of ATS Class A Common Stock. Gearon is engaged in site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers and owns or has under construction approximately 40 tower sites. Following consummation, the Company granted options to acquire up to 1,400,000 shares of Class A Common Stock at an exercise price of $13.00 to employees of Gearon. (See Notes 1 and 8).

  In January 1998, the Company consummated the acquisition of OPM, a company which owned approximately 90 towers at the time of acquisition. In addition, OPM is in the process of developing an additional 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. The Company had also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.7 million, excluding accrued interest). (See Note 1).

  In January 1998, the Company consummated the acquisition of a communications site with six towers in Tucson, Arizona for approximately $12.0 million.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

  In January 1998, the Company consummated the acquisition of a tower near Palm Springs, California for approximately $0.75 million.

  In January 1998, ARS transferred to ATS 14 communications sites currently used by ARS and various third parties (with an ARS net book value of approximately $4.2 million), and ARS and ATS entered into leases or subleases of space on the transferred towers. Two additional communications sites will be transferred and leases entered into following acquisition by ARS of the sites from third parties.

  In February 1998, the Company acquired 11 communications tower sites in northern California for approximately $11.8 million.

 Pending Transactions:

  In December 1997, the Company entered into a merger agreement with American Tower Corporation (ATC) pursuant to which ATC will merge with and into ATS, which will be the surviving corporation. Pursuant to the merger, ATS expects to issue an aggregate of approximately 30.3 million shares of ATS Class A Common Stock (including shares issuable upon exercise of options to acquire ATC Common Stock which will become options to acquire ATS Class A Common Stock). ATC is engaged in the business of acquiring, developing, and leasing wireless communications sites to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. At December 31, 1997, ATC owned and operated approximately 775 communications towers located in 31 states primarily in the western, eastern and southern United States. Consummation of the transaction is subject to, among other things, the expiration or earlier termination of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (HSR Act) waiting period, and is expected to occur in the Spring of 1998.

  In January 1998, the Company entered into an agreement to purchase the assets relating to a teleport business serving the Washington, D.C. area for a purchase price of approximately $30.5 million. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres.

  In February 1998, the Company entered into an agreement to acquire a tower in Sacramento, California for approximately $1.2 million.

  Consummation of the pending transactions, which are subject to certain conditions, including in certain cases, receipt of FCC approvals and the expiration or earlier termination of the HSR Act waiting period, are expected to occur in the second quarter of 1998.

                             *  *   *   *   *   *


12.EVENTS SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT (UNAUDITED)

  Assuming the "fair market value" of ARS's stock interest in ATS was equal to $23.00 per share, the last reported sale price of such stock in the when-issued market on April 30, 1998, the estimated CBS Merger Tax Liability would be between approximately $335.0 and $365.0 million, depending on applicable state tax rates, under the tax reporting position to be followed by ARS. Of such amount, $20.0 million will be borne by ARS and the remaining obligation of between $315.0 and $345.0 million, depending on applicable state tax rates, will be borne by ATS. The estimated CBS Merger Tax Liability would be increased or decreased by between approximately $20.5 and $22.5 million, again depending on applicable state tax rates, for each $1.00 increase or decrease in assumed "fair market value". The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

  The Company estimates, as of May 5, 1998, that closing date balance sheet adjustments based upon working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS and the taxes associated with such adjustments will result in a payment by ATS to CBS of between $20.0 and $33.0 million.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

MicroNet, Inc. and Affiliates and
American Tower Systems, Inc.

  We have audited the accompanying combined statements of net assets of MicroNet, Inc. and affiliates sold to American Tower Systems, Inc. (the "Company") as of December 31, 1996 and October 31, 1997, and the related combined statements of income and cash flows derived from those assets for the year ended December 31, 1996, and the ten months ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the net assets of MicroNet, Inc. and affiliates sold to American Tower Systems, Inc. as of December 31, 1996 and October 31, 1997, and the results of operations related to those assets, and cash flows generated from those assets for the year ended December 31, 1996, and the ten months ended October 31, 1997, in conformity with generally accepted accounting principles.

  The accompanying combined financial statements have been prepared from the separate records maintained by the Company and may not be indicative of the conditions that would have existed or the results of operations had the net assets sold been operated as an unaffiliated company. Certain expenses represent allocations made by the Company's Parent, and, as discussed in Note A, no provision for income taxes has been made in the combined statements of income derived from the net assets sold.

                                          Pressman Ciocca Smith LLP

Hatboro, Pennsylvania
February 26, 1998

                         MICRONET, INC. AND AFFILIATES

                     COMBINED STATEMENTS OF NET ASSETS SOLD

                     DECEMBER 31, 1996 AND OCTOBER 31, 1997

                                                     DECEMBER 31,  OCTOBER 31,
                                                         1996          1997
                                                     ------------  ------------
ASSETS
Current Assets
  Prepaid expenses.................................. $    301,942  $    465,611
                                                     ------------  ------------
    Total Current Assets............................      301,942       465,611
Property and Equipment..............................   39,564,758    40,329,382
  Less accumulated depreciation.....................  (22,486,975)  (24,513,888)
                                                     ------------  ------------
                                                       17,077,783    15,815,494
Goodwill, net of amortization.......................    4,120,276     3,691,081
Intangible Assets, net of amortization..............      902,227       742,047
Other Assets........................................      183,087        70,354
                                                     ------------  ------------
                                                     $ 22,585,315  $ 20,784,587
                                                     ============  ============
LIABILITIES AND NET ASSETS TO BE SOLD
Current Liabilities
  Customer service prepayments...................... $    459,638  $    307,961
                                                     ------------  ------------
    Total Current Liabilities.......................      459,638       307,961
Commitments and Contingencies
Net Assets To Be Sold...............................   22,125,677    20,476,626
                                                     ------------  ------------
                                                     $ 22,585,315  $ 20,784,587
                                                     ============  ============


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

           COMBINED STATEMENTS OF INCOME DERIVED FROM NET ASSETS SOLD

      YEAR ENDED DECEMBER 31, 1996, AND TEN MONTHS ENDED OCTOBER 31, 1997

                                                                    TEN MONTHS
                                                       YEAR ENDED      ENDED
                                                        DECEMBER    OCTOBER 31,
                                                        31, 1996       1997
                                                       -----------  -----------
Net Revenues.......................................... $15,058,305  $15,103,459
Operating Expenses
  Service.............................................   5,955,270    5,670,523
  Selling and marketing...............................     488,857      347,475
  General and administrative..........................   3,422,581    2,676,978
  Depreciation........................................   3,199,495    2,034,072
  Amortization........................................     736,025      591,775
                                                       -----------  -----------
                                                        13,802,228   11,320,823
                                                       -----------  -----------
Operating Income......................................   1,256,077    3,782,636
Other Income--Net.....................................      42,904       33,681
                                                       -----------  -----------
Net Income Derived from Net Assets To Be Sold.........   1,298,981    3,816,317
Net Assets To Be Sold, Beginning of Period............  22,563,349   22,125,677
Distributions To Parent...............................  (1,736,653)  (5,465,368)
                                                       -----------  -----------
Net Assets To Be Sold, End of Period.................. $22,125,677  $20,476,626
                                                       ===========  ===========


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

         COMBINED STATEMENTS OF CASH FLOWS DERIVED FROM NET ASSETS SOLD

      YEAR ENDED DECEMBER 31, 1996, AND TEN MONTHS ENDED OCTOBER 31, 1997

                                                                   TEN MONTHS
                                                                     ENDED
                                                      YEAR ENDED    OCTOBER
                                                       DECEMBER       31,
                                                       31, 1996       1997
                                                      -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Income derived from net assets sold.................. $ 1,298,981  $3,816,317
Adjustments to reconcile income derived from net
 assets sold to cash provided by operating
 activities:
  Depreciation and amortization......................   3,935,520   2,625,847
  Loss (gain) on disposal of property and equipment..        (400)      9,062
  Write off assets to net realizable value...........      65,313         --
  Change in assets and liabilities:
    Prepaid expenses.................................     (49,781)   (163,669)
    Other assets.....................................      15,396     112,733
    Customer service prepayments.....................     149,642    (151,677)
                                                      -----------  ----------
CASH PROVIDED BY OPERATING ACTIVITIES................   5,414,671   6,248,613
                                                      -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment...................  (3,678,418)   (783,845)
Increase in intangible assets........................         --       (2,400)
Proceeds from sale of property and equipment.........         400       3,000
                                                      -----------  ----------
CASH USED FOR INVESTING ACTIVITIES...................  (3,678,018)   (783,245)
                                                      -----------  ----------
INCREASE IN CASH AND CASH EQUIVALENTS BEFORE
 ADJUSTMENT..........................................   1,736,653   5,465,368
ADJUSTMENT FOR NET ASSETS NOT SOLD...................  (1,736,653) (5,465,368)
                                                      -----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS......................................... $       --   $      --
                                                      ===========  ==========


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    DECEMBER 31, 1996 AND OCTOBER 31, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  This summary of significant accounting policies of MicroNet, Inc. and affiliates (the "Company") is presented to assist in understanding its combined financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the combined financial statements.

 Basis of Presentation and Combination

  The accompanying combined statements of net assets sold to American Tower Systems, Inc. ("ATS") are intended to present the assets and liabilities of the Company sold to ATS (the "Net Assets") pursuant to an asset purchase agreement between ATS and Suburban Cable TV Co. Inc. ("Suburban") and the income and cash flows derived from such assets and liabilities. MicroNet is a wholly owned subsidiary of Suburban (the "Company's Parent"), which is a wholly owned subsidiary of Lenfest Communications, Inc. ("LCI"). As of July 8, 1997, the Company agreed to sell substantially all of the operating assets of its communication towers, satellite transmission and microwave video and data signal transmission businesses to ATS for approximately $70.25 million. The accompanying combined statements include 128 operating tower sites of the Company, including 28 tower sites operated by Suburban and other cable TV operating subsidiaries of LCI. The transaction closed as of October 31, 1997.

  The combined financial statements include the accounts of MicroNet, Inc. and those of all wholly owned subsidiaries, excluding the assets, liabilities and results of operations of assets not sold to ATS. The combined financial statements also include the assets, liabilities and results of operations of the 28 tower sites included in the sale that are operated by Suburban and other cable TV operating subsidiaries of LCI.

 Business Activity and Concentrations of Credit Risk

  The Company provides satellite and microwave transmission of video, voice and data communications and tower site rental throughout the United States. The Company grants credit to broadcast and cable networks and cellular and paging companies throughout the nation. Consequently, the Company's ability to collect the amounts due from customers is affected by economic fluctuations in these industries.

 Use of Estimates

  The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates, and such differences could be material to the combined financial statements.

 Property and Equipment

  Property and equipment are stated at cost. For acquired communication networks and facilities, the purchase price has been allocated to net assets on the basis of appraisal reports issued by an independent appraiser. Depreciation is provided using the accelerated and straight-line methods of depreciation for financial reporting purposes at rates based on estimated useful lives ranging from 3 to 33 years.

  Expenditures for renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

                         MICRONET, INC. AND AFFILIATES

 Capitalization of Costs

  All costs properly attributable to capital items, including that portion of employees' compensation allocable to installation, engineering, design, construction and various other capital projects are capitalized.

 Goodwill and Intangible Assets

  Goodwill and intangible assets acquired in connection with the purchases of communications networks and facilities have been valued at acquisition cost on the basis of the allocation of the purchase price on a fair market value basis to net assets as determined by an independent appraiser. Additions to these assets are stated at cost. Intangible assets consist of FCC licenses, organization costs and covenants not to compete. The intangible assets are being amortized on the straight-line method over their legal or estimated useful lives to a maximum of forty (40) years. Goodwill represents the cost of an acquired partnership interest in excess of amounts allocated to specific assets based on their fair market values. Goodwill is amortized on the straight-line method over ten years. In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ", the Company assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the undiscounted cash flow estimate. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. As of October 31, 1997, management believes that no revisions to the remaining useful lives or writedowns of deferred charges are required.

 Revenue Recognition

  The Company bills certain customers in advance; however, revenue is recognized as services are provided. Credit risk is managed by discontinuing services to customers who are delinquent.

 Income Taxes

  The Company, as a participating subsidiary, joins in the filing of a consolidated Federal tax return with LCI. Current and deferred Federal income taxes are allocated among LCI and its consolidated subsidiaries based upon the respective net income (loss) and timing differences of each company. The Company files separate state tax returns. No provision for income taxes has been made in the combined financial statements. Deferred tax assets and liabilities are excluded from net assets sold.

 Advertising

  The Company follows the policy of charging the costs of advertising to expense as incurred.

 Fair Value of Financial Instruments

  The Company believes that the carrying value of all financial instruments is a reasonable estimate of fair value at December 31, 1996 and October 31, 1997.

NOTE B--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  ATS did not assume any debt of the Company. There is no interest expense paid reflected in the accompanying financial statements. The Company did not make any income tax payments to LCI.

  In 1996, the Company wrote down $65,313 of property and equipment to net realizable value. (See Note C).

                         MICRONET, INC. AND AFFILIATES

NOTE C--PROPERTY AND EQUIPMENT

  The schedule of property and equipment at December 31, 1996 and October 31, 1997, is as follows:

                                                                   ESTIMATED
                                        DECEMBER 31, OCTOBER 31,  USEFUL LIVES
                                            1996         1997       IN YEARS
                                        ------------ ------------ ------------
   Land................................ $  3,027,303 $  3,027,303
   Building and improvements...........    1,799,553    1,814,012    15-33
   Computer equipment..................      291,002      299,976      5
   Furniture, fixtures and office
    equipment..........................      616,678      619,028      7
   Tower, head-end equipment and
    microwave equipment................   32,289,707   33,025,202     7-15
   Land improvements...................      188,195      206,337     7-15
   Leasehold improvements..............      278,430      278,430     5-15
   Radio equipment.....................        9,360        9,360     5-7
   Test equipment......................      584,458      588,305      7
   Vehicles............................      480,072      461,429     3-5
                                        ------------ ------------
                                        $ 39,564,758 $ 40,329,382
                                        ============ ============

  During 1996, the Company recognized an impairment loss in connection with a failed project to rebuild a tower. The township denied the Company's request to tear-down and rebuild a larger tower on an existing tower site. Legal and engineering costs associated with the project in the amount of $65,313, previously capitalized, were written off. This impairment loss is included in general and administrative expenses in the 1996 combined statement of income.

NOTE D--GOODWILL

  The excess of the purchase price paid over the acquired net assets has been allocated to goodwill. Accumulated amortization at December 31, 1996 and October 31, 1997, was $1,030,069 and $1,459,264, respectively.

NOTE E--INTANGIBLE ASSETS

  A schedule of intangible assets and accumulated amortization at December 31, 1996 and October 31, 1997, is as follows:

                                                    DECEMBER 31, 1996
                                            ----------------------------------
                                                        ACCUMULATED
   DESCRIPTION                                AMOUNT    AMORTIZATION    NET
   -----------                              ----------- ------------ ---------
   FCC licenses............................ $   326,163  $  49,238   $ 276,925
   Organization costs and covenants not to
    compete................................   1,201,174    575,872     625,302
                                            -----------  ---------   ---------
                                            $ 1,527,337  $ 625,110   $ 902,227
                                            ===========  =========   =========
                                                     OCTOBER 31, 1997
                                            ----------------------------------
                                                        ACCUMULATED
   DESCRIPTION                                AMOUNT    AMORTIZATION    NET
   -----------                              ----------- ------------ ---------
   FCC licenses............................ $   326,163  $  56,033   $ 270,130
   Organization costs and covenants not to
    compete................................   1,203,574    731,657     471,917
                                            -----------  ---------   ---------
                                            $ 1,529,737  $ 787,690   $ 742,047
                                            ===========  =========   =========

                         MICRONET, INC. AND AFFILIATES

NOTE F--LEASES

  The Company leases office space from an individual who is a shareholder, chairman of the board and chief executive officer of LCI. The lease began on May 24, 1990, and is classified as an operating lease. The initial lease term assumed by ATS expires October 31, 1998.

  Future minimum lease payments under all non-cancelable operating leases with initial terms of one year or more consisted of the following at October 31, 1997:

                                                            RELATED
      YEAR ENDING DECEMBER 31,                               PARTY     OTHER
      ------------------------                              ------- -----------
        1998............................................... $81,874 $   997,956
        1999...............................................     --      833,947
        2000...............................................     --      784,922
        2001...............................................     --      750,748
        2002...............................................     --      548,683
       Thereafter..........................................     --    1,535,365
                                                            ------- -----------
      Total minimum lease payments......................... $81,874 $ 5,451,621
                                                            ======= ===========

  Rental expense for all operating leases, principally head-end land and building facilities, amounted to $1,149,855 for the year ended December 31, 1996, and $982,484 for the ten months ended October 31, 1997. In addition, the Company made total payments to the related party for office space of $81,874 for the year ended December 31, 1996, and $68,228 for the ten month period ended October 31, 1997.

  In addition to fixed rentals, certain leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices. It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum operating lease commitments will not be less than the annualized amount shown for the ten months ended October 31, 1997.

NOTE G--LESSOR OPERATING LEASES

  The Company is the lessor of tower and head-end equipment and microwave equipment under operating leases expiring in various years through 2005. Rental income from operating leases amounted to $5,909,260 for the year ended December 31, 1996, and $7,624,515 for the ten months ended October 31, 1997.

  Following is a summary of property held for lease at December 31, 1996 and October 31, 1997:

                                                  DECEMBER 31,  OCTOBER 31,
                                                      1996          1997
                                                  ------------  ------------
      Tower, head-end equipment and microwave
       equipment................................. $ 32,289,707  $ 33,025,202
      Less accumulated depreciation..............  (20,271,612)  (22,049,480)
                                                  ------------  ------------
                                                  $ 12,018,095  $ 10,975,722
                                                  ============  ============

                         MICRONET, INC. AND AFFILIATES

  Minimum future rentals to be received on non-cancelable leases consisted of the following as of October 31, 1997:

      YEAR ENDING OCTOBER 31,
      -----------------------
        1998....................................................... $  7,778,174
        1999.......................................................    5,481,722
        2000.......................................................    4,671,884
        2001.......................................................    3,327,044
        2002.......................................................      831,607
       Thereafter..................................................      299,311
                                                                    ------------
                                                                    $ 22,389,742
                                                                    ============

NOTE H--OTHER INCOME

  The schedules of other income for the year ended December 31, 1996, and ten months ended October 31, 1997, are as follows:

                                                  YEAR ENDED  TEN MONTHS ENDED
                                                 DECEMBER 31,   OCTOBER 31,
                                                     1996           1997
                                                 ------------ ----------------
   Interest income..............................   $ 42,504       $ 42,743
   Gain (loss) on disposal of property and
    equipment...................................        400         (9,062)
                                                   --------       --------
                                                   $ 42,904       $ 33,681
                                                   ========       ========

NOTE I--EMPLOYEE HEALTH BENEFIT PLAN

  As a subsidiary of LCI, the Company participates in the Lenfest Group Employee Health Plan (a trust) in order to provide health insurance for its employees. This trust is organized under Internal Revenue Code Section 501(c)(9)--Voluntary Employee Beneficiary Association (VEBA). Benefits are prefunded by contributions from the Company and all other participating LCI subsidiaries. Insurance expense is recognized as incurred. The Company does not provide postretirement benefits to its employees. Therefore, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", does not have an impact on the Company's financial statements.

NOTE J--401(K) PLAN

  LCI provides a 401(k) retirement plan to the employees of its subsidiaries. The Company, as an indirect wholly owned subsidiary, is entitled to participate. The Company matches the entire amount contributed by an eligible employee up to 5% of their salary, subject to regulatory limitations. For the year ended December 31, 1996, the Company matched $112,033 of contributions. For the ten months ended October 31, 1997, the Company matched $90,616.

NOTE K--RELATED PARTY TRANSACTIONS

  The Company does business and generates revenue with subsidiaries of Tele-Communications, Inc. ("TCI"), (a stockholder of LCI, through an indirect, wholly owned subsidiary). The amount of revenues generated was $1,225,000 for the year ended December 31, 1996, and $1,477,000 for the ten months ended October 31, 1997. An additional $69,000 received from TCI was included in customer service prepayments as of December 31, 1996 and October 31, 1997.

                         MICRONET, INC. AND AFFILIATES

  All services provided to related parties were at standard billing rates.

  Certain management services are provided to the Company by Suburban. Such services include legal, tax, treasury, risk management, benefits administration and other support services. Included in selling, general and administrative expenses for the year ended December 31, 1996, and the ten months ended October 31, 1997, were allocated expenses of $108,000 and $90,000, respectively, related to these services. Allocated expenses are based on Suburban's estimate of expenses related to the services provided to the Company in relation to those provided to other affiliates of Suburban. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Company contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses charged by Suburban are subject to change.

  The Company entered into a lease agreement with a principal stockholder of LCI (See Note F).

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
 Stockholders of Diablo
 Communications, Inc. (A California
 S Corporation):

  We have audited the accompanying balance sheets of Diablo Communications, Inc. (the "Company"), as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California
November 4, 1997

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                                 BALANCE SHEETS

                                             DECEMBER 31,
                                        ------------------------  SEPTEMBER 30,
                                           1995         1996          1997
                                        -----------  -----------  -------------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash................................. $   515,896  $   708,434   $  554,201
  Accounts receivable:
    Trade, net of allowance for doubt-
     ful accounts of $10,000 at each
     date..............................     292,971      334,926      398,844
    Affiliates.........................     440,532      560,813    1,231,952
  Prepaid and other current assets.....     242,436      160,678      199,702
                                        -----------  -----------   ----------
      Total current assets.............   1,491,835    1,764,851    2,384,699
PROPERTY AND EQUIPMENT, net............   1,720,423    2,952,926    2,992,593
INVESTMENT IN AFFILIATE................       4,158       10,053        7,757
DEPOSITS AND OTHER ASSETS..............     224,338      182,984      293,617
                                        -----------  -----------   ----------
TOTAL.................................. $ 3,440,754  $ 4,910,814   $5,678,666
                                        ===========  ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................... $   191,258  $   246,579   $  188,624
  Accrued expenses.....................     164,211      232,691      178,000
  Deferred revenue.....................     340,556      364,865      250,056
  Current portion of long-term debt....     303,045      420,875      505,129
                                        -----------  -----------   ----------
      Total current liabilities........     999,070    1,265,010    1,121,809
                                        -----------  -----------   ----------
LONG-TERM DEBT.........................     925,002    1,786,410    1,732,390
                                        -----------  -----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDERS' EQUITY:
  Common stock, no par value,
   10,000,000 shares authorized,
   202,000 shares issued and outstand-
   ing.................................   3,465,242    3,465,242    3,465,242
  Accumulated deficit..................  (1,948,560)  (1,605,848)    (640,775)
                                        -----------  -----------   ----------
      Total stockholders' equity.......   1,516,682    1,859,394    2,824,467
                                        -----------  -----------   ----------
TOTAL.................................. $ 3,440,754  $ 4,910,814   $5,678,666
                                        ===========  ===========   ==========

                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                              STATEMENTS OF INCOME

                                      YEARS ENDED          NINE MONTHS ENDED
                                     DECEMBER 31,            SEPTEMBER 30,
                                 ----------------------  ----------------------
                                    1995        1996        1996        1997
                                 ----------  ----------  ----------  ----------
                                                              (UNAUDITED)
REVENUES:
  Tower revenues................ $5,925,022  $6,337,292  $4,778,569  $5,878,022
  Sublease revenues--related
   party........................    414,000     365,500     253,500     337,940
  Management fees--related par-
   ty...........................     96,968      97,513      70,531      80,621
  Insurance proceeds............        --      213,000         --          --
                                 ----------  ----------  ----------  ----------
    Total revenues..............  6,435,990   7,013,305   5,102,600   6,296,583
                                 ----------  ----------  ----------  ----------
OPERATING EXPENSES:
  General and administrative....  1,229,313   1,414,136   1,036,774     968,071
  Depreciation and amortiza-
   tion.........................    283,023     416,883     359,184     359,856
  Rent expense..................  1,875,527   2,039,302   1,512,615   1,829,720
  Technical.....................  1,422,267   1,618,722   1,144,103   1,244,912
  Sales and promotional.........    433,443     530,447     393,685     430,846
                                 ----------  ----------  ----------  ----------
    Total operating expenses....  5,243,573   6,019,490   4,446,361   4,833,405
                                 ----------  ----------  ----------  ----------
INCOME FROM OPERATIONS..........  1,192,417     993,815     656,239   1,463,178
OTHER INCOME (EXPENSE), NET.....   (120,388)   (144,257)    (90,335)    133,704
                                 ----------  ----------  ----------  ----------
NET INCOME...................... $1,072,029  $  849,558  $  565,904  $1,596,882
                                 ==========  ==========  ==========  ==========


                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK
                               ----------------------
                               OUTSTANDING            ACCUMULATED
                                 SHARES      AMOUNT     DEFICIT       TOTAL
                               ----------- ---------- -----------  -----------
BALANCE, DECEMBER 31, 1994....   202,000   $3,465,242 $(1,689,475) $ 1,775,767
  Cash and noncash
   distributions to
   stockholders...............                         (1,331,114)  (1,331,114)
  Net income..................                          1,072,029    1,072,029
                                 -------   ---------- -----------  -----------
BALANCE, DECEMBER 31, 1995....   202,000    3,465,242  (1,948,560)   1,516,682
  Cash distributions to stock-
   holders....................                           (506,846)    (506,846)
  Net income..................                            849,558      849,558
                                 -------   ---------- -----------  -----------
BALANCE, DECEMBER 31, 1996....   202,000    3,465,242  (1,605,848)   1,859,394
  Cash distributions to stock-
   holders (unaudited)........                           (631,809)    (631,809)
  Net income (unaudited)......       --           --    1,596,882    1,596,882
                                 -------   ---------- -----------  -----------
BALANCE, SEPTEMBER 30, 1997
 (unaudited)..................   202,000   $3,465,242 $  (640,775) $ 2,824,467
                                 =======   ========== ===========  ===========



                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                    YEARS ENDED           NINE MONTHS ENDED
                                    DECEMBER 31,            SEPTEMBER 30,
                               -----------------------  ----------------------
                                  1995        1996         1996        1997
                               ----------  -----------  ----------  ----------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
 Net income................... $1,072,029  $   849,558  $  565,904  $1,596,882
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Depreciation and amortiza-
   tion.......................    283,023      416,883     359,184     359,856
  Changes in assets and lia-
   bilities:
   Accounts receivable--
    trade.....................   (163,273)     (30,000)   (213,355)    (63,918)
   Accounts receivable--Affil-
    iates.....................   (244,175)    (132,236)    (74,543)   (671,139)
   Prepaid and other current
    assets....................   (178,370)      81,758     (16,395)    (39,024)
   Deposits and other assets..    (37,181)      22,778      65,703    (108,337)
   Accounts payable and ac-
    crued expenses............    115,175      123,801    (265,136)   (112,646)
   Deferred revenue...........     67,287       24,309      69,329    (114,809)
                               ----------  -----------  ----------  ----------
    Net cash provided by oper-
     ating activities.........    914,515    1,356,851     490,691     846,865
                               ----------  -----------  ----------  ----------
CASH FLOW FROM INVESTING
 ACTIVITIES--Purchases of
 property and equipment.......   (948,781)  (1,636,705) (1,219,152)   (399,523)
                               ----------  -----------  ----------  ----------
CASH FLOWS FROM FINANCING AC-
 TIVITIES:
  Long-term borrowings........    500,000    1,250,000   1,250,000     217,075
  Repayments of long-term
   debt.......................    (50,469)    (270,762)   (192,775)   (186,841)
  Cash distributions to stock-
   holders....................   (880,193)    (506,846)   (362,171)   (631,809)
                               ----------  -----------  ----------  ----------
    Net cash provided by (used
     in) financing
     activities...............   (430,662)     472,392     695,054    (601,575)
                               ----------  -----------  ----------  ----------
NET INCREASE (DECREASE) IN
 CASH.........................   (464,928)     192,538     (33,407)   (154,233)
CASH, BEGINNING OF PERIOD.....    980,824      515,896     515,896     708,434
                               ----------  -----------  ----------  ----------
CASH, END OF PERIOD........... $  515,896  $   708,434  $  482,489  $  554,201
                               ==========  ===========  ==========  ==========
SUPPLEMENTAL INFORMATION:
  Cash paid for interest...... $   92,384  $   140,970  $   91,988  $   90,335
  Noncash distribution to
   stockholders...............    450,921          --          --          --

                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Corporate Structure--Diablo Communications, Inc. (the "Company") is engaged in acquiring, developing and operating communications towers, for use by radio operators as well as other communication related businesses. As of December 31, 1996, the Company owned and/or operated 81 towers and rooftops throughout Northern California.

  Sale of the Company--On October 9, 1997, substantially all of the Company's assets were sold to American Tower Systems, Inc. ("ATS"). ATS also assumed the Company's operating lease agreements and certain of the Company's liabilities on that date. The sale price was approximately $40,000,000. Subsequent to the sale, the Company changed its name and will pursue other business opportunities as Tyris Corporation.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

  Unaudited Interim Information--The financial information with respect to the nine-month periods ended September 30, 1996 and 1997 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

  Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("FAS 121"). FAS 121 addresses the accounting for the impairment of long-lived assets, certain intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted this statement during 1996 and the impact on the Company's results of operations, liquidity or financial position was not material.

  Property and Equipment--Property and equipment are recorded at cost. Depreciation is provided using the double-declining method over estimated useful lives ranging from 3 to 15 years.

  Investment in Affiliate--The Company owns a 25% interest in New Loma Communications, Inc. which is accounted for using the equity method of accounting.

  Revenue Recognition--Tower and sublease revenues are recognized when earned over the lease terms. Management fee revenues are recognized when earned over the terms of the management contracts. Deferred revenue represents advance payments by customers where related revenue is recognized when services are provided.

  S Corporation Election--The accompanying financial statements do not include any provision for federal or state income taxes since the Company is treated as a partnership under Subchapter S of the Internal Revenue Code and under similar state income tax provisions. Accordingly, income or loss is allocated to the shareholders and included in their tax returns.

  Retirement Plan--Employees of the Company are eligible for participation in a 401-K plan managed by the Company, subject to certain minimum age and length-of-employment requirements. Under the plan, the Company does not match the participants' contributions.

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)


2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                              DECEMBER 31,
                                          ----------------------  SEPTEMBER 30,
                                             1995        1996         1997
                                          ----------  ----------  -------------
                                                                   (UNAUDITED)
   Land and improvements................  $  674,574  $1,017,949   $1,135,034
   Towers...............................     533,175   1,342,178    1,543,206
   Technical equipment..................     387,451     508,212      510,097
   Office equipment, furniture, fixtures
    and other equipment.................     378,290     478,285      506,172
   Construction in progress.............     209,592     473,163      631,241
                                          ----------  ----------   ----------
     Total..............................   2,183,082   3,819,787    4,325,750
   Less accumulated depreciation and am-
    ortization..........................    (462,659)   (866,861)  (1,333,157)
                                          ----------  ----------   ----------
   Property and equipment, net..........  $1,720,423  $2,952,926   $2,992,593
                                          ==========  ==========   ==========

  Technical and office equipment include assets under capital leases of $285,749, $285,749 and $288,698 at September 30, 1997, December 31, 1996 and
1995, respectively with related accumulated depreciation of $223,980, $199,588 and $167,065, respectively.

3. LONG-TERM DEBT

  Outstanding amounts under the Company's financing arrangements consisted of the following:

                                               DECEMBER 31,
                                           ----------------------  SEPTEMBER 30,
                                              1995        1996         1997
                                           ----------  ----------  -------------
                                                                    (UNAUDITED)
   Advances on bank term loan approved up
    to $1,500,000, varying interest rates
    at 9.44% to 9.85%....................              $1,250,000   $1,250,000
   Notes payable to banks at interest
    rates of prime plus 1.5%.............  $  858,333     658,333      525,000
   Other notes payable to banks..........     212,107     202,302      419,377
   Capital lease obligations.............     157,607      96,650       43,142
                                           ----------  ----------   ----------
     Total...............................   1,228,047   2,207,285    2,237,519
   Less scheduled current maturities.....    (303,045)   (420,875)    (505,129)
                                           ----------  ----------   ----------
   Long-term debt........................  $  925,002  $1,786,410   $1,732,390
                                           ==========  ==========   ==========

  In October 1997, the Company's long-term debt was either assumed by ATS or repaid by the Company with proceeds from the sale of assets to ATS (see Note 1--"Sale of the Company").

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)


4. COMMITMENTS AND CONTINGENCIES

  The Company leases various technical and office equipment under capital leases and certain office space and other real property under noncancelable operating leases. Future minimum lease payments under these operating and capital leases are as follows:

                                                            OPERATING  CAPITAL
                                                              LEASES    LEASES
                                                            ---------- --------
   Year ending December 31:
       1997................................................ $  662,260 $ 73,529
       1998................................................    613,607   31,161
       1999................................................    608,642
       2000................................................    567,817
       2001................................................    510,557
       Thereafter..........................................  2,808,872
                                                            ---------- --------
         Total............................................. $5,771,755  104,690
                                                            ==========
   Less interest portion...................................              (8,040)
                                                                       --------
   Present value of minimum lease payments.................            $ 96,650
                                                                       ========

5. RELATED PARTY TRANSACTIONS

  New Loma Communications, Inc., is a corporation in which the Company owns 25% of the outstanding capital stock.

  Drake Industrial Park, Inc. and Diablo Communications of Southern California, Inc. are corporations under common ownership as that of the Company.

  During the nine months ended September 30, 1996 and 1997 and the years ended December 31, 1995 and 1996, the Company received income from New Loma Communications, Inc., as follows:

                                                YEARS ENDED    NINE MONTHS ENDED
                                               DECEMBER 31,      SEPTEMBER 30,
                                             ----------------- -----------------
                                               1995     1996     1996     1997
                                             -------- -------- -------- --------
                                                                  (UNAUDITED)
   Sublease revenues........................ $414,000 $365,500 $253,500 $337,940
   Management services......................   96,968   97,513   70,531   80,621
                                             -------- -------- -------- --------
     Total.................................. $510,968 $463,013 $324,031 $418,561
                                             ======== ======== ======== ========

  The Company had the following accounts receivable from affiliates:

                                                 DECEMBER 31,
                                               ----------------- SEPTEMBER 30,
                                                 1995     1996       1997
                                               -------- -------- -------------
                                                                  (UNAUDITED)
   Diablo Communications of Southern Califor-
    nia, Inc.................................  $391,872 $517,400  $1,214,622
   New Loma Communications...................    48,660   27,859         176
   Drake Industrial Park, Inc................             15,554      17,154
                                               -------- --------  ----------
     Total...................................  $440,532 $560,813  $1,231,952
                                               ======== ========  ==========

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)


6. SPIN-OFF OF SOUTHERN CALIFORNIA OPERATION--NONCASH DISTRIBUTION TO
   STOCKHOLDERS

  In order to establish a separate company under which to conduct Southern California business, on September 1, 1995, all of the Company's Southern California communication site leases, customer contracts, affiliated receivables, communication site equipment, vehicles, vehicle obligations, office lease and contracts, and office equipment were distributed to the Company's stockholders at net book value according to their pro rata ownership. The net book value of such distribution was $450,921.

  The Company's 1995 statement of income includes a net loss from the Southern California operations of $318,291 for the eight months ended August 31, 1995.

7. MT. DIABLO COMMUNICATION SITE DAMAGE

  On December 12, 1995, a severe wind destroyed the tower at the Company's Mt. Diablo communication facility. The Company received insurance proceeds totalling approximately $434,000 in 1996. Of these proceeds, $126,000 was capitalized in property and equipment, $213,000 was recorded as revenue and $95,000 was recorded as a reduction of operating expenses.

8. FUTURE LEASE INCOME

  The Company has long-term, non-cancelable agreements under operating leases for license fee income. Future minimum annual lease income at December 31, 1996 is as follows:

       Year ending December 31:
           1997..................................................... $ 3,263,693
           1998.....................................................   2,786,793
           1999.....................................................   1,935,638
           2000.....................................................   1,493,622
           2001.....................................................     964,394
           Thereafter...............................................     593,206
                                                                     -----------
             Total.................................................. $11,037,346
                                                                     ===========

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Diablo Communications of Southern California, Inc.

  We have audited the balance sheets of Diablo Communications of Southern California, Inc. (a California S Corporation) (the "Company") as of December 31, 1995 and December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the period from September 1, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Diablo Communications of Southern California, Inc. as of December 31, 1995 and December 31, 1996, and the results of its operations and its cash flows for the period from September 1, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

  As emphasized in Note 9 to the financial statements, during October 1997, the Company sold substantially all of its assets to an outside party.

                                          Rooney, Ida, Nolt & Ahern
                                          Certified Public Accountants

Oakland, California
February 7, 1997
October 9, 1997 as to note 9
to the financial statements

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                                 BALANCE SHEETS

                                              DECEMBER 31,
                                          ----------------------  SEPTEMBER 30,
                                            1995        1996          1997
                                          ---------  -----------  -------------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash................................... $ 204,781  $    61,043   $    15,094
  Accounts receivable, trade.............     7,591       27,245        12,914
  Prepaid expenses.......................     1,272        2,462        24,990
                                          ---------  -----------   -----------
    Total current assets.................   213,644       90,750        52,998
                                          ---------  -----------   -----------
PROPERTY AND EQUIPMENT--net..............   441,105    1,013,434     1,667,418
                                          ---------  -----------   -----------
OTHER ASSETS:
  Prepaid expenses--net..................     2,348        7,970         6,468
  Deposits...............................     6,976       10,776        11,146
                                          ---------  -----------   -----------
    Total other assets...................     9,324       18,746        17,614
                                          ---------  -----------   -----------
TOTAL.................................... $ 664,073  $ 1,122,930   $ 1,738,030
                                          =========  ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIENCY)
CURRENT LIABILITIES:
  Notes and contracts payable............ $ 283,544  $   310,522   $   382,494
  Accounts payable.......................   148,438      447,232     1,242,179
  Customer fees advanced.................     1,707       12,839        17,426
  Accrued liabilities....................     5,419       16,023        11,634
                                          ---------  -----------   -----------
    Total current liabilities............   439,108      786,616     1,653,733
                                          ---------  -----------   -----------
LONG-TERM DEBT...........................    21,139      930,617     1,065,417
                                          ---------  -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common stock, no par value, 10,000,000
   shares authorized, 1,000,000 issued
   and outstanding.......................   450,921      450,921       450,921
  Accumulated deficit....................  (247,095)  (1,045,224)   (1,432,041)
                                          ---------  -----------   -----------
    Total stockholders' equity
     (deficiency)........................   203,826     (594,303)     (981,120)
                                          ---------  -----------   -----------
TOTAL.................................... $ 664,073  $ 1,122,930   $ 1,738,030
                                          =========  ===========   ===========

                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                            STATEMENT OF OPERATIONS

                              SEPTEMBER 1,                  NINE MONTHS ENDED
                             (INCEPTION) TO  YEAR ENDED       SEPTEMBER 30,
                              DECEMBER 31,  DECEMBER 31, -----------------------
                                  1995          1996        1996        1997
                             -------------- ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
NET REVENUES...............    $  45,445     $  408,555   $ 251,733   $ 660,195
OPERATING EXPENSES:
  Operating expenses,
   excluding depreciation
   and amortization and
   corporate general and
   administrative
   expenses................       49,488        319,011     196,377     402,945
  Depreciation and
   amortization............        8,459         29,405      22,123      32,886
  Corporate general and
   administrative..........      226,528        776,063     604,853     500,014
                               ---------     ----------   ---------   ---------
    Total operating
     expenses..............      284,475      1,124,479     823,353     935,845
                               ---------     ----------   ---------   ---------
OPERATING LOSS.............     (239,030)      (715,924)   (571,620)   (275,650)
                               ---------     ----------   ---------   ---------
OTHER INCOME (EXPENSES):
  Interest expense.........       (8,656)       (85,911)    (54,096)   (113,643)
  Interest income..........        1,391          4,506       3,461       3,276
                               ---------     ----------   ---------   ---------
    Total other income
     (expenses)............       (7,265)       (81,405)    (50,635)   (110,367)
                               ---------     ----------   ---------   ---------
LOSS FROM OPERATIONS BEFORE
 INCOME TAXES..............     (246,295)      (797,329)   (622,255)   (386,017)
INCOME TAX PROVISION.......          800            800         800         800
                               ---------     ----------   ---------   ---------
NET LOSS...................    $(247,095)    $ (798,129)  $(623,055)  $(386,817)
                               =========     ==========   =========   =========


                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                        ACCUMULATED
                                           COMMON STOCK   DEFICIT      TOTAL
                                           ------------ -----------  ---------
BALANCES, SEPTEMBER 1, 1995 (inception)...   $450,921   $       -0-  $ 450,921
  Net loss................................                 (247,095)  (247,095)
                                             --------   -----------  ---------
BALANCES, DECEMBER 31, 1995...............    450,921      (247,095)   203,826
  Net loss................................                 (798,129)  (798,129)
                                             --------   -----------  ---------
BALANCES, DECEMBER 31, 1996...............    450,921    (1,045,224)  (594,303)
  Net loss (unaudited)....................                 (386,817)  (386,817)
                                             --------   -----------  ---------
BALANCES, SEPTEMBER 30, 1997..............   $450,921   $(1,432,041) $(981,120)
                                             ========   ===========  =========



                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                            STATEMENT OF CASH FLOWS

                              SEPTEMBER 1                   NINE MONTHS ENDED
                             (INCEPTION) TO  YEAR ENDED       SEPTEMBER 30,
                              DECEMBER 31,  DECEMBER 31, -----------------------
                                  1995          1996        1996        1997
                             -------------- ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss..................    $(247,095)    $ (798,129)  $(623,055)  $(386,817)
                               ---------     ----------   ---------   ---------
 Adjustments to reconcile
  net loss to cash used by
  operating activities:
  Depreciation and
   amortization............        8,459         29,405      21,517      32,886
  Changes in assets and
   liabilities:
    Accounts receivable....       (7,591)       (19,654)    (23,386)     14,331
    Prepaid expenses.......       (1,151)        (1,190)     (4,129)    (22,528)
    Deposits...............       (4,096)        (3,800)     (3,800)       (370)
    Accounts payable and
     accrued expenses......      153,857        309,398     119,535     790,558
    Customer fees
     advanced..............        1,707         11,132      (1,707)      4,587
                               ---------     ----------   ---------   ---------
  Total adjustments........      151,185        325,291     108,030     819,464
                               ---------     ----------   ---------   ---------
Cash provided (used) by
 operating activities......      (95,910)      (472,838)   (515,025)    432,647
                               ---------     ----------   ---------   ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Collection on note
   receivable..............       81,310
  Purchase of property and
   equipment...............      (50,449)      (599,856)   (371,191)   (685,368)
  Organization costs.......       (2,516)
  Loan fees................                      (7,500)     (7,500)
                               ---------     ----------   ---------   ---------
Cash provided (used) by
 investing activities......       28,345       (607,356)   (378,691)   (685,368)
                               ---------     ----------   ---------   ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from debt.......      275,000      1,000,000     750,000     248,751
  Repayment of debt........       (2,654)       (63,544)    (47,523)    (41,979)
                               ---------     ----------   ---------   ---------
Cash provided by financing
 activities................      272,346        936,456     702,477     206,772
                               ---------     ----------   ---------   ---------
INCREASE (DECREASE) IN
 CASH......................      204,781       (143,738)   (191,239)    (45,949)
CASH, BEGINNING OF PERIOD..          -0-        204,781     204,781      61,043
                               ---------     ----------   ---------   ---------
CASH, END OF PERIOD........    $ 204,781     $   61,043   $  13,542   $  15,094
                               =========     ==========   =========   =========

                       See notes to financial statements.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Nature of business:

  The Company develops and operates telecommunications sites in Southern California. The Company has a broad customer base which includes specialized mobile radio companies, paging companies, cellular telephone providers, broadcasters, emergency services, various private and governmental two-way radio users, and other entities with wireless communications needs.

  Revenues are generated primarily from individual license agreements which entitle a customer to use an antenna system or antenna tower space, and to use on-site space in a climate controlled building for their transmitters, receivers, and related equipment.

  For most of its sites, the Company holds a long-term lease interest. As a recognized full service site manager, the Company also manages sites for outside site owners.

 Allowances for doubtful accounts:

  The Company uses the allowance method for accounting for bad debts. An allowance for bad debts has not been provided currently since the Company's bad debt experience indicates that the amount would not be material.

 Leases:

  Leases meeting certain criteria are treated as capital leases requiring related assets and lease obligations to be recorded at their present value in the financial statements. Other leases, not qualifying under these criteria, are treated as operating leases for which rentals are charged to expense.

 S Corporation election:

  The Company has elected, by unanimous consent of its stockholders, to have its income taxed directly to the stockholders. Accordingly, provision for income taxes, except for an $800 minimum state franchise taxes, has not been made. Deferred income taxes have not been recorded because such amounts are immaterial.

 Property and equipment:

  Property and equipment are recorded at cost and depreciation is computed using a combination of straight-line and accelerated methods of accounting over useful lives of 5 to 15 years.

 Organization costs and loan fees:

  Organization costs and loan fees are amortized using the straight-line method of accounting over 5 years.

 Unaudited interim financial information:

  In the opinion of management, the financial statements for the unaudited periods presented include all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles, consisting solely of normal recurring accruals and adjustments. The results of operations and cash flows for the nine months ended September 30, 1996 and September 30, 1997 are not necessarily indicative of results which would be expected for a full year.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

 Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of disclosures. Accordingly, actual results could differ from those estimates.

 Concentration of Credit Risk:

  The Company extends credit to customers on an unsecured basis in the normal course of business. No individual customer is significant to the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

 Recognition of Revenues:

  Tower and sublease revenues are recognized when earned over the lease terms. Management fee revenues are recognized when earned over the terms of the management contracts.

 Corporate general and administrative expenses:

  Corporate general and administrative expenses consists of corporate overhead costs not specifically allocable to any of the Company's direct operating profit centers.

 Impairment of long-lived assets:

  In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ", the company assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the undiscounted cash flow estimate. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. As of September 30, 1997, management believes that no revisions to the remaining useful lives or writedowns of deferred charges are required.

 Fair value of financial instruments:

  The Company believes that the carrying value of all financial instruments is a reasonable estimate of fair value as of December 31, 1996 and September 30, 1997.

 Retirement plan:

  Employees of the Company, through its affiliate Diablo Communications, Inc., are eligible for participation in a 401(k) plan, subject to certain minimum age and length-of-employment requirements. The plan does not provide for any Company contributions.

 Supplemental cash flow information:

  For financial statement purposes of the statements of cash flows, the Company issued capital stock in exchange for $450,921 in net assets, primarily property and equipment on September 1, 1995.

  Cash payments for interest approximated $8,656, $71,256, $50,653 and $116,663 for period September 1, 1995 to December 31, 1995, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

  Cash payments for income taxes was $800 for the period September 1, 1995 to December 31, 1995, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

NOTE 2. COMPANY ORGANIZATION:

  In order to establish a separate company under which to conduct business in Southern California, on September 1, 1995, Diablo Communications, Inc. distributed all of its Southern California communication site leases, customer contracts, affiliated receivables, communication site equipment, vehicles, vehicle obligations, office lease and contracts, and office equipment to its stockholders according to their pro rata ownership. The stockholders then contributed these assets in exchange for 1,000,000 shares of capital stock. The net value of this contribution was $450,921.

NOTE 3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following:

                                                  DECEMBER 31,
                                               ------------------- SEPTEMBER 30,
                                                 1995      1996        1997
                                               -------- ---------- -------------
                                                                    (UNAUDITED)
   Land improvements.......................... $  8,276 $   48,770  $   48,770
   Towers and wiring..........................    6,261     31,815     205,269
   Equipment..................................   19,190     26,477      26,477
   Office furniture and equipment.............   27,729     27,729      27,729
   Computers and software.....................   23,718     24,746      24,746
   Vehicles...................................   27,546     27,546      27,546
   Construction in progress...................  355,276    880,769   1,392,684
                                               -------- ----------  ----------
     Total....................................  467,996  1,067,852   1,753,221
                                               -------- ----------  ----------
     Less accumulated depreciation............   26,891     54,418      85,803
                                               -------- ----------  ----------
     Property and equipment, net.............. $441,105 $1,013,434  $1,667,418
                                               ======== ==========  ==========

NOTE 4. RELATED PARTY TRANSACTIONS:

  Richard D. Spight and the Mary C. Spight Family Trust are the majority stockholders of Diablo Communications of Southern California, Inc. and Diablo Communications, Inc.

  At the end of each period, the Company owed the following amounts to Diablo Communications, Inc:

                                                  DECEMBER 31,
                                                ----------------- SEPTEMBER 30,
                                                  1995     1996       1997
                                                -------- -------- -------------
                                                                   (UNAUDITED)
   Note payable at 8.68%....................... $275,000 $220,000  $  183,333
   Accounts payable............................  116,872  297,400   1,214,622

  After the sale of the Company's assets on October 9, 1997, these related note and accounts payable were paid in full.

  Interest expense on this related party note payable was $4,776, $22,424, $17,335 and $13,290 for the period September 30, 1995 (inception) to December 31, 1995, year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and September 30, 1997, respectively.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

NOTE 5. NOTES PAYABLE:

  The Company has taken advances against a bank term loan approved for $1,500,000. The Company pays interest only on the advances at rates ranging from 9.44% to 9.85%. The line of credit requires that certain financial covenants be maintained. The note is secured by a blanket lien on all of the Company's assets.

  During March 1997, the Company entered into an unsecured credit agreement with American Tower Systems, Inc., that provides the Company with a $650,000 unsecured loan commitment of which $248,751 was outstanding at September 30, 1997. The Company pays interest only on the advances at prime, currently 8.5%. The note matures at the earlier of consummation of the sale or June 30, 2000.

  The Company repaid all advances on both of these notes after the sale of substantially all its assets.

NOTE 6. LONG-TERM DEBT:

  Maturities of long-term debt for the years subsequent to December 31, 1996, are as follows:

      YEAR ENDING
      DECEMBER 31,
      ------------
       1997.......................................................... $   87,689
       1998..........................................................    204,759
       1999..........................................................    205,199
       2000..........................................................    201,841
       2001..........................................................    200,000
      Thereafter.....................................................    116,666
                                                                      ----------
       Totals........................................................ $1,016,154
                                                                      ==========

NOTE 7. COMMITMENTS:

 Capital leases:

  The future minimum lease payments under capital leases for communications equipment and certain office equipment in effect at December 31, 1996 are as follows:

      YEAR ENDING
      DECEMBER 31,
      ------------
       1997............................................................ $ 3,422
       1998............................................................   2,282
                                                                        -------
       Total...........................................................   5,704
       Less interest portion...........................................     719
                                                                        -------
       Present value of minimum lease payments.........................   4,985
       Less current installments.......................................   2,833
                                                                        -------
       Long-term obligations under capital leases...................... $ 2,152
                                                                        =======
       Cost of equipment under capital leases.......................... $12,946
       Less accumulated depreciation to December 31, 1996..............   7,625
                                                                        -------
       Net............................................................. $ 5,321
                                                                        =======
       Current depreciation expense.................................... $ 2,129
                                                                        =======

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

 Operating leases:

  At December 31, 1996, the Company was liable for various leases of office space and other real and personal property which require future minimum annual rental payments as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
             1997............................... $231,937
             1998...............................  211,661
             1999...............................  216,298
             2000...............................  193,998
             2001...............................   62,950
            Thereafter..........................      -0-
                                                 --------
             Total.............................. $916,844
                                                 ========

  In addition, the Company is liable for various real property leases based on percentages of gross income ranging from 25% to 70%.

  Rental expenses for these operating leases were $35,611, $271,419, $173,407 and $344,987, for the period September 1, 1995 (inception) to December 31, 1995, the year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and September 30, 1997, respectively.

NOTE 8. FUTURE LEASE INCOME:

  At December 31, 1996, the Company has long-term, non-cancelable agreements under operating-type leases for license fee income. Future minimum annual lease income is as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
             1997............................. $  659,445
             1998.............................    585,155
             1999.............................    434,161
             2000.............................    287,430
             2001.............................    193,657
            Thereafter........................        -0-
                                               ----------
             Total............................ $2,159,848
                                               ==========

NOTE 9. SUBSEQUENT EVENT:

  On October 9, 1997 the Company, along with Diablo Communications, Inc., a related company, sold substantially all of its assets to American Tower Systems, Inc. (ATS) for a combined purchase price of approximately $46.5 million. DCSC's allocable share of the purchase price is approximately $5.4 million. Some of DCSC's liabilities were included in the transaction.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors, Stockholders and Partners of
Meridian Communications
Calabasas, California:

  We have audited the accompanying combined balance sheets of Meridian Communications (the "Company") as of December 31, 1995 and 1996, and the related combined statements of income, partners' capital and stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Long Beach, California
October 31, 1997

                            MERIDIAN COMMUNICATIONS

                            COMBINED BALANCE SHEETS

                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                                  DECEMBER 31,
                                              ---------------------  JUNE 30,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................. $   30,897 $   63,665 $   21,168
  Accounts receivable:
  Trade, net of allowance for doubtful ac-
   counts of $1,244 and $10,118 in 1995 and
   1996, respectively, and $17,720 (unau-
   dited) at June 30, 1997...................     60,961     80,190    103,709
  Other accounts receivable (Note 8).........     19,461     25,889  2,260,295
  Prepaid expenses and other current assets..     79,044     77,108    122,366
                                              ---------- ---------- ----------
    Total current assets.....................    190,363    246,852  2,507,538
PROPERTY AND EQUIPMENT, Net (Note 2).........  2,523,929  2,917,751  3,147,692
INTANGIBLES, Net.............................     22,000    141,948    112,292
OTHER ASSETS.................................      1,859      2,259      6,299
                                              ---------- ---------- ----------
TOTAL........................................ $2,738,151 $3,308,810 $5,773,821
                                              ========== ========== ==========
LIABILITIES AND PARTNERS' CAPITAL AND
 STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
  Current maturities of long-term loans pay-
   able to shareholder and partner (Note 7).. $  119,121 $  234,607 $  477,388
  Accounts payable and accrued expenses......    175,627    182,441    286,803
  Security and other deposits................    128,208    231,154    131,611
                                              ---------- ---------- ----------
    Total current liabilities................    422,956    648,202    895,802
                                              ---------- ---------- ----------
LONG-TERM LOANS PAYABLE TO SHAREHOLDER AND
 PARTNER (Note 7)............................    553,533  1,012,681    918,808
DEFERRED REVENUE.............................    214,918    279,641    186,413
COMMITMENTS AND CONTINGENCIES (Note 3)
PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY:
  Common stock; $1.00 par value; 75,000
   shares authorized; 4,000 shares issued and
   outstanding...............................      4,000      4,000      4,000
  Additional paid-in capital.................     16,632     16,632     16,632
  Partners' capital..........................    631,690    507,245  2,734,202
  Retained earnings..........................    894,422    840,409  1,017,964
                                              ---------- ---------- ----------
    Total partners' capital and stockholders'
     equity..................................  1,546,744  1,368,286  3,772,798
                                              ---------- ---------- ----------
TOTAL........................................ $2,738,151 $3,308,810 $5,773,821
                                              ========== ========== ==========

            See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                         COMBINED STATEMENTS OF INCOME
 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                      1997

                                 YEARS ENDED
                                DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                            ----------------------  --------------------------
                               1995        1996         1996          1997
                            ----------  ----------  ------------  ------------
                                                           (UNAUDITED)
REVENUES:
  Site use................. $3,918,420  $4,165,919  $  2,103,614  $  2,278,612
  Site management..........     72,337     125,348        51,355        52,178
  Repeater service.........    140,945     206,556        67,319        54,087
                            ----------  ----------  ------------  ------------
    Total revenues.........  4,131,702   4,497,823     2,222,288     2,384,877
EXPENSES:
  Operating expenses,
   excluding depreciation
   and amortization........  3,034,285   3,217,369     1,543,333     1,730,211
  Depreciation and
   amortization............    303,197     416,369       202,154       210,983
                            ----------  ----------  ------------  ------------
OPERATING INCOME...........    794,220     864,085       476,801       443,683
OTHER INCOME (EXPENSE):
  Interest and other income
   (expense)...............      5,155       3,581        23,311       (17,741)
  Interest expense to
   shareholder and
   partner (Note 6)........    (36,111)    (73,126)      (36,712)      (61,968)
  Gain on sale of business
   (Note 8)................                                          3,080,563
                            ----------  ----------  ------------  ------------
    Total other income (ex-
     pense)................    (30,956)    (69,545)      (13,401)    3,000,854
                            ----------  ----------  ------------  ------------
INCOME BEFORE INCOME TAX-
 ES........................    763,264     794,540       463,400     3,444,537
INCOME TAXES...............        800         800         3,145         2,526
                            ----------  ----------  ------------  ------------
NET INCOME................. $  762,464  $  793,740  $    460,255  $  3,442,011
                            ==========  ==========  ============  ============


            See accompanying notes to combined financial statements.

                             MERIDAN COMMUNICATIONS

       COMBINED STATEMENTS OF PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY

   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1997

                                 ADDITIONAL
                          COMMON  PAID-IN    PARTNERS'    RETAINED
                          STOCK   CAPITAL     CAPITAL     EARNINGS      TOTAL
                          ------ ---------- -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1994...................  $4,000  $16,632   $   630,902  $  987,093  $ 1,638,627
Net income (loss).......                        855,135     (92,671)     762,464
Cash distributions......                       (854,347)                (854,347)
                          ------  -------   -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1995...................   4,000   16,632       631,690     894,422    1,546,744
Net income (loss).......                        847,753     (54,013)     793,740
Cash distributions......                       (972,198)                (972,198)
                          ------  -------   -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1996...................   4,000   16,632       507,245     840,409    1,368,286
Net income (Unaudited)..                      3,264,456     177,555    3,442,011
Cash distributions (Un-
 audited)...............                     (1,037,499)              (1,037,499)
                          ------  -------   -----------  ----------  -----------
BALANCE, JUNE 30, 1997
 (Unaudited)............  $4,000  $16,632   $ 2,734,202  $1,017,964  $ 3,772,798
                          ======  =======   ===========  ==========  ===========



            See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                       COMBINED STATEMENTS OF CASH FLOWS

 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                     1997

                                      YEARS ENDED          SIX MONTHS ENDED
                                     DECEMBER 31,              JUNE 30,
                                 ----------------------  ----------------------
                                    1995        1996       1996        1997
                                 ----------  ----------  ---------  -----------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
 Net income....................  $  762,464  $  793,740  $ 460,255  $ 3,442,011
 Adjustments to reconcile net
  income to net cash
  provided by operating activi-
  ties:
 Depreciation and amortiza-
  tion.........................     303,197     416,369    202,154      210,983
 Provision for doubtful ac-
  counts.......................        (907)      8,874      1,955        7,748
 Loss (gain) on disposal of
  property and equipment.......                   7,315      8,954   (2,922,335)
 Changes in operating assets
  and liabilities:
  Accounts receivable--trade...      45,358     (28,108)    (5,500)     (31,266)
  Accounts receivable--other...      10,136      (6,428)    11,962       15,594
  Prepaid expenses and other
   current assets..............     (23,359)      1,936    (76,357)     (45,258)
  Other assets.................         (59)       (400)    (4,200)      (4,040)
  Accounts payable and accrued
   expenses....................      47,801     (23,185)   255,826      153,552
  Security and other depos-
   its.........................       9,679       2,946       (400)         457
  Deferred revenue.............      28,628      64,723      5,500      (93,228)
                                 ----------  ----------  ---------  -----------
   Net cash provided by operat-
    ing activities.............   1,182,938   1,237,782    860,149      734,218
                                 ----------  ----------  ---------  -----------
CASH FLOWS FROM INVESTING AC-
 TIVITIES:
 Purchase of property and
  equipment....................    (716,932)   (857,562)  (312,264)    (508,699)
 Proceeds from sale of property
  and equipment................                  42,609     29,175      750,575
 Purchase of intangibles.......                (122,500)
 Receipt of deposits for re-
  peater services..............                 130,000
 Application of deposits for
  repeater services............                                        (130,000)
                                 ----------  ----------  ---------  -----------
   Net cash provided by (used
    in) investing activities...    (716,932)   (807,453)  (283,089)     111,876
                                 ----------  ----------  ---------  -----------
CASH FLOWS FROM FINANCING AC-
 TIVITIES:
 Borrowings from shareholder
  and partner..................     400,000     655,000    100,000      219,000
 Repayments on loans from
  shareholder and partner......     (37,346)    (80,366)   (26,432)     (70,092)
 Cash distributions............    (854,347)   (972,195)  (486,101)  (1,037,499)
                                 ----------  ----------  ---------  -----------
   Net cash provided by (used
    in) financing activities...    (491,693)   (397,561)  (412,533)    (888,591)
                                 ----------  ----------  ---------  -----------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS..............     (25,687)     32,768    164,527      (42,497)
CASH AND CASH EQUIVALENTS, BE-
 GINNING OF PERIOD.............      56,584      30,897     30,897       63,665
                                 ----------  ----------  ---------  -----------
CASH AND CASH EQUIVALENTS, END
 OF PERIOD.....................  $   30,897  $   63,665  $ 195,424  $    21,168
                                 ==========  ==========  =========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION--
 Cash paid during the period
  for:
 Interest......................  $   36,111  $   72,673  $  13,087  $    33,168
 Income taxes..................  $        0  $      900  $     900  $       800

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  -- During December 1996, the Company acquired equipment by incurring accrued expenses in the amount of $19,191.
  -- During February 1997, the Company received a non-trade account receivable in the amount of $2,250,000 from the sale of a repeater system.

           See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                     1997
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--The combined financial statements include the accounts of Meridian Sales and Services Company ("MSSC"), a California S corporation, Meridian Communications North ("MCN"), a general partnership, and Meridian Radio Sites ("MRS"), a general partnership (referred to collectively as Meridian Communications or the "Company") which share common ownership and management. All significant intercompany balances and transactions have been eliminated in combination.

  Meridian Communications develops and manages telecommunication antenna site facilities and repeater (mobile relay) equipment throughout Southern California.

  Cash and Cash Equivalents--Cash and cash equivalents include cash in the bank as well as short-term investments with an original maturity of three months or less.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment--Property and equipment are stated at cost less accumulated depreciation. Major renewals or betterments are capitalized and depreciated over their estimated useful lives. Repairs and maintenance are charged to expense in the period incurred.

  Depreciation for financial statements purposes is computed using the straight-line method over the estimated useful lives of the assets. Buildings and leasehold improvements are depreciated over a period of 20 years, antenna site equipment over a period of 7 years, and office furniture, equipment, and automobiles over a period of 5 years.

  Intangibles--Intangible assets are primarily comprised of the rights to a site lease acquired in 1996 and, to a lesser extent, an FCC license. The FCC license was sold in February 1997 with the sale of the assets used in connection with the repeater business for $3,000,000 (see Note 8). The site lease rights are amortized on a straightline basis over the remainder of the lease term of 8 years.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


  Long-Lived Assets--The Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Concentration of Credit Risk--The Company performs ongoing credit evaluation of its customers' financial condition and generally requires a one-month security deposit from its customers. As of December 31, 1996, the Company had no significant concentrations of credit risk.

  Revenue Recognition and Deferred Revenue--Revenue is recorded when services are provided, according to rates set forth in customer contracts. Deferred revenue is recorded when services are paid in advance of performance.

  Income Taxes--The Company is comprised of an S corporation and two partnerships for federal and state income tax purposes. The stockholders and partners report any income or loss of the Company directly on their personal tax returns. State income tax expense is computed using statutory tax rates applicable to S corporations.

  Interim Financial Statements--The accompanying combined balance sheet as of June 30, 1997 and the combined statements of income, partners' capital and stockholders' equity, and cashflows for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein. These adjustments consist of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                              DECEMBER 31,
                                         -----------------------   JUNE 30,
                                            1995         1996        1997
                                         -----------  ----------  -----------
                                                                  (UNAUDITED)
      Land.............................. $    28,839  $   28,839  $    28,839
      Antenna site equipment............   2,258,476   2,518,713    2,315,813
      Buildings and leasehold improve-
       ments............................   1,767,261   1,793,290    1,793,290
      Office furniture, equipment and
       automobiles......................     259,586     247,260      248,342
      Construction in progress..........     195,787     687,006    1,167,466
                                         -----------  ----------  -----------
                                           4,509,949   5,275,108    5,553,750
      Less accumulated depreciation and
       amortization.....................  (1,986,020) (2,357,357)  (2,406,058)
                                         -----------  ----------  -----------
                                         $ 2,523,929  $2,917,751  $ 3,147,692
                                         ===========  ==========  ===========

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


3. LEASE COMMITMENTS

  The Company leases office and antenna site facilities under operating lease agreements through the year 2009. One of the facilities is leased from a shareholder of MSSC for $28,800 annually. This lease expires December 31, 1997. The Company is committed to minimum rental payments under leases (exclusive of real estate taxes, maintenance and other related charges) at December 31, 1996, as follows:

    Years Ended December 31:

     1997............................................................ $  512,706
     1998............................................................    495,449
     1999............................................................    441,866
     2000............................................................    319,169
     2001............................................................    275,987
     Thereafter......................................................  2,100,576
                                                                      ----------
                                                                      $4,145,753
                                                                      ==========

  Rent expense charged to operations for the years ended December 31, 1995 and 1996 amounted to $629,242 and $727,427, respectively, of which $20,400 and $28,800, respectively, was paid to the shareholder. Rent expense charged to operations for the six months ended June 30, 1996 and 1997 amounted to $311,266 and $414,990, respectively, of which $14,400 was paid to the shareholder in both periods.

4. INCOME TAXES

  The Company's provision for income taxes for the years ended December 31, 1995 and 1996 consists of a minimum state liability of $800 for each year which is assessed to MSSC.

  The Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders and partners are liable for individual federal and state income taxes on their respective shares of the Company's taxable income. The Corporation continues to pay a California surtax of 1.5% of taxable income or the minimum state tax, whichever is greater.

5. PROFIT SHARING PLAN

  MSSC has a profit sharing plan (the "Plan") which covers all employees who have accumulated a minimum amount of hours of service during a year. MSSC's contribution to the Plan is determined annually by the Board of Directors. Provisions for contributions to the profit sharing plan of $22,578 and $21,457, respectively, were made for the years ended December 31, 1995 and 1996.

  Effective July 1, 1997, there will be no additional contributions to the Plan. Additionally, the Plan will be terminated and all assets distributed to the participants as defined in the Plan.

6. RELATED PARTY TRANSACTIONS

  The Company engages in transactions with a shareholder and partner whereby working capital funds are loaned to the Company and repaid over terms agreed to by both parties (see Note 7). Interest expense incurred on these loans amount to $36,111 and $73,126 for the years ended December 31, 1995 and 1996, respectively, and $36,712 and $61,968 for the six months ended June 30, 1996 and 1997, respectively.

  Certain of the Company's buildings and equipment are regularly repaired and maintained by Lee's Two-Way Radio, a California corporation owned and controlled by Norman Kramer, a general partner. Payments to Lee's Two-Way Radio for the years ended December 31, 1995 and 1996 were $31,369 and $34,765, respectively.

  Payments for administrative services in the amount of $16,194 and $14,466 for the years ended December 31, 1995 and 1996, respectively, were paid to Norman Kramer, a general partner.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


7. LONG-TERM LOANS PAYABLE TO SHAREHOLDER AND PARTNER

                                                   DECEMBER 31,
                                                -------------------  JUNE 30,
                                                  1995      1996       1997
                                                -------- ---------- -----------
                                                                    (UNAUDITED)
Unsecured loan payable to shareholder in the
 original amount of $310,000, payable in sixty
 monthly installments of $6,857, including
 interest at the rate of 10% per annum. Final
 installment is due March 31, 2000............  $272,654 $  218,440 $  189,240
Unsecured loan payable to shareholder in the
 original amount of $400,000 at December 31,
 1995 and increased to $500,000 during 1996,
 payable in sixty monthly installments of
 $10,624 per month, including interest at the
 rate of 10% per annum. Final installment due
 August 31, 2001..............................   400,000    473,848    432,956
Unsecured loan payable to shareholder in the
 original amount of $55,000, interest payable
 at the rate of 10% per annum, due November
 27, 2001.....................................               55,000     55,000
Unsecured loan payable to shareholder in the
 original amount of $500,000, interest payable
 at the rate of 10% per annum, due December
 31, 2001.....................................              500,000    500,000
Unsecured temporary loans payable to share-
 holder and partner, at the rate of 10% per
 annum, payable upon demand...................                         219,000
                                                -------- ---------- ----------
                                                 672,654  1,247,288  1,396,196
Less current maturities.......................   119,121    234,607    477,388
                                                -------- ---------- ----------
                                                $553,533 $1,012,681 $  918,808
                                                ======== ========== ==========

  All loans to the shareholder and partner were paid in full following the sale of the Company's assets and business to ATS (see Note 9).

8. SALE OF THE REPEATER BUSINESS

  Effective December 1, 1996, the Company entered into a ten-year agreement with an unrelated party granting the party the right to manage a repeater system and granting the party an option to purchase the system. Under the agreement, the Company received a non-refundable $300,000 option fee in the first quarter of 1997 from the party. In addition, the Company receives repeater service fees quarterly from the party. As of June 30, 1997, the system is still being managed by the party and the purchase option has not been exercised.

  Effective February 19, 1997, the Company sold a repeater system to an unrelated party for $3,000,000. As of June 30, 1997, the uncollected portion of the purchase price, $2,250,000, was included in non-trade accounts receivable. This amount was received during August 1997.

  Effective February 28, 1997, the balance of the repeater business was sold to a separate buyer for the assumption of certain liabilities regarding the business.

  Revenues for the repeater business which were transferred as a result of these transactions are $140,945, $206,556 and $54,087 for the years and period ended December 31, 1995 and 1996, and June 30, 1997, respectively.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


9. SUBSEQUENT EVENT (UNAUDITED)

  Effective July 1, 1997, the Company sold substantially all of its assets and the business related to these assets to American Tower Systems, Inc. ("ATS"). The combined purchase price was $32,121,638 plus construction adjustments of $581,042 for the acquisition and construction of certain new sites from June 14, 1996 through the date of the sale. Assets which were not sold to ATS include cash, accounts receivable, and assets related to the repeater business which were sold to unrelated buyers (see Note 8).

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
American Tower Systems, Inc.

  We have audited the accompanying balance sheets of Tucson Communications Company (the "Partnership") as of December 31, 1997 and 1996, and the related statements of income, partners' deficit, and cash flows for the years then ended. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tucson Communications Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Ernst & Young LLP
San Diego, California
January 13, 1998, except for Note 7,
as to which the date is January 27, 1998

                         TUCSON COMMUNICATIONS COMPANY

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................    $  623      $   389
PROPERTY AND EQUIPMENT, net...........................       751          836
OTHER ASSETS..........................................        16           18
                                                          ------      -------
TOTAL.................................................    $1,390      $ 1,243
                                                          ======      =======
LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES:
  Current portion of long-term debt...................    $  198      $   180
  Accrued expenses....................................        31           18
                                                          ------      -------
    Total current liabilities.........................       229          198
LONG-TERM DEBT........................................     1,851        2,065
OTHER LONG-TERM LIABILITIES...........................        22           47
                                                          ------      -------
    Total long-term liabilities.......................     1,873        2,112
PARTNERS' DEFICIT.....................................      (712)      (1,067)
                                                          ------      -------
TOTAL.................................................    $1,390      $ 1,243
                                                          ======      =======



                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                       YEAR ENDED   YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
REVENUES:
  Tower revenues, including reimbursed expenses of
   $121 and $116, respectively.......................    $1,460       $1,438
OPERATING EXPENSES:
  Tower operations...................................       317          287
  Depreciation and amortization......................       166          164
  General and administrative.........................       136           84
                                                         ------       ------
    Total operating expenses.........................       619          535
                                                         ------       ------
INCOME FROM OPERATIONS...............................       841          903
OTHER INCOME.........................................        12           19
INTEREST EXPENSE.....................................      (198)        (213)
                                                         ------       ------
NET INCOME...........................................    $  655       $  709
                                                         ======       ======



                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                        STATEMENTS OF PARTNERS' DEFICIT

                                 (IN THOUSANDS)

BALANCE, DECEMBER 31, 1995............................................ $(1,151)
Net income............................................................     709
Distributions.........................................................    (625)
                                                                       -------
BALANCE, DECEMBER 31, 1996............................................  (1,067)
Net income............................................................     655
Distributions.........................................................    (300)
                                                                       -------
BALANCE, DECEMBER 31, 1997............................................ $  (712)
                                                                       =======



                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                       YEAR ENDED   YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income..........................................    $ 655        $ 709
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization......................      166          164
  Changes in assets and liabilities:
    Accrued expenses.................................       13           12
    Other long-term liabilities......................      (25)          (9)
                                                         -----        -----
      Net cash provided by operating activities......      809          876
                                                         -----        -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment................      (79)         (12)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt........................     (196)        (183)
  Distributions......................................     (300)        (625)
                                                         -----        -----
      Net cash used in financing activities..........     (496)        (808)
                                                         -----        -----
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.........................................      234           56
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......      389          333
                                                         -----        -----
CASH AND CASH EQUIVALENTS, END OF PERIOD.............    $ 623        $ 389
                                                         =====        =====


                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                       YEAR ENDED DECEMBER 31, 1996 AND
            NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Partnership Structure--Tucson Communications Company (the "Partnership") was organized as a limited partnership in the state of California on October 6, 1983 for the purpose of developing, managing and leasing a communications site located in the Tucson Mountains near Tucson, Arizona. Income allocations and cash distributions are in accordance with the partnership agreement.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences could be material to the financial statements.

  Concentration of Credit Risk--The Partnership extends credit to customers on an unsecured basis in the normal course of business. The Partnership has policies governing the extension of credit and collection of amounts due from customers.

  Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("FAS 121"). FAS 121 addresses the accounting for the impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership adopted this statement during 1996 and the impact on the Partnership's results of operations, liquidity or financial position was not material.

  Cash and Cash Equivalents--Cash and cash equivalents includes cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

  Property and Equipment--Property and equipment are recorded at cost. Cost includes expenditures for tower and related assets. Depreciation is provided using the double-declining balance method on equipment and straight-line method on buildings over estimated useful lives ranging from five to 31.5 years.

  Fair Value of Financial Instruments--The Partnership believes that the carrying value of all financial instruments is a reasonable estimate of fair value as of December 31, 1997 and 1996, respectively.

  Recognition of Revenues--Tower revenues are recognized when earned over the lease terms.

  Income Taxes--The financial statements contain no provision for income taxes since the income or loss of the Partnership flows through to the Partners, who are responsible for including their share of the taxable results of operations on their respective tax returns.

                         TUCSON COMMUNICATIONS COMPANY

2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
     Land and improvements............................   $   593      $   591
     Towers and buildings.............................     1,635        1,635
     Technical equipment..............................     1,309        1,293
     Construction in progress.........................        73           12
                                                         -------      -------
       Total..........................................     3,610        3,531
     Less accumulated depreciation....................    (2,859)      (2,695)
                                                         -------      -------
     Property and equipment, net......................   $   751      $   836
                                                         =======      =======

  The Partnership's property and equipment are generally leased to customers under noncancelable operating leases with remaining terms ranging from one to 18 years. However, the leases allow cancellation under certain technical circumstances as specified in the respective lease agreements. Many of the leases also contain renewal options with specified increases in lease payments upon exercise of the renewal option.

  Future minimum tower revenues required to be paid by lessees under all noncancelable leases in effect at December 31, 1997 are as follows (in thousands):

        YEAR ENDING DECEMBER 31:
        ------------------------
          1998.......................................................... $ 1,362
          1999..........................................................   1,401
          2000..........................................................   1,444
          2001..........................................................   1,489
          2002..........................................................   1,536
          Thereafter....................................................  11,496
                                                                         -------
            Total....................................................... $18,728
                                                                         =======

  The amounts for the following customer accounted for greater than 10% of total operating revenues (in thousands):

                                                        YEAR ENDED   YEAR ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
     Motorola.........................................     $443         $442
     Peoples Choice...................................      143          143
     Saturn Cable.....................................      156          149

3. OTHER ASSETS

  Other assets consisted of the following (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
     Prepaid loan fees................................     $ 31         $ 31
     Less accumulated amortization....................      (16)         (14)
     Deposits.........................................        1            1
                                                           ----         ----
     Other assets.....................................     $ 16         $ 18
                                                           ====         ====

                         TUCSON COMMUNICATIONS COMPANY

4. LONG-TERM DEBT

  On May 31, 1990, the Partnership entered into a loan agreement with a financial institution to borrow $3,100,000. Every twelve months the loan bears a new interest rate based on the one-year Constant Maturities, plus 3.5%. At December 31, 1997, the interest rate in effect was 9.15%. The loan is secured by land and equipment located on Tucson Mountain. Interest and principal payments are payable monthly and the loan matures on July 1, 2005. Cash paid for interest during the year ended December 31, 1997 and 1996 was $198,000 and $214,000, respectively.

  Future principal payments required under the Company's financing agreement at December 31, 1997 are approximately (in thousands):

        YEAR ENDING DECEMBER 31:
        ------------------------
          1998........................................................... $  198
          1999...........................................................    216
          2000...........................................................    237
          2001...........................................................    260
          2002...........................................................    285
          Thereafter.....................................................    853
                                                                          ------
            Total........................................................ $2,049
                                                                          ======

5. RELATED PARTY TRANSACTIONS

  The Partnership pays an affiliated company for salaries, rent and utilities. During the years ended December 31, 1997 and 1996, the Partnership paid $72,000 and $65,000, respectively. In addition, the Partnership pays an affiliate of the general partner on an hourly basis for management services. During the years ended December 31, 1997 and 1996, the Partnership paid $34,000 and $29,000, respectively.

6. CONTINGENCY

  The Partnership received notification of a matter involving threatened litigation relating to an on-site injury suffered by an individual during 1996. The party has requested a settlement payment of $800,000. Management of the Partnership believes any liability arising from this matter will be covered by insurance and will not have a material impact on the Partnership's financial statements.

7. SUBSEQUENT EVENT

  On January 27, 1998, the Partnership sold substantially all of the assets of the Partnership to American Tower Systems, Inc. for approximately $12,000,000.

                         INDEPENDENT AUDITORS' REPORT

The Stockholders
Gearon & Co., Inc.:

  We have audited the accompanying balance sheets of Gearon & Co., Inc. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Atlanta, Georgia
February 27, 1998

                               GEARON & CO., INC.

                                 BALANCE SHEETS

                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $ 4,285,940   $  813,182
  Accounts receivable--trade, net of allowance for
   doubtful accounts of $309,164 and $129,650 in 1997
   and 1996, respectively............................   6,516,370    7,132,363
  Unbilled receivables...............................   4,741,198      515,688
  Accounts receivable--other.........................     286,751        6,390
  Receivable from related party......................         --       200,000
                                                      -----------   ----------
    Total current assets.............................  15,830,259    8,667,623
PROPERTY AND EQUIPMENT, net..........................   3,793,881      561,028
OTHER ASSETS.........................................     138,800       27,530
                                                      -----------   ----------
TOTAL................................................ $19,762,940   $9,256,181
                                                      ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................... $ 2,653,403   $   27,587
  Accrued expenses...................................     239,350       39,693
  Accrued merger related expenses....................   6,225,205
  Note payable.......................................   5,000,000
                                                      -----------   ----------
    Total current liabilities........................  14,117,958       67,280
COMMITMENTS AND CONTINGENCIES (Note 3)
STOCKHOLDERS' EQUITY
  Common stock, no par value, 10,000 shares
   authorized;
   7,500 issued and outstanding in 1996..............                      750
  Class A voting common stock, no par value, 10,000
   shares authorized, 7,500 issued and outstanding in
   1997..............................................           8
  Class B nonvoting common stock, no par value,
   1,000,000 shares authorized, 798,335 issued and
   outstanding in 1997...............................         798
  Additional paid-in capital.........................   5,549,944
  Retained earnings..................................      94,232    9,188,151
                                                      -----------   ----------
    Total stockholder's equity.......................   5,644,982    9,188,901
                                                      -----------   ----------
TOTAL................................................ $19,762,940   $9,256,181
                                                      ===========   ==========


                       See notes to financial statements.

                               GEARON & CO., INC.

                            STATEMENTS OF OPERATIONS

                                                       YEAR ENDED    YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1997          1996
                                                      ------------  ------------
REVENUES:
  Fees and bonuses................................... $25,052,348   $15,613,655
  Pass-through revenues..............................   4,376,070     5,349,795
  Tower rentals......................................     172,868        53,200
  Other..............................................     328,467       467,785
                                                      -----------   -----------
    Total revenues...................................  29,929,753    21,484,435
OPERATING EXPENSES:
  Operating expenses.................................  12,835,263     6,619,029
  Tower expenses.....................................     165,887        41,926
  Pass-through expenses..............................   4,376,070     5,349,795
                                                      -----------   -----------
    Total operating expenses.........................  17,377,220    12,010,750
                                                      -----------   -----------
GROSS PROFIT.........................................  12,552,533     9,473,685
General and administrative expenses..................   2,496,749     1,394,757
Merger related expenses..............................  13,796,434
                                                      -----------   -----------
INCOME (LOSS) FROM OPERATIONS........................  (3,740,650)    8,078,928
OTHER INCOME AND EXPENSES, NET.......................      73,310        94,822
                                                      -----------   -----------
NET INCOME (LOSS).................................... $(3,667,340)  $ 8,173,750
                                                      ===========   ===========




                       See notes to financial statements.

                               GEARON & CO., INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                               COMMON STOCK
                         ------------------------- ADDITIONAL
                         COMMON  CLASS A  CLASS B   PAID-IN    RETAINED
                         STOCK   VOTING  NONVOTING  CAPITAL    EARNINGS       TOTAL
                         ------  ------- --------- ---------- -----------  -----------
BALANCE--January 1,
 1996................... $ 750    $--      $--     $      --  $ 8,783,131  $ 8,783,881
  Distributions to
   shareholder..........                                       (7,768,730)  (7,768,730)
  Net income............                                        8,173,750    8,173,750
                         -----    ----     ----    ---------- -----------  -----------
BALANCE--December 31,
 1996...................   750                                  9,188,151    9,188,901
  Exchange of 7,500
   shares of original
   common stock for
   7,500 shares of Class
   A voting stock and
   742,500 shares of
   Class B nonvoting
   common stock.........  (750)      8      742
  Issuance of 55,835
   shares of Class B
   nonvoting stock to
   certain employees....                     56     5,549,944                5,550,000
  Distributions to
   shareholder..........                                       (5,426,579)  (5,426,579)
  Net loss..............                                       (3,667,340)  (3,667,340)
                         -----    ----     ----    ---------- -----------  -----------
BALANCE--December 31,
 1997................... $  --    $  8     $798    $5,549,944 $    94,232  $ 5,644,982
                         =====    ====     ====    ========== ===========  ===========




                       See notes to financial statements.

                               GEARON & CO., INC.

                            STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED    YEAR ENDED
                                                     DECEMBER 31,  DECEMBER 31,
                                                         1997          1996
                                                     ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................. $(3,667,340)  $ 8,173,750
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Provision for doubtful accounts.................      383,167      129,650
    Depreciation....................................      185,670      103,283
    Noncash merger related expense..................    5,550,000
    Changes in assets and liabilities;
      Decrease (increase) in accounts receivable
       trade........................................      232,826   (3,434,228)
      Decrease (increase) in unbilled receivables...   (4,225,510)     782,867
      Decrease (increase) in accounts receivable
       other........................................     (280,361)      20,307
      Increase in other assets......................     (111,270)     (21,748)
      Increase (decrease) in accounts payable.......    1,779,560      (35,463)
      Increase (decrease) in accrued expenses.......      199,657      (22,523)
      Increase in accrued merger related expense....    6,225,205
                                                     ------------  -----------
  Net cash provided by operating activities.........    6,271,604    5,695,895
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES;
  Acquisition of property and equipment.............     (329,998)    (134,910)
  Construction of towers, net of accounts payable...   (2,242,269)    (336,242)
                                                     ------------  -----------
        Net cash used in investing activities.......   (2,572,267)    (471,152)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholder......................   (5,426,579)  (7,768,730)
  Repayments from (loans to) related party..........      200,000     (170,000)
  Proceeds from note payable........................    5,000,000
  Loan from stockholder.............................      500,000
  Repayment to stockholder..........................     (500,000)
                                                     ------------  -----------
        Net cash used in financing activities.......     (226,579)  (7,938,730)
                                                     ------------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS........................................    3,472,758   (2,713,987)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .......      813,182    3,527,169
                                                     ------------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR.............. $  4,285,940  $   813,182
                                                     ============  ===========

                       See notes to financial statements.

                              GEARON & CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
          (AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Corporate Structure--Gearon & Co., Inc. (the "Company"), a Georgia corporation, was incorporated on September 6, 1991 and is engaged in the site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers. The Company operates in markets throughout the United States. In addition, as of December 31, 1997, the Company owned and operated 16 communications towers with an additional 20 towers in varying stages of development. The towers are located in Georgia, Florida, and Tennessee.

  On January 22, 1998, the Company merged into and became a part of American Tower Systems, Inc. (ATSI) a subsidiary of American Radio Systems Corporation
(ARS), pursuant to an Agreement and Plan of Merger ("the Merger Agreement") executed on November 21, 1997. Under the Merger Agreement, the holders of the Company's common stock at the effective date of the merger received a total of $32,000,000 in cash and liabilities assumed by ATSI and 5,333,333 shares of ATSI stock with an agreed-upon fair value of $48,000,000.

  On December 30, 1997, the Company awarded a total of 55,835 shares of Class B common stock valued at $5,550,000 (based on the share price paid by ATSI in the merger) to certain key employees, awarded cash bonuses totaling approximately $7,667,000 to certain employees, and incurred approximately $580,000 in other merger related expenses. On January 20, 1998, the Company awarded an additional 503 shares of Class B common stock valued at $50,000 (based on the share price paid by ATSI in the merger) to a key employee. In addition, on January 20, 1998, accounts receivable of approximately $11,000,000 and two automobiles with a net book value of $16,247 were distributed to the majority stockholder.

  Pursuant to the Merger Agreement, the Company borrowed a total of $10,000,000 from ATSI in two $5,000,000 installments on December 24, 1997 and January 20, 1998, respectively, to fund working capital and merger related expenses. Such borrowings bore interest at 7.5% and were repaid at closing.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk--The Company extends credit to customers on an unsecured basis in the normal course of business. Credit risk is limited due to the financial reputation of the customers comprising the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

  The following represents a summary of fees and bonuses earned from individual customers in excess of 10% of total fees and bonuses for the year ended:

                                                              1997       1996
                                                           ---------- ----------
     Customer A........................................... $7,705,000 $4,773,000
     Customer B...........................................  5,462,000
     Customer C...........................................  5,660,000

  Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 addresses the accounting for the impairment of

                              GEARON & CO., INC.

long-lived assets, certain intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted this statement during 1996 and the impact on the Company's results of operations, liquidity or financial position was not material.

  Cash and Cash Equivalents--Cash and cash equivalents includes cash on hand, demand deposits and short-term investments with original maturities of three months or less.

  Property and Equipment--Property and equipment are recorded at cost. Ordinary repairs and maintenance are expensed as incurred; major replacements and improvements are capitalized and depreciated over their estimated useful lives. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

      Leasehold improvements...................................... Life of lease
      Furniture and fixtures......................................     3-7 years
      Machinery and equipment.....................................     3-7 years
      Communications towers.......................................      15 years

  Construction in Progress--The Company's tower construction expenditures are recorded as construction in progress until the assets are placed in service. When the assets are placed in service, they are transferred to the appropriate property and equipment category and depreciated. The Company also capitalizes subcontractor and employee labor and overhead costs incurred in connection with the construction of towers.

  Revenue Recognition--Revenues from fees and bonuses are recognized based upon the completion of certain activities as defined by the respective contracts with individual customers. Several of the contracts provide for reimbursement by customers of certain costs in addition to fees earned. Such costs are recognized on the accrual basis and are reflected as pass-through revenues and expenses in the statements of operations. Tower and sublease revenues are recognized when earned over the terms of the related leases.

  Income Taxes--At inception, the Company elected to be treated as a Subchapter S Corporation ("S Corporation") for income tax purposes. Accordingly, no recognition has been given to income taxes in the financial statements since the income is reportable on the individual tax return of the stockholders. Two states in which the Company does business do not recognize S Corporations for tax purposes and therefore the Company is liable for income taxes in those states. The amounts paid or accrued for income taxes were not material in relation to the financial statements.

  New Accounting Pronouncement--In June 1997, the Financial Accounting Standards Board issued SFAS 131, "Disclosure About Segments of an Enterprise and Related Information" which the Company will adopt in 1998. SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has not yet completed its analysis of the impact of this statement.

  Reclassifications--Certain 1996 amounts have been reclassified to conform to the 1997 presentation.

                              GEARON & CO., INC.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
      Land............................................  $   82,198   $     --
      Leasehold improvements..........................      73,180      60,902
      Furniture and fixtures..........................     138,111      81,694
      Machinery and equipment.........................     564,404     306,705
      Communications towers...........................   2,542,922     336,242
      Construction in progress........................     801,060         --
                                                        ----------   ---------
      Property and equipment, at cost.................   4,201,875     785,543
      Accumulated depreciation........................   (407,994)    (224,515)
                                                        ----------   ---------
      Property and equipment--net.....................   3,793,881   $ 561,028
                                                        ==========   =========

3. COMMITMENTS AND CONTINGENCIES

  Lease Obligations--The Company currently leases office space, office equipment and land for communications towers under operating leases that expire at varying dates through 2002. The tower ground leases contain options for the Company to renew, at its discretion, for five-year periods up to a maximum term of twenty-five years. The leases require the Company to maintain certain insurance coverage and provide for maintenance and repairs. Future minimum lease payments for noncancelable office, equipment and ground leases are as follows for the periods ending December 31:

      1998...........................................................    400,794
      1999...........................................................    374,501
      2000...........................................................    351,755
      2001...........................................................    234,971
      2002...........................................................    179,705
                                                                      ----------
      Total.......................................................... $1,541,726
                                                                      ==========

  Customer Leases--The Company owns communications towers which it leases to third parties. The leases which are noncancelable and expire at various dates through 2006, contain options for the lessees to renew, at their discretion, for 5-year periods up to a maximum term of 25 years.

  Future minimum rental receipts expected to be received from customers under noncancelable leases are as follows for the periods ending December 31:

      1998........................................................... $  731,511
      1999...........................................................    794,812
      2000...........................................................    803,334
      2001...........................................................    766,185
      2002...........................................................    654,154
      Thereafter.....................................................    159,016
                                                                      ----------
      Total.......................................................... $3,909,012
                                                                      ==========

                              GEARON & CO., INC.

  Purchase Commitments--At December 31, 1997, the Company had entered into an agreement to acquire land for a communications tower for a purchase price of $100,000. The purchase closed on February 11, 1998. In addition, at December 31, 1997, the Company had a verbal agreement with a customer to purchase seven communications towers for an aggregate purchase price of approximately $1,000,000. This purchase is expected to be consummated in March 1998.

  Employment Agreement--In August 1997, the Company entered into an employment agreement with an officer of the Company. The Agreement is for a term of one year and is renewable for successive one-year terms. The agreement contains provisions for compensation in the event of termination or a change in control of the Company. The compensation due to this officer as a result of the merger discussed in Note 1 has been included in accrued merger related expenses as of December 31, 1997. In November and December 1997, the Company entered into employment agreements with two officers of the Company. These agreements are for a term of two years, renewable for successive two-year terms and contain provisions for compensation in the event of termination other than for cause.

  Legal Matters--The Company is a party to certain legal matters arising in the ordinary course of business. In the opinion of management, none of these matters are expected to have a material effect on the financial position, results of operations, or cash flows of the Company.

4. RETIREMENT PLAN

  On September 1, 1996, the Company established the Gearon & Co., Inc. Employee Savings and Retirement Plan (the "Plan"), a 401(k) plan. Employees of the Company are eligible for participation in the Plan subject to certain minimum age and length of employment requirements. Plan participants can contribute from 2% to 15% of their compensation, as defined. The Company matches 25% of the participants' contributions up to 10% of compensation. The Plan's assets are invested in equity, bond, balanced, and money market mutual funds. The Company contributed approximately $79,000 and $24,000 for the years ended December 31, 1997 and 1996, respectively.

5. COMMON STOCK

  Effective October 23, 1997, the Company authorized the issuance of 10,000 shares of Class A common stock and 1,000,000 shares of Class B common stock. Class A has voting privileges while Class B common stock is nonvoting. On October 23, 1997, all 7,500 shares of common stock previously outstanding were exchanged for 7,500 shares of Class A common stock and 742,500 shares of Class B common stock which were transferred to the original stockholder and a trust related to the original stockholder.

6. RELATED PARTY TRANSACTIONS

  The receivable from a related party totaling $200,000 at December 31, 1996 was repaid in full in January 1997.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Tower Corporation:

  We have audited the accompanying consolidated balance sheets of American Tower Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Tower Corporation and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
January 23, 1998

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                           DECEMBER 31, 1996 AND 1997

                                     ASSETS

                                                              1996      1997
                                                             -------  --------
Current assets:
 Cash and cash equivalents.................................. $    92  $    996
 Accounts receivable, net of allowance for doubtful accounts
  of $104 and $175, respectively............................     816     1,021
 Prepaid expenses and other current assets..................     793       719
 Assets held for sale.......................................     700       --
                                                             -------  --------
  Total current assets......................................   2,401     2,736
Land........................................................   5,301     6,234
Rental towers and related fee based assets, net of accumu-
 lated depreciation of $3,984 and $8,362, respectively......  61,556   112,412
Other assets, net of accumulated amortization of $836 and
 $951, respectively.........................................   6,269     7,432
                                                             -------  --------
  Total assets.............................................. $75,527  $128,814
                                                             =======  ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable........................................... $   720  $  2,810
 Accrued interest payable...................................     598     1,061
 Deferred revenues and other current liabilities............     978     2,125
 Current portion of long-term debt..........................   1,075     1,000
                                                             -------  --------
  Total current liabilities.................................   3,371     6,996
Long-term debt, less current portion........................  49,771    74,478
Other liabilities...........................................     450       190
Deferred income taxes.......................................   6,337     6,767
                                                             -------  --------
  Total liabilities.........................................  59,929    88,431
Commitments and contingencies
Redeemable preferred stock $.01 par value.
 Authorized 5,000,000 shares; 22,500 shares issued and out-
  standing..................................................   4,000     4,052
Stockholders' equity:
 Common stock, $.01 par value. Authorized 250,000 shares;
  75,331 and 149,549 shares issued and outstanding..........       1         2
 Additional paid-in capital.................................  12,051    36,426
 Accumulated deficit........................................    (454)      (97)
                                                             -------  --------
  Total stockholders' equity................................  11,598    36,331
                                                             -------  --------
  Total liabilities and stockholders' equity................ $75,527  $128,814
                                                             =======  ========

          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                       1995    1996     1997
                                                      ------  -------  -------
Total revenues......................................  $8,277  $12,366  $20,006
Operating expenses:
 Direct tower costs.................................   1,868    2,849    4,138
 Selling, general and administrative................   1,601    2,049    3,183
 Depreciation and amortization......................   1,908    2,709    4,903
                                                      ------  -------  -------
  Total operating expenses..........................   5,377    7,607   12,224
                                                      ------  -------  -------
Operating income....................................   2,900    4,759    7,782
Interest expense....................................   3,068    3,808    5,439
Other expenses......................................     414      150      514
                                                      ------  -------  -------
Income (loss) before income taxes and extraordinary
 item...............................................    (582)     801    1,829
Income tax (expense) benefit........................     217     (303)    (801)
                                                      ------  -------  -------
Income (loss) before extraordinary item.............    (365)     498    1,028
Extraordinary loss, net of tax benefit of $117,
 $272, and $371, respectively.......................     207      451      619
                                                      ------  -------  -------
Net income (loss)...................................    (572)      47      409
Accretion of preferred stock........................     --       --        52
                                                      ------  -------  -------
Net income (loss) available to common stockholders..  $ (572) $    47  $   357
                                                      ======  =======  =======



          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                          COMMON STOCK
                          -------------
                                                                        TOTAL
                                          ADDITIONAL    ACCUMULATED STOCKHOLDERS'
                          SHARES  VALUE PAID-IN CAPITAL   DEFICIT      EQUITY
                          ------- ----- --------------- ----------- -------------
Balances at December 31,
 1994...................   67,500  $ 1       7,424           71         7,496
Allocation of redeemable
 preferred stock pro-
 ceeds to warrants......       --   --         500           --           500
Net loss................       --   --          --         (572)         (572)
                          -------  ---      ------         ----        ------
Balances at December 31,
 1995...................   67,500    1       7,924         (501)        7,424
Shares of common stock
 issued in acquisition..    6,481   --       4,127           --         4,127
Conversion of warrants
 to common stock........    1,350   --          --           --            --
Net income..............       --   --          --           47            47
                          -------  ---      ------         ----        ------
Balances at December 31,
 1996...................   75,331    1      12,051         (454)       11,598
Conversion of warrants
 to common stock........   24,265   --          --           --            --
Conversion of warrants
 with put feature to
 common stock...........   12,462   --         174           --           174
Sale of common stock,
 net of issuance costs..   36,049    1      23,201           --        23,202
Common stock issued in
 connection with tower
 acquisition............    1,442   --       1,000           --         1,000
Net income..............       --   --          --          409           409
Accretion of redeemable
 preferred stock........       --   --          --          (52)          (52)
                          -------  ---      ------         ----        ------
Balances at December 31,
 1997...................  149,549  $ 2      36,426          (97)       36,331
                          =======  ===      ======         ====        ======


          See accompanying notes to consolidated financial statements

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                      1995    1996     1997
                                                     ------  -------  -------
Cash flows from operating activities:
 Net income (loss).................................. $ (572) $    47  $   409
 Adjustments to reconcile net income (loss) to net
  cash
  provided by operating activities:
  Depreciation and amortization.....................  1,908    2,709    4,903
  Accretion of debt discounts.......................    202      808      121
  Deferred income taxes.............................   (334)      31      430
  Deferred loan costs written-off...................    324      --       990
 Changes in assets and liabilities:
  Increase in accounts receivable, net..............   (203)    (218)    (205)
  (Increase) decrease in prepaid expenses and other
   current assets...................................   (109)    (111)      74
  Increase in accounts payable......................     59      231    2,090
  Increase in accrued interest payable..............     14       59      463
  Increase (decrease) in deferred revenues and oth-
   er...............................................    332     (417)   1,061
                                                     ------  -------  -------
   Total adjustments................................  2,193    3,092    9,927
                                                     ------  -------  -------
   Net cash provided by operating activities........  1,621    3,139   10,336
                                                     ------  -------  -------
Cash flows from investing activities:
 Payments for purchases of towers and related as-
  sets.............................................. (7,351) (14,249) (56,075)
 Proceeds from the sale of land.....................     24      --       --
 Payments for purchases of land.....................   (500)  (1,124)    (933)
                                                     ------  -------  -------
   Net cash used in investing activities............ (7,827) (15,373) (57,008)
                                                     ------  -------  -------
Cash flows from financing activities:
 Proceeds from borrowings on long-term debt.........  4,646   39,850   70,800
 Proceeds from issuance of common stock.............    --       --    23,202
 Proceeds from issuance of preferred stock..........  4,133      367      --
 Payments of long-term debt......................... (1,680) (28,736) (45,633)
 Payments of deferred loan costs and interest rate
  cap...............................................    (98)  (1,060)    (793)
                                                     ------  -------  -------
   Net cash provided by (used in) financing activi-
    ties............................................  7,001   10,421   47,576
                                                     ------  -------  -------
   Net increase (decrease) in cash and cash equiva-
    lents...........................................    795   (1,813)     904
Cash and cash equivalents at beginning of year......  1,110    1,905       92
                                                     ------  -------  -------
Cash and cash equivalents at end of year............ $1,905  $    92  $   996
                                                     ======  =======  =======
Supplemental disclosure of cash flow information--
 cash paid during the year for interest............. $2,915  $ 2,925  $ 3,902
                                                     ======  =======  =======

          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1996 AND 1997

(1)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of Presentation

  The accompanying consolidated financial statements reflect the financial position, results of operations, and cash flows of American Tower Corporation and its wholly-owned subsidiaries, collectively referred to as ATC or the Company. All significant intercompany transactions and balances have been eliminated.

 (b) Description of Business

  The primary business of the Company is the leasing of antenna and transmitter space on communication towers to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. The Company currently owns and operates communication tower sites located primarily in the western, eastern and southern United States.

 (c) Cash Equivalents

  Cash equivalents consist of short-term investments with an original maturity of three months or less.

 (d) Rental Towers and Related Fee Based Assets

  Rental towers and related fee based assets are stated at cost. Depreciation on rental towers and related fee based assets is calculated on the straight-line method over the estimated useful lives of the assets which range from 3 to 25 years.

 (e) Other Assets

  Other assets include licenses and permits which are amortized on a straight-line basis over their expected period of benefit, 25 years, and a noncompete agreement with a stockholder which is being amortized on a straight-line basis over its seven year term. Also included are deferred loan costs associated with various debt issuances which are amortized over the terms of the related debt based on the amount of outstanding debt using the interest method.

 (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs of disposal. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

 (g) Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Fair Value of Financial Instruments

  SFAS No. 107, Disclosure about Fair Value of Financial Instruments requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision.

  The Company believes that the carrying amounts of its current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rates approximate market.

 (i) Revenue Recognition

  Revenues are recognized as tower services are provided. Amounts billed or received prior to services being performed are deferred until such time as the revenue is earned.

 (j) Stock Option Plan

  On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net income disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure requirements of SFAS No. 123.

 (k) Interest Rate Cap Agreements

  The Company was party to a financial instrument to reduce its exposure to fluctuations in interest rates. The purchase price of the interest rate cap agreements was capitalized and included in prepaid expenses in the accompanying consolidated balance sheets and amortized over the life of the agreements using the straight-line method. The interest rate cap agreements expired in December 1997.

 (l) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (m) Reclassifications

  Certain reclassifications have been made to prior period amounts in order to conform to the current presentation.

(2)RENTAL TOWERS AND RELATED FEE BASED ASSETS

 Asset Acquisitions

  In December 1995, the Company acquired in a single transaction substantially all of the tower sites and locations of CSX Realty Development Corporation
(CSX) for $9,750,000 which was funded through cash and

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES seller financed debt. In addition during 1995, the Company acquired 81 other tower sites in several unrelated transactions.

  In October 1996, the Company acquired in a single transaction substantially all of the tower sites and locations of Prime Communications Sites Holdings LLC and its subsidiary (Prime) for approximately $15.3 million which was funded through borrowings under the Company's credit facility, seller financed debt and the issuance of common stock of the Company to the seller. In addition, during 1996 the Company acquired four other tower sites in two unrelated transactions.

  In July 1997, the Company acquired in a single transaction 32 tower sites for approximately $11.8 million which was funded through borrowings under the Company's credit facility. In addition, during 1997 the Company acquired 89 tower sites in several unrelated transactions totaling $25.2 million. The purchase price for all acquisitions has been allocated to the land, towers and related fee based assets and licenses and permits based on their respective estimated fair values.

  The following unaudited pro forma information represents the consolidated results of operations of the Company as if the 1997 acquisitions had occurred on January 1, 1996, and the 1996 acquisitions had occurred on January 1, 1995 (in thousands):

                                                       1995     1996     1997
                                                      -------  -------  -------
   Rental revenue.................................... $10,575  $17,290  $21,578
   Operating income.................................. $ 3,737  $ 7,835  $ 9,039
   Net loss.......................................... $(1,442) $(2,002) $  (326)

  The pro forma information is not necessarily indicative of operating results that would have occurred if each acquisition had been consummated as of the respective dates, nor is it necessarily indicative of future operating results. The actual results of operations of the acquired assets are included in the Company's consolidated financial statements only from the date of acquisition.

TOWER DISPOSAL

  On January 13, 1997, the Company entered into a binding letter agreement with a related shareholder and director to sell 45 communication towers for a purchase price of $700,000. The closing of this transaction occurred during March 1997. At the closing, the Company sold the communication towers to the shareholder in exchange for a $700,000 reduction in payments owed under the subordinated note payable to the shareholder issued in October 1994. See note 6 for further discussion. Due to the agreement, the related assets have been reflected as assets held for resale on the December 31, 1996 balance sheet.

(3)PREPAID EXPENSES AND OTHER CURRENT ASSETS

  Prepaid expenses and other current assets consisted of the following (in thousands):

                                                                       1996 1997
                                                                       ---- ----
   Prepaid land leases................................................ $619 $637
   Other current assets...............................................  174   82
                                                                       ---- ----
                                                                       $793 $719
                                                                       ==== ====

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

(4)OTHER ASSETS

  Other assets consisted of the following (in thousands):

                                                                   1996   1997
                                                                  ------ ------
   Deferred loan costs, net...................................... $1,009 $  751
   Licenses and permits, net.....................................  4,428  5,898
   Noncompete costs, net.........................................    623    538
   Other assets..................................................    209    245
                                                                  ------ ------
                                                                  $6,269 $7,432
                                                                  ====== ======

(5)DEFERRED REVENUES AND OTHER CURRENT LIABILITIES

  Deferred revenues and other current liabilities consisted of the following (in thousands):

                                                                    1996  1997
                                                                    ---- ------
   Deferred revenues............................................... $201 $1,125
   Deferred compensation contracts.................................  300    150
   Accrued expenses and other......................................  477    850
                                                                    ---- ------
                                                                    $978 $2,125
                                                                    ==== ======

(6)LONG-TERM DEBT

  On October 11, 1996, the Company entered into a senior credit facility (the Credit Facility) in connection with the acquisition of the communication towers from Prime as discussed in note 2. The Credit Facility was extinguished during 1997 in connection with the Company entering into a new Senior Credit Agreement, discussed in further detail below.

  The Credit Facility included a $23 million revolving line of credit, which included a sub-allotment for letters of credit, and a $37 million term loan facility. The Company utilized the proceeds of the term loan to (i) repay $21.6 million of principal and interest to its existing senior lenders, (ii) prepay in full $6.1 million of principal and interest to its senior subordinated lender, and (iii) to fund $8.6 million of the purchase price for the Prime acquisition.

  The Credit Facility incurred interest at LIBOR plus 275 basis points for interest periods ranging up to five months; thereafter, the credit facility incurred interest at LIBOR plus an applicable margin, not to exceed 275 basis points, based upon a defined leverage ratio, for interest periods of one, three or six months. The term loan and the revolving Credit Facility required principal amortization with quarterly payments totaling $5.6 million in 1999. The Credit Facility contained restrictions on payment of dividends, and set forth minimum operating cash flows, as defined, to be attained by the Company.

  Immediately prior to entering into the Credit Facility in October 1996, the Company owed its senior lenders $21.5 million under a term loan, revolving line of credit and acquisition line of credit facilities which had been amended and extended in December 1995. The outstanding balance of the prior senior agreement bore interest at LIBOR plus 275 basis points. In conjunction with entering into the Credit Facility, the Company expensed $451,000, net of taxes, of deferred loan and other financing costs associated with prior credit facilities. In conjunction with the amendment of the Company's senior credit agreement in December 1995, the Company expensed $207,000, net of taxes, of deferred loan and other financing costs associated with prior credit facilities. Such deferred loan and other financing costs written off in 1995 have been reflected as extraordinary losses in the consolidated statements of operations.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  On June 30, 1997, the Company entered into a new senior credit agreement (the Credit Agreement). The Credit Agreement includes a $100 million revolving line of credit, which includes a sub-allotment for letters of credit and a $25 million term loan facility. In connection with entering into the Credit Agreement, the Company expensed $619,000, net of taxes, of deferred loan and other financing costs associated with the prior credit facility. These deferred loan and other financing costs written off in 1997 have been reflected as extraordinary loss in the consolidated statements of operations.

 SELLER ACQUISITION FINANCING

  In connection with the acquisition of the towers and related sites in October 1996 as more fully discussed in note 2 and above, the Company issued an aggregate of $2.5 million of subordinated term notes to certain sellers. Payment terms required (i) a single installment on October 11, 2004 or (ii) immediate payment upon an initial public offering. The subordinated term notes incurred interest at 11% payable quarterly commencing January 1997. During 1997 these notes were fully repaid.

  Long-term debt consists of the following (in thousands):

                                                               1996     1997
                                                              -------  -------
   Term note payable, due in quarterly payments beginning in
    September 1999, interest at a base rate, as defined.....  $   --   $70,800
   Term note payable, due in quarterly payments beginning in
    January 1999, interest at 8.38% until May 1997 at which
    time interest is LIBOR plus a maximum of 2.75%. Balance
    repaid during 1997......................................   39,850      --
   Seller financing, noninterest-bearing secured note
    payable, due in annual installments commencing December
    20, 1996 through December 20, 2000......................    6,313    5,313
   Subordinated note payable to shareholder, interest
    payable in quarterly installments at 10.5% per annum;
    payment of principal due in annual installments
    beginning November 15, 2001; original principal reduced
    by value of stock warrant (see note 9). Balance repaid
    during 1997.............................................    3,000      --
   Subordinated notes payable, interest payable in quarterly
    installments at 11.0% per annum; single installment due
    October 2004. Balance repaid during 1997................    2,561      --
   Noninterest-bearing unsecured note payable, maturing in
    1999....................................................      500      500
   Note payable, due in quarterly installments commencing
    January 1, 1995 bearing interest at 10%. Balance repaid
    during 1997.............................................      300      --
   Other....................................................       43       34
   Discounts associated with noninterest-bearing
    obligations.............................................   (1,671)  (1,169)
   Discount assigned to stock warrants (see note 9).........      (50)     --
                                                              -------  -------
     Total long-term debt...................................   50,846   75,478
   Less current portion.....................................    1,075    1,000
                                                              -------  -------
     Long-term debt excluding current portion...............  $49,771  $74,478
                                                              =======  =======

  The Company was party to a financial instrument in order to reduce its exposure to fluctuations in interest rates. The agreement provided for the third parties to make payments to the Company whenever a defined floating interest rate exceeded 10 percent per annum. No such payments were made in 1995 or 1996. Payments on the interest rate cap agreements were based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid as of December 31, 1996. The unamortized portion of the purchase price was approximately $107,000 and $50,000 at December 31, 1995 and 1996, respectively. $5,000,000 under this interest rate cap agreement expired in 1995 and the remaining $9,000,000 agreement expired in December 1997.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  The aggregate annual maturities of long-term debt (not reduced for discount rates on noninterest-bearing obligations) for each of the five years subsequent to December 31, 1997 are as follows (in thousands):

            YEAR ENDING
            DECEMBER 31,
            ------------
            1998................................. $ 1,000
            1999.................................   2,250
            2000.................................   6,457
            2001.................................   5,000
            2002.................................   8,300
            Thereafter...........................  53,640
                                                  -------
                                                  $76,647
                                                  =======

(7)FEDERAL INCOME TAXES

  Income tax expense for the years ended December 31, 1995, 1996, and 1997 consisted of the following (in thousands):

                                                                1995   1996 1997
                                                               ------  ---- ----
   Current.................................................... $  --   $--  $--
   Deferred...................................................   (217)  303  801
                                                               ------  ---- ----
                                                               $(217)  $303 $801
                                                               ======  ==== ====

  Income tax expense at December 31, 1995, 1996 and 1997 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before taxes and extraordinary items as follows (in thousands):

                                                               1995   1996 1997
                                                               -----  ---- ----
   Computed "expected" tax expense (benefit).................. $(198) $272 $622
   State taxes................................................    29    28   30
   Adjustment of prior taxes..................................   --    --   112
   Other......................................................   (48)    3   37
                                                               -----  ---- ----
     Total.................................................... $(217) $303 $801
                                                               =====  ==== ====

  At December 31, 1997, the Company had net operating loss carryforwards
(NOLs) of approximately $14,285,000 for U.S. Federal income tax purposes. The NOLs, if unused, will expire between 2008 and 2012. The portion of the NOLs which existed prior to October 15, 1994 are subject to annual limitations imposed by the Internal Revenue Code under Section 382. The current NOL balance is subject to limitations should a change in ownership occur.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are as follows (in thousands):

                                                                    1996   1997
                                                                   ------ ------
   Deferred tax assets:
    Net operating loss carryforward..............................  $3,472 $5,357
    Accrued liabilities..........................................      64     92
    Other........................................................      72     67
                                                                   ------ ------
     Net deferred tax assets.....................................   3,608  5,516
                                                                   ------ ------
   Deferred tax liability--rental towers and related fee based assets, principally due to differences in basis for financial
    reporting purposes and tax purposes..........................   9,945 12,283
                                                                   ------ ------
     Net deferred tax liability..................................  $6,337 $6,767
                                                                   ====== ======

  There is no valuation allowance at December 31, 1996 and 1997 recorded against the deferred tax assets. It is the opinion of management that the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies will more likely than not result in the realization of the deferred tax assets.

(8)REDEEMABLE PREFERRED STOCK

  In December 1995, the Company completed a private placement offering to its existing security holders to sell up to 22,500 newly created shares of Series A Redeemable Preferred Stock, $0.01 par value (Series A Preferred Stock), at $200 per share. Net proceeds to the Company were approximately $4,500,000.

  The shares of Series A Preferred Stock were sold together with 10-year warrants to purchase a total of 22,500 shares of common stock at a nominal exercise price. The Company determined the warrants to have an estimated fair value of $500,000 at the offering date which was recorded as additional paid-in capital and a reduction of the outstanding Series A Preferred Stock. As of December 31, 1997, all of these warrants had been exercised.

  Each share of Series A Preferred Stock has a liquidation preference of $200 per share. The Company at its option can redeem any or all the outstanding shares of preferred stock for $200 per share. The Company is required to redeem all such shares at a price of $200 per share upon the occurrence of (i) a public offering or (ii) a change of control. The preferred shares have no voting or dividend rights.

(9)STOCKHOLDERS' EQUITY

  In conjunction with the acquisition of Bowen-Smith Holdings, Inc., the Company issued warrants to the senior subordinated debt holder for 12,462 shares of common stock with an exercise price of $.01 per share. This warrant was immediately exercisable into common stock of the Company. The Company determined this warrant to have an estimated market value of $600,000 at the acquisition date which was recorded as additional paid-in capital and a reduction of the outstanding principal of the senior subordinated note payable. The Company recorded accretion of the debt discount of $75,000 and $59,000 for the years ended December 31, 1995 and 1996, respectively. As discussed further in note 6, the Company prepaid the senior subordinated debt holder in connection with the October 1996 amendment and extension of the Company's senior credit facility. The remaining unamortized debt discount of $450,000 was included as an extraordinary loss on the consolidated statement of operations for the year ended December 31, 1996. The senior subordinated warrant holder could require the Company to purchase the stock warrants beginning in October 2002. The put amount was defined in the warrant agreement with the senior subordinated lender. At December 31, 1996, the accompanying consolidated financial statements include an accrual for $174,000 related to the put feature of the warrants granted to the senior subordinated lender. These warrants were exercised and the put retired on June 30, 1997.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  During 1994, a warrant was also issued to a stockholder for 3,115 shares of common stock with a nominal exercise price. Due to certain restrictions as to the exercisability of this warrant, it was determined to have a value of $75,000. This amount is reduced against the principal amount of the subordinated note payable to stockholder. The Company recorded accretion of the debt discount of $12,000 for each of the years ended December 31, 1995 and 1996. This warrant was exercised in 1997 in connection with the retirement of the subordinated note payable to stockholder.

  In June 1997, the Company completed a private placement offering of 36,049 shares of common stock with Clear Channel Communications, Inc. whereby the Company raised proceeds of $23 million, net of issuance costs of approximately $2 million.

(10)STOCK OPTION PLAN

  In 1995, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 9,231 shares of common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms and vest and become fully exercisable after a range of 3 to 4 years from the date of grant.

  At December 31, 1997, there were 2,731 additional shares available for grant under the Plan. The per share weighted-average value of stock options granted during 1995, 1996, and 1997 was $37, $192, and $233, respectively, on the date of grant, using the Black Scholes model with the following assumptions: risk-free interest rate of 5.71% for the 1995 options, 6.58% for the 1996 options, and 6.50% for the 1997 options, expected life of 8 years, expected volatility of 0%, and an expected dividend yield of 0%.

  The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below (in thousands):

                                                               1995   1996  1997
                                                               -----  ----  ----
   Net income (loss)
   As reported................................................ $(572) $ 47  $377
   Pro forma..................................................  (579) (231)   73

  At December 31, 1996, the range of exercise prices and weighted average remaining contractual life of outstanding options was $100-$475, and 3.7 years, respectively. At December 31, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $100-- $475, and 7 years, respectively. Stock option activity during the periods indicated is as follows:

                                                                WEIGHTED AVERAGE
                                               NUMBER OF SHARES  EXERCISE PRICE
                                               ---------------- ----------------
   Balance at December 31, 1994                        --             $--
    Granted...................................      1,100              100
                                                    -----             ----
   Balance at December 31, 1995...............      1,100              100
    Granted...................................      4,600              475
    Forfeited.................................       (500)             100
                                                    -----             ----
   Balance at December 31, 1996...............      5,200              432
    Granted...................................      1,300              475
    Forfeited.................................         --              --
                                                    -----             ----
   Balance at December 31, 1997...............      6,500             $440
                                                    =====             ====

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  At December 31, 1996 and 1997, the number of options exercisable was 116 and 1,805, respectively, and the weighted-average exercise price of these options was $100 and $392 per share respectively.

(11)RELATED PARTY TRANSACTIONS AND COMMITMENTS

 LEASES

  In the ordinary course of business the Company leases land and buildings under long-term (ranging from one to ten years) operating leases. Total rent expense relating to land and building leases was approximately $459,000, $665,000 and $1,285,000 for the years ending December 31, 1995, 1996 and 1997, respectively.

Minimum future lease payments for the years ending December 31, are as follows (in thousands):

   1998................................................................ $ 1,517
   1999................................................................   1,363
   2000................................................................   1,223
   2001................................................................   1,271
   2002................................................................     829
   Thereafter..........................................................   4,237
                                                                        -------
     Total minimum lease payments...................................... $10,440
                                                                        =======

 RELATED PARTY TRANSACTIONS

  The Company has entered into consulting agreements with three shareholders. The total management payments under these agreements was $300,000 for each of the years ended December 31, 1996 and 1997, respectively, and future minimum payments required by these management agreements are $300,000 and $262,500 for the years ended December 31, 1998 and 1999, respectively.

  The Company was subject to a management agreement, which was terminated during 1997, with a private investment firm which is a significant shareholder of the Company. The Company paid $127,000 and $342,725 to this investment firm during the years ended December 31, 1996 and 1997, respectively. The Company's president and chairman, as well as another director are the principal executive officers in the private investment firm.

  The Company leases land for certain of its tower sites from an entity owned by a shareholder. During the years ended December 31, 1996 and 1997, rental expense relating to these land leases totaled $35,000 and $63,000, respectively. Additionally, prior to 1997, the Company leased its office facility from the same entity. Annual expense for the office facility approximated $48,000 per year. The same shareholder is President of a tower fabrication and construction company. The Company has acquired the majority of its new towers from this entity, and during the years ended 1996 and 1997, the Company made payments of $1,710,000 and $3,057,000 respectively, to this entity.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

(12)SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES

  The Company had the following noncash financing and investing activities (in thousands):

                                                              1995  1996  1997
                                                             ------ ----- -----
   Notes payable issued for tower acquisitions.............  $8,164 2,361   --
   Common stock issued for acquisitions....................     --  4,127 1,000
   Reduction of note payable in connection with disposal of
    towers.................................................     --    --    700
   Put accrual written-off.................................     --    --    174
   Notes payable issued for noncompete agreements..........     160   --    --
   Accrued acquisition costs...............................     150   --    --
   Accrued debt refinancing costs..........................     100    --   --

(13)MERGER AGREEMENT

  In December 1997, the Company entered into a Merger Agreement with American Tower Systems Corporation (ATS) which, subject to certain conditions, will result in the merger of the Company into ATS. The merger is scheduled to be completed during the first half of 1998.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
OPM-USA-INC.
Sarasota, Florida

  We have audited the accompanying balance sheets of OPM-USA-INC. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 2, 1998

                                  OPM-USA-INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                          1997         1996
                                                       -----------  ----------
ASSETS
CURRENT ASSETS:
  Cash................................................ $   790,267  $   28,673
  Accounts receivable.................................     349,628         --
  Prepaid expenses and other current assets...........     268,236      60,830
                                                       -----------  ----------
    Total current assets..............................   1,408,131      89,503
PROPERTY AND EQUIPMENT, Net...........................  15,333,257   2,694,349
OTHER ASSETS..........................................      93,776      91,049
                                                       -----------  ----------
TOTAL................................................. $16,835,164  $2,874,901
                                                       ===========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
  Accounts payable.................................... $ 2,104,929  $  708,003
  Accrued compensation................................     177,210         --
  Accrued expenses....................................     189,233       2,384
  Deferred revenue....................................     804,705      18,932
  Current maturities of long-term debt................       1,744       1,587
                                                       -----------  ----------
    Total current liabilities.........................   3,277,821     730,906
                                                       -----------  ----------
LONG-TERM DEBT........................................  16,333,310   1,600,853
                                                       -----------  ----------
COMMITMENTS AND CONTINGENCIES.........................         --          --
                                                       -----------  ----------
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common stock: $1.00 par value; 100 shares
   authorized; 100 shares issued and outstanding
   (including treasury shares)........................         100         100
  Additional paid-in capital..........................     999,956     999,956
  Accumulated deficit.................................  (2,276,023)   (456,914)
  Treasury stock, at cost, 10 shares at December 31,
   1997...............................................  (1,500,000)        --
                                                       -----------  ----------
    Total stockholders' equity (deficiency)...........  (2,775,967)    543,142
                                                       -----------  ----------
TOTAL................................................. $16,835,164  $2,874,901
                                                       ===========  ==========


                       See notes to financial statements.

                                  OPM-USA-INC.

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                           1997        1996
                                                        -----------  ---------
REVENUES--Tower revenue................................ $   863,258  $  60,402
EXPENSES:
  Operating expenses, excluding depreciation and amor-
   tization............................................   1,145,699    280,868
  Depreciation and amortization........................     428,499     43,230
  General and administrative expenses..................     488,496    138,967
                                                        -----------  ---------
OPERATING LOSS.........................................  (1,199,436)  (402,663)
                                                        -----------  ---------
OTHER INCOME (EXPENSE):
  Interest expense.....................................    (635,956)   (17,625)
  Other income.........................................      16,283      7,621
                                                        -----------  ---------
    Total other expense................................    (619,673)   (10,004)
                                                        -----------  ---------
NET LOSS............................................... $(1,819,109) $(412,667)
                                                        ===========  =========



                       See notes to financial statements.

                                  OPM-USA-INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                ADDITIONAL
                         COMMON  PAID-IN   ACCUMULATED   TREASURY
                         STOCK   CAPITAL     DEFICIT       STOCK        TOTAL
                         ------ ---------- -----------  -----------  -----------
BALANCE, JANUARY 1,
 1996...................  $100   $  3,281  $   (44,247) $       --   $   (40,866)
  Net loss..............   --         --      (412,667)         --      (412,667)
  Contributed capital...   --     996,675          --           --       996,675
                          ----   --------  -----------  -----------  -----------
BALANCE, DECEMBER 31,
 1996...................   100    999,956     (456,914)         --       543,142
  Net loss..............   --         --    (1,819,109)         --    (1,819,109)
  Acquisition of trea-
   sury stock...........   --         --           --    (1,500,000)  (1,500,000)
                          ----   --------  -----------  -----------  -----------
BALANCE, DECEMBER 31,
 1997...................  $100   $999,956  $(2,276,023) $(1,500,000) $(2,775,967)
                          ====   ========  ===========  ===========  ===========



                       See notes to financial statements.

                                  OPM-USA-INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                         1997         1996
                                                     ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss........................................... $ (1,819,109) $  (412,667)
 Adjustments to reconcile net loss to net cash pro-
  vided by operating activities:
  Depreciation and amortization.....................      428,499       43,230
  Interest expense added to loan principal..........        2,400          900
  Changes in operating assets and liabilities:
    Prepaid expenses and other current assets.......     (207,406)     (60,830)
    Accounts receivable.............................     (349,628)         --
    Loan origination costs..........................      (35,000)     (88,167)
    Accounts payable and accrued expenses...........    1,760,985      655,049
    Deferred revenue................................      785,773       18,932
                                                     ------------  -----------
  Net cash provided by operating activities.........      566,514      156,447
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES--
 Purchase of property and equipment.................  (13,034,977)  (2,736,879)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital contributions..............................          --       996,675
 Purchase of treasury stock.........................   (1,500,000)         --
 Proceeds from long-term debt.......................   14,731,638    1,602,556
 Repayment of long-term debt........................       (1,581)        (126)
                                                     ------------  -----------
 Net cash provided by financing activities..........   13,230,057    2,599,105
                                                     ------------  -----------
INCREASE IN CASH....................................      761,594       18,673
CASH, BEGINNING OF YEAR.............................       28,673       10,000
                                                     ------------  -----------
CASH, END OF YEAR................................... $    790,267  $    28,673
                                                     ============  ===========


                       See notes to financial statements.

                                 OPM-USA-INC.

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--OPM-USA-INC. (the "Company") develops and manages telecommunication antenna site facilities in the Southeastern United States.

  Sale of Company--In September 1997, the Company's stockholders entered into an agreement to sell their common stock to American Tower Systems, Inc. ("ATSI") for a maximum purchase price of $105,000,000. The purchase price is contingent upon the actual number of towers to be built on sites identified by OPM and the cash flows generated from those towers. Approximately $21,300,000 was paid at closing. The sale closed on January 8, 1998. ATSI also agreed to provide financing on identified sites which are in various stages of receiving site permits to enable an additional 190 towers to be constructed. The aggregate amount of this financing is limited to $37,000,000, of which $5,784,156 was outstanding at December 31, 1997.

  Concentration of Credit Risk--The Company performs ongoing credit evaluation of its customers' financial condition. As of December 31, 1997, there are three customers which individually comprise approximately 47%, 17% and 16% of the Company's total revenue.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment--Property and equipment is stated at cost, less accumulated depreciation. Repairs and maintenance are charged to expense in the year incurred. Depreciation for financial statement purposes is computed using the straight-line method over the estimated useful lives of the assets. Telecommunication towers and antenna site equipment are depreciated over a period of 15 years, and office furniture, equipment, and automobiles are depreciated over the useful lives of the assets ranging from 5 to 7 years.

  Construction in Progress--The Company's tower construction expenditures are recorded as construction in progress until the assets are placed in service. The Company capitalizes subcontractor employee labor and overhead costs incurred in connection with the construction of towers. As assets are placed in service, they are transferred to the appropriate property and equipment category and depreciation commences.

  Other Assets--Other assets consist principally of deferred financing costs which are being amortized over a three-year period. Accumulated amortization aggregated $35,500 and $3,200 at December 31, 1997 and 1996, respectively.

  Long-Lived Assets--The Company records impairment losses on long-lived assets if events and circumstances indicate that the assets might be impaired. Recoverability of long-lived assets is determined by periodically comparing the forecasted, undiscounted net cash flows of the operations to which the assets relate to the carrying amount. Through December 31, 1997, no impairments requiring adjustments have occurred.

  Revenue Recognition and Deferred Revenue--Tower revenues are recognized as earned. Deferred revenue is recorded when tower rents are paid in advance of performance.

  Income Taxes--The Company is an S corporation for federal and state income tax purposes. The stockholders report any income or loss of the Company directly on their personal tax returns.

                                 OPM-USA-INC.

                    YEARS ENDED DECEMBER 31, 1997 AND 1996


2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at December 31:

                                                         1997         1996
                                                      -----------  ----------
   Land.............................................. $   575,102  $  110,000
   Telecommunication towers and antenna site equip-
    ment.............................................  11,525,984   1,559,302
   Office furniture, equipment and automobiles.......     326,439     109,893
   Construction in progress..........................   3,342,056     955,243
                                                      -----------  ----------
     Total...........................................  15,769,581   2,734,438
   Less accumulated depreciation.....................    (436,324)    (40,089)
                                                      -----------  ----------
   Property and equipment, net....................... $15,333,257  $2,694,349
                                                      ===========  ==========

3. COMMITMENTS AND CONTINGENCIES

  Lease Obligations--The Company leases office and antenna site facilities under various operating lease agreements expiring through the year 2016. The Company is committed to minimum rental payments under leases (exclusive of real estate taxes, maintenance and other related charges) at December 31, 1997, as follows:

   YEARS ENDING DECEMBER 31:
   -------------------------
   1998.......................................................... $   715,623
   1999..........................................................     737,092
   2000..........................................................     759,205
   2001..........................................................     781,981
   2002..........................................................     805,440
   Thereafter....................................................  14,176,317
                                                                  -----------
   Total......................................................... $17,975,658
                                                                  ===========

  Rent expense charged to operations for the years ended December 31, 1997 and 1996 amounted to $277,600 and $43,500, respectively.

  Contract Obligations--The Company has contract obligations for the erection of tower sites of $4,531,000 at December 31, 1997.

  Litigation--The Company periodically becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of management, there are no matters currently pending which would, in the event of adverse outcome, have a material impact on the Company's financial position, the results of operations or liquidity.

4. CUSTOMER LEASES

  The Company leases space on its tower properties to customers for set periods of time. Long-term leases typically contain provisions for renewals and specified rent increases over the lease terms. The Company has minimum lease commitments from its customers under these leases at December 31, 1997, as follows:

                                  OPM-USA-INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

   YEARS ENDING DECEMBER 31:
   -------------------------
   1998.......................................................... $ 1,375,980
   1999..........................................................   1,384,847
   2000..........................................................   1,394,065
   2001..........................................................   1,403,636
   2002..........................................................   1,582,977
   Thereafter....................................................  10,171,488
                                                                  -----------
                                                                  $17,312,993
                                                                  ===========

5. RELATED-PARTY TRANSACTIONS

  The Corporation has engaged with Atlantic Tower Construction, Inc. ("ATC"), a corporation 100% owned by the Company's existing stockholder, to construct certain telecommunication antenna site facilities. Payments to ATC aggregated $922,700 and $617,000 for the years ended December 31, 1997 and 1996, respectively.

  In January 1998, the Company's stockholder paid bonuses aggregating $600,000 to certain employees of the Company in connection with the sale of the Company. Such amounts will be expensed by the Company in 1998.

6. LONG-TERM DEBT

                                                         1997         1996
                                                      -----------  ----------
   Unsecured loan payable to stockholder, Owen P.
    Mills, in the original amount of $937,786, with
    no repayment terms, including interest at the
    rate of 8% per annum............................. $ 1,144,249  $  972,110
   Secured loan payable to Suntrust Bank in the
    original amount of $575,000. Suntrust Bank has
    made available a nonrevolving credit facility in
    an amount not to exceed $10,000,000 for sites and
    fully constructed antenna towers located thereon.
    The loan matures in three years, at which time
    the principal balance and accrued interest are
    payable in full. The rate of interest accrues on
    the outstanding principal balance of the loan
    based on a floating rate equal to 3% above the
    LIBOR rates......................................   9,350,500     575,000
   Secured loan payable to ATSI for financing con-
    struction of antenna towers and sites, including
    interest at a rate of 11.5% per annum............   5,784,156         --
   Unsecured mortgage loan payable to
    Goodwin/Woodhouse in the original amount of
    $25,000; interest payable at the rate of 9.5% per
    annum, due November 30, 2006.....................      23,293      24,874
   Secured loan payable to Huntington Bank in the
    original amount of $30,000, interest accrued at
    the rate of 8% per annum, principal and interest
    due March 31, 2013...............................      32,856      30,456
                                                      -----------  ----------
   Total.............................................  16,335,054   1,602,440
   Less current maturities...........................      (1,744)     (1,587)
                                                      -----------  ----------
   Long-term debt--net............................... $16,333,310  $1,600,853
                                                      ===========  ==========

  In connection with the sale of the Company, the loans to the stockholder, Suntrust Bank and ATS were paid in full (see Note 1).

                                  * * * * * *

--------------------------------------------------------------------------------

  PROSPECTIVE INVESTORS MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPEC-TUS. NEITHER AMERICAN TOWER SYSTEMS CORPORATION, THE SELLING STOCKHOLDERS NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH IN-FORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

  NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE CLASS A COMMON STOCK OR POSSESSION OR DISTRIBU-TION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSES-SION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE IN THAT JURISDICTION.

                                  -----------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary.......................................................    3
Risk Factors.............................................................   13
Use of Proceeds..........................................................   19
Market Prices and Dividend Policy........................................   19
Capitalization...........................................................   20
Dilution.................................................................   22
Unaudited Pro Forma Condensed Consolidated Financial Statements of Ameri-
 can Tower Systems.......................................................   23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   31
Industry Overview........................................................   39
Business.................................................................   42
Management...............................................................   55
Principal and Selling Stockholders.......................................   61
Relationship between ATS and ARS.........................................   64
Indebtedness of American Tower Systems...................................   69
Description of Capital Stock.............................................   71
Shares Eligible for Future Sale..........................................   74
Underwriting.............................................................   75
Notice to Canadian Residents.............................................   76
Validity of the Shares...................................................   77
Experts..................................................................   77
Available Information....................................................   78
Index to Financial Statements............................................  F-1
Financial Statements.....................................................  F-3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO
                                 American Tower

                                   Shares of
                              Class A Common Stock
                                ($.01 par value)


                                   PROSPECTUS


                           CREDIT SUISSE FIRST BOSTON
                                 BT ALEX. BROWN
                                LEHMAN BROTHERS
                           MORGAN STANLEY DEAN WITTER
                            BEAR, STEARNS & CO. INC.
                              MERRILL LYNCH & CO.
                              SALOMON SMITH BARNEY


--------------------------------------------------------------------------------

                      AMERICAN TOWER SYSTEMS CORPORATION
                      REGISTRATION STATEMENT ON FORM S-1

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       Securities and Exchange Commission fee....................... $  142,641
       New York Stock Exchange annual fee...........................
       New York Stock Exchange listing fee..........................     60,000
       NASD Review fee..............................................     30,500
       Printing and engraving fees..................................    600,000
       Accountants' fees and expenses...............................    300,000
       Legal fees and expenses......................................    300,000
       Miscellaneous................................................    243,917
                                                                     ----------
       Total........................................................ $1,691,500
                                                                     ==========

  The foregoing, except for the Securities and Exchange Commission, NYSE and NASD fees, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ATS may and, in certain cases, must be indemnified by ATS against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ATS and, in a non-derivative action, which involves a criminal proceeding, in which such person had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to ATS, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

  Article XII of ATS's By-Laws provides that ATS shall indemnify each person who is or was an officer or director of ATS to the fullest extent permitted by
Section 145 of the DGCL.

  Article Sixth of the ATS's Restated Certificate states than no director of ATS shall be personally liable to ATS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to ATS or its stockholders, (ii) acts or omissions non in good faith or which involve intentional misconduct or knowing violation of law, (iii) liability under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases, or (iv) any transaction from which the director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES. [UPDATE FOR PIK]

  Pursuant to that certain American Tower Systems Corporation Stock Purchase Agreement, dated as of January 8, 1998, by and among ATS and the Purchasers thereto, ATS consummated an equity financing involving the issuance of an aggregate of 1,350,050 shares of Class A Common Stock, 4,649,950 shares of Class B Common Stock and 2,000,000 shares of Class C Common Stock at $10.00 per share in exchange for an aggregate of $49.4 million of notes secured by common stock of American Radio Systems Corporation having a market value of not less than 175% of the principal amount and accrued and unpaid interest on such notes.

  Pursuant to that certain Agreement and Plan of Merger, dated as of November 21, 1997, as amended, by and among ATS, American Tower Systems, Inc., a Delaware corporation ("ATSI"), Gearon & Co., Inc., a Georgia corporation ("Gearon") and J. Michael Gearon, Jr., pursuant to which ATSI was merged with and into Gearon, with ATSI as the surviving corporation, and ATS issued an aggregate of 5,333,333 shares of Class A Common Stock and paid approximately $32.0 million in cash for an aggregate agreed upon consideration of approximately $80.0 million.

  All of the shares referred to in the foregoing paragraphs were issued by ATS in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). Each holder represented that it was acquiring its shares for investment purposes and not with a view to distribution within the meaning of the Securities Act. The stock certificates issued to all such holders bore restrictive legends. No commission or other remuneration will be paid or given by ATS directly or indirectly in connection with any of the foregoing transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  Listed below are the exhibit which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by a (*) is incorporated by reference to ATS's Registration Statement on Form S-4 (File No. 333-46025) filed on February 10, 1998. Exhibit numbers in parenthesis refer to the exhibit number in the Registration Statement on Form S-4.

 EXHIBIT NO.     DESCRIPTION OF DOCUMENT              EXHIBIT FILE NO.
 ----------- ------------------------------   ---------------------------------
   1.1       Form of Underwriting Agreement
             By and Among the Company and
             the Representatives of the
             Underwriters, dated   , 1998..   To be filed by Amendment
   2.1       Agreement and Plan of Merger,
             dated as of November 21, 1997,
             by and among American Tower
             Systems Corporation ("ATS"),
             American Tower Systems, Inc.,
             a Delaware corporation
             ("ATSI"), Gearon & Co., Inc.,
             a Georgia corporation
             ("Gearon") and J. Michael
             Gearon, Jr. (the "Gearon
             Stockholder"). (Schedules and
             Exhibits omitted).............   (*2.1)
   2.2       Amendment No. 1 to Agreement
             and Plan of Merger, dated as
             of January 22, 1998, among
             ATS, American Tower Systems
             (Delaware), Inc., a Delaware
             corporation (formerly known as
             American Tower Systems, Inc.),
             Gearon and the Gearon
             Stockholder...................   (*2.2)
   2.3       Agreement and Plan of Merger,
             dated as of December 12, 1997,
             by and among ATS and American
             Tower Corporation, a Delaware
             corporation. (Schedules and
             Exhibits omitted).............   (*2.3)
 3(i).1      Restated Certificate of
             Incorporation of ATS, as filed
             with the Secretary of State of
             the State of Delaware on
             November 20, 1997.............   (*3(i).1)
 3(ii).2     By-Laws of ATS................   (*3(i).2)
 3(ii).3     Certificate of Amendment to
             Restated Certificate of
             Incorporation of ATS, as filed
             with the Secretary of State of
             the State of Delaware on April
             28, 1998......................   Filed herewith as Exhibit 3(ii).3
 3(ii).4     Certificates of Designation
             relating to Interim Preferred
             and Exchange Preferred Stock..   To be filed by Amendment
    5        Form of Opinion of Sullivan &
             Worcester LLP.................   Filed herewith as Exhibit 5
  10.1       Loan Agreement, dated as of
             November 22, 1996, by and
             among ATS, Toronto Dominion
             (Texas), Inc., as
             Administrative Agent, and the
             other Banks parties thereto...   (*10.1)
  10.2       Amended and Restated Loan
             Agreement, dated as of October
             15, 1997, by and among ATSI,
             Toronto Dominion (Texas),
             Inc., as Administrative Agent
             and the Banks parties thereto.
             (Schedules and Exhibits
             omitted)......................   (*10.2)

                                                                      EXHIBIT
 EXHIBIT NO.                 DESCRIPTION OF DOCUMENT                  FILE NO.
 ----------- ------------------------------------------------------   --------
 10.3        First Amendment to Amended and Restated Loan
             Agreement,
             dated as of December 31, 1997, by and among ATSI,
             Toronto Dominion (Texas), Inc., as Administrative
             Agent and the Banks parties thereto ..................   (*10.3)
 10.4        Assumption Agreement, dated as of January  , 1998, by
             and among ATS, ATSI, American Tower Systems, L.P., a
             Delaware limited partnership, Toronto Dominion
             (Texas), Inc., as Administrative Agent and the Banks
             parties thereto.......................................   (*10.4)
 10.5        Asset Purchase Agreement, dated as of February 5,
             1997, by and between ATSI and Meridian Radio Sites, a
             California general partnership ("Meridian Radio").
             (Schedules and Exhibits omitted)......................   (*10.5)
 10.6        First Amendment to Asset Purchase Agreement, dated as
             of February 10, 1997, by and between ATSI and Meridian
             Radio.................................................   (*10.6)
 10.7        Second Amendment to Asset Purchase Agreement, dated as
             of June 24, 1997, by and between ATSI and Meridian
             Radio.................................................   (*10.7)
 10.8        Asset Purchase Agreement, dated as of February 5,
             1997, by and between ATSI and Meridian Sales and
             Services Company, a California corporation ("Meridian
             Sales"). (Schedules and Exhibits omitted).............   (*10.8)
 10.9        First Amendment to Asset Purchase Agreement, dated as
             of February 10, 1997, by and between ATSI and Meridian
             Sales.................................................   (*10.9)
 10.10       Second Amendment to Asset Purchase Agreement, dated as
             of June 24, 1997, by and between ATSI and Meridian
             Sales.................................................   (*10.10)
 10.11       Asset Purchase Agreement, dated as of February 5,
             1997, by and between ATSI and Meridian Communications
             North, a California general partnership ("Meridian
             North"). (Schedules and Exhibits omitted).............   (*10.11)
 10.12       First Amendment to Asset Purchase Agreement, dated as
             of February 10, 1997, by and between ATSI and Meridian
             North.................................................   (*10.12)
 10.13       Second Amendment to Asset Purchase Agreement, dated as
             of June 24, 1997, by and between ATSI and Meridian
             North.................................................   (*10.13)
 10.14       Asset Purchase Agreement, dated as of May 13, 1997, by
             and between ATSI and Towers L.L.C., a South Carolina
             limited liability company. (Schedules and Exhibits
             omitted, except for Employment Agreement).............   (*10.14)
 10.15       Asset Purchase Agreement, dated as of May 21, 1997, by
             and between ATSI and B & E Associates, Inc., a
             Massachusetts corporation. (Schedules and Exhibits
             omitted)..............................................   (*10.15)
 10.16       Asset Purchase Agreement, dated as of May 21, 1997, by
             and between ATSI and DB Consultants, Inc., a Texas
             corporation. (Schedules and Exhibits omitted).........   (*10.16)
 10.17       Asset Purchase Agreement, dated as of May 27, 1997, by
             and between ATSI and Communication Systems
             Development, Inc., a California corporation.
             (Schedules and Exhibits omitted)......................   (*10.17)
 10.18       Agreement of Limited Liability Company of
             Communication Systems Development, LLC, dated May 30,
             1997, by and among ATSI and Communications Development
             Corporation, Inc., a California corporation...........   (*10.18)

 EXHIBIT NO.         DESCRIPTION OF DOCUMENT              EXHIBIT FILE NO.
 ----------- --------------------------------------   ------------------------
 10.19       Asset Purchase Agreement, dated as of
             June 25, 1997, by and between ATSI and
             Fernand E. Phaneuf, Jr. and Lorraine
             Phaneuf, being all of the shareholders
             of Tower Sites, Inc., d/b/a Tower
             Sites, Inc. a Connecticut corporation.
             (Schedules and Exhibits omitted)......   (*10.19)
 10.20       Asset Purchase Agreement, dated as of
             July 8, 1997, by and between ATSI and
             Diablo Communications, Inc., a
             California corporation. (Schedules and
             Exhibits omitted).....................   (*10.20)
 10.21       Asset Purchase Agreement, dated as of
             July 8, 1997, by and between ATSI and
             Diablo Communications of Southern
             California, Inc., a California
             corporation. (Schedules and Exhibits
             omitted)..............................   (*10.21)
 10.22       Asset Purchase Agreement, dated as of
             July 8, 1997, by and between ATS and
             Suburban Cable T.V. Co................   (*10.22)
 10.23       Asset Purchase Agreement, dated as of
             July 31, 1997, by and between ATSI and
             John C. Santangelo and Gerald Harkins,
             being all of the shareholders of
             Southeast Communications, Inc., and
             Southeast Communications, Inc., a
             Massachusetts corporation. (Schedules
             and Exhibits omitted).................   (*10.23)
 10.24       Stock Purchase Agreement, date as of
             September 30, 1997, by and between
             ATSI, OPM-USA-INC., a Florida
             corporation ("OPM"), and the
             Stockholders of OPM. (Schedules and
             Exhibits omitted).....................   (*10.24)
 10.25       Asset Purchase Agreement, dated as of
             October 4, 1997, by and between ATSI
             and Tucson Communications Company,
             L.P., a California limited
             partnership. (Schedules and Exhibits
             omitted)..............................   (*10.25)
 10.26       American Tower Systems Corporation
             1997 Stock Option Plan, dated as of
             November 5, 1997, as amended and
             restated..............................   (*10.26)
 10.27       American Tower Systems Corporation
             Stock Purchase Agreement, dated as of
             January 8, 1998, by and among ATS and
             the Purchasers........................   (*10.27)
 10.28       Employment Agreement, dated as of
             January 22, 1988, by and between ATSI
             and J. Michael Gearon, Jr.............   (*10.28)
 10.29       Asset Purchase Agreement, dated as of
             January 23, 1988, by and among ATSI,
             Midcontinent Media, Inc., a South
             Dakota corporation ("Midcontinent"),
             Midcontinent Teleport Co., a South
             Dakota corporation and a wholly-owned
             subsidiary of Midcontient ("MTC"), Wit
             Communications, Inc., a Delaware
             corporation and a wholly-owned
             subsidiary of MTC, and Washington
             International Teleport, Inc., a
             Delaware corporation and a wholly-
             owned subsidiary of Wit...............   (*10.29)
 10.30       ARS-ATS Separation Agreement, dated as
             of May  , 1998 by and among American
             Radio Systems Corporation, a Delaware
             Corporation ("ARS"), ATS, and CBS
             Corporation (formerly Westinghouse
             Electric Corporation), a Pennsylvania
             corporation ("CBS")...................   To be filed by Amendment
 10.31       Interim Financing Agreement, dated as
             of   , 1998, by and among ATS and
             ......................................   To be filed by Amendment
 10.32       Commitment Letter, dated   , 1998,
             with respect to Interim Financing from
                  .................................   To be filed by Amendment

 EXHIBIT NO.    DESCRIPTION OF DOCUMENT              EXHIBIT FILE NO.
 ----------- ----------------------------   ----------------------------------
  21         Subsidiaries of ATS.........   (*21)
 23.0        Consents of Sullivan &         Contained in the opinion of
             Worcester LLP...............   Sullivan & Worcester LLP filed
                                            herewith as part of Exhibit 5
 23.1        Independent Auditor's
             Consents--Deloitte & Touche
             LLP.........................   Filed herewith as Exhibit 23.1
 23.2        Consent of Pressman Ciocca
             Smith LLP...................   Filed herewith as Exhibit 23.2
 23.3        Consent of Rooney, Ida, Nolt
             & Ahern.....................   Filed herewith as Exhibit 23.3
 23.4        Consent of Ernst & Young
             LLP.........................   Filed herewith as Exhibit 23.4
 23.5        Consent of KPMG Peat Marwick
             LLP.........................   Filed herewith as Exhibit 23.5
 23.6        Consent of Fred R. Lummis...   Filed herewith as Exhibit 23.6
 23.7        Consent of Randall Mays.....   Filed herewith as Exhibit 23.7
  24         Power of Attorney...........   Filed herewith as page II-7 of the
                                            Registration Statement
  27         Financial Data Schedule.....   Exhibit 27*

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 12th day of May, 1998.

                                       AMERICAN TOWER SYSTEMS CORPORATION

                                                 /s/ Steven B. Dodge
                                       By: ___________________________________
                                                   STEVEN B. DODGE
                                               CHAIRMAN OF THE BOARD,
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 relating to Class A Common Stock ("this Registration Statement") has been signed by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and directors of American Tower Systems Corporation, hereby severally constitute and appoint Steven B. Dodge, Joseph L. Winn, Michael B. Milsom, Justin Benincasa and Norman A. Bikales, and each of them, to sign for him, and in his name in the capacity indicated below, this Registration Statement for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments thereto, and any other Registration Statement filed by American Tower Systems Corporation pursuant to Rule 462(b) which registers additional amounts of such securities for the offering contemplated by this Registration Statement (a "462(b) Registration Statement") hereby ratifying and confirming our signatures as they may be signed by our attorneys to this Registration Statement, any 462(b) Registration Statement and any and all amendments to either thereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE

       /s/ Steven B. Dodge         Chairman, President,          May 12, 1998
---------------------------------   Chief Executive Officer
         STEVEN B. DODGE            and Director

       /s/ Joseph L. Winn          Chief Financial Officer       May 12, 1998
---------------------------------   and Director
         JOSEPH L. WINN

     /s/ Justin D. Benincasa       Vice President                May 12, 1998
---------------------------------   andCorporate Controller
       JUSTIN D. BENINCASA

         /s/ Alan L. Box           Chief Operating Officer       May 12, 1998
---------------------------------   and Director
           ALAN L. BOX

                                   Director                      May 12, 1998
---------------------------------
        ARNOLD L. CHAVKIN

   /s/ J. Michael Gearon, Jr.      Executive Vice President      May 12, 1998
---------------------------------   and Director
     J. MICHAEL GEARON, JR.

      /s/ Thomas H. Stoner         Director                      May 12, 1998
---------------------------------
        THOMAS H. STONER

                                                                    SCHEDULE I

                      AMERICAN TOWER SYSTEMS CORPORATION
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           CONDENSED BALANCE SHEETS

                          DECEMBER 31, 1997 AND 1996

                                                         1997         1996
                                                     ------------  -----------
ASSETS
Investments in and advances to subsidiaries......... $154,187,760  $30,536,512
Deferred income taxes...............................       62,560          --
                                                     ------------  -----------
      Total......................................... $154,250,320  $30,536,512
                                                     ============  ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
Deferred income taxes............................... $    417,628  $   279,218
Minority interest in subsidiaries...................      625,652      528,928
Commitments and Contingencies.......................          --           --
Stockholder's Equity (Note Below):
  Preferred Stock; $0.01 par value; 20,000,000
   shares authorized; no shares issued or outstand-
   ing..............................................
  Common Stock, $.01 par value, 10,000,000 shares
   authorized, 3,000 shares issued and outstanding
   in 1996..........................................          --            30
  Class A Common Stock; $.01 par value; 200,000,000
   shares authorized; 29,667,883 shares issued and
   outstanding......................................      296,679          --
  Class B Common Stock; $.01 par value; 50,000,000
   shares authorized; 4,670,626 shares issued and
   outstanding......................................       46,706          --
  Class C Common Stock; $.01 par value; 10,000,000
   shares authorized; 1,295,518 shares issued and
   outstanding......................................       12,955          --
  Additional paid-in capital........................  155,710,741   30,318,420
  Accumulated deficit...............................   (2,860,041)    (590,084)
                                                     ------------  -----------
    Total stockholder's equity......................  153,207,040   29,728,366
                                                     ------------  -----------
      Total......................................... $154,250,320  $30,536,512
                                                     ============  ===========

Note: Please see page F-4, "Consolidated Statements of Stockholder's Equity," for activity occurring in the equity section of American Tower Systems Corporation (ATS).

Note: ATS is currently a wholly-owned subsidiary of American Radio Systems
      Corporation. In connection with a loan agreement maintained by the ATS' wholly owned subsidiary, American Tower Systems (Delaware), Inc. ATS has pledged its interest in such subsidiary.

                                                                     SCHEDULE I
                      AMERICAN TOWER SYSTEMS CORPORATION
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                      CONDENSED STATEMENTS OF OPERATIONS

            YEARS ENDED DECEMBER 31, 1997 AND 1996 AND PERIOD FROM
              JULY 17, 1995 (INCORPORATION) TO DECEMBER 31, 1995

                                                PERIOD ENDED DECEMBER 31,
                                             ---------------------------------
                                                1997        1996       1995
                                             -----------  ---------  ---------
Revenues.................................... $       --   $     --   $     --
Equity in net loss of subsidiaries..........  (2,269,957)  (479,673)  (110,411)
                                             -----------  ---------  ---------
Net Loss.................................... $(2,269,957) $(479,673) $(110,411)
                                             ===========  =========  =========

                      CONDENSED STATEMENTS OF CASH FLOWS

            YEARS ENDED DECEMBER 31, 1997 AND 1996 AND PERIOD FROM
              JULY 17, 1995 (INCORPORATION) TO DECEMBER 31, 1995

                                             PERIOD ENDED DECEMBER 31,
                                        -------------------------------------
                                            1997          1996        1995
                                        -------------  -----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss............................... $  (2,269,957) $  (479,673) $(110,411)
Adjustments to reconcile net loss to
 cash flows from operating activities:
  Equity in net losses of subsidiar-
   ies.................................     2,269,957      479,673    110,411
                                        -------------  -----------  ---------
  Cash flows from operating activi-
   ties................................           --           --         --
                                        -------------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash transfers to Parent...............   (16,650,000)  (4,866,226)  (179,426)
Investment by Parent...................   143,073,631    2,548,557    242,215
                                        -------------  -----------  ---------
  Cash flows from investing activi-
   ties................................   126,423,631   (2,317,669)    62,789
                                        -------------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash transfers from subsidiary.........    16,650,000    4,866,226    179,426
Investments in subsidiary..............  (143,073,631)  (2,548,557)  (242,215)
                                        -------------  -----------  ---------
  Cash flows from financing activi-
   ties................................  (126,423,631)   2,317,669    (62,789)
                                        -------------  -----------  ---------
CASH AND CASH EQUIVALENTS.............. $         --   $       --   $     --
                                        =============  ===========  =========

Note: As of December 31, 1997, ATS was a holding company whose only asset consists of the stock of its wholly owned subsidiary American Tower Systems (Delaware), Inc. (ATSI). As of such date, ATSI held all operating assets of the consolidated group. ATS' income or loss is limited to the income or loss of ATSI, after elimination of income or loss attributable to minority investors in subsidiaries and investments of ATSI.

                                                                     SCHEDULE II

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

       PERIOD FROM JULY 17, 1995 (INCORPORATION) TO DECEMBER 31, 1995 AND
                   THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                              COLUMN A   COLUMN B  COLUMN C  COLUMN D  COLUMN E
                             ---------- ---------- -------- ---------- --------
                                                                       BALANCE
                             BALANCE AT CHARGED TO CHARGED              AT END
                             BEGINNING  COSTS AND  TO OTHER               OF
        DESCRIPTION          OF PERIOD   EXPENSES  ACCOUNTS DEDUCTIONS  PERIOD
        -----------          ---------- ---------- -------- ---------- --------
Allowance for Doubtful Ac-
 counts:
  Period from July 17, 1995
   to December 31, 1995.....  $   --     $    --     $--     $   --    $    --
  Year Ended December 31,
   1996.....................  $   --     $ 47,044    $--     $   --    $ 47,044
  Year Ended December 31,
   1997.....................  $47,044    $124,350    $--     $46,310   $125,084

                                 EXHIBIT INDEX

  Listed below are the exhibit which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by a (*) is incorporated by reference to ATS's Registration Statement on Form S-4 (File No. 333-46025) filed on February 10, 1998. Exhibit numbers in parenthesis refer to the exhibit number in the Registration Statement on Form S-4.

 EXHIBIT NO.  DESCRIPTION OF DOCUMENT            EXHIBIT FILE NO.          PAGE
 ----------- -------------------------   --------------------------------- ----
   1.1       Form of Underwriting
             Agreement By and Among
             the Company and the
             Representatives of the
             Underwriters, dated
                   , 1998.............   To be filed by Amendment
   2.1       Agreement and Plan of
             Merger, dated as of
             November 21, 1997, by and
             among American Tower
             Systems Corporation
             ("ATS"), American Tower
             Systems, Inc., a Delaware
             corporation ("ATSI"),
             Gearon & Co., Inc., a
             Georgia corporation
             ("Gearon") and J. Michael
             Gearon, Jr. (the "Gearon
             Stockholder"). (Schedules
             and Exhibits omitted)....   (*2.1)
   2.2       Amendment No. 1 to
             Agreement and Plan of
             Merger, dated as of
             January 22, 1998, among
             ATS, American Tower
             Systems (Delaware), Inc.,
             a Delaware corporation
             (formerly known as
             American Tower Systems,
             Inc.), Gearon and the
             Gearon Stockholder.......   (*2.2)
   2.3       Agreement and Plan of
             Merger, dated as of
             December 12, 1997, by and
             among ATS and American
             Tower Corporation, a
             Delaware corporation.
             (Schedules and Exhibits
             omitted).................   (*2.3)
 3(i).1      Restated Certificate of
             Incorporation of ATS, as
             filed with the Secretary
             of State of the State of
             Delaware on November 20,
             1997.....................   (*3(i).1)
 3(ii).2     By-Laws of ATS...........   (*3(i).2)
 3(ii).3     Certificate of Amendment
             to Restated Certificate
             of Incorporation of ATS,
             as filed with the
             Secretary of State of the
             State of Delaware on
             April 28, 1998...........   Filed herewith as Exhibit 3(ii).3
 3(ii).4     Certificates of
             Designation relating to
             Interim Preferred and
             Exchange Preferred
             Stock....................   To be filed by Amendment
    5        Form of Opinion of
             Sullivan & Worcester
             LLP......................   Filed herewith as Exhibit 5
  10.1       Loan Agreement, dated as
             of November 22, 1996, by
             and among ATS, Toronto
             Dominion (Texas), Inc.,
             as Administrative Agent,
             and the other Banks
             parties thereto..........   (*10.1)
  10.2       Amended and Restated Loan
             Agreement, dated as of
             October 15, 1997, by and
             among ATSI, Toronto
             Dominion (Texas), Inc.,
             as Administrative Agent
             and the Banks parties
             thereto. (Schedules and
             Exhibits omitted)........   (*10.2)
  10.3       First Amendment to
             Amended and Restated Loan
             Agreement, dated as of
             December 31, 1997, by and
             among ATSI, Toronto
             Dominion (Texas), Inc.,
             as Administrative Agent
             and the Banks parties
             thereto .................   (*10.3)

                                                               EXHIBIT
 EXHIBIT NO.             DESCRIPTION OF DOCUMENT               FILE NO. PAGE
 ----------- -----------------------------------------------   -------- ----
 10.4        Assumption Agreement, dated as of January  ,
             1998, by and among ATS, ATSI, American Tower
             Systems, L.P., a Delaware limited partnership,
             Toronto Dominion (Texas), Inc., as
             Administrative Agent and the Banks parties
             thereto........................................   (*10.4)
 10.5        Asset Purchase Agreement, dated as of February
             5, 1997, by and between ATSI and Meridian Radio
             Sites, a California general partnership
             ("Meridian Radio"). (Schedules and Exhibits
             omitted).......................................   (*10.5)
 10.6        First Amendment to Asset Purchase Agreement,
             dated as of February 10, 1997, by and between
             ATSI and Meridian Radio........................   (*10.6)
 10.7        Second Amendment to Asset Purchase Agreement,
             dated as of June 24, 1997, by and between ATSI
             and Meridian Radio.............................   (*10.7)
 10.8        Asset Purchase Agreement, dated as of February
             5, 1997, by and between ATSI and Meridian Sales
             and Services Company, a California corporation
             ("Meridian Sales"). (Schedules and Exhibits
             omitted).......................................   (*10.8)
 10.9        First Amendment to Asset Purchase Agreement,
             dated as of February 10, 1997, by and between
             ATSI and Meridian Sales........................   (*10.9)
 10.10       Second Amendment to Asset Purchase Agreement,
             dated as of June 24, 1997, by and between ATSI
             and Meridian Sales.............................   (*10.10)
 10.11       Asset Purchase Agreement, dated as of February
             5, 1997, by and between ATSI and Meridian
             Communications North, a California general
             partnership ("Meridian North"). (Schedules and
             Exhibits omitted)..............................   (*10.11)
 10.12       First Amendment to Asset Purchase Agreement,
             dated as of February 10, 1997, by and between
             ATSI and Meridian North........................   (*10.12)
 10.13       Second Amendment to Asset Purchase Agreement,
             dated as of June 24, 1997, by and between ATSI
             and Meridian North.............................   (*10.13)
 10.14       Asset Purchase Agreement, dated as of May 13,
             1997, by and between ATSI and Towers L.L.C., a
             South Carolina limited liability company.
             (Schedules and Exhibits omitted, except for
             Employment Agreement)..........................   (*10.14)
 10.15       Asset Purchase Agreement, dated as of May 21,
             1997, by and between ATSI and B & E Associates,
             Inc., a Massachusetts corporation. (Schedules
             and Exhibits omitted)..........................   (*10.15)
 10.16       Asset Purchase Agreement, dated as of May 21,
             1997, by and between ATSI and DB Consultants,
             Inc., a Texas corporation. (Schedules and
             Exhibits omitted)..............................   (*10.16)

                                                               EXHIBIT
 EXHIBIT NO.             DESCRIPTION OF DOCUMENT               FILE NO. PAGE
 ----------- -----------------------------------------------   -------- ----
 10.17       Asset Purchase Agreement, dated as of May 27,
             1997, by and between ATSI and Communication
             Systems Development, Inc., a California
             corporation. (Schedules and Exhibits omitted)..   (*10.17)
 10.18       Agreement of Limited Liability Company of
             Communication Systems Development, LLC, dated
             May 30, 1997, by and among ATSI and
             Communications Development Corporation, Inc., a
             California corporation.........................   (*10.18)
 10.19       Asset Purchase Agreement, dated as of June 25,
             1997, by and between ATSI and Fernand E.
             Phaneuf, Jr. and Lorraine Phaneuf, being all of
             the shareholders of Tower Sites, Inc., d/b/a
             Tower Sites, Inc. a Connecticut corporation.
             (Schedules and Exhibits omitted)...............   (*10.19)
 10.20       Asset Purchase Agreement, dated as of July 8,
             1997, by and between ATSI and Diablo
             Communications, Inc., a California corporation.
             (Schedules and Exhibits omitted)...............   (*10.20)
 10.21       Asset Purchase Agreement, dated as of July 8,
             1997, by and between ATSI and Diablo
             Communications of Southern California, Inc., a
             California corporation. (Schedules and Exhibits
             omitted).......................................   (*10.21)
 10.22       Asset Purchase Agreement, dated as of July 8,
             1997, by and between ATS and Suburban Cable
             T.V. Co........................................   (*10.22)
 10.23       Asset Purchase Agreement, dated as of July 31,
             1997, by and between ATSI and John C.
             Santangelo and Gerald Harkins, being all of the
             shareholders of Southeast Communications, Inc.,
             and Southeast Communications, Inc., a
             Massachusetts corporation. (Schedules and
             Exhibits omitted)..............................   (*10.23)
 10.24       Stock Purchase Agreement, date as of September
             30, 1997, by and between ATSI, OPM-USA-INC., a
             Florida corporation ("OPM"), and the
             Stockholders of OPM. (Schedules and Exhibits
             omitted).......................................   (*10.24)
 10.25       Asset Purchase Agreement, dated as of October
             4, 1997, by and between ATSI and Tucson
             Communications Company, L.P., a California
             limited partnership. (Schedules and Exhibits
             omitted).......................................   (*10.25)
 10.26       American Tower Systems Corporation 1997 Stock
             Option Plan, dated as of November 5, 1997, as
             amended and restated...........................   (*10.26)
 10.27       American Tower Systems Corporation Stock
             Purchase Agreement, dated as of January 8,
             1998, by and among ATS and the Purchasers......   (*10.27)
 10.28       Employment Agreement, dated as of January 22,
             1988, by and between ATSI and J. Michael
             Gearon, Jr.....................................   (*10.28)

 EXHIBIT NO.  DESCRIPTION OF DOCUMENT            EXHIBIT FILE NO.          PAGE
 ----------- ------------------------   ---------------------------------- ----
 10.29       Asset Purchase
             Agreement, dated as of
             January 23, 1988, by and
             among ATSI, Midcontinent
             Media, Inc., a South
             Dakota corporation
             ("Midcontinent"),
             Midcontinent Teleport
             Co., a South Dakota
             corporation and a
             wholly-owned subsidiary
             of Midcontient ("MTC"),
             Wit Communications,
             Inc., a Delaware
             corporation and a
             wholly-owned subsidiary
             of MTC, and Washington
             International Teleport,
             Inc., a Delaware
             corporation and a
             wholly-owned subsidiary
             of Wit..................   (*10.29)
 10.30       ARS-ATS Separation
             Agreement, dated as of
             May  , 1998 by and among
             American Radio Systems
             Corporation, a Delaware
             Corporation ("ARS"),
             ATS, and CBS Corporation
             (formerly Westinghouse
             Electric Corporation), a
             Pennsylvania corporation
             ("CBS").................   To be filed by Amendment
 10.31       Interim Financing
             Agreement, dated as of
               , 1998, by and among
             ATS and      ...........   To be filed by Amendment
 10.32       Commitment Letter, dated
               , 1998, with respect
             to Interim Financing
             from      ..............   To be filed by Amendment
  21         Subsidiaries of ATS.....   (*21)
 23.0        Consents of Sullivan &     Contained in the opinion of
             Worcester LLP...........   Sullivan & Worcester LLP filed
                                        herewith as part of Exhibit 5
 23.1        Independent Auditor's
             Consents--Deloitte &
             Touche LLP..............   Filed herewith as Exhibit 23.1
 23.2        Consent of Pressman
             Ciocca Smith LLP........   Filed herewith as Exhibit 23.2
 23.3        Consent of Rooney, Ida,
             Nolt & Ahern............   Filed herewith as Exhibit 23.3
 23.4        Consent of Ernst & Young
             LLP.....................   Filed herewith as Exhibit 23.4
 23.5        Consent of KPMG Peat
             Marwick LLP.............   Filed herewith as Exhibit 23.5
 23.6        Consent of Fred R.
             Lummis..................   Filed herewith as Exhibit 23.6
 23.7        Consent of Randall
             Mays....................   Filed herewith as Exhibit 23.7
  24         Power of Attorney.......   Filed herewith as page II-7 of the
                                        Registration Statement
  27         Financial Data
             Schedule................   Exhibit 27*